FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207132-18

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED MAY 31, 2018, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$581,367,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2018-C5
(Central Index Key number 0001740450)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

 Depositor

Citi Real Estate Funding Inc.

 (Central Index Key number 0001701238)

Rialto Mortgage Finance, LLC

 (Central Index Key number 0001592182)

 Cantor Commercial Real Estate Lending, L.P.

 (Central Index Key number 0001558761)

 Ladder Capital Finance LLC

 (Central Index Key number 0001541468)

 Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C5

The Commercial Mortgage Pass-Through Certificates, Series 2018-C5, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in July 2018. The rated final distribution date for the offered certificates is June 2051.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$ 10,000,000%		(5)
Class A-2	$ 41,000,000%		(5)
Class A-3	$ 185,000,000%		(5)
Class A-4	$ 208,766,000%		(5)
Class A-AB	$ 23,000,000%		(5)
Class X-A	$ 523,731,000(6)%		Variable IO(7)
Class A-S	$ 55,965,000%		(5)
Class B	$ 28,400,000%		(5)
Class C	$ 29,236,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the Series 2018-C5 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2018-C5 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Cantor Fitzgerald & Co. and The Williams Capital Group, L.P., the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 84.4% of each class of offered certificates and Cantor Fitzgerald & Co. is acting as sole bookrunning manager with respect to approximately 15.6% of each class of offered certificates. The Williams Capital Group, L.P. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about June 21, 2018. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from June 1, 2018, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$581,367,000	100%	$581,367,000	$72,380.19

(1)       Estimated solely for the purpose of calculating the registration fee.

(2)       Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup		Cantor Fitzgerald & Co.
Co-Lead Managers and Joint Bookrunners
The Williams Capital Group, L.P.
Co-Manager
June , 2018

CITIGROUP COMMERCIAL MORTGAGE TRUST 2018-C5

Commercial Mortgage Pass-Through Certificates, Series 2018-C5

Nebraska
1 property
$7,200,000
1.1% of total
Missouri
2 properties
$18,711,804
2.8% of total
Illinois
3 properties
$16,313,675
2.4% of total
Indiana
4 properties
$57,119,669
8.5% of total
Michigan
3 properties
$32,977,501
4.9% of total
Pennsylvania
1 property
$1,700,000
0.3% of total
New York
4 properties
$105,234,309
15.7% of total
Vermont
1 property
$10,500,000
1.6% of total
Ohio
3 properties
$87,300,000
13.1% of total
New Jersey
3 properties
$81,488,273
12.2% of total
Maryland
1 property
$25,000,000
3.7% of total
California
5 properties
$75,650,000
11.3% of total
North Carolina
2 properties
$34,744,542
5.2% of total
Georgia
1 property
$8,625,000
1.3% of total
Arizona
1 property
$15,463,491
2.3% of total
Colorado
2 properties
$15,160,000
2.3% of total
Texas
4 properties
$54,087,500
8.1% of total
Tennessee
1 property
$2,475,000
0.4% of total
Alabama
1 property
$9,637,619
1.4% of total
Florida
2 properties
$8,850,000
1.3% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.3 – 1.0%

Mortgaged Properties by Property Type

Hospitality 4.0%
Manufactured Housing 0.9%
Self Storage 6.0%
Multifamily 32.9%
Mixed Use 16.3%
Retail 18.0%
Office 21.8%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2018-C5 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$ 10,000,000	30.000%	%	(5)	2.66	7/18 - 12/22
Class A-2	$ 41,000,000	30.000%	%	(5)	4.50	12/22 - 4/23
Class A-3	$ 185,000,000	30.000%	%	(5)	9.78	2/28 - 4/28
Class A-4	$ 208,766,000	30.000%	%	(5)	9.86	4/28 - 5/28
Class A-AB	$ 23,000,000	30.000%	%	(5)	7.34	4/23 - 2/28
Class X-A	$ 523,731,000(6)	N/A	%	Variable IO(7)	N/A	N/A
Class A-S	$ 55,965,000	21.625%	%	(5)	9.89	5/28 - 6/28
Class B	$ 28,400,000	17.375%	%	(5)	9.97	6/28 - 6/28
Class C	$ 29,236,000	13.000%	%	(5)	9.97	6/28 - 6/28
Non-Offered Certificates
Class X-B	$ 57,636,000(6)	N/A	%	Variable IO(7)	N/A	N/A
Class X-D	$ 20,782,000(6)(8)	N/A	%	Variable IO(7)	N/A	N/A
Class D	$ 20,782,000(8)	9.890%(8)%		(5)	9.97	6/28 - 6/28
Class E-RR(9)	$ 14,300,000(8)	7.750%	%	(5)	9.97	6/28 - 6/28
Class F-RR(9)	$ 15,871,000	5.375%	%	(5)	9.97	6/28 - 6/28
Class G-RR(9)	$ 6,682,000	4.375%	%	(5)	9.97	6/28 - 6/28
Class H-RR(9)	$ 29,236,381	0.000%	%	(5)	9.97	6/28 - 6/28
Class S(10)	N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any variation in the certificate balances of the Class D certificates and the Class E-RR certificates following calculation of the actual fair value of all of the “ABS interests” (as such term is defined in Regulation RR) issued by the issuing entity, as described in footnote (8) below and under “Credit Risk Retention”. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B or Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (collectively, the “principal balance certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%.

(6)	The Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D

(7)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.

(8)	The approximate initial certificate balances of the Class D and Class E-RR certificates (and, accordingly, the approximate notional amount of the Class X-D certificates) are estimated based in part on the estimated ranges of initial certificate balances and estimated fair values described under “Credit Risk Retention”, with the ultimate initial certificate balances of the Class D and Class E-RR certificates determined such that, upon initial issuance, the aggregate fair value of the RR Certificates (as defined in footnote (9) below) will equal at least 5% of the estimated fair value of all ABS interests issued by the issuing entity. The respective initial certificate balances of the Class D and Class E-RR certificates and the approximate initial credit support for the Class D certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class D and Class E-RR certificates is expected to be approximately $35,082,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Approximate Initial Credit Support
Class D	$19,646,000 - $21,918,000	10.060% – 9.720%
Class E-RR	$13,164,000 - $15,436,000	7.750%

(9)	In satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as retaining sponsor (as such term is defined in Regulation RR)) with respect to this transaction, all of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (collectively, the “RR Certificates”), with an aggregate fair value expected to represent at least 5.0% of the fair value, as of the closing date for this transaction, of all “ABS interests” issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR) that is to be purchased and retained by Prime Finance CMBS B-Piece Holdco XVI, L.P., a Delaware limited partnership, in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”.

(10)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
Important Notice About Information Presented in This Prospectus	10
Summary of Terms	17
Risk Factors	57
The Offered Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	57
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	58
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	58
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	62
Pro Rata and Other Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	63
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	63
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	63
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	64
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	64
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	64
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	68
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	68
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	69
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	71
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	72
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	73
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	73
Historical Information Regarding the Mortgage Loans May Be Limited	74
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	74
Static Pool Data Would Not Be Indicative of the Performance of This Pool	74
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	74
A Tenant Concentration May Result in Increased Losses	75
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	76
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	76
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	76
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	76
Early Lease Termination Options May Reduce Cash Flow	77
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	77
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with

Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	77
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	78
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	78
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	79
The Types of Properties That Secure the Mortgage Loans Present Special Risks	85
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	103
Changes in Pool Composition Will Change the Nature of Your Investment	105
Tenancies-in-Common May Hinder Recovery	106
Risks Relating to Enforceability of Cross-Collateralization Arrangements	106
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	107
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	107
Risks of Anticipated Repayment Date Loans	107
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	108
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	109
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on
Obligations Secured by a Real Property	111
Appraisals May Not Reflect Current or Future Market Value of Each Property	111
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	112
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	113
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	113
Risks Relating to Tax Credits	113
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	114
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	114
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	115
Shared Interest Structures	115
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	116
Risks Related to Zoning Non-Compliance and Use Restrictions	117
Risks Relating to Inspections of Properties	118
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	118
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	118
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	119
Terrorism Insurance May Not Be Available for All Mortgaged Properties	120
Risks Associated with Blanket Insurance Policies or Self-Insurance	121
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	121
The Borrower’s Form of Entity May Cause Special Risks	122
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	124
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	125
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the

Purpose for Which They Were Established	126
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	126
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	127
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	127
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	128
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	130
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	132
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	132
Potential Conflicts of Interest of the Operating Advisor	132
Potential Conflicts of Interest of the Asset Representations Reviewer	133
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	133
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	135
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	136
Other Potential Conflicts of Interest May Affect Your Investment	136
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	137
The Servicing of the 636 11th Avenue Loan Combination Will Shift to Other Servicers	137
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	138
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the
Rights of the Related Serviced Companion Loan Holder	138
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	139
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	140
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	141
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	141
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	141
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	142
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	143
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	143
State, Local and Other Tax Considerations	145
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	145
Description of the Mortgage Pool	147
General	147
Certain Calculations and Definitions	148
Statistical Characteristics of the Mortgage Loans	157
Delinquency Information	168
Environmental Considerations	168
Litigation and Other Legal Considerations	171
Redevelopment, Expansion and Renovation	172
Default History, Bankruptcy Issues and Other Proceedings	173
Tenant Issues	174
Insurance Considerations	182
Zoning and Use Restrictions	182
Non-Recourse Carveout Limitations	183
Real Estate and Other Tax Considerations	184
Certain Terms of the Mortgage Loans	185
Additional Indebtedness	194
The Loan Combinations	199
Additional Mortgage Loan Information	230
Transaction Parties	231

The Sponsors and the Mortgage Loan Sellers	231
Compensation of the Sponsors	245
The Originators	245
The Depositor	264
The Issuing Entity	265
The Trustee	265
The Certificate Administrator	266
Servicers	269
The Operating Advisor and the Asset Representations Reviewer	275
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	277
Credit Risk Retention	279
General	279
Qualifying CRE Loans; Required Credit Risk Retention Percentage	279
RR Certificates	279
Hedging, Transfer and Financing Restrictions	288
Operating Advisor	289
Representations and Warranties	290
Description of the Certificates	292
General	292
Distributions	294
Allocation of Yield Maintenance Charges and Prepayment Premiums	305
Assumed Final Distribution Date; Rated Final Distribution Date	307
Prepayment Interest Shortfalls	307
Subordination; Allocation of Realized Losses	308
Reports to Certificateholders; Certain Available Information	310
Voting Rights	319
Delivery, Form, Transfer and Denomination	320
Certificateholder Communication	323
The Mortgage Loan Purchase Agreements	323
Sale of Mortgage Loans; Mortgage File Delivery	323
Representations and Warranties	328
Cures, Repurchases and Substitutions	329
Dispute Resolution Provisions	332
Asset Review Obligations	332
The Pooling and Servicing Agreement	333
General	333
Certain Considerations Regarding the Outside Serviced Loan Combinations	336
Assignment of the Mortgage Loans	337
Servicing of the Mortgage Loans	338
Subservicing	343
Advances	344
Accounts	348
Withdrawals from the Collection Account	350
Application of Loss of Value Payments	351
Servicing and Other Compensation and Payment of Expenses	352
Application of Penalty Charges and Modification Fees	365
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	366
Appraisal Reduction Amounts	368
Inspections	373
Evidence as to Compliance	373
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	374
Limitation on Liability; Indemnification	375
Servicer Termination Events	378
Rights Upon Servicer Termination Event	380
Waivers of Servicer Termination Events	381
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	382
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	384
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	385
Amendment	387
Realization Upon Mortgage Loans	389
Directing Holder	396
Operating Advisor	403
Asset Status Reports	409
The Asset Representations Reviewer	411
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	418
Dispute Resolution Provisions	419
Rating Agency Confirmations	423
Termination; Retirement of Certificates	425
Optional Termination; Optional Mortgage Loan Purchase	425
Servicing of the Outside Serviced Mortgage Loans	426
Use of Proceeds	431
Yield, Prepayment and Maturity Considerations	431
Yield	431
Yield on the Class X-A Certificates	434
Weighted Average Life of the Offered Certificates	435
Price/Yield Tables	439
Material Federal Income Tax Consequences	442
General	442
Qualification as a REMIC	443
Status of Offered Certificates	444
Taxation of the Regular Interests	445
Taxes That May Be Imposed on a REMIC	450

Bipartisan Budget Act of 2015	451
Taxation of Certain Foreign Investors	451
FATCA	452
Backup Withholding	452
Information Reporting	453
3.8% Medicare Tax on “Net Investment Income”	453
Reporting Requirements	453
Tax Return Disclosure and Investor List Requirements	453
Certain State, Local and Other Tax Considerations	454
ERISA Considerations	454
General	454
Plan Asset Regulations	456
Prohibited Transaction Exemptions	457
Underwriter Exemption	457
Exempt Plans	460
Insurance Company General Accounts	460
Ineligible Purchasers	461
Further Warnings	462
Consultation with Counsel	462
Tax Exempt Investors	462
Legal Investment	463
Certain Legal Aspects of the Mortgage Loans	464
General	466
Types of Mortgage Instruments	466
Installment Contracts	467
Leases and Rents	468
Personalty	468
Foreclosure	468
Bankruptcy Issues	473
Environmental Considerations	480
Due-On-Sale and Due-On-Encumbrance Provisions	483
Junior Liens; Rights of Holders of Senior Liens	483
Subordinate Financing	484
Default Interest and Limitations on Prepayments	484
Applicability of Usury Laws	484
Americans with Disabilities Act	485
Servicemembers Civil Relief Act	485
Anti-Money Laundering, Economic Sanctions and Bribery	485
Potential Forfeiture of Assets	486
Ratings	486
Plan of Distribution (Underwriter Conflicts of Interest)	489
Incorporation of Certain Information by Reference	491
Where You Can Find More Information	491
Financial Information	491
Legal Matters	491
Index of Certain Defined Terms	492

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	c-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1 – SPONSOR REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2 – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■   This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

■   In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)  IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)  IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH

ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)        A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B)        A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)        NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2018-C5, Commercial Mortgage Pass-Through Certificates, Series 2018-C5.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2018-C5, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of June 1, 2018, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (15 mortgage loans (40.5%));

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company (9 mortgage loans (28.6%));

●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership (6 mortgage loans (15.6%)); and

●	Ladder Capital Finance LLC, a Delaware limited liability company (10 mortgage loans (15.2%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)	Citi Real Estate Funding Inc.	15	$270,940,805	40.5%
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	9	191,438,273	28.6
Cantor Commercial Real Estate Lending, L.P.(2)	Cantor Commercial Real Estate Lending, L.P.	6	104,050,000	15.6
Ladder Capital Finance LLC	Ladder Capital Finance LLC	10	101,809,304	15.2
	Total	40	$668,238,381	100.0%

(1)	The 636 11th Avenue mortgage loan (9.7%), which will be sold to the depositor by Citi Real Estate Funding Inc., is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association.

(2)	The DreamWorks Campus mortgage loan (5.5%), which will be sold to the depositor by Cantor Commercial Real Estate Lending, L.P., is part of a loan combination that was co-originated by Cantor Commercial Real Estate Lending, L.P. and Prima Mortgage Investment Trust, LLC.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 636 11th Avenue, is part of a loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the related loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, the 636 11th Avenue mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. The 636 11th Avenue mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations, outside serviced loan combinations and servicing shift loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	KeyBank National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

KeyBank National Association, was selected to be the initial special servicer by Prime Finance CMBS B-Piece Holdco XVI, L.P. (or an

affiliate of Prime Finance CMBS B-Piece Holdco XVI, L.P.), which is expected to: (a) purchase the Class E-RR, Class F-RR, Class G-RR, and Class H-RR certificates and also receive the Class S certificates on the closing date; and (b) become the initial controlling class representative and the initial directing holder with respect to the serviced loans other than any serviced outside controlled loan combination and any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CGCMT 2018-C5. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2018-C5, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur when the aggregate outstanding certificate balance of the RR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the RR certificates) is 25% or less of the initial aggregate certificate balance of the RR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
636 11th Avenue	CREFI	(4)	9.7%	(4)	(4)	(4)	(4)	(4)	(5)
DreamWorks Campus	CCRE Lending	UBS 2018-C9 PSA (3/1/18)	5.5%	Midland Loan Services, a Division of PNC Bank, National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D AIV RR H, LLC(6)
Oak Portfolio	CREFI	Benchmark 2018-B3 PSA (4/1/18)	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	“PSA” means pooling and servicing agreement.

(3)	The entity named under the indicated PSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

(4)	The 636 11th Avenue mortgage loan is a servicing shift mortgage loan that (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.

(5)	With respect to the 636 11th Avenue mortgage loan, there will be no initial outside controlling class representative until the securitization of the controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related controlling note holder for the related loan combination.

(6)	With respect to the DreamWorks Campus mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder of the subordinate companion loan (currently held by Prima Mortgage Investment Trust, LLC) so long as no control appraisal period is in effect. If a control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note with the rights referred to above. Note A-1 was contributed to the UBS 2018-C9 securitization transaction, and therefore, the controlling class representative (or equivalent party) under the UBS 2018-C9 securitization transaction is the outside controlling class representative with respect to the DreamWorks Campus mortgage loan. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identities of the note holders for the DreamWorks Campus loan combination. See also “Description of the Mortgage Pool—The Loan Combinations—The DreamWorks Campus Pari Passu-AB Loan Combination”.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class E-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class H-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations:

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations; provided that if the controlling class representative is the related directing holder, it will only have the foregoing rights if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist, and it will not have the foregoing rights with respect to an excluded mortgage loan.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

Prime Finance CMBS B-Piece Holdco XVI, L.P. (or an affiliate) is expected, on the closing date, (i) to purchase the RR Certificates and also receive the Class S certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans, other than (x) any serviced outside controlled loan combination, and (y) any excluded mortgage loan).

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each servicing shift loan combination will be a serviced outside controlled loan combination and, after the related shift in servicing occurs, such loan combination will be an outside serviced loan combination.

Each serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Warehouse Financing Arrangements”);

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in June 2018 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to June 2018, the date that would have been its due date in June 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing	Date On or about June 21, 2018.

Distribution Date	The 4th business day following the related determination date of each month, beginning in July 2018.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in July 2018.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in July 2018, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	December 2022
	Class A-2	April 2023
	Class A-3	April 2028
	Class A-4	May 2028
	Class A-AB	February 2028
	Class X-A	June 2028
	Class A-S	June 2028
	Class B	June 2028
	Class C	June 2028

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in June 2051.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-C5:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2018-C5 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R certificates.

B. Certificate Balances

or Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.05125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loan set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement.

With respect to the servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (expressed as a % per annum)(3)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
636 11th Avenue	Servicing Shift	0.00250%	No greater than 0.25%(4)(5)	No greater than 1.0%(4)(5)	No greater than 1.0%(4)(5)
DreamWorks Campus	Outside Serviced	0.00125%	0.25%	1.0%	1.0%
Oak Portfolio	Outside Serviced	0.00250%	0.25%	1.0%	1.0%

(1)	Includes the servicing shift mortgage loan which will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(4)	The fees set forth are those specified in the related co-lender agreement as being permitted under the related future outside servicing agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

(5)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related future outside servicing agreement and the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00183% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00025%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00980% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside

Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order of

Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the holders of the respective classes of certificates (other than the Class S and Class R certificates) as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.

On any distribution date, principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) will be allocated to the specified classes of certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates), as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated to the specified classes of certificates in ascending order (beginning with certain Series 2018-C5 certificates that are not being offered by this prospectus), as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.

**	Other than the Class X-B, Class X-D, Class S and Class R certificates.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-D, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B or Class C certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the respective classes of certificates (other than the Class S and Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F. Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 40 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $668,238,381. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 20 states. See “Risk Factors—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Forty-two (42) mortgaged properties (88.4%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

One (1) mortgaged property (8.8%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

Two (2) mortgaged properties (2.8%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Seven (7) mortgage loans (38.2%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut- off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
636 11th Avenue	CREFI	$65,000,000	9.7%	$175,000,000	—	$240,000,000	Servicing Shift	Pari Passu	N
65 Bay Street	CREFI	$60,000,000	9.0%	$40,000,000	$100,000,000	$200,000,000	Serviced	Pari Passu-AB	(3)
Flats at East Bank	Rialto	$59,000,000	8.8%	$13,000,000	$20,922,918	$92,922,918	Serviced	Pari Passu-AB	(4)
DreamWorks Campus	CCRE Lending	$37,000,000	5.5%	$55,000,000	$108,000,000	$200,000,000	Outside Serviced	Pari Passu-AB	N
Hilton Branson Convention Center(5)	LCF	$10,628,305	1.6%	$7,085,536	—	$17,713,841	Serviced	Pari Passu	Y
Hilton Branson Promenade(5)	LCF	$8,083,499	1.2%	$5,389,000	—	$13,472,499	Serviced	Pari Passu	Y
Oak Portfolio	CREFI	$15,614,105	2.3%	$24,912,812	—	$40,526,917	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced,” “outside serviced” and “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

(3)	Initially promissory note B is the controlling note. However, if a note B control appraisal period exists or the holder of note B is a borrower-related party, then promissory note A2 will become the controlling note with respect to the 65 Bay Street loan combination, and following the occurrence of either of the foregoing, if a note A2 control appraisal period exists or the holder of note A2 is a borrower-related party, then promissory note A1-A evidencing the 65 Bay Street mortgage loan will become the controlling note.

(4)	Initially promissory note B is the controlling note. However, if the holder of the related subordinate companion loan is a borrower-related party or a control appraisal period exists, then promissory note A-1 evidencing the Flats at East Bank mortgage loan will become the controlling note with respect to the Flats at East Bank loan combination.

(5)	Cross-collateralized and cross-defaulted with each other.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an

Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$668,238,381
Number of Mortgage Loans	40
Number of Mortgaged Properties	45
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	2.8%
Range of Cut-off Date Balances	$2,619,239 to $65,000,000
Average Cut-off Date Balance	$16,705,960
Range of Mortgage Rates	2.297826% to 5.96500%
Weighted Average Mortgage Rate	4.74191%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	54 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	357 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	29.8% to 74.8%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	54.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)(6)	29.8% to 64.9%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)(6)	51.5%
Range of UW NCF DSCR(4)(5)(7)	1.27x to 6.31x
Weighted average UW NCF DSCR(4)(5)(7)	2.17x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	7.1% to 18.2%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	11.1%
Percentage of Initial Pool Balance consisting of:
Interest Only	61.0%
Interest Only then Amortizing Balloon	25.4%
Amortizing Balloon	13.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	17.7%
Mortgage Loans with mezzanine debt	8.9%
Mortgage Loans with subordinate debt	23.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(4)	With respect to mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties or (b) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) the “as-is” appraised value for a mortgaged property plus a property improvement reserve, which has been established at origination of the related mortgage loan, or (iii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.1% and 51.6%, respectively.

(7)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan (or group of cross-collateralized mortgage loans, as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan (or group of cross-collateralized mortgage loans) may be calculated based on the annual debt service that would be in effect for such mortgage loan (or group of cross-collateralized mortgage loans) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan (or group of cross-collateralized mortgage loans, as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan (or group of cross-collateralized mortgage loans) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All but one of the mortgage loans accrue interest on an actual/360 basis. One of the mortgage loans, namely, 650 South Exeter Street (3.7%), accrues interest on a 30/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Three (3) of the mortgaged properties (14.6%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Two (2) of the mortgaged properties (6.6%) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the RR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR and is expected, on the closing date, to satisfy its risk retention requirements through the purchase by a third party purchaser of the RR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A,

Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and, in the case of the 65 Bay Street loan combination (if the special servicer so elects) and the Flats at East loan combination, any related subordinate companion loan(s), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”. In the case of the Hilton Branson Convention Center loan combination and the Hilton Branson Promenade loan combination, for so long as such loan combinations are cross-collateralized and cross-defaulted, any sale contemplated by this paragraph and the prior paragraph will be of both such loan combinations together.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) as a single whole loan, subject in certain cases to the rights of the holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB loan combination, the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “ Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “ Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “ Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “ —Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “ The Mortgage Loan Purchase Agreements—Representations and Warranties” and “ The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “ —A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “ Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “ Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “ Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “ Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “— Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata and Other Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (including, if applicable, any prepayment in connection with a release of a mortgaged property) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. In addition, in the case of the Flats at East Bank loan combination, amortization payments are to be made solely in respect of the related subordinate companion loan (with the related mortgage loan providing for scheduled payments of interest only prior to maturity). Any such distributions of principal with respect to a subordinate companion loan would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See “ Description of the Mortgage Pool—The Loan Combinations—The 65 Bay Street Pari Passu-AB Loan Combination”, “— The Flats at East Bank Pari Passu-AB Loan Combination” and “— The DreamWorks Campus Pari Passu-AB Loan Combination”.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “ Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “ Description of the Certificates—Delivery, Form, Transfer and Denomination—Book – Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Part Five (Articles 404–410) of EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, a “CRR Investor”) investing in securitizations (as defined in the CRR) (a) a requirement that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR, and (b) a requirement that the CRR Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis (together, the “CRR Retention Requirements”). National regulators in EEA member states impose penal risk weights for credit risk capital requirements on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the CRR Investor. The CRR provisions are supplemented by regulatory technical standards, in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014, specifying certain aspects of the CRR Retention Requirements, and by implementing technical standards, contained in Commission Implementing Regulation (EU) No 602/2014 of June 4, 2014, specifying calculation of the penalty risk weights.

●	Requirements similar to the CRR Retention Requirements (together with the CRR Retention Requirements, the “Existing EU Retention Requirements”) (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU on Alternative Investment Fund Managers, pursuant to Chapter III, Section 5 of Commission Delegated Regulation (EU) No. 231/2013 of December 19, 2012 (together with any related technical standards and guidance in effect from time to time, the “AIFM Regulation”) and (ii) apply to investments in securitizations by insurance and reinsurance undertakings subject to Directive 2009/138/EC, as amended (known as the Solvency II Directive), pursuant to Articles 254–257 of Commission Delegated Regulation (EU) No. 2015/35 of October 10, 2014 (together with any related technical standards and guidance in effect from time to time, the “Solvency II Regulation”). The retention requirements set out in the AIFM Regulation and the Solvency II Regulation for different types of regulated investors are not identical to the CRR Retention Requirements, and in particular, additional due diligence requirements apply to investors subject to the AIFM Regulation and the Solvency II Regulation. Similar requirements are expected to apply in the future to the same types and additional types of EEA-regulated institutional investors pursuant to the Securitization Regulation referred to below (“EU Retention Requirements”).

●	Prospective investors should also be aware that EU Retention Requirements will apply, in place of the Existing EU Retention Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019. The principal EU Regulation to implement the new EU Retention Requirements and establish a general framework for securitization (the “Securitization Regulation”) was adopted by the European Parliament and the Council of the European Union as Regulation (EU) 2017/2042 of December 12, 2017. On and after January 1, 2019 the EU Retention Requirements in the Securitization Regulation will apply to the types of affected investors covered by the Existing EU Retention Requirements and also to (a) certain investment companies authorized in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive, and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions. There will be material differences between those new EU Retention Requirements and the Existing EU Retention Requirements, and certain aspects of the new EU Retention Requirements are to be specified in new regulatory technical standards which are subject to public consultation and have not yet been adopted or published in final form. With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019, affected investors that are subject to the Existing EU Retention Requirements will continue to be subject to the risk retention and due diligence requirements of the Existing EU Retention Requirements, including on and after that date. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Retention Requirements and their regulatory capital requirements.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with any Existing EU Retention Requirements or EU Retention Requirements or to take any other action which may be required by prospective investors for the purposes of their compliance with any Existing EU Retention Requirements or EU Retention Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any Existing EU Retention Requirements or EU Retention Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of

Chicago v. The Bank of New York Mellon, 11 Civ. 5459, 914 F.Supp.2d 422 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865, 907 F.Supp.2d 536 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11–1284-D, 2013 WL 6835277 (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If it is ultimately determined in the American Fidelity Assurance Company case that the subject mortgage-backed securities are not exempt under Section 304(a)(2) of the TIA and that holding is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “ Credit Risk Retention”. We cannot assure you that the retaining party will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining party to be in compliance with the credit risk retention rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “— The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “— Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ ERISA Considerations” and “ Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “ The Pooling and Servicing Agreement—Rating Agency Confirmations” and “ Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “ —Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “ Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “— Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “ Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non–recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “ Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “ Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “ The Mortgage Loan Purchase Agreements—Representations and Warranties” and “ —Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “ Transaction Parties— The Originators— Citi Real Estate Funding Inc.”, “— The Originators—Rialto Mortgage Finance, LLC”, “— The Originators—Cantor Commercial Real Estate Lending, L.P.” and “— The Originators—Ladder Capital Finance LLC”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “ Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, and “ —The Sponsors and the Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Review of Rialto Mortgage Loans”, “ —The Sponsors and the Mortgage Loan Sellers— Cantor Commercial Real Estate Lending, L.P. —Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans” and “ —The Sponsors and the Mortgage Loan Sellers—Ladder Capital Finance LLC—Review of LCF Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “ —Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “ —Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “ The Mortgage Loan Purchase Agreements—Representations and Warranties” and “ —Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “ Description of the Certificates—Reports to Certificateholders; Certain Available Information” . We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties are part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “ —Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “ Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “ Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “ Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “ Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “ Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “ Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “ Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co–lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “ Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are multifamily, office, retail, mixed use and self storage. See “ Description of the Mortgage Pool— Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York,

Ohio, New Jersey, California, Indiana, Texas and North Carolina. See “ Description of the Mortgage Pool— Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “ —A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “ Description of the Mortgage Pool— Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “— The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi–tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income–producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income–producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “— Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Multifamily Rental Properties

In addition to the factors discussed under “— Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short–term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees and notification to residents of changed land use;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Certain of the mortgage loans may be secured in the future by mortgaged properties that, in respect of some or all of the units within such mortgaged properties, are subject to certain affordable housing covenants and other covenants and restrictions related to various tax credit, city, state and federal housing subsidy, rent control, rent stabilization or similar programs. The limitations and restrictions imposed by these programs could result in losses of income on the mortgaged properties, and consequently losses on the mortgage loans. In addition, in the event that the subject program is cancelled, it could result in less income for the mortgaged property. These programs may include, among others:

●	a requirement that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region;

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, ongoing litigation concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “— The Types of Properties That Secure the Mortgage Loans Present Special Risks— General— Office Properties”, “— The Types of Properties That Secure the Mortgage Loans Present Special Risks— General— Retail Properties”, “— The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties” and “— The Types of Properties That Secure the Mortgage Loans Present Special Risks— General— Parking Lots and Garages”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “ Description of the Mortgage Pool— Statistical Characteristics of the Mortgage Loans— Property Types— Mixed Use Properties”.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-

known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1. adversely affect the nature of the business, or

2. require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain Restaurants May Be Operated Under Franchise Agreements. Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;

●	the appeal of the recreational activities offered;

●	the existence or construction of competing properties, whether or not they offer the same activities;

●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

●	geographic location and dependence on tourism;

●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

●	sensitivity to weather and climate changes; and

●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “ Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “— Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “ —Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “ Description of the Mortgage Pool— Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “ Description of the Mortgage Pool—Additional Indebtedness” and “ —Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

Two (2) mortgage loans, secured by the 636 11th Avenue mortgaged property (9.7%) and the DreamWorks Campus mortgaged property (5.5%), each provide that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan (or, with respect to the 636 11th Avenue mortgage loan, the date that is two months prior to the related anticipated repayment date), cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay each such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on each such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such deferred excess interest will accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “ Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “ Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “ —The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “ —The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “ The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “ Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.	was insolvent at the time of granting the lien,

2.	was rendered insolvent by the granting of the lien,

3.	was left with inadequate capital, or

4.	was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “ — Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “ Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “ Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “ Certain Legal Aspects of the Mortgage Loans—Foreclosure— General— One Action and Security First Rules” and “— Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “ Description of the Mortgage Pool— Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “ Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “ Transaction Parties— The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “ Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “ Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “ Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “ Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “ —Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “ — The Types of Properties That Secure the Mortgage Loans Present Special Risks —General—Multifamily Rental Properties”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “ Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “ Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “ Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Five (5) of the mortgaged properties (11.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 21%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire July 31, 2018. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “ Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “ —Risks Associated with Blanket Insurance Policies or Self –Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “ Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “ special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “ Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “ — Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “ Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “ Description of the Mortgage Pool—Additional Indebtedness”, “ —The Loan Combinations” and “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “ Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “ —Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “ Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “ Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “ Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “ —Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “ —Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “ Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “ Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator and the retaining sponsor, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “ Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “ Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “ Description of the Mortgage Pool—Additional Indebtedness” and “ —The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “ Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “ —Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “ —Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “ —Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “ The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub–servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “ —Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “ Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “ —Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “ —Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “ —Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “ Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “ The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the operating advisor standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “ Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of the certificateholders if the asset representations reviewer or any of its affiliates holds certificates, or has financial interests in or financial dealings with any of the parties to this transaction, borrowers or a parent of a borrower. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) Prime Finance CMBS B-Piece Holdco XVI, L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination), (ii) JPMorgan Chase Bank, National Association will, as of the closing date, be the holder of the 636 11th Avenue controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the 636 11th Avenue loan combination, (iii) IGIS US Private Placement Real Estate Investment Trust No. 169 will, as of the closing date, be the holder of the 65 Bay Street subordinate companion loan designated as note B and, as such, will be the initial directing holder with respect to the 65 Bay Street loan combination, and (iv) ACREFI Mortgage Lending, LLC will, as of the closing date, be the holder of the Flats at East Bank subordinate companion loan and, as such, will be the initial directing holder with respect to the Flats at East Bank loan combination. See “— Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans— General”.

Except as limited by certain conditions described under “ The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “ The Pooling and Servicing Agreement—Directing Holder” and “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “ The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “ The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “ The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (and, in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “ The Pooling and Servicing Agreement—Directing Holder” and “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “ Description of the Mortgage Pool—The Loan Combinations” and “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “ Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “ Description of the Mortgage Pool—The Loan Combinations”, “ The Pooling and Servicing Agreement—Directing Holder” and “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the RR Certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Prime Finance CMBS B-Piece Holdco XVI, L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “ —Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “ Description of the Mortgage Pool—The Loan Combinations ” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “ Description of the Certificates—Voting Rights” and “ The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “ The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). In addition, the special servicer (but not any outside special servicer or any special servicer for any loan combination that is then a serviced outside controlled loan combination) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). See “ The Pooling and Servicing Agreement—Directing Holder” and “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “ Description of the Certificates—Voting Rights” and “ The Pooling and Servicing Agreement” .

The Servicing of the 636 11th Avenue Loan Combination Will Shift to Other Servicers

The servicing of the 636 11th Avenue loan combination is currently governed by the CGCMT 2018-C5 pooling and servicing agreement but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the 636 11th Avenue loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “ Description of the Mortgage Pool— The Loan Combinations”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), and (ii) after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “ The Pooling and Servicing Agreement— Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “ The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor (following the occurrence of an operating advisor consultation trigger event) and/or the controlling class representative (following the occurrence of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “ The

Pooling and Servicing Agreement—Directing Holder” and “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co–lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “ Description of the Mortgage Pool—The Loan Combinations” and “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us (however, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee payment in connection with Ladder Capital Finance LLC’s repurchase and substitution obligations under the related mortgage loan purchase agreement, as described in “ The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”) . Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors (or, if applicable, any related guarantor(s)) will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or, if applicable, any related guarantor(s)) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “ The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “ The Mortgage Loan Purchase Agreements—Representations and Warranties” and “ —Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “ Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “ —Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “ Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “— Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “ The Pooling and Servicing Agreement—Realization Upon Mortg age Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

In addition, with respect to the Hilton Branson Convention Center and Hilton Branson Promenade mortgage loans (collectively, 2.8%), the related borrowers do not own fee or leasehold title to certain condominium units that are included in the hotel rental pools at the related mortgaged properties. However, in the case of each such mortgage loan, the related borrower has entered into unit management agreements with the owners of such condominium units at the related mortgaged properties, and the related borrower has assigned its rights under such unit management agreements to the lender as collateral for the related mortgage loan. Such condominium units are not part of the collateral with respect to either mortgage loan. However, revenue received by the related borrower from the rental of such units comprises a portion of the collateral for each such mortgage loan. Because the interest in such revenue likely will not qualify as interests in real property or as personal property incident to real property for federal income tax purposes, upon a foreclosure, the REMIC regulations will likely restrict the issuing entity from taking title to such pledged interest. Therefore, upon the occurrence of an event of default under either such mortgage loan and an ensuing foreclosure with respect to such mortgage loan, the pooling and servicing agreement will not permit the issuing entity to take title to the interest in such revenue (unless a REMIC opinion is provided), but rather will require the issuing entity to either (i) exercise the legal remedies available to it under applicable law to continue to receive such revenue, or (ii) sell the interest in such revenue and apply the proceeds toward the repayment of such mortgage loan. Depending on market conditions, the proceeds from the sale of the interest in such revenue could be less than the proceeds that would be received if the special servicer had foreclosed on such revenue and sold them at a later date. See “ Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Hospitality Properties.”

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “ Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “— FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “ Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “ Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009–45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010–30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010–30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010–30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010–30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2018-C5 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 40 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in June 2018 (or, in the case of any Mortgage Loan that has its first due date subsequent to June 2018, the date that would have been its due date in June 2018 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $668,238,381 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a multifamily, office, retail, mixed use, self storage, hospitality or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Seven (7) of the Mortgage Loans (collectively, 38.2%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “ —The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	15 (the “CREFI Mortgage Loans”)	$270,940,805	40.5%
Rialto Mortgage Finance, LLC (“Rialto”)	9 (the “Rialto Mortgage Loans”)	191,438,273	28.6
Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”)	6 (the “CCRE Mortgage Loans”)	104,050,000	15.6
Ladder Capital Finance LLC. (“LCF”)	10 (the “LCF Mortgage Loans”)	101,809,304	15.2
Total	40	$668,238,381	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc(1)	Citi Real Estate Funding Inc	15	$270,940,805	40.5%
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	9	191,438,273	28.6
Cantor Commercial Real Estate Lending, L.P(2)	Cantor Commercial Real Estate Lending, L.P	6	104,050,000	15.6
Ladder Capital Finance LLC	Ladder Capital Finance LLC	10	101,809,304	15.2
	Total	40	$668,238,381	100.0%

(1)	The 636 11th Avenue Mortgage Loan (9.7%), which will be sold to the Depositor by Citi Real Estate Funding Inc., is part of a Loan Combination that was co-originated by Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association.

(2)	The DreamWorks Campus Mortgage Loan (5.5%), which will be sold to the Depositor by Cantor Commercial Real Estate Lending, L.P., is part of a Loan Combination that was co-originated by Cantor Commercial Real Estate Lending, L.P. and Prima Mortgage Investment Trust, LLC.

CREFI, Rialto, CCRE Lending and LCF are referred to in this prospectus as the originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, Rialto, CCRE Lending and LCF (collectively, the “Sponsors”) on or about June 21, 2018 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “ The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “ The Pooling and Servicing Agreement” below).

Certain Calculation s and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same

Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 636 11th Avenue Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 636 11th Avenue Mortgage Loan or the 636 11th Avenue Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a 636 11th Avenue Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, 636 11th Avenue) is combined with any Loan Combination-related defined term (for example, 636 11th Avenue Companion Loan Holder), reference is being made to such combined term (for example, “636 11th Avenue Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged

Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2018 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to June 2018, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2018); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than 9 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties, which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties:

●	In the case of the 65 Bay Street Mortgage Loan (9.0%), the Appraised Value reflects a “prospective market value at stabilization” hypothetical value of $336,000,000, which assumes that the Mortgaged Property achieves a stabilized physical occupancy. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $332,000,000.

●	In the case of the Villa Del Sol Apartments Mortgage Loan (3.6%), the Appraised Value reflects an “as complete & stabilized” hypothetical value of $40,600,000 which assumes that all upgrades and capital improvements have been completed. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $40,200,000.

●	In the case of the Holiday Inn Thornton Mortgage Loan (1.2%), the Appraised Value reflects an “as-complete” hypothetical value of $12,300,000. which assumes that all upgrades and capital improvements pertaining to a related PIP have been completed. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $11,800,000.

●	In the case of the Jackson Square Mortgage Loan (0.8%), the appraised value reflects an “as-stabilized” hypothetical value of $8,800,000 which assumes certain tenants are in occupancy and related capital costs have been paid. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $8,500,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;

●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Values of the related Mortgaged Properties; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
American Mini Self Storage	0.5%	64.2%	$500,000	55.0%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value) (1)	Unadjusted “as- is” appraised value (1)
65 Bay Street	9.0%	29.8%	$336,000,000	30.1%	$332,000,000
Villa Del Sol Apartments	3.6%	59.1%	$40,600,000	59.7%	$40,200,000
Holiday Inn Thornton	1.2%	67.6%	$12,300,000	70.4%	$11,800,000
Jackson Square	0.8%	61.2%	$8,800,000	63.4%	$8,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s);

●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
American Mini Self Storage	0.5%	7.9%	$500,000	9.2%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and

●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;

●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated based on the related Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Poo l Balance	Unadjusted Maturity Date/ARD LTV Ratio	Earnout or Holdback Amount	Maturity Date/ARD LTV Ratio
American Mini Self Storage	0.5%	64.2%	$500,000	55.0%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as- is” appraised value) (1)	Unadjusted “as-is” appraised value (1)
65 Bay Street	9.0%	29.8%	$336,000,000	30.1%	$332,000,000
Villa Del Sol Apartments	3.6%	54.2%	$40,600,000	54.7%	$40,200,000
Holiday Inn Thornton	1.2%	51.5%	$12,300,000	53.7%	$11,800,000
Jackson Square	0.8%	50.8%	$8,800,000	52.6%	$8,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “— Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the 65 Bay Street Mortgage Loan (9.0%), the DreamWorks Campus Mortgage Loan (5.5%), the 650 South Exeter Street Mortgage Loan (3.7%) and the 77 Bowery Retail Mortgage Loan (1.3%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “ Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the

Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the 65 Bay Street Mortgage Loan (9.0%), the DreamWorks Campus Mortgage Loan (5.5%), the 650 South Exeter Street Mortgage Loan (3.7%) and the 77 Bowery Retail Mortgage Loan (1.3%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 20 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12–month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “ —Tenant Issues” below.

“Units,” “Rooms,” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$668,238,381
Number of Mortgage Loans	40
Number of Mortgaged Properties	45
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	2.8%
Range of Cut-off Date Balances	$2,619,239 to $65,000,000
Average Cut-off Date Balance	$16,705,960
Range of Mortgage Rates	2.297826% to 5.96500%
Weighted Average Mortgage Rate	4.74191%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	116 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	54 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	357 months
Range of remaining amortization terms(3)	300 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	29.8% to 74.8%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	54.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)(6)	29.8% to 64.9%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)(6)	51.5%
Range of UW NCF DSCR(4)(5)(7)	1.27x to 6.31x
Weighted average UW NCF DSCR(4)(5)(7)	2.17x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	7.1% to 18.2%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	11.1%
Percentage of Initial Pool Balance consisting of:
Interest Only	61.0%
Interest Only then Amortizing Balloon	25.4%
Amortizing Balloon	13.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	17.7%
Mortgage Loans with mezzanine debt	8.9%
Mortgage Loans with subordinate debt	23.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(4)	With respect to Crossed Groups, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those Mortgage Loans and any related Companion Loans are presented in the aggregate unless otherwise indicated.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties or (b) such loan-to-value ratios may be calculated based on (i) ““as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the “as-is” Appraised Value for a Mortgaged Property plus a property improvement reserve, which has been established at origination of the related Mortgage Loan, or (iii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “ —Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “ —Certain Calculations and Definitions”, are 55.1% and 51.6%, respectively.

(7)	The UW NCF DSCR for each Mortgage Loan or Crossed Group is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan (or Crossed Group, as the case may be), as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan or Crossed Group (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan (or Crossed Group) may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan (or Crossed Group) assuming that the related Cut-off Date Balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “ —Certain Calculations and Definit ions”.

(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan or Crossed Group is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan or Crossed Group (as the case may be), and the Debt Yield on Underwritten NCF for each Mortgage Loan or Crossed Group (as the case may be) is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan or Crossed Group (as the case may be); provided, that with respect to any Mortgage Loan (or Crossed Group, as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan (or Crossed Group) may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “ —Certain Calculations and Definitions”.

See “— Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 16 Mortgage Loans (61.0%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 12 Mortgage Loans (25.4%) that pay interest-only for a portion of their respective terms, and 12 Mortgage Loans (13.6%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution (1)

Mortgaged Property Type	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Multifamily	9	9	$220,152,501	32.9%
Garden	8	8	160,152,501	24.0
High Rise	1	1	60,000,000	9.0

Office	6	8	$145,964,105	21.8%
CBD	2	2	75,500,000	11.3
Suburban	4	6	70,464,105	10.5

Retail	13	13	$119,992,930	18.0%
Anchored	4	4	48,813,491	7.3
Unanchored	4	4	28,010,200	4.2
Shadow Anchored	3	3	27,219,239	4.1
Single Tenant Retail	2	2	15,950,000	2.4

Mixed Use	3	3	$109,000,000	16.3%
Multifamily/Retail	1	1	59,000,000	8.8
Parking/Retail	1	1	25,000,000	3.7
Office/Parking	1	1	25,000,000	3.7

Self Storage	5	8	$39,769,542	6.0%

Hospitality	3	3	$27,021,804	4.0%
Full Service	2	2	18,711,804	2.8
Limited Service	1	1	8,310,000	1.2

Manufactured Housing	1	1	$6,337,500	0.9%

Total	40	45	$668,238,381	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Multifamily Properties

Nine (9) multifamily properties (32.9%) secure, in whole or in part, nine (9) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Westlake at Morganton Apartments Mortgaged Property (4.8%), approximately 49.5% of the tenants at the Mortgaged Property are either active or retired military or employed by the Cape Fear Valley Health System.

With respect to the Launch Apartments Mortgage Loan (3.7%), the percentage of tenants that are students varies from year to year, and may be as high as 100% in any given year.

Office Properties

Eight (8) office properties (21.8%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “ Risk Factors—The Types of Properties That S ecure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “— Statistic al Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

Thirteen (13) retail properties (18.0%) secure, in whole or in part, thirteen (13) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties ”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “ Risk Factor s—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “ —Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “ Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Mixed Use Properties

Three (3) mixed use properties (16.3%) secure, in whole or in part, three (3) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, multifamily and/or parking components. To the extent a mixed use property has office, retail, multifamily and/or parking components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “— Retail Properties”, “— Multifamily Rental Properties”, and “— Parking Lots and Parking Garages”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “— Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “ Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

Eight (8) self storage properties (6.0%) secure, in whole or in part, five (5) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Hospitality Properties

Three (3) hospitality properties (4.0%) secure, in whole or in part, three (3) of the Mortgage Loans. Three (3) of the hospitality properties (4.0%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance (1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Hilton Branson Convention Center	$10,628,305	1.6%	12/31/2033	4/6/2028
Hilton Branson Promenade	$8,083,499	1.2%	12/31/2033	4/6/2028
Holiday Inn Thornton	$8,310,000	1.2%	5/14/2033	6/6/2028

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “— Redevelopment, Expansion and Renovation” below.

With respect to the Hilton Branson Convention Center and Hilton Branson Promenade Mortgage Loans (collectively, 2.8%), pursuant to each related franchise agreement, the related franchisor may terminate the related franchise agreement in the event the related borrower does not maintain at least 80% of the condominium unit guestrooms in the applicable hotel as participating units in the condominium rental program. See below for additional information.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “— Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Hilton Branson Convention Center Mortgage Loan (1.6%), the Hilton Branson Promenade Mortgage Loan (1.2%) and the Holiday Inn Thornton Mortgage Loan (1.2%) each requires a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

With respect to the Hilton Branson Convention Center and Hilton Branson Promenade Mortgage Loans (collectively, 2.8%), the related borrowers do not hold fee or leasehold interests in certain condominium units that are included in the hotel rental pools at the related Mortgaged Properties. However, in the case of each such Mortgage Loan, the related borrower has entered into unit management agreements with the owners of such condominium units at the related Mortgaged Property, and the related borrower has assigned its rights under such unit management agreements to the lender as collateral for the related Mortgage Loan. As of March 13, 2018, there were 88 such condominium units in the hotel rental pool for the Hilton Branson Convention Center Mortgaged Property and 140 such condominium units in the hotel rental pool for the Hilton Branson Promenade Mortgaged Property. Pursuant to the related franchise agreements for each of the related Mortgaged Properties, the related borrower has covenanted to maintain not less than 80% of the condominium unit guest rooms in the applicable hotel as participating units in the condominium rental program, and a decline in the number of participating units below the agreed upon level could result in the termination of the applicable franchise agreement. Based on the December 2017 trailing twelve-month financials, the condominium rental programs for each of the related Mortgaged Property represents approximately 29.4% of the total revenue after the profit sharing distribution to the condominium units owners is taken into account. According to the appraisal, including the revenues to the related borrower from the rental of the non-owned condominium units would result in a valuation for the two related Mortgaged Properties of approximately $60,500,000, and excluding such revenues would result in a reduction of the valuation for the two related Mortgaged Properties to approximately $43,000,000. See “— Tax Considerations Relating to Foreclosure” above for additional information.

Manufactured Housing Community Properties

One (1) manufactured housing community property (0.9%) secures, in whole or in part, one (1) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

With respect to the Corral RV Park Mortgage Loan (0.9%), the majority of pad sites are leased out to tenants on a month-to-month (or shorter) basis.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	1	8.8%
Arcade, bowling alley and/or mini golf course(2)	1	8.8%
Parking garage(3)	2	7.5%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory or health management services and/or health professional school(4)	2	6.5%
Grocery(5)	2	3.5%
Gym, fitness center, spa, salon, pool or health club(6)	1	2.4%

(1)	Includes the Flats at East Bank Mortgaged Property (8.8%).

(2)	Includes the Flats at East Bank Mortgaged Property (8.8%).

(3)	Includes the 236 Atlantic Avenue Mortgaged Property (3.7%) and the 650 South Exeter Street Mortgaged Property (3.7%).

(4)	Includes the 236 Atlantic Avenue Mortgaged Property (3.7%) and the Santa Fe Springs Marketplace Mortgaged Property (2.8%).

(5)	Includes the Triangle Shopping Center Mortgaged Property (2.4%) and the Hy-Vee Omaha Mortgaged Property (1.1%).

(6)	Includes the Triangle Shopping Center Mortgaged Property (2.4%).

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans. See “ Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “ Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Hy-Vee Omaha Mortgage Loan (1.1%), the related Mortgaged Property has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$65,000,000	9.7%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$255,500,000	38.2%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$386,200,000	57.8%
Largest Related-Borrower Concentration(1)	$41,000,000	6.1%
Next Largest Related-Borrower Concentration(1)	$24,375,000	3.6%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.1% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans (1)

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Oak Portfolio	$15,614,105	2.3%
CityLine Storage Masters Portfolio	14,000,000	2.1
CityLine Storage Portfolio	10,375,000	1.6
Grand Total	$39,989,105	6.0%

(1)	Certain Mortgage Loans not presented on Annex A as multi-property loans may provide for releases of certain parcels. See “ Certain Terms of the Mortgage Loans—Partial Releases”.

Three (3) groups of Mortgage Loans (12.6%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other (and, in the case of Group 3, one (1) Crossed Group comprises such related borrower sponsor group). No such group of Mortgage Loans represents more than approximately 6.1% of the Initial Pool Balance. See “ Risk Factors—Concentrations Based on Property Type,

Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
The Retreat by Watermark	$34,500,000	5.2%
Geist Landing Retail Center	6,500,000	1.0

Group 2
CityLine Storage Masters Portfolio	$14,000,000	2.1%
CityLine Storage Portfolio	10,375,000	1.6

Group 3
Hilton Branson Convention Center(1)	$10,628,305	1.6%
Hilton Branson Promenade(1)	8,083,499	1.2
Total:	$84,086,804	12.6%

(1)	The Mortgage Loans constitute a Crossed Group.

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution (1)

	Number of	Aggregate	Approx. % of
	Mortgaged	Cut-off Date	Initial
State	Properties	Balance	Pool Balance
New York	4	$105,234,309	15.7%
Ohio	3	$87,300,000	13.1%
New Jersey	3	$81,488,273	12.2%
California	5	$75,650,000	11.3%
Indiana	4	$57,119,669	8.5%
Texas	4	$54,087,500	8.1%
North Carolina	2	$34,744,542	5.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Texas, Missouri, Florida and Georgia, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, Ohio, New Jersey, California, Indiana, Texas, North Carolina, Michigan, Maryland, Illinois, Florida, Georgia and Pennsylvania, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Five (5) Mortgaged Properties (11.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 21%.

Loans Underwritten B ased on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Three (3) of the Mortgaged Properties (14.6%), namely, 65 Bay Street, Launch Apartments and Winchester Ridge Phase II were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Two (2) of the Mortgaged Properties (6.6%), namely, DreamWorks Campus and Hy-Vee Omaha are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the American Mini Self Storage Mortgage Loan (0.5%), the related borrowers are tenants-in-common. However, with respect to such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “ Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “ —Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Six (6) Mortgage Loans (17.3%), namely, the 65 Bay Street Mortgage Loan (9.0%), the 650 South Exeter Street Mortgage Loan (3.7%), the Hilton Branson Convention Center Mortgage Loan (1.6%), the Hilton Branson Promenade Mortgage Loan (1.2%), the 77 Bowery Retail Mortgage Loan (1.3%) and the Plumbrook Greens Townhomes Mortgage Loan (0.5%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. One (1) Mortgage Loan (3.7%), namely, the 236 Atlantic Avenue Mortgage Loan (3.7%), is secured, in whole or in part, by the related borrower’s interest in a shared interest arrangement.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the 65 Bay Street Mortgage Loan (9.0%), there are two condominiums (the Master Condo and the Sub Condo described below) that affect the Mortgaged Property. There is a two-unit condominium in place (the “Master Condo”), of which one unit is wholly owned by the borrower and contains a residential tower, retail space, and a portion of a parking garage. The second unit in the Master Condo (the “West Unit”) contains the remainder of the parking garage, retail spaces, and residential units. The West Unit is subject to a second condominium regime (the “Sub Condo”). The borrower’s units in the Sub-Condo consist of the garage unit and three retail units. The Sub-Condo also consists of six non-collateral retail units and 444 non-collateral residential units. The borrower has no control over the Sub Condo and cannot block decisions made by the unit owners of the Sub Condo. The borrower does not control the Master Condo but, as decisions of the Master Condo require unanimous approval, the borrower may block decisions made by the Master Condo. The borrower generally does not have the right to block decisions made by the Sub-Condo, including decisions pertaining to non-restoration, the performance of appraisals for the purpose of distribution of proceeds, the identity of the insurance trustee, or assessments under the Sub Condo. The Mortgage Loan is recourse to the borrower and guarantor for losses in the event of the termination of Master Condo or the Sub Condo or any modification, supplementation or amendment to the Master Condo declaration or any of the other Master Condo documents or to the Sub Condo declaration or any of the other Sub Condo documents or if the borrower fails to pay common charges under the condominiums (except for reserves for common charges deposited with the related lender which the lender fails to make available after the borrower has satisfied disbursement requirements). However, there can be no assurance that the related borrower or guarantor would be able to, or would, pay any such losses.

●	With respect to the Hilton Branson Convention Center Mortgage Loan (1.6%), the related borrower holds (i) the leasehold interest in the land and hotel portion of the improvements at the Mortgaged Property (consisting of the first eight floors of a 12-story building that includes 96 residential condominiums on the remaining four floors) and (ii) the fee interest in six of the related residential condominium units. The borrower, as fee owner of such residential condominium units, holds an approximate 5.39% voting interest in the related condominium association and does not control the related condominium board. However, certain major decisions including, among other things, any use restrictions on related condominium units, cannot be made without the consent of the borrower. The rights and obligations of the related borrower and condominium are governed by a condominium declaration and master declaration that allocate responsibility for repair, maintenance, replacement and insurance of the shared building, together with related costs and expenses among the related borrower, condominium association, unit owners and master association. However, the borrower has represented to the lender that the related master association was never formed and that the borrower has undertaken the responsibilities of the master association and is reimbursed by the condominium association for its allocated share of related expenses.

●	With respect to the Hilton Branson Promenade Mortgage Loan (1.2%), the related borrower holds the leasehold interest in the hotel portions of a two-building complex that includes certain non-collateral retail space leased to an affiliate of the borrower and residential condominium units. The rights of the related borrower, the owner of the retail space (an affiliate of the related borrower) and the condominium are governed by a declaration that allocates responsibility for the repair, maintenance, replacement and insurance of the complex, together with related costs and expenses, among the related borrower, owner of the retail space, condominium association and a master association. However, the borrower has represented to the lender that the master association was never formed and that the owner of the retail space has undertaken the responsibilities of the master association, for which it is reimbursed by the related borrower and the condominium for their respective allocated share of related expenses.

●	With respect to the 77 Bowery Retail Mortgage Loan (1.3%), the Mortgaged Property consists of the borrower’s fee simple interest in a retail condominium unit consisting of the ground floor, mezzanine space, cellar space and sub-cellar space (the “Retail Unit”) in an eight story building. The Retail Unit is one of two units in a condominium regime, the other being a commercial unit consisting of floors 2–8 (the “Commercial Unit”). The Retail Unit comprises approximately 28.2% of the common elements in the condominium regime and has two of seven condominium board seats. The Commercial Unit comprises approximately 71.8% of the common elements in the condominium regime and has five of seven condominium board seats. Decisions of the condominium board require a simple majority, as such, the borrower does not control the condominium board. Although amendments to the condominium declaration are required to be approved by two-thirds of the condominium board, no amendments which affect the Retail Unit or the Commercial Unit may be made without the consent of the affected unit.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “ Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “ —Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the 236 Atlantic Avenue Mortgage Loan (3.7%), the Mortgaged Property is part of a vertical subdivision in which a portion of the sub-cellar, the cellar, the first floor and all of the space on floors two through five, do not serve as collateral for the 236 Atlantic Avenue Mortgage Loan, and consist of 42 residential condominium units and appurtenant improvements, including the roof, that were developed by the borrower sponsor and subsequently sold upon completion (the “Condominium”). The Mortgaged Property consists of the ground floor retail space and subterranean parking garage, including the building foundation. The 236 Atlantic Avenue Mortgaged Property and the Condominium are individual and separately assessed lots and tax parcels. The 236 Atlantic Avenue Mortgaged Property is subject to a recorded Declaration of Easements, Use and Maintenance Agreement (the “REA”). The REA was entered into to establish the rights and obligations of the borrower and the Condominium relative to the building in which both the 236 Atlantic Avenue Property and the Condominium are located, and grants Condominium owners utility easements, easements for support and easements for egress. Pursuant to the REA, the owners of Mortgaged Property and the Condo Parcel are required to separately maintain their respective parcels. The borrower is responsible for 80% of the costs for maintenance, repair and replacement of any piping, wiring and systems which are for the benefit of both the Mortgaged Property and the Condominium; the Condominium is responsible for the remaining 20%. Both the borrower and the Condominium owners have a 50% vote in determining the course of action for any maintenance, repair and replacement of any piping, wiring and systems which are for the benefit of both the Mortgaged Property and Condominium. In the event of a dispute, the parties are required to enter mediation, and if unsuccessful, submit to arbitration. Pursuant to the REA, (i) the related borrower is required to maintain and pay the premiums for an “all risk” casualty insurance policy covering loss or damage to the Mortgaged Property, (ii) the board of managers of the Condominium is required to maintain and pay the premiums for an “all risk” casualty insurance policy covering loss or damage to the property which is a part of the Condominium, and (iii) each of the related borrower and the board of managers of the Condominium must use any insurance proceeds to repair or rebuild its property in the event of loss or damage to the Mortgaged Property or the Condominium, respectively.

See “ Risk Factors—Shared Interest Structures”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property (8.8%), namely, Flats at East Bank, is subject to an overlapping fee and leasehold mortgage, deed of trust or similar security instrument that creates a first mortgage lien. The leasehold interest was created when the borrower transferred the fee interest in the Mortgaged Property to the local Port Authority in connection with the granting of a sales tax savings plan related to the development of the Mortgaged Property. The borrower has the option to purchase the fee interest on or after April 1, 2019 for $100 plus all of the fee owner’s costs associated with the exercise of such option.

Two (2) Mortgaged Properties (2.8%), namely, Hilton Branson Convention Center and Hilton Branson Promenade, are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Triangle Shopping Center Mortgage Loan (2.4%), the related Mortgage Loan is secured by the borrower’s (i) leasehold interest in a parcel improved by a 31 space surface parking lot (which parking spaces are necessary for the Mortgaged Property to remain in compliance with zoning requirements as they relate to parking) and (ii) fee simple interest in the remainder of the Mortgaged Property. The related ground lease has an expiration date in 2040 (which is less than 20 years beyond the stated maturity date of the related Mortgage Loan). Annual ground rent is approximately $25,000 per annum.

See “ Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representation and warranty no. (34) (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 8 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “ Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “ Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the 636 11th Avenue Mortgage Loan (9.7%), the ESA indicates that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: a large-scale printing/lithographing (1938–1993), electroplating/metalworking (1938–2000), dry cleaning (1995–2003), and auto repair operations (1992–2005). The environmental consultant’s review of the historical sources included a Phase II subsurface investigation from 2002, which identified impacts indicative of a petroleum source to the soil and groundwater below the basement floor of the former dry cleaning site. Comparison of the 2002 sampling results to the New York State Department of Environmental Conservation groundwater standards in effect at the time identified exceedences of tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene. Based on such analytical results, the environmental consultant could not rule out the potential for vapor intrusion contamination or the potential for subsurface contamination in other areas of the Mortgaged Property. Additional investigation was recommended, for which the estimated cost was approximately $363,000. At origination, the borrower was required to obtain an environmental collateral protection and liability insurance policy. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 11, 2031.

With respect to the 65 Bay Street Mortgage Loan (9.0%), the related ESA identified as a controlled REC the presence of a Classification Exception Area (CEA) on the Mortgaged Property associated with metals impacts to groundwater caused by historic fill. There are also two deed notices recorded against the Mortgaged Property related to soil impacts from historic fill. The New Jersey Department of Environmental Protection approved a remedial action allowing impacts to remain in place with the use of engineering controls. The deed notices prohibit any alteration, improvement on, or disturbance to the engineering controls without complying with certain procedures set forth in the deed notices. Based on the development of the Mortgaged Property with the existing improvements, including the building, which encompasses the entire site, and the fact that the Mortgaged Property is serviced by municipal utilities, the related ESA consultant determined that no additional investigation was warranted.

With respect to the Triangle Shopping Center Mortgage Loan (2.4%), the related ESA identified a REC related to the prior operation of a dry cleaning facility at the Mortgaged Property. Soil and groundwater sampling performed in 2013 identified soil and groundwater impacts at the Mortgaged Property in excess of applicable regulatory criteria. Thereafter, substantial soil excavation and remediation, including the installation of groundwater monitoring wells and a sub-slab depressurization system, was performed at the Mortgaged Property under the supervision of the New Jersey Department of Environmental Protection (“NJDEP”). In 2017, three additional groundwater monitoring wells were installed at portions of the Mortgaged Property downgradient to the former location of the dry cleaning facility. In February 2018, sampling performed in such new and existing groundwater monitoring wells identified PCE and TCE concentrations in excess of applicable regulatory criteria. According to the ESA, such results suggest a continued need to delineate the related dissolved groundwater plume. The Mortgage Loan documents require that the borrower diligently complete any remediation or site investigation, including delineation of groundwater impacts, necessary to obtain regulatory closure from the NJDEP (the “Environmental Work”). At origination, the borrower reserved $172,500, representing approximately 115% of the estimated cost to perform the Environmental Work.

With respect to the Hilton Branson Promenade Mortgage Loan (1.2%), the related ESA identified certain controlled RECs at the Mortgaged Property related to (i) the operations of an oil company on certain adjacent and upgradient property (the “Morris Oil Company Property”) and (ii) historical operations on a larger 83 acre parcel known as Branson Landing that previously included the Mortgaged Property (the “Branson Landing Property”). With respect to the Morris Oil Company Property, potential groundwater impacts at the Mortgaged Property related to offsite migration from such property were identified in 2003. In 2014, after the installation of a groundwater remediation system and the performance of remediation, the Missouri Department of Natural Resources (“MDNR”) granted No Further Action (“NFA”) status to the related case, subject to compliance with certain recorded deed restrictions. Such restrictions, among other things, prohibit the use of groundwater at the Mortgaged Property. With respect to the Branson Landing Property, such property is identified on several regulatory databases, including the State and Tribal Engineering Control / Institutional Control Register, the Voluntary Cleanup Program (“VCP”) and the MDNR State Management and Reporting System. In 2004, a Contaminated Soil / Groundwater Management Plan (“CMP”) was completed and submitted to the MDNR to support a Brownfields / VCP Certificate of Completion. The Certificate of Completion, among other things, (i) restricts the use of groundwater at the Mortgaged Property, (ii) prohibits the use of certain portions of the Mortgaged Property for residential purposes and (ii) requires that any impacted soil remain on site or, if excavated, be characterized and disposed of off-site. The related ESA recommended no further action or investigation with respect to the Mortgaged Property.

With respect to the Champlain Mill Mortgage Loan (1.6%), the related ESA for the Mortgaged Property identifies as a Controlled Recognized Environmental Condition impacts to the Mortgaged Property associated with historic industrial activities. In 2007, investigations were performed at the Mortgaged Property that identified impacts to soil and groundwater beneath the Mortgaged Property building and that identified mercury impacts inside the Mortgaged Property building exceeding the US Environmental Protection Agency reference concentration. Accordingly, the Mortgaged Property was listed in the Vermont State Hazardous Waste Sites Database. Because concentrations of contaminants detected in the subsurface of the Mortgaged Property were relatively low, the Vermont Department of Environmental Conservation (VTDEC) determined that no further monitoring or remedial action was required in relation to groundwater or soil impacts at the Mortgaged Property. Corrective Actions were conducted between November 2007 and March 2008 in relation to the mercury impacts identified inside the building, and an environmental easement was placed on the Mortgaged Property to address any residual mercury impacts. The environmental easement restricts the Mortgaged Property from residential or day care use; requires the installation, operation, and maintenance of an indoor air remediation system; allows for state access to verify that the remediation system performs as intended through the use of inspections and/or air sampling; allows for enforcement of the easement; and, requires tenants to comply with the easement. In March of 2008, a final Corrective Action Plan (CAP) was submitted to VTDEC in preparation for regulatory closure, which was issued to the Mortgaged Property by VTDEC on June 25, 2008. The CAP requires long-term operation and maintenance of the installed, indoor air remediation system (negative pressure enclosure) and mercury vapor monitoring, which is currently conducted annually. The most recent mercury vapor sampling conducted within the Mortgaged Property building did not exceed the CAP remediation effectiveness threshold (Vermont Department of Health recommended office worker exposure level).

With respect to the Monsey Shopping Center Mortgage Loan (1.0%), the related ESA for the Mortgaged Property identified as a “Significant Data Gap” the lack of information associated with: (1) a 1997 release of an unknown quantity of petroleum; (2) a release of five-gallons of #2 fuel oil in 1994; (3) print shop operations located at the Mortgaged Property since 1991; (4) dry cleaning operations located within the adjacent shopping center since 1991; and (5) an open release at a gas station formerly located on an adjacent property, which resulted in the placement of a monitoring well on the northwestern corner of the Mortgaged Property. The petroleum release and #2 fuel oil release at the Mortgaged Property each received closure from the governing authority in 1997 and 1994, respectively. The Phase I ESA consultant recommended obtaining additional information on the environmental database listings associated with these releases and also in relation to the monitoring well. In addition, the Phase I ESA consultant recommended reviewing all available files associated with the dry cleaning facility and former gas station located on adjacent properties. To address the data gap and to mitigate the potential of environmental liability caused by the historic use, present use and future use of the property, a Pollution Legal Liability Plus (PLLP) environmental insurance policy was obtained for the Mortgaged Property. The PLLP policy, issued by Sirius International Insurance Corporation – UK Branch with Citi Real Estate Funding Inc. identified as the named insured, has a limit of liability of $2,000,000 per claim and in the aggregate and a $25,000 deductible.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “ Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the 650 South Exeter Street Mortgage Loan (3.7%), William J. Paterakis, a borrower sponsor and the son of John Paterakis (“John”), is a defendant in ongoing litigation brought by Roula Paterakis (“Roula”), the widow of John (whose estate includes the controlling interest in the guarantor). Roula elected against John’s will and filed a complaint seeking to unwind certain inter vivos transfers of John to various trusts, and to have the related properties placed in the probate estate. The contested transfers each occurred between 2011 and 2014; however, Roula and John were not married until August 2015. In the event Roula prevails, John's inter vivos transfers to the foregoing trusts would be unwound and the property would be part of his probate estate. By virtue of her election against John’s will, Roula seeks to inherit one-third of that property (including an interest in the guarantor with respect to the Mortgaged Property). Such transfer to Roula could result in an invalid transfer and an event of default under the Mortgage Loan documents.

●	With respect to the Hilton Branson Convention Center Mortgage Loan (1.6%), the related Mortgaged Property incurred substantial damage due to a tornado that occurred in February 2012 and was closed until October 2012 for approximately $12.2 million in related repairs. In December 2015, certain current and former owners of condominium units in the related unit management program filed suit against the borrower and borrower sponsor in connection with lost revenues suffered during such period. The action alleges, among other things, breach of contract and unjust enrichment and seeks yet unspecified damages. The borrower has represented that the case remains in the discovery stage and no trial has yet been scheduled.

●	With respect to the Hilton Branson Promenade Mortgage Loan (1.2%), the collateral for the Mortgage Loan also includes the borrower’s interest, as a tenant, in a parking lease covering the first floor of a parking garage adjacent to the related Mortgaged Property. A portion of the land on which the parking garage is situated is subject to pending litigation concerning a title dispute regarding the chain of ownership and adverse possession claims with respect to such land (the “Claims”). The borrower has agreed in the related Mortgage Loan documents that if the parking lease is ever canceled or terminated for any reason or rejected in any bankruptcy proceeding or if the related borrower’s parking rights under the parking lease are lost, blocked or enjoined or materially impended or interfered with, the borrower is required to enter into and record a replacement parking agreement and deliver to the lender a title endorsement that insures the rights and benefits of any replacement parking agreement. The Mortgage Loan documents provide recourse to the guarantor for losses to the lender in connection with the foregoing, including, without limitation, the failure of the Mortgaged Property to comply with any applicable legal requirements with respect to zoning and parking as a result of the Claims. There can be no assurance that the guarantor would be able to, or would, make such payments.

●	With respect to the Brick Lofts Mortgage Loan (1.1%), in 2009, Avraham Hassid, a member of the borrower, was found to be liable to a third party (hereinafter referred to as the “Brick Lofts Plaintiff”) and a judgment was rendered for approximately $1,900,000 (the “Judgment”). In 2016, that third party filed a complaint against Avraham Hassid, and others alleging that the defendants had fraudulently transferred assets to avoid enforcement of the Judgment, including by arranging for the recordation of mortgages against various properties, including the Mortgaged Property, without consideration. The Brick Lofts Plaintiff subsequently filed an amended complaint, which removed the Mortgaged Property and the borrower from the litigation. The title company issued clean title coverage with respect to such litigation, with no exceptions.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “ Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Holiday Inn Thornton Mortgage Loan (1.2%), the related borrower is required to complete an estimated $622,203 two-phase franchisor-mandated PIP, including, among other things, renovations to the guestrooms and public areas, with the initial phase required to be completed by May 2019 (“Phase I”) and the second phase required to be completed by September 2022 (“Phase II”). At origination, the borrower deposited $250,000 with the lender in connection with Phase I. In the event that by March, 2021, either (a) the borrower has not completed Phase II or (b) the amount in the related PIP reserve account (plus the amount of any FF&E Funds not allocated for FF&E work) is less than $350,000 (or such other amount that the lender reasonably estimates as necessary to complete Phase II) (the “Estimated Phase II Completion Cost”), all cash flow will be swept until the PIP reserve account is fully funded and such account is required to be fully funded by September 2021.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “ Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “ —Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or mortgage loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the 65 Bay Street Mortgage Loan (9.0%), the sponsor of the related borrower is Seryl Kushner. Seryl Kushner, with certain trusts for Kushner family members, including Jared Kushner, own a material indirect interest in the related borrower. It has been reported by various print media that members of the Kushner family companies are being investigated by the federal government with respect to financing obtained from foreign investors seeking to immigrate to the United States though the EB-5 visa program. Such foreign investor financing under the EB-5 program, since repaid, was used in the connection with the development of the 65 Bay Street Mortgaged Property. News outlets also reported an investigation of the Kushner family companies’ entry into certain secured lending transactions, and any involvement of Jared Kushner, during the period that Jared Kushner has been senior advisor with the Trump administration. There can be no assurance of the nature or outcome of any such investigations or other investigations or whether any legal proceedings may result therefrom, or whether they could have an adverse impact on the 65 Bay Street Mortgaged Property or the related Mortgage Loan.

●	With respect to the 650 South Exeter Street Mortgage Loan (3.7%), such Mortgage Loan refinanced a prior loan that had an original maturity date of November 29, 2017; however, the prior lender agreed to extend the maturity date on three separate occasions, resulting in a final extended maturity date of May 27, 2018. The prior loan was paid in full prior to the final extended maturity date.

●	With respect to the Triangle Shopping Center Mortgage Loan (2.4%), the related borrower sponsor or its affiliates have sponsored other real estate projects that have been the subject of mortgage loan defaults, modifications, discounted payoffs and foreclosure proceedings in the past ten years.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “ Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, mixed use and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Four (4) of the Mortgaged Properties, securing, in whole or in part, four (4) Mortgage Loans (17.7%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 9.7% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring (1)	Date of Lease Expiration	Maturity Date
636 11th Avenue	9.7%	The Ogilvy Group, Inc	100.0%	6/30/2029	6/1/2028
650 South Exeter Street	3.7%	Laureate Education Inc,	50.1%	6/30/2027	6/6/2028
Continental ContiTech	2.3%	Contitech USA, Inc.	85.3%	6/1/2027	4/6/2028
77 Bowery Retail	1.3%	East West Bank	100.0%	12/21/2022	4/6/2028
Paradise Shoppes of Perry	1.3%	Publix Super Markets	63.2%	11/30/2028	5/6/2028
Hy-Vee Omaha	1.1%	HyVee, Inc. (Hy-Vee Corporate Parent)	100.0%	2/28/2024	5/1/2028
Yorkhouse Commons	0.4%	Pet Supplies Plus	56.5%	10/31/2022	4/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring (1)	Calendar Year of Expiration	Maturity Date
Continental ContiTech	2.3%	85.3%	2027	4/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “ —Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 650 South Exeter Street Mortgaged Property (3.7%), the largest tenant, Laureate Education Inc, which occupies 50.1% of the net rentable square footage, has a one-time option to terminate its lease effective as of June 30, 2022 with 15 months’ prior written notice. The fifth largest tenant, Greenhouse Fund Limited Partners, which occupies 1.4% of the net rentable square footage, has a one-time option to terminate its lease effective as of March 31, 2020, with 365 days’ prior written notice.

●	With respect to the Oak Portfolio Mortgage Loan (2.3%), the largest tenant at the Oakmont Center Mortgaged Property (0.5%), JP Morgan Chase Bank, NA, which occupies 34.3% of the net rentable square footage at the Oakmont Center Mortgaged Property, has the right to terminate the lease, effective April 30, 2021, by providing advance notice to the landlord by April 30, 2020 and payment of a termination fee. In addition, the second largest tenant at the Oakmont Center Mortgaged Property, Gamma Technologies, LLC, which occupies a collective 23.1% of the net rentable square footage at the Oakmont Center Mortgaged Property, pursuant its two leases at the Mortgaged Property, has the one-time right to terminate its leases, effective May 31, 2020, by providing advance notice to the landlord by May 31, 2019 and payment of a termination fee. In addition, the second largest tenant at the Oak Creek Center Mortgaged Property, Global Eagle Entertainment, Inc., which occupies 5.5% of the net rentable square footage at the Oak Creek Center Mortgaged Property, has the right to terminate its lease effective as of June 30, 2022 by providing notice to the borrower on or before June 30, 2021 and payment of a termination fee.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the 65 Bay Street Mortgaged Property (9.0%), the second largest tenant, CycleBar, which occupies 19.1% of the net rentable square footage, has the option to terminate its lease effective as of the last day of the fifth lease year in the event that it has not achieved annual gross sales in the amount of $582,575 in any of the first four lease years, with eleven months prior written notice.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Santa Fe Springs Marketplace Mortgage Loan (2.8%), certain tenants at the Mortgaged Property including, among others, the largest tenant, O’Reilly Auto Parts, leasing approximately 18.0% of the net rentable area at the Mortgaged Property, have the right to terminate their related lease and/or pay reduced rent in the event certain other tenants including the second largest tenant at the Mortgaged Property, Rite Aid, and a shadow anchor, Food-4-Less, are no longer in occupancy or open for business for periods of time specified in the related leases (provided qualified replacement tenant(s) do not take occupancy and open for business in such spaces within such periods). In the event, among other things, Rite Aid does not renew its lease within 6 months of the related expiration date of May 31, 2019, the Mortgage Loan documents require the borrower to deliver a letter of credit or cash deposit to the lender in an amount equal to $400,000 (which funds may be used for related TI/LC expenses). For the subsequent rollover of both the Rite Aid and O'Reilly Auto Parts leases, if either tenant thereunder has not renewed its respective lease 6 months prior to the then-current expiration date (the “Trigger Date”), a cash flow sweep will be triggered and the borrower will be required to deliver a letter of credit or cash deposit in an amount equal to $175,000. Alternatively, the borrower may avoid such cash flow sweep by electing to deliver a letter of credit or cash deposit in an amount equal to $350,000, provided that the borrower gives lender notice of such election no less than 14 days prior to the Trigger Date.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “ —Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “ Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the 65 Bay Street Mortgage Loan (9.0%), the largest tenant at the related Mortgaged Property, CVS, which occupies 59.6% of the net rentable commercial square footage, has the right to go dark at any time after October 3, 2019, provided, however, the borrower has the right to terminate the lease in the event that the tenant remains dark for 30 days or more. The second largest tenant at the related Mortgaged Property, CycleBar, which occupies 19.1% of the net rentable commercial square footage, has the right to go dark at any time, provided, however, the borrower has the right to terminate the lease in the event that the tenant remains dark for 30 days or more. The third largest tenant at the related Mortgaged Property, F45 Training, which occupies 15.9% of the net rentable commercial square footage, has the right to go dark at any time, provided, however, the borrower has the right to terminate the lease in the event that the tenant remains dark for 45 days or more. The fourth largest tenant at the related Mortgaged Property, Maggie’s Farm Espresso, which occupies 5.4% of the net rentable commercial square footage, has the right to go dark at any time, provided, however, the borrower has the right to terminate the lease in the event that the tenant remains dark for 30 days or more.

●	With respect to the 236 Atlantic Avenue Mortgage Loan (3.7%), the second largest tenant, PetSmart, which occupies 23.2% of the net rentable square footage, has the right to go dark at any time, and the borrower does not have the right to terminate the lease.

●	With respect to the Triangle Shopping Center Mortgage Loan (2.4%), the largest tenant, Uncle Giuseppe’s Ramsey Inc, and the second largest tenant, 24 Hour Fitness USA Inc., leasing approximately 55.0% and 42.7%, respectively, of the net rentable area at the Mortgaged Property, each have the right to go dark, provided that in either instance the related tenant remains responsible for payment of all rent due under the related lease. In the event either tenant exercises its right to go dark, the borrower has the right to recapture such tenant’s related space provided such tenant has gone dark for (i) 12 consecutive months, with respect to Uncle Giuseppe’s Ramsey Inc and (ii) 180 consecutive days, with respect to 24 Hour Fitness USA Inc.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract.

Other Tenant Termination Issues

With respect to the 236 Atlantic Avenue Mortgage Loan (3.7%), the largest tenant at the Mortgaged Property, Alliance Parking Garage, which occupies 69.3% of the net rentable square footage at the Mortgaged Property, executed its lease in 2008, prior to the construction of the parking garage. The lease rent schedule was based on a delivery of 200 usable public parking spaces. The 236 Atlantic Avenue Mortgaged Property is licensed for 130 parking spaces. The lease included a rent adjustment in the event that the number of spaces differed from the 200 parking spaces anticipated to be delivered. Additionally, the lease provided the tenant with a termination option in the event the number of spaces is less than 150. The lease commenced on July 1, 2010 and the tenant paid rent based on 200 spaces through 2015. In 2015, the tenant approached the landlord seeking rent relief and they reached an agreement to modify the rent schedule. Although the lease was not amended in writing, the tenant and landlord orally agreed to a lower rent of $577,500 (whereas the rent payable under the terms of the lease is $742,500). The 236 Atlantic Avenue Mortgage Loan documents include a reserve of three month’s rent which can only be released to the borrower upon the delivery of an acceptable lease amendment or satisfactory re-tenanting of the space. An unexecuted estoppel/lease amendment was delivered with respect to the leased premises at origination of the Mortgage Loan showing that the rent payable under the lease is $577,500; however, such estoppel/lease amendment indicated that tenant had assigned the lease to another parking company, Select Parking, which currently occupies the leased premises, and the related borrower was unwilling to countersign the estoppel/lease amendment at origination of the Mortgage Loan. The lender was provided with bank statements confirming that Select Parking has been paying rent in monthly installments to the borrower at the reduced monthly rental amount of $48,125 ($577,500 annually). As the lease has not been terminated, the termination option remains exercisable by the tenant.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the 65 Bay Street Mortgage Loan (9.0%), the second largest tenant at the Mortgaged Property, CycleBar, which occupies 19.1% of the net rentable square footage at the Mortgaged Property, executed its lease in 2017, but will not commence paying rent until the earlier of (i) September 13, 2018, or (ii) the date that the tenant first opens for business to the public.

●	With respect to the 650 South Exeter Street Mortgage Loan (3.7%), the third largest tenant at the Mortgaged Property, Rock Springs Capital, LLC, which occupies 4.2% of the net rentable square footage, recently acquired expansion space representing approximately 1.9% of the net rentable square footage (the “Rock Springs Expansion Space”). The tenant will be in a rent abatement period with respect to its entire space for 60 days following the completion of the landlord build-out work of the expansion space (the “Rock Springs Expansion Date”) and, with respect to the Rock Springs Expansion Space only, for 150 days following the Rock Springs Expansion Date. The Rock Springs Expansion Date is expected to occur on or about June 13, 2018. $73,721 was reserved at origination in connection with the tenant’s rent abatement period.

●	With respect to the Triangle Shopping Center Mortgage Loan (2.4%), in connection with a recent lease renewal, the largest tenant, Uncle Giuseppe’s Ramsey Inc, which occupies 55.0% of the net rentable square footage, is in a partial rent abatement period (with a related rent abatement of approximately $16,667 each month) through June 2019. The Mortgage Loan documents provide full recourse to the related guarantor for an amount equal to $233,333, representing 100% of the current aggregate value of such rent abatement period (the “Rent Abatement Guaranty”). The Rent Abatement Guaranty will be reduced by an amount equal to $16,667 per month on each monthly payment date until such time as the related rent abatement period expires. There can be no assurance that the guarantor would be able to, or would, pay such Rent Abatement Guaranty.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “ Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the DreamWorks Campus Mortgage Loan (5.5%), the sole tenant, DreamWorks, has a right of first refusal to purchase the Mortgaged Property or the equity interests in the borrower in the event of (i) proposed transfer of such interests to a third party or (ii) any change in the direct or indirect controlling interest in the borrower. The right was waived when the borrower purchased the Mortgaged Property, and it will not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a transfer pursuant to a deed-in-lieu of foreclosure.

●	With respect to the 236 Atlantic Avenue Mortgage Loan (3.7%), the second largest tenant at the Mortgaged Property, PetSmart, has a right of first offer to purchase the Mortgaged Property in the event the borrower elects to sell the Mortgaged Property to any third party. Such right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a transfer pursuant to a deed-in-lieu of foreclosure.

●	With respect to the Hilton Branson Convention Center and Hilton Branson Promenade Mortgage Loans (collectively, 2.8%), the related franchisor has rights of first offer to purchase either of the related Mortgaged Properties in the event of a proposed sale of such Mortgaged Properties or a controlling interest in the related borrower. Neither right of first offer applies to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure. In addition, the related ground lessor with respect to each Mortgaged Property has rights of first refusal or offer to purchase the borrower’s leasehold interest in either Mortgaged Property in the event of a proposed sale of such Mortgaged Properties during the term of the related ground leases. Such rights of first refusal or offer do not apply to any transfer of either Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Oak Portfolio Mortgage Loan (2.3%), the largest tenant at the Oakmont Center Mortgaged Property (0.5%), JP Morgan Chase Bank, NA, which occupies 34.3% of the net rentable square footage at the Oakmont Center Mortgaged Property, has a right of first opportunity to exclusively negotiate with the borrower to purchase the Mortgaged Property in the event the borrower elects to sell the Mortgaged Property. The right of first opportunity is intended to apply only to voluntary transfers involving third party transferees.

●	With respect to the Hy-Vee Omaha Mortgage Loan (1.1%), the sole tenant, HyVee, Inc. (Hy-Vee Corporate Parent), has a right of first refusal to purchase the Mortgaged Property in the event that the borrower elects to sell the Mortgaged Property to any third party, which right will not apply to a successor borrower in connection with a foreclosure, deed-in-lieu of foreclosure or similar proceeding under the related mortgage and, following such transfer, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property. In addition, in the event that all or a substantial portion of the related Mortgaged Property is subject to a taking on or prior to February 28, 2019, the sole tenant, HyVee, Inc. (Hy-Vee Corporate Parent), has the right to offer to purchase the remaining portion of the Mortgaged Property (if any) and the related condemnation award at a price equal to 12.5 times the then-current annual base rent. Further, the Mortgage Loan documents provide the sole tenant with a right to substitute the Mortgaged Property (as described below under “— Certain Terms of the Mortgage Loans—Substitutions”). In the event that the borrower does not accept the tenant’s request, the tenant will have the right to offer to purchase the Mortgaged Property for a price equal to the sum of (a) 12.5 times the then-current annual base rent plus (b) any prepayment penalty required under the Mortgage Loan documents.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Norwood Plaza Mortgaged Property (0.9%), the borrower sponsor is the owner of the largest tenant, Z Mattress, LLC, which occupies approximately 14.5% of net rentable square footage and accounts for approximately 12.5% of the underwritten base rent. The lease expires on April 1, 2028, with two 5-year renewal options. The borrower sponsor has personally guaranteed payments due under the Z Mattress, LLC lease. There can be no assurance that the borrower sponsor would be able to, or would, make such guaranteed payments.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Insurance Considerations

In the case of 24 Mortgaged Properties, which secure, in whole or in part, 22 Mortgage Loans (65.0%), the related borrowers maintain insurance under blanket policies.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “ Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “— Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “ Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Flats at East Bank Mortgage Loan (8.8%), the ESA dated April 2, 2018, identified a controlled REC at the Mortgaged Property related to historical manufactured gas plants. According to the ESA, the Mortgaged Property has undergone remedial efforts to the satisfaction of the Ohio EPA Voluntary Cleanup Program. A No Further Action letter was issued in 2010, which requires institutional controls and covenants, as well as a covenant restricting the property to restricted residential (which prohibits single-family homes, duplexes and other “stand-alone” residential dwellings), commercial or industrial use.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “ Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “ Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty no. (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “ Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the DreamWorks Campus Mortgage Loan (5.5%), there is no separate non-recourse carveout guarantor and no environmental indemnitor other than the borrower.

●	With respect to the Diamond Forest Apartments Mortgage Loan (3.1%), the Mortgage Loan is recourse to the related borrower and guarantor only for losses as set forth in the related Environmental Indemnity Agreement (the “EIA”). In the event that the related borrower obtains an environmental insurance policy acceptable to the related lender and in accordance with the terms set forth in the EIA, the related guarantor is released from liability under the EIA.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, with respect to the Hilton Branson Convention Center and Hilton Branson Promenade Mortgage Loans (collectively, 2.8%), the related guarantor has provided a full recourse guaranty for up to $2,750,000 of the aggregate unpaid principal balance outstanding under the related Mortgage Loan documents. We cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “ Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the 636 11th Avenue Mortgaged Property (9.7%), the Mortgaged Property is in year 11 of a 12-year Industrial & Commercial Incentive Program tax abatement, which phases out completely in 2020/2021. The abated taxes are currently $6,649,605, and the unabated annual real estate taxes would be $8,391,033. The lender underwrote annual real estate taxes in the amount of $7,799,882. There can be no assurance that the Mortgaged Property will continue to benefit from such tax abatement.

With respect to the 65 Bay Street Mortgaged Property (9.0%), the related borrower is party to a tax exemption agreement with the City of Jersey City (“Jersey City”) for a tax exemption period beginning in December 2016 and terminating in December 2021. The aggregate value of the tax exemption during the full term of the tax exemption period is estimated to be approximately $8,000,000; following the expiration of the tax exemption period, the borrower’s tax obligation will increase to the unabated level. There can be no assurance that the related borrower has complied with all criteria under the tax exemption agreement required to receive the tax exemption, that the Mortgaged Property will continue to benefit from such tax exemption for the entire tax exemption period, or that Jersey City will not seek any recalculation or reclamation of benefits granted to the Mortgaged Property under such tax exemption agreement. Although the Mortgage Loan is recourse to the related borrower and guarantor for certain losses in the event Jersey City seeks reimbursement of any such exempt taxes as a result of a partial or complete revocation or termination of the tax exemption, breach of the tax exemption documents, or a determination that the borrower does not qualify for the tax exemption under the tax exemption documents, there can be no assurance that the borrower or the guarantor would be able to, or would, pay any such losses.

With respect to the Flats at East Bank Mortgage Loan (8.8%), the Mortgaged Property is subject to a 15-year tax abatement on 100% of the assessed value of the residential space at the Mortgaged Property. The tax abatement ends with the January 2030 tax year. The total assessment for the residential portion of the Mortgaged Property is $52,374,900 or $217,323 per unit. The 15-year tax abatement provides the Mortgaged Property with an exemption in the amount of $36,578,000, reducing the annual taxable assessment to $5,528,940 or $22,942 per unit. Total monthly abated taxes for the Flats at East Bank Mortgaged Property are $583,673 or $2,422 per unit. The lender underwrote taxes with respect to the residential portion of the Flats at East Bank Mortgaged Property based on the actual abated taxes due.

With respect to the 236 Atlantic Avenue Mortgaged Property (3.7%), the Mortgaged Property has benefitted from an Industrial & Commercial Incentive Program tax abatement since 2011. For the first sixteen New York City fiscal years, any real estate tax increase with respect to the Mortgaged Property resulting from the construction of physical improvements at the Mortgaged Property is 100% abated. Beginning in the 2027 New York City fiscal year, the benefits under the abatement are subject to annual diminutions such that in the 2037 New York City fiscal year, the Mortgaged Property will be subject to unabated real estate taxes. The Mortgage Loan is recourse to the related borrower and guarantor for losses resulting from the failure to maintain the tax benefit during its term. There can be no assurance that the borrower or guarantor would be able to, or would, pay any such losses.

With respect to the 650 South Exeter Street Mortgage Loan (3.7%), the Mortgaged Property is subject to a PILOT program pursuant to an agreement (the “PILOT Agreement”) between the borrower and Baltimore County, which commenced on July 1, 2008 and expires on June 30, 2023. The PILOT Agreement applies to the garage and office building components, but not the theater component, of the Mortgaged Property (the “PILOT Components”). Pursuant to the PILOT Agreement, the borrower is permitted to abate, with respect to the PILOT Components, 95% of city taxes on the difference between (a) the then-most recent assessment of the value of the PILOT Components and (b) the base assessment, as of 2005, of the unimproved land underlying the PILOT Components. The lender underwrote the average of fixed abated taxes through 2023 and full taxes for the remaining five years thereafter.

See “ Risk Factors— Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	2	10.8%
6	0	38	89.2
Total		40	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All but one of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). One of the Mortgage Loans, namely, 650 South Exeter Street (3.7%), accrues interest on the basis of a 360-day year consisting of twelve 30-day months (“30/360 Basis”).

Sixteen (16) of the Mortgage Loans (61.0%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 24 Mortgage Loans (39.0%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 24 Mortgage Loans (39.0%), together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Twelve (12) of these 24 Mortgage Loans (13.6%) referenced in the preceding sentence, provide for amortizing debt service payments for their entire loan term. The remaining 12 of these 24 Mortgage Loans (25.4%) provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Two (2) Mortgage Loans, namely, the 636 11th Avenue Mortgage Loan (9.7%) and the DreamWorks Campus Mortgage Loan (5.5%), are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date (or, with respect to the 636 11th Avenue Mortgage Loan, after the date that is two months prior to the related Anticipated Repayment Date), all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “ Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “ —Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “ Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions (1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	37	94.9%
L, YM1%, O	2	4.0
YM1%, O	1	1.1
Total	40	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 30 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 24 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 25.5 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	10	24.8%
4	25	46.4
5	2	7.9
6	2	12.1
7	1	8.8
Total	40	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “ Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “ Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “ —Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “ —Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “ —Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 37 of the Mortgage Loans (94.9%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “ —Prepayment Provisions” above and “ —Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “ —Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance

●	With respect to the Oak Portfolio Mortgage Loan (2.3%), at any time after the earlier of the third anniversary of origination and the second anniversary of the closing date for the last securitization of any portion of the Mortgage Loan, provided no event of default is continuing under the related Mortgage Loan documents (or, in the event that an event of default has occurred and remains uncured, upon lender’s prior written approval not to be unreasonably withheld, conditioned or delayed), the related borrower has the right (A) if prior to October 6, 2027, to defease a portion of the Mortgage Loan and obtain a release as to any one or more individual Mortgaged Properties (“Oak Portfolio Partial Defeasance”), or (B) if on or after October 6, 2027, to obtain a release as to any individual Mortgaged Property upon (x) partial prepayment the Mortgage Loan in an amount equal to the greater of (I) 120% of the allocated loan amount with respect to such released Mortgaged Property, and (II) 95% of the net sales proceeds applicable to such released Mortgaged Property, and (y) payment of any applicable interest shortfall (“Oak Portfolio Partial Release”). In order to effectuate either an Oak Portfolio Partial Defeasance or an Oak Portfolio Partial Release, the related borrower must satisfy certain conditions, including (i) delivery of a REMIC opinion and rating agency confirmation, (ii) as of the date of consummation of the partial defeasance or partial release, as applicable, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties being equal to or greater than the greater of (x) the debt yield of all individual Mortgaged Properties immediately prior to such date, and (y) 11.04%, (iii) as of the date of consummation of the partial defeasance or partial release, as applicable, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties being equal to or greater than the greater of (x) the debt service coverage ratio of all individual Mortgaged Properties immediately prior to such date, and (y) 1.75x, and (iv) as of the date of consummation of the partial defeasance or partial release, as applicable, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties being equal to or less than the lesser of (x) the loan-to-value ratio of all individual Mortgaged Properties immediately prior to such date, and (y) 70.3%.

●	With respect to the CityLine Storage Masters Portfolio Mortgage Loan (2.1%), provided that no event of default has occurred and is continuing under the Mortgage Loan documents, at any time after two years following the Closing Date, the related borrower is permitted to defease a portion of the Mortgage Loan and obtain a release of a Mortgaged Property upon the satisfaction of certain conditions, including: (i) to the extent required by the lender, delivery of a rating agency confirmation with respect to the partial defeasance event; (ii) after giving effect to the release of the Mortgaged Property, the debt yield with respect to the remaining Mortgaged Property being no less than the greater of (x) the debt yield of all the Mortgaged Properties immediately prior to the partial defeasance event and (y) 8.5%; (iii) after giving effect to the release of the Mortgaged Property, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) the loan-to-value ratio of all the Mortgaged Properties immediately prior to the partial defeasance event and (b) 69.9%; (iv) delivery of a REMIC opinion; and (v) deposit of the defeasance collateral in an amount sufficient to defease the greater of 125% of the allocated loan amount with respect to the Mortgaged Property to be released and 100% of the net sales proceeds applicable to such Mortgaged Property.

●	With respect to the CityLine Storage Portfolio Mortgage Loan (1.6%), provided that no event of default has occurred and is continuing under the Mortgage Loan documents, at any time after two years following the Closing Date, the related borrower is permitted to defease a portion of the Mortgage Loan and obtain a release of a Mortgaged Property upon the satisfaction of certain conditions, including: (i) to the extent required by the lender, delivery of a rating agency confirmation with respect to the partial defeasance event; (ii) after giving effect to the release of the Mortgaged Property, the debt yield with respect to the remaining Mortgaged Properties being no less than the greater of (x) the debt yield of all the Mortgaged Properties immediately prior to the partial defeasance event and (y) 8.74%; (iii) after giving effect to the release of the Mortgaged Property, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio of all the Mortgaged Properties immediately prior to the partial defeasance event and (b) 70.5%; (iv) delivery of a REMIC opinion; and (v) deposit of the defeasance collateral in an amount sufficient to defease the greater of 125% of the allocated loan amount with respect to the Mortgaged Property to be released and 100% of the net sales proceeds applicable to such Mortgaged Property.

Property Releases; Free Releases

Certain of the Mortgage Loans, including the 650 South Exeter Street Mortgage Loan (3.7%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable area at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. We cannot assure you that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Substitutions

The following Mortgage Loan provides for the substitution of real property for the Mortgaged Property:

●	With respect to the Hy-Vee Omaha Mortgaged Property (1.1%), the sole tenant, HyVee, Inc. (Hy-Vee Corporate Parent), may enter into a new lease on a substitute property selected by the tenant and approved by the borrower. In the event of a substitution, the tenant may terminate operations at the Mortgaged Property. The borrower’s acceptance of any substitute property is conditioned upon the lender agreeing, in its sole discretion, to release the Mortgaged Property and accept a substitute new property as collateral for the Mortgage Loan. If the lender does not agree or the borrower does not accept any request by the tenant to substitute the Mortgaged Property, the tenant may offer to purchase the Mortgaged Property at a price equal to the sum of (a) 12.5 times the then-current annual base rent plus (b) any prepayment penalty required under the Mortgage Loan documents

Escrows

Thirty-six (36) Mortgage Loans (81.3%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-six (36) Mortgage Loans (80.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-one (31) Mortgage Loans (74.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Nineteen (19) Mortgage Loans (82.6%) secured by office, retail, mixed use and one (1) multifamily property with commercial tenants, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “ —Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “ Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “ Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	12	$277,213,527	41.5%
Springing	22	237,199,854	35.5
Soft	5	93,825,000	14.0
Soft (Residential); Hard (Retail)	1	60,000,000	9.0
Total:	40	$668,238,381	100.0%

See “ —Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “ —The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “ Significant Loan Summaries—Loan #1: 636 11th Avenue”, “—Loan #2: 65 Bay Street”, “—Loan #3: Flats at East Bank”, “—Loan #4: DreamWorks Campus”, “—Loan #12 & 13: Hilton Branson Crossed Portfolio”, and “—Loan #16: Oak Portfolio” in Annex B to this prospectus.

With respect to the Flats at East Bank Mortgage Loan (8.8%), the borrower sponsor received a $17,000,000 loan (which was transferred to the borrower) from Cuyahoga County to finance the development of the Mortgaged Property in April 2014 (the “Development Loan”), which was made from the proceeds of Cuyahoga County’s issuance of bonds (the “Cuyahoga County IRB Bonds”). The Cuyahoga County IRB Bonds are allocated into three tranches of approximately $3.78 million (at an interest rate of 4.5%), $6.865 million (at an interest rate of 5.5%), and $6.355 million (at an interest rate of 6.0%) and expire in 2024, 2033 and 2038, respectively. The Development Loan and the Cuyahoga County IRB Bonds are secured by a subordinate mortgage encumbering the Mortgaged Property (subject to a subordination agreement with and which mortgage is held by Huntington National Bank as the trustee for the holders of the Cuyahoga County IRB Bonds). The debt service on the Cuyahoga County IRB Bonds is paid from excess cash flow from the Mortgaged Property to the extent transferred to the borrower and from cash available to the guarantors. The guarantors (and other affiliates of the borrower) have guaranteed annual debt service payments with respect to the Cuyahoga County IRB Bonds under the Development Loan. There can be no assurance that the guarantors would be able to, or would, make such payments if necessary. Pursuant to a subordination agreement, no material enforcement action may be taken against the borrower or the Mortgaged Property prior to repayment in full of the Mortgage Loan.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Aggregate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan NCF DSCR(2)	Cut-off Date Total Debt NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
The Retreat by Watermark	$34,500,000	$5,500,000	N/A	$40,000,000	5.95325%	60.6%	70.3%	1.60x	1.24x	8.7%	7.5%

650 South Exeter Street(3)	$25,000,000	$21,000,000	N/A	$46,000,000	NAP(4)	31.5%	57.9%	3.54x	1.05x	17.1%	9.3%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The related mezzanine loan is currently held by the related Sponsor or a related affiliate.

(4)	The interest rate with respect to the related mezzanine loan varies based on a planned payment schedule.

The mezzanine loans related to The Retreat by Watermark Mortgage Loan (5.2%) and the 650 South Exeter Street Mortgage Loan (3.7%) identified in the table above are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash (or, in certain cases, from proceeds of a casualty or condemnation that are applied pari passu to the Mortgage Loan and the mezzanine loan)) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property or proposes to accept a discounted payoff from the Mortgage Loan borrower, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “ —Certain Terms of the Mortgage Loans—“Due-On-Sale’ and “Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “ —Certain Terms of the Mortgage Loans—“Due-On-Sale’ and “Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
636 11th Avenue(1)	$65,000,000	56.07%	2.28x	N/A	Y
Villa Del Sol Apartments	$24,000,000	59.1%	1.72x	10.5%	Y
Diamond Forest Apartments	$21,000,000	75.0%	N/A	8.5%	Y

(1)	Mezzanine debt is only permitted provided that certain conditions are satisfied, including, among others, that the lease for the sole tenant, The Ogilvy Group, Inc., is extended. The combined minimum debt service coverage ratio set forth above is only required to be satisfied with respect to the first year of the extension term (commencing July 2029) of the lease for The Ogilvy Group, Inc.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Paradise Shoppes of Perry Mortgage Loan (1.3%), an investor (the “Preferred Equity Holder”) holds a preferred equity interest of approximately $1,905,000 in the related borrower. The Preferred Equity Holder is entitled to a preferred rate of return on its investment equal to 9.0% payable quarterly from available cash flow at the Mortgaged Property after the payment of debt service, reserves and operating expenses, including any expenses incurred to cause the borrower to comply with the Mortgage Loan documents. If quarterly distributions are insufficient to reduce the Preferred Equity Holder’s unpaid accrued preferred return to $375,000, the operating member of the borrower is required, at the Preferred Equity Holder’s election, to contribute capital in an amount necessary to reduce the Preferred Equity Holder’s unpaid accrued preferred return to $375,000. Upon the occurrence of any material default under the related preferred equity agreement, among other remedies, the Preferred Equity Holder has the right to replace the managing member of the borrower, but only upon providing a replacement guarantor in accordance with the loan documents.

Permitted Unsecured Debt and Other Debt

With respect to the Hilton Branson Convention Center and Hilton Branson Promenade Mortgage Loans (collectively, 2.8%), an affiliate of the franchisor previously loaned as a development incentive (i) $750,000 to the borrower under the Hilton Branson Convention Center Mortgage Loan and (ii) $250,000 to the borrower under the Hilton Branson Promenade Mortgage Loan. As of March 2018, the unamortized portions thereof were approximately $334,649 and approximately $101,316, respectively. Pursuant to the terms of each of the related notes, commencing on January 1, 2014 and on the first calendar day of each year thereafter through and including January 1, 2033, 1/19th of the original principal balance of the related note will be forgiven without payment. The outstanding principal balance of each note is payable if the related franchise agreement is terminated for any reason or if a transfer occurs and the transferee does not assume the franchisee’s obligations under the related note in writing before the closing of such transfer.

With respect to the Geist Landing Retail Center Mortgage Loan (1.0%), the borrower sponsors received a tax increment finance loan (the “TIF Loan”), originated in 2008, in the amount of $2,100,000 from the town of Fishers, Indiana for the development of infrastructure necessary for the Mortgaged Property and the surrounding outparcels. The TIF Loan has a current outstanding balance of $1,785,000. The TIF Loan is secured by the town of Fishers, Indiana’s pledge of a portion of real property tax proceeds attributable to the Mortgage Property and surrounding outparcels (the “Tax Increment”), and is not secured by the Mortgaged Property or any direct or indirect interest in it. The debt service on the TIF Loan is paid semi-annually from the Tax Increment and any deficiency is required to be paid by the borrower under the TIF Loan, who is also entitled to apply the reserved surplus of any prior years’ Tax Increments for such purpose. The borrower under the TIF Loan is the sole member of the borrower under the Mortgage Loan.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “ Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Mortgage Loan Debt Yield on Underwritten NCF(1)	Loan Combination Debt Yield on Underwritten NCF(2)	Controlling Note Included in Issuing Entity (Y/N)
636 11th Avenue	CREFI	$65,000,000	9.7%	$175,000,000	—	$240,000,000	56.1%	56.1%	2.39x	2.39x	9.9%	9.9%	N
65 Bay Street	CREFI	$60,000,000	9.0%	$40,000,000	$100,000,000	$200,000,000	29.8%	59.5%	2.89x	1.37x	13.7%	6.8%	(3)
Flats at East Bank	Rialto	$59,000,000	8.8%	$13,000,000	$20,922,918	$92,922,918	52.0%	67.1%	1.90x	1.05x	9.8%	7.6%	(4)
DreamWorks Campus	CCRE Lending	$37,000,000	5.5%	$55,000,000	$108,000,000	$200,000,000	31.0%	67.3%	6.31x	2.07x	14.7%	6.8%	N
Hilton Branson Convention Center(5)	LCF	$10,628,305	1.6%	$7,085,536	—	$17,713,841	51.5%	51.5%	1.89x	1.89x	12.9%	12.9%	Y
Hilton Branson Promenade(5)	LCF	$8,083,499	1.2%	$5,389,000	—	$13,472,499	51.5%	51.5%	1.89x	1.89x	12.9%	12.9%	Y
Oak Portfolio	CREFI	$15,614,105	2.3%	$24,912,812	—	$40,526,917	70.1%	70.1%	1.75x	1.75x	11.1%	11.1%	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

(3)	Initially the 65 Bay Street B Note is the Controlling Note with respect to the 65 Bay Street Loan Combination. However, if a Note B Control Appraisal Period exists or the holder of the 65 Bay Street B Note is a borrower-related party, then the 65 Bay Street A2 Note will become the Controlling Note, and following the occurrence of either of the foregoing, if a Note A2 Control Appraisal Period exists or the holder of Note A2 is a borrower-related party, then promissory note A1-A evidencing the 65 Bay Street Mortgage Loan will become the Controlling Note.

(4)	Initially the related promissory note B is the Controlling Note with respect to the Flats at East Bank Loan Combination. However, if the holder of the related Subordinate Companion Loan is a borrower-related party or a control appraisal period exists, then promissory note A-1 evidencing the Flats at East Bank Mortgage Loan will become the Controlling Note with respect to the Flats at East Bank Loan Combination.

(5)	Cross-collateralized and cross-defaulted with each other.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
636 11th Avenue	Servicing Shift	Note A-1	Yes	JPMorgan Chase Bank, National Association	Not Identified	$70,000,000
		Note A-2	No	JPMorgan Chase Bank, National Association	Not Identified	$60,000,000
		Note A-3	No	JPMorgan Chase Bank, National Association	Not Identified	$30,000,000
		Note A-4	No	—	CGCMT 2018-C5	$65,000,000
		Note A-5	No	Citi Real Estate Funding Inc.	Not Identified	$15,000,000
65 Bay Street	Serviced	Note A1-A	(3)	—	CGCMT 2018-C5	$20,000,000
		Note A1-B	No	—	CGCMT 2018-C5	$20,000,000
		Note A1-C	No	—	CGCMT 2018-C5	$20,000,000
		Note A1-D	No	Citi Real Estate Funding Inc.	Not Identified	$20,000,000
		Note A1-E	No	Citi Real Estate Funding Inc.	Not Identified	$10,000,000
		Note A1-F	No	Citi Real Estate Funding Inc.	Not Identified	$10,000,000
		Note A2	(3)	Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO. 190	Not Identified	$60,400,000
		Note B	(3)	IGIS US Private Placement Real Estate Investment Trust No. 169	Not Identified	$39,600,000
Flats at East Bank	Serviced	Note A-1	(4)	—	CGCMT 2018-C5	$59,000,000
		Note A-2	No	Rialto Mortgage Finance, LLC	Not Identified	$13,000,000
		Note B	(4)	ACREFI Mortgage Lending, LLC	Not Identified	$21,000,000
DreamWorks Campus	Outside Serviced	Note A-1	(5)	—	UBS 2018-C9	$25,000,000
		Note A-2	No	—	CGCMT 2018-C5	$20,000,000
		Note A-3	No	Deutsche Bank AG, acting through its New York Branch	JPMDB 2018-C8(6)	$20,000,000
		Note A-4	No	—	CGCMT 2018-C5	$17,000,000
		Note A-5	No	Deutsche Bank AG, acting through its New York Branch	JPMDB 2018-C8(6)	$10,000,000
		Note B	(5)	Prima Mortgage Investment Trust, LLC	Not Identified	$108,000,000
Hilton Branson Convention Center	Serviced	Note A-1	Yes(7)	—	CGCMT 2018-C5	$10,628,305
		Note A-2	No	Ladder Capital Finance LLC	UBS 2018-C10(8)	$7,085,536
Hilton Branson Promenade	Serviced	Note A-1	Yes(7)	—	CGCMT 2018-C5	$8,083,499
		Note A-2	No	Ladder Capital Finance LLC	UBS 2018-C10(8)	$5,389,000
Oak Portfolio	Outside Serviced	Note A-1	Yes	—	Benchmark 2018-B3	$24,912,812
		Note A-2	No	—	CGCMT 2018-C5	$15,614,105

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note (except if a Note B Control Appraisal Period is in effect or the related noteholder is a borrower-related party) is note B, (ii) if a Note B Control Appraisal Period is in effect or the holder of note B is a borrower-related party, then note A2 will be the Controlling Note (unless a Note A2 Control Appraisal Period is in effect or the holder of note A2 is a borrower-related party), and (iii) if (x) a Note A2 Control Appraisal Period is in effect or (y) the holders of both Note B and Note A2 are borrower-related parties or (z) a Note B Control Appraisal Period is in effect and the holder of Note A2 is a borrower-related party, then note A1-A will be the Controlling Note.

(4)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note (except if a Flats at East Bank Control Appraisal Period is in effect or the related noteholder is a borrower-related party) is note B, and (ii) if a Flats at East Bank Control Appraisal Period is in effect or the holder of note B is a borrower-related party, then note A-1 will be the Controlling Note.

(5)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note (except if a DreamWorks Campus Control Appraisal Period is in effect or the related noteholder is a borrower-related party) is note B, and (ii) if a DreamWorks Control Appraisal Period is in effect or the holder of note B is a borrower-related party, then note A-1 will be the Controlling Note.

(6)	The JPMDB 2018-C8 securitization transaction is scheduled to close on or about June 15, 2018.

(7)	The Hilton Branson Convention Center and Hilton Branson Promenade Loan Combinations are cross-collateralized and cross-defaulted with each other. For so long as the cross-collateralization and cross-default feature is in effect, the Hilton Branson Convention Center note A-1 is the Controlling Note for both such Loan Combinations.

(8)	The UBS 2018-C10 securitization transaction is scheduled to close on the same day as the date of this prospectus.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related

Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “ —The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “ The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “— Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the Controlling Class Representative will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “ The Pooling and Servicing Agreement—Directing Holder.”

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “— General.” The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

The Special Servicer will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such

Serviced Pari Passu Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan and, in the case of the Hilton Branson Convention Center Loan Combination and the Hilton Branson Promenade Loan Combination, for so long as such Loan Combinations are part of the same Crossed Group, the other Split Mortgage Loan and related Pari Passu Companion Loan in such Crossed Group, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “ —The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “— General.” With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan

Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination (other than the Oak Portfolio Loan Combination), if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non–Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The 65 Bay Street Pari Passu-AB Loan Combination

Servicing

The 65 Bay Street Loan Combination consists of the 65 Bay Street Mortgage Loan and three related Pari Passu Companion Loans (Notes A1-D, A1-E and A1-F, and, together with the 65 Bay Street Mortgage Loan, the “65 Bay Street A1 Notes”), and two Subordinate Companion Loans: (i) Note B (the “65 Bay Street B Note”), and (ii) Note A2 (the “65 Bay Street A2 Note”).

The 65 Bay Street Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any 65 Bay Street Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the 65 Bay Street Loan Combination unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Amounts payable to the Issuing Entity as holder of the 65 Bay Street Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The 65 Bay Street Co-Lender Agreement sets forth the respective rights of the holders of the 65 Bay Street Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the 65 Bay Street Loan Combination, and provides, in general, that:

●	The 65 Bay Street A2 Note and the rights of its holder to receive payments of interest, principal and other amounts with respect to the 65 Bay Street A2 Note are at all times junior, subject and subordinate to the 65 Bay Street A1 Notes and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the 65 Bay Street A1 Notes, as and to the extent set forth in the 65 Bay Street Co-Lender Agreement. The 65 Bay Street B Note and the rights of its holder to receive payments of interest, principal and other amounts with respect to such 65 Bay Street B Note are at all times junior, subject and subordinate to the 65 Bay Street A1 Notes and the 65 Bay Street A2 Note and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the 65 Bay Street A1 Notes and the 65 Bay Street A2 Note, respectively, as and to the extent set forth in the 65 Bay Street Co-Lender Agreement;

●	prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the 65 Bay Street Loan Combination, (ii) any other event of default for which the 65 Bay Street Loan Combination is actually accelerated, (iii) any other event of default that causes the 65 Bay Street Loan Combination to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by either the holder of the 65 Bay Street B Note or by the holder of the 65 Bay Street A2 Note, in accordance with the 65 Bay Street Co-Lender Agreement, or during any period that any holder(s) of the 65 Bay Street B Note or the 65 Bay Street A2 Note are exercising cure rights), after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the Pooling and Servicing Agreement to the parties thereto, payments and proceeds received with respect to the 65 Bay Street Loan Combination will generally be applied in the following order, without duplication:

o	first, to the holders of the 65 Bay Street A1 Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the 65 Bay Street A1 Notes at their net interest rate;

o	second, to the holders of the 65 Bay Street A1 Notes, pro rata (based on the principal balances of the 65 Bay Street A1 Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the holders of the 65 Bay Street A1 Notes, the 65 Bay Street A2 Note and the 65 Bay Street B Note (together, the “65 Bay Street Loan Combination Noteholders”) on a sequential basis), if any, with respect to such monthly payment date with respect to the 65 Bay Street Loan Combination and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the 65 Bay Street Loan Combination allocated as principal on the 65 Bay Street Loan Combination and payable to the 65 Bay Street Loan Combination Noteholders, until the aggregate principal balance of the 65 Bay Street A1 Notes has been reduced to zero;

o	third, to the holders of the 65 Bay Street A1 Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or Special Servicer on its behalf and not previously paid or reimbursed to such servicer);

o	fourth, to the holder of the 65 Bay Street A2 Note in an amount equal to the accrued and unpaid interest on the outstanding principal balances of the 65 Bay Street A2 Note at its net interest rate;

o	fifth, to the holder of the 65 Bay Street A2 Note in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the 65 Bay Street Loan Combination Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the 65 Bay Street Loan Combination and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the 65 Bay Street Loan Combination allocated as principal on the 65 Bay Street Loan Combination and payable to the 65 Bay Street Loan Combination Noteholders remaining after giving effect to the allocations in clause second above, until the principal balance of the 65 Bay Street A2 Note has been reduced to zero;

o	sixth, to the holder of the 65 Bay Street B Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 65 Bay Street B Note at its applicable net interest rate;

o	seventh, to the holder of the 65 Bay Street B Note in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the 65 Bay Street Loan Combination Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the 65 Bay Street Loan Combination and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the 65 Bay Street Loan Combination allocated as principal on the 65 Bay Street Loan Combination and payable to the 65 Bay Street Loan Combination Noteholders remaining after giving effect to the allocations in clauses second and fifth above, until the principal balance of the 65 Bay Street B Note has been reduced to zero;

o	eighth, to the extent the holder of the 65 Bay Street A2 Note has made any payments or advances in connection with the exercise of their cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments;

o	ninth, to the extent the holder of the 65 Bay Street B Note has made any payments or advances in connection with the exercise of its cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments;

o	tenth, to the holders of the 65 Bay Street A1 Notes, pro rata (based on the principal balances of the 65 Bay Street A1 Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) multiplied by (ii) their relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

o	eleventh, to the holder of the 65 Bay Street A2 Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

o	twelfth, to the holder of the 65 Bay Street B Note in an amount equal to the product of (i) f its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

o	thirteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through twelfth and, as a result of a workout, the principal balance of the 65 Bay Street A2 Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street A2 Note in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street A2 Note as a result of such workout, plus interest on such amount at the related interest rate;

o	fourteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout, the principal balance of the 65 Bay Street B Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street B Note in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street B Note as a result of such workout, plus interest on such amount at the related interest rate;

o	fifteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the 65 Bay Street Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 65 Bay Street Loan Combination Noteholders, pro rata, based on their respective principal percentage interests; and

o	sixteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 65 Bay Street Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through fifteenth, any remaining amount is required to be paid pro rata to the 65 Bay Street Loan Combination Noteholders, based on their respective initial percentage interests.

●	upon the occurrence and during the continuance of a Sequential Pay Event, after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the Pooling and Servicing Agreement to the parties thereto, payments and proceeds received with respect to the 65 Bay Street Loan Combination will generally be applied in the following order, without duplication:

o	first, to the holders of the 65 Bay Street A1 Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of their notes at their net interest rate;

o	second, to the holders of the 65 Bay Street A1 Notes, pro rata (based on the principal balances of the 65 Bay Street A1 Notes), until their aggregate principal balance has been reduced to zero;

o	third, to the holders of the 65 Bay Street A1 Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer);

o	fourth, to the holder of the 65 Bay Street A2 Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 65 Bay Street A2 Note at its net interest rate;

o	fifth, to the holder of the 65 Bay Street A2 Note, until the principal balance of the 65 Bay Street A2 Note has been reduced to zero;

o	sixth, to the extent the holder of the 65 Bay Street A2 Note has made any payments or advances in connection with the exercise of its cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments; and to the holder of the 65 Bay Street A2 Note in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

o	seventh, to the holder of the 65 Bay Street B Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 65 Bay Street B Note at its net interest rate;

o	eighth, to the holder of the 65 Bay Street B Note, until the principal balance of the 65 Bay Street B Note has been reduced to zero;

o	ninth, to the extent the holder of the 65 Bay Street B Note has made any payments or advances in connection with the exercise of its cure rights under the 65 Bay Street Co-Lender Agreement, to reimburse such holder for all such cure payments; and to the holder of the 65 Bay Street B Note in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

o	tenth, to the holders of the 65 Bay Street A1 Notes, pro rata (based on the principal balances of the 65 Bay Street A1 Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) multiplied by (ii) their relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

o	eleventh, to the holder of the 65 Bay Street A2 Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

o	twelfth, to the holder of the 65 Bay Street B Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the 65 Bay Street Loan Combination) multiplied by (ii) its relative spread (as set forth in the 65 Bay Street Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

o	thirteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through twelfth and, as a result of a workout, the principal balance of the 65 Bay Street A2 Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street A2 Note, in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street A2 Note as a result of such workout, plus interest on such aggregate amount at the related interest rate;

o	fourteenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through thirteenth and, as a result of a workout, the principal balance of the 65 Bay Street B Note has been reduced, such excess amount is required to be paid to the holder of the 65 Bay Street B Note in an amount up to the reduction, if any, of the principal balance of the 65 Bay Street B Note as a result of such workout, plus interest on such amount at the related interest rate;

o	fifteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the 65 Bay Street Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 65 Bay Street Loan Combination Noteholders, pro rata, based on their respective principal percentage interests; and

o	sixteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 65 Bay Street Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through fifteenth, any remaining amount is required to be paid pro rata to the 65 Bay Street Loan Combination Noteholders, based on their respective initial percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 65 Bay Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 65 Bay Street Mortgage Loan or, as and to the extent described under “ The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 65 Bay Street Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related 65 Bay Street Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such 65 Bay Street Companion Loan or from general collections with respect to any securitization of such 65 Bay Street Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 65 Bay Street Co-Lender Agreement, the controlling noteholder with respect to the 65 Bay Street Loan Combination (the “65 Bay Street Directing Holder”), as of any date of determination, will be (i) the holder of the 65 Bay Street B Note, unless a Note B Control Appraisal Period has occurred and is continuing, (ii) if and for so long as a Note B Control Appraisal Period has occurred and is continuing and no Note A2 Control Appraisal Period has occurred and is continuing, the holder of the 65 Bay Street A2 Note, and (iii) if and for so long as a Note A2 Control Appraisal Period has occurred and is continuing, the Controlling Class Representative (or other representative of the holder of Note A1-A designated under the Pooling and Servicing Agreement); provided further that, if the holder of the 65 Bay Street A2 Note or the holder of the 65 Bay Street B Note would be the 65 Bay Street Directing Holder, but any interest in the 65 Bay Street A2 Note or the 65 Bay Street B Note, respectively, is held by the related borrower or a borrower-related party, or the borrower or borrower-related party would otherwise be entitled to exercise the rights of the 65 Bay Street Directing Holder in respect of the 65 Bay Street A2 Note or the 65 Bay Street B Note, respectively, then a Note A2 Control Appraisal Period or a Note B Control Appraisal Period, respectively, will be deemed to have occurred; and provided further, however, that, if the Controlling Class Representative would be the 65 Bay Street Directing Holder, but at least 50% of the interests in Note A1-A are held by the related borrower or a borrower-related party, or the borrower or borrower-related party would otherwise be entitled to exercise the rights of the 65 Bay Street Directing Holder in respect of Note A1-A, then the 65 Bay Street Directing Holder will be the holder for the 65 Bay Street A1 Note that (x) is not held by the borrower or a borrower-related party and the borrower or borrower-related party would not otherwise be entitled to exercise the rights of the 65 Bay Street Directing Holder in respect of such 65 Bay Street A1 Note and (y) has the largest principal balance (it being understood that if two or more 65 Bay Street A1 Notes meet such requirements and have the same principal balance, then the note with the lower alphabetical suffix will control); and provided further, however, that if no 65 Bay Street A1 Note meets the criteria set forth in clause (x) and a Note A2 Control Appraisal Period is in effect, then there will be no 65 Bay Street Directing Holder.

The 65 Bay Street Directing Holder will be entitled (i) to direct the servicing of the 65 Bay Street Loan Combination and (ii) to consent to 65 Bay Street Major Decisions and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause. See “ The Pooling and Servicing Agreement—Directing Holder” and “— Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event.”

A “65 Bay Street Major Decision” means:

(i) any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Loan Combination if it comes into and continues in default;

(ii) any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the loan documents or any extension of the maturity date of the Loan Combination;

(iii) following a default or an event of default with respect to the loan documents, any exercise of remedies, including the acceleration of the Loan Combination or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv) any sale of the Loan Combination or REO Property for less than the applicable Repurchase Price;

(v) any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(vi) any release of collateral or any acceptance of substitute or additional collateral for the Loan Combination or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related loan documents and for which there is no lender discretion;

(vii) any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Loan Combination or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii) any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix) any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Loan Combination, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(x) any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi) any determination that a “cash trap period” (as defined in the related loan documents) has commenced or terminated, and any releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Loan Combination documents and for which there is no lender discretion;

(xii) any approval or disapproval of a proposed assumption of the Loan Combination, and any approval of the related documentation, in each case pursuant to related loan documents and for which there is no lender discretion;

(xiii) any determination of an Acceptable Insurance Default with respect to the Mortgaged Property;

(xiv) any determination by the Master Servicer to transfer the Loan Combination to the special servicer under the circumstances described in clause (c) of the definition of “Specially Serviced Loan” in this prospectus;

(xv) any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at the Mortgaged Property if the lease involves a ground lease or a lease of an outparcel or affects an area greater than or equal to the greater of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property;

(xvi) any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the related loan documents;

(xvii)          the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xviii) the release of a guarantor under the related loan documents or the approval of any replacement or additional guarantor under the related loan documents;

(xix) the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property;

(xx) subject to the REMIC provisions of the Internal Revenue Code of 1986, any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Loan Combination;

(xxi) any proposed modification or waiver of the insurance requirements set forth in the related loan documents, other than pursuant to the specific terms of such loan documents and for which there is no lender discretion; or

(xxii)         any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Noteholders;

provided, however that after the occurrence and during the continuance of a Note A2 Control Appraisal Period, “65 Bay Street Major Decision” will have the meaning given to the term “Major Decision” in the Pooling and Servicing Agreement.

Pursuant to the terms of the 65 Bay Street Co-Lender Agreement, any holder that is not the 65 Bay Street Directing Holder (each, a “65 Bay Street Non-Controlling Noteholder”) will (i) have a right to receive copies of any notice, information and report that is required to be provided to the 65 Bay Street Directing Holder pursuant to the Pooling and Servicing Agreement with respect to any 65 Bay Street Major Decisions to be taken or the implementation of any recommended actions outlined in an asset status report with respect to the 65 Bay Street Loan Combination within the same time frame such notice, information and report is required to be provided to the 65 Bay Street Directing Holder, and (ii) have the right to be consulted on a strictly non-binding basis, to the extent, having received such notices, information and reports, it requests consultation with respect to any such 65 Bay Street Major Decisions or such implementation of any recommended actions and have any alternative actions it recommends considered. The consultation right of the Issuing Entity (or its representative) will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and report provided to the 65 Bay Street Directing Holder, whether or not the related 65 Bay Street Non-Controlling Noteholder has responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew.

In addition to the consultation rights described above, pursuant to the terms of the 65 Bay Street Co-Lender Agreement, the Issuing Entity, as holder of the 65 Bay Street Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the 65 Bay Street Loan Combination are discussed.

The term “Note A2 Control Appraisal Period” means any period with respect to the 65 Bay Street Loan Combination, if and for so long as: (a) (1) the initial principal balance of the 65 Bay Street A2 Note, minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 65 Bay Street A2 Note after the date of creation of the 65 Bay Street A2 Note, (y) any Appraisal Reduction Amount for the 65 Bay Street Loan Combination that is allocated to the 65 Bay Street A2 Note and (z) any losses realized with respect to the related Mortgaged Property or the 65 Bay Street Loan Combination that are allocated to the 65 Bay Street A2 Note, is less than (b) 25% of the remainder of (i) the initial principal balance of the 65 Bay Street A2 Note less (ii) any payments of principal allocated to, and received by, the holder of the 65 Bay Street A2 Note on the 65 Bay

Street A2 Note after the date of creation of the 65 Bay Street A2 Note; provided that a Note A2 Control Appraisal Period will terminate upon the occurrence of a Threshold Event Cure by the holder of the 65 Bay Street A2 Note. The term “Note B Control Appraisal Period” means any period with respect to the 65 Bay Street Loan Combination, if and for so long as: (a) (1) the initial principal balance of the 65 Bay Street B Note, minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 65 Bay Street B Note after the date of creation of the 65 Bay Street B Note, (y) any Appraisal Reduction Amount for the 65 Bay Street Loan Combination that is allocated to the 65 Bay Street B Note and (z) any losses realized with respect to the related Mortgaged Property or the 65 Bay Street Loan Combination that are allocated to the 65 Bay Street B Note, is less than (b) 25% of the remainder of (i) the initial principal balance of the 65 Bay Street B Note less (ii) any payments of principal allocated to, and received by, the holder of the 65 Bay Street B Note on the 65 Bay Street B Note after the date of creation of the 65 Bay Street B Note; provided that a Note B Control Appraisal Period will terminate upon the occurrence of a Threshold Event Cure by the holder of the 65 Bay Street B Note.

The holder of the 65 Bay Street B Note is entitled to avoid a Note B Control Appraisal Period caused by application of an appraisal reduction amount, and the holder of the 65 Bay Street A2 Note is entitled to avoid a Note A2 Control Appraisal Period caused by application of an appraisal reduction amount, upon satisfaction of certain conditions (satisfaction of such conditions, a “Threshold Event Cure”), including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements described in the 65 Bay Street Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable Note B Control Appraisal Period or Note A2 Control Appraisal Period, as applicable, not to occur.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 65 Bay Street Loan Combination by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, the holder of the 65 Bay Street B Note, on the one hand, and the holder of the 65 Bay Street A2 Note, on the other hand, will have the right to cure such event of default subject to certain limitations set forth in the 65 Bay Street Co-Lender Agreement. Unless the holder of the 65 Bay Street A1-A Note (and, in the case of a cure by the 65 Bay Street B Note, the holder of the 65 Bay Street A2 Note) consents to additional cure periods, such cures will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the 65 Bay Street Loan Combination. No holder of any such 65 Bay Street Subordinate Companion Loan will be required to pay any default interest or late charges in order to effect a cure. In the event that both the holder of the 65 Bay Street A2 Note and the holder of the 65 Bay Street B Note deliver a notice of exercise of cure rights, the holder of the 65 Bay Street B Note will have the right to effectuate the related cure and the right of the holder of the 65 Bay Street A2 Note to cure will be suspended and any cure payments return to such holder of the 65 Bay Street A2 Note. In the case of a non-monetary default, if the holder of the 65 Bay Street B Note does not consummate such cure, if the holder of the 65 Bay Street A2 Note had delivered a notice of exercise of cure rights, such holder will have the right to effectuate such cure.

Purchase Option

If an event of default with respect to the 65 Bay Street Loan Combination has occurred and is continuing or if a Servicing Transfer Event has occurred and is continuing, each of (A) the holder of the 65 Bay Street A2 Note, and (B) the holder of the 65 Bay Street B Note will have the option to purchase the 65 Bay Street A1 Notes in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the 65 Bay Street A1 Notes, (b) accrued and unpaid interest on the aggregate principal balance of the 65 Bay Street A1 Notes at their net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Mortgage Loan to the holders of the 65 Bay Street A1 Notes, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower-related party), (d) any unreimbursed Property Advances and any expenses incurred in enforcing the loan documents, including, without limitation, Property Advances payable or reimbursable to Master Servicer and Special Servicing Fees incurred by or on behalf of the holder of either 65 Bay Street A1 Note (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of either 65 Bay

Street A1 Note (without duplication of amounts under clause (c) above), (f) (i) if the related borrower or borrower-related party is the purchaser or (ii) if the 65 Bay Street Loan Combination is purchased more than 90 days after such option first becomes exercisable pursuant to the 65 Bay Street Co-Lender Agreement, any Liquidation or Workout Fees, and (g) any recovered costs not reimbursed previously to the holder of a 65 Bay Street A1 Note pursuant to the 65 Bay Street Co-Lender Agreement. If the holder of the 65 Bay Street B Note elects to purchase the 65 Bay Street A1 Notes, it will be required to purchase the 65 Bay Street A2 Note at a purchase price set forth in the 65 Bay Street Co-Lender Agreement and calculated in a similar fashion to the price set forth above for the 65 Bay Street A1 Notes.

Sale of Defaulted Loan Combination

Pursuant to the terms of the 65 Bay Street Co-Lender Agreement, if an event of default has occurred and is continuing with respect to the 65 Bay Street Loan Combination, and if the Special Servicer determines to sell the 65 Bay Street Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be permitted to sell either (1) the 65 Bay Street Loan Combination, subject to the consent right of the 65 Bay Street Directing Holder (or its representative), in which case such sale would include each of the 65 Bay Street A1 Notes, the 65 Bay Street A2 Note and the 65 Bay Street B Note as determined by the Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the 65 Bay Street A2 Note and the 65 Bay Street B Notes) in accordance with the procedures set forth under “ The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus, or (2) the 65 Bay Street A1 Notes, together, in which case the Special Servicer will provide notice to the master servicer under any securitizations of the 65 Bay Street Companion Loans and the holders of the 65 Bay Street Companion Loans will have the opportunity to submit an offer on the 65 Bay Street Loan Combination.

The Flats at East Bank Pari Passu-AB Loan Combination

Servicing

The Flats at East Bank AB Loan Combination will be serviced by the Master Servicer and the Special Servicer pursuant to the terms of the Pooling and Servicing Agreement, subject to the terms of the Flats at East Bank Co-Lender Agreement. In servicing the Flats at East Bank AB Loan Combination, the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders, the holder of the note evidencing the Flats at East Bank Pari Passu Companion Loan (the “Flats at East Bank Pari Passu Companion Loan Noteholder”) and the holder of the note evidencing the Flats at East Bank Subordinate Companion Loan (the “Flats at East Bank Subordinate Companion Loan Noteholder”), as a collective whole, taking into account the pari passu or subordinate nature of the Flats at East Bank Pari Passu Companion Loan and the Flats at East Bank Subordinate Companion Loan.

The Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan are collectively referred to in this prospectus as the “Flats at East Bank Senior Loan” and the Flats at East Bank Senior Loan, together with the Flats at East Bank Subordinate Companion Loan, are collectively referred to in this prospectus as the “Flats at East Bank AB Loan Combination.” The Flats at East Bank Pari Passu Companion Loan and the Flats at East Bank Subordinate Companion Loan will not be transferred to the Issuing Entity and will not be part of the Mortgage Pool.

The holders of the Flats at East Bank AB Loan Combination (the “Flats at East Bank Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Flats at East Bank Noteholder (the “Flats at East Bank Co-Lender Agreement”).

Promissory note A-1 represents the controlling interest in the Flats at East Bank AB Loan Combination. However, for so long as the Flats at East Bank Subordinate Companion Loan Noteholder holding greater than 50% of the aggregate principal balance of the Flats at East Bank Subordinate Companion Loan evidenced by promissory note B (the “Flats at East Bank Controlling Subordinate Companion Loan Noteholder”) is the Flats at East Bank AB Loan Combination Controlling Holder (as defined below), the Flats at East Bank Controlling Subordinate Companion Loan Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Flats at East Bank AB Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the Flats at East Bank Co-Lender Agreement, the Flats at East Bank Subordinate Companion Loan Noteholder will have the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

Pursuant to the Flats at East Bank Co-Lender Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Flats at East Bank AB Loan Combination, (ii) any other event of default for which the Flats at East Bank AB Loan Combination is accelerated, (iii) any other event of default which causes the Flats at East Bank AB Loan Combination to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Flats at East Bank Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Flats at East Bank AB Loan Combination Controlling Holder or the default cure period has not yet expired and the Flats at East Bank AB Loan Combination Controlling Holder is diligently exercising its cure rights under the Flats at East Bank Co-Lender Agreement), after payment of amounts for required reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable with respect to the Flats at East Bank AB Loan Combination (including any penalty charges) under the Pooling and Servicing Agreement to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, payments and proceeds received with respect to the Flats at East Bank AB Loan Combination will generally be applied in the following order:

First, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan, on a pro rata basis in an amount equal to the accrued and unpaid interest then due and payable on the outstanding principal of their respective notes at their respective net interest rates;

Second, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan, on a pro rata and pari passu basis in an amount equal to their respective percentage interests of the net proceeds required to be applied to prepay the outstanding principal balance of the Flats at East Bank AB Loan Combination, until their principal balances have been reduced to zero;

Third, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan including any recovered costs not previously reimbursed to such holders (or paid or advanced by the Master Servicer or the Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each respective note multiplied by (ii) the relative spread of each respective note, and (iii) any prepayment premium payable to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan to the extent paid by the related borrower;

Fifth, to the holder of the Flats at East Bank Subordinate Companion Loan in an amount equal to the interest then due and payable on the outstanding principal of its note at its net interest rate;

Sixth, to the holder of the Flats at East Bank Subordinate Companion Loan in an amount equal to their respective percentage interest in the Flats at East Bank AB Loan Combination of principal payments received, if any, until the principal balance of the Flats at East Bank Subordinate Companion Loan has been reduced to zero;

Seventh, to the holder of the Flats at East Bank Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of their note multiplied by (ii) the relative spread for their note and (iii) any prepayment premium payable on their note to the extent paid by the related borrower;

Eighth, to the holder of the Flats at East Bank Subordinate Companion Loan in the amount of the scheduled amortization payment for their note and then to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan in the amount of the scheduled amortization payments for their notes, as set forth on Schedule IX to the Flats at East Bank loan agreement;

Ninth, to the extent the Flats at East Bank Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to “— Rights of the Flats at East Bank Subordinate

Companion Loan Noteholder” below, to reimburse the Flats at East Bank Subordinate Companion Loan Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Flats at East Bank AB Loan Combination or the Flats at East Bank Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(ninth) and, as a result of a workout, the balance of the Flats at East Bank Subordinate Companion Loan has been reduced, to the Flats at East Bank Subordinate Companion Loan Noteholder in an amount up to the reduction, if any, of the principal balance of the Flats at East Bank Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable net interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the Flats at East Bank AB Loan Combination or the Flats at East Bank Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Flats at East Bank Mortgage Loan, the Flats at East Bank Pari Passu Companion Loan Noteholder and the Flats at East Bank Subordinate Companion Loan Noteholder, pro rata, based on their respective percentage interests in the Flats at East Bank AB Loan Combination; and

Lastly, if any excess amount is available to be distributed in respect of the Flats at East Bank AB Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Flats at East Bank Mortgage Loan, the Flats at East Bank Pari Passu Companion Loan and the Flats at East Bank Subordinate Companion Loan, pro rata based on their respective initial percentage interests in the Flats at East Bank AB Loan Combination.

Following the occurrence and during the continuance of a Flats at East Bank Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the Pooling and Servicing Agreement to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator and the Trustee, payments and proceeds with respect to the Flats at East Bank AB Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

First, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan on a pro rata basis in an amount equal to the interest then due and payable on the outstanding principal of their respective notes at their net interest rate;

Second, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan on a pro rata basis based on the principal balances of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan until their principal balances have been reduced to zero;

Third, up to the amount of any unreimbursed costs and expenses paid by each holder of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan, including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Master Servicer or the Special Servicer on their behalf and not previously paid or reimbursed);

Fourth, to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each respective note multiplied by (ii) the relative spread of each respective note, and (iii) any prepayment premium payable to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan to the extent paid by the related borrower;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the Flats at East Bank AB Loan Combination or Flats at East Bank Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(fourth) and, as a result of a workout, the principal balance of the Flats at East Bank Mortgage Loan and Flats at East Bank Parris Passu Companion Loan has been reduced, to the holders of the Flats at East Bank Mortgage Loan and Flats at East Bank Pari Passu Companion Loan in an

amount up to the reduction, if any, of the principal balance of the Flats at East Bank Mortgage Loan and Flats at East Bank Parris Passu Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Sixth, to the Flats at East Bank Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest then due and payable on their respective notes at their net interest rate;

Seventh, to the Flats at East Bank Subordinate Companion Loan Noteholder on a pro rata and pari passu basis in an amount equal to the outstanding principal balance of its note until its principal balance has been reduced to zero;

Eighth, to the Flats at East Bank Subordinate Companion Loan Noteholder on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of the related note multiplied by (ii) the relative spread for their note and (iii) any prepayment premium payable on their note to the extent paid by the related borrower;

Ninth, to the extent the Flats at East Bank Subordinate Companion Loan Noteholder has made any payments or advances to cure defaults pursuant to “— Rights of the Flats at East Bank Subordinate Companion Loan Noteholder” below, to reimburse the Flats at East Bank Subordinate Companion Loan Noteholder for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the Flats at East Bank AB Loan Combination or Flats at East Bank Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Flats at East Bank Subordinate Companion Loan has been reduced, to the Flats at East Bank Subordinate Companion Loan Noteholder in an amount up to the reduction, if any, of the principal balance of the Flats at East Bank Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the Flats at East Bank AB Loan Combination or the Flats at East Bank Mortgaged Property), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Flats at East Bank Mortgage Loan, the Flats at East Bank Pari Passu Companion Loan Noteholder and the Flats at East Bank Subordinate Companion Loan Noteholder, pro rata, based on their respective percentage interests in the Flats at East Bank AB Loan Combination; and

Lastly, if any excess amount is available to be distributed in respect of the Flats at East Bank AB Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(eleventh), any remaining amount is required to be paid to the holders of the Flats at East Bank Mortgage Loan, the Flats at East Bank Pari Passu Companion Loan and the Flats at East Bank Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Flats at East Bank AB Loan Combination.

Application of Penalty Charges

Penalty charges paid on the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan will be allocated to the holders of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan on a pro rata and pari passu basis and applied first, to reduce, on a pro rata basis, the amounts payable on the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee, or the Special Servicer for any interest accrued on any servicing advances and reimbursement of any servicing advances in accordance with the terms of the Pooling and Servicing Agreement, second, to reduce, on a pro rata basis, the respective amounts payable on the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, Trustee, Flats at East Bank Non-Lead Master Servicer or Flats at East Bank Non-Lead Trustee for any interest accrued on any P&I Advance made with respect to such notes by such party (if and as specified in the Pooling and Servicing Agreement or any Flats at East Bank Non-Lead Servicing Agreement, as applicable), third to reduce, on a pro rata basis, the amounts payable on the Flats at

East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Mortgage Loan, and finally, (i) in the case of the remaining amount of penalty charges allocable pursuant to the Flats at East Bank Mortgage Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Flats at East Bank Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Flats at East Bank Mortgage Loan or, as and to the extent described under “ The Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Flats at East Bank Pari Passu Companion Loan or any loans included in any future securitization trust related to the Flats at East Bank Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any related servicing advances) allocable to the Flats at East Bank Pari Passu Companion Loan or the Flats at East Bank Mortgage Loan, as applicable, may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right, if any, to reimbursement from future payments and other collections on the Flats at East Bank Pari Passu Companion Loan or from general collections of the securitization trusts holding the Flats at East Bank Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

“Flats at East Bank Non-Lead Master Servicer” means the master servicer under the securitization of the Flats at East Bank Pari Passu Companion Loan.

“Flats at East Bank Non-Lead Trustee” means the trustee under the securitization of the Flats at East Bank Pari Passu Companion Loan.

“Flats at East Bank Non-Lead Servicing Agreement” means the servicing agreement for the related securitization of the Flats at East Bank Pari Passu Companion Loan.

Consultation and Control

Prior to the occurrence and continuance of a Flats at East Bank Control Appraisal Period (as defined below) with respect to the Flats at East Bank Subordinate Companion Loan, neither the Flats at East Bank AB Loan Combination Controlling Holder nor the operating advisor will have any consent and/or consultation rights with respect to Flats at East Bank AB Loan Combination. After the occurrence and during the continuance of a Flats at East Bank Control Appraisal Period with respect to the Flats at East Bank Subordinate Companion Loan, the Flats at East Bank AB Loan Combination Controlling Holder and the Operating Advisor will each have the same consent and/or consultation rights with respect to the Flats at East Bank AB Loan Combination as each does, and for so long as each does, with respect to the other Mortgage Loans included in the Issuing Entity. See “ The Pooling and Servicing Agreement—Directing Holder”.

In addition, prior to the occurrence and continuance of a Flats at East Bank Control Appraisal Period, the consent of the Flats at East Bank Controlling Subordinate Companion Loan Noteholder as the Flats at East Bank AB Loan Combination Controlling Holder, which will be obtained by the Special Servicer, is required for any Flats at East Bank Major Decision; provided that the foregoing does not relieve the Master Servicer or the Special Servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC provisions of the Code.

“Flats at East Bank Major Decision” means:

(i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of the Flats at East Bank Mortgaged Property if it comes into and continues in default;

(ii) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, insurance requirements, the timing of payments and acceptance of discounted pay-offs) of the Flats at East Bank

AB Loan Combination or any extension of the maturity date of the Flats at East Bank AB Loan Combination;

(iii) following a default or an event of default with respect to the Flats at East Bank AB Loan Combination, any exercise of remedies, including the acceleration of the Flats at East Bank AB Loan Combination or initiation of any proceedings, judicial, bankruptcy or otherwise, with respect to the applicable borrower or any guarantor or indemnitor, and the election of any action in a bankruptcy or insolvency proceeding involving the borrower or any guarantor or indemnitor under the Flats at East Bank AB Loan Combination to seek relief from the automatic stay or dismissal of a bankruptcy filing or making an §1111(b)(2) election on behalf of the holders of the Flats at East Bank AB Loan Combination;

(iv) any sale of the Flats at East Bank Mortgage Loan (when it is a Defaulted Mortgage Loan) or REO Property for less than the applicable Purchase Price;

(v) any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

(vi) any direct or indirect transfer of the Flats at East Bank Mortgaged Property, release of collateral or any acceptance of substitute or additional collateral for the Flats at East Bank AB Loan Combination, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion;

(vii) any (1) waiver of a “due on sale” or “due on encumbrance” clause with respect to the Flats at East Bank AB Loan Combination, (2) consent to such a waiver, consent to a transfer of the Flats at East Bank Mortgaged Property or interests in the applicable borrower or (4) any consent or approval related to the incurrence of additional debt by the applicable borrower or any mezzanine financing by any beneficial owner of a borrower, in each case other than any such transfer or incurrence of debt as may be effected as-of-right without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(viii) any material modification, waiver or amendment of, or any material consent granted or withheld in connection with, or the execution of, an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Flats at East Bank AB Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(ix) any amendment, modification or termination of any management agreement, any property management company changes including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the Mortgage Loan documents);

(x) any determination that a cash sweep event period has commenced or terminated, releases of any escrow amounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion (the determination of whether the conditions precedent to releasing or reducing any such escrow accounts, reserve accounts or letters of credit have been satisfied will not constitute matters of lender discretion for purposes of this clause (x));

(xi) any acceptance of an assumption agreement (or any other agreement permitting transfers of interests in the Flats at East Bank AB Loan Combination borrower or any guarantor or indemnitor) releasing a Flats at East Bank AB Loan Combination borrower or any guarantor or indemnitor from liability under the Mortgage Loan documents (other than pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion);

(xii) any determination of an Acceptable Insurance Default;

(xiii) the approval of or voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(xiv) any material modification, waiver or amendment of a guaranty related to the Flats at East Bank Mortgage Loan;

(xv) any (A) proposed modification or waiver of any material provision in the Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the applicable borrower, and (B) any approval of any casualty insurance settlements or condemnation settlements related to the Flats at East Bank Mortgaged Property;

(xvi) any determination by the Master Servicer to transfer the Flats at East Bank Mortgage Loan to the Special Servicer based on a determination that (A) a default (other than an Acceptable Insurance Default) is reasonably foreseeable, (B) such default will materially impair the value of the related Flats at East Bank Mortgaged Property as security for such Flats at East Bank Mortgage Loan and (C) the default is likely to continue unremedied;

(xvii)          any adoption or implementation of a budget submitted by the borrower to the extent lender approval is required under the Mortgage Loan documents;

(xviii) the approval or adoption of any material alteration at the Flats at East Bank Mortgaged Property;

(xix) any approval of a major lease or any modification, waiver or amendment of any major lease, the execution of any new major lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any major lease;

(xx) any modification, waiver or amendment of the ground lease, the execution of any new ground lease, the granting of a subordination and nondisturbance or attornment agreement in connection with any ground lease, or any determination as to whether conditions precedent to any optional fee transfer have been satisfied;

(xxi) any modification, waiver or amendment of any tax increment financing document, or the execution of any new tax increment financing document; or

(xxii) the approval of any modification or amendment to the access lease that adversely affects the rights of access to the roadways demised under such access lease.

Notwithstanding the foregoing, pursuant to the terms of the Flats at East Bank Co-Lender Agreement, after the occurrence of and during the continuance of a Flats at East Bank Control Appraisal Period, the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives which, at any time any related Flats at East Bank Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the related Flats at East Bank Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement) will (i) have the right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Flats at East Bank AB Loan Combination Controlling Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Flats at East Bank AB Loan Combination Controlling Holder under the Pooling and Servicing Agreement without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any Flats at East Bank Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Flats at East Bank AB Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) requests consultation with respect to certain Flats at East Bank Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Flats at East Bank AB Loan Combination. The consultation rights of the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) have responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of the Flats at East Bank Mortgage Loan and the related Flats at East Bank Pari Passu Companion Loan.

Neither the Master Servicer nor the Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Flats at East Bank AB Loan Combination Controlling Holder or the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) that would require or cause the Master Servicer or the Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the Master Servicer or the Special Servicer, as applicable, to violate provisions of the Flats at East Bank Co-Lender Agreement, require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of the Flats at East Bank AB Loan Combination, or materially expand the scope of any of the Master Servicer’s or the Special Servicer’s, as applicable, responsibilities under the Flats at East Bank Co-Lender Agreement or the Pooling and Servicing Agreement.

In addition to the consultation rights of the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) described above, pursuant to the terms of the Flats at East Bank Co-Lender Agreement, the Flats at East Bank Pari Passu Companion Loan Noteholder (or their representatives) will have the right to attend (in-person or telephonically in the discretion of the Master Servicer or the Special Servicer, as applicable) annual meetings with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Flats at East Bank AB Loan Combination.

The Controlling Noteholder

Pursuant to the Flats at East Bank Co-Lender Agreement, the directing holder (the “Flats at East Bank AB Loan Combination Controlling Holder”) with respect to the Flats at East Bank AB Loan Combination, as of any date of determination, will be:

●	the Flats at East Bank Subordinate Companion Loan Noteholder, unless a Flats at East Bank Control Appraisal Period has occurred and is continuing; and

●	if a Flats at East Bank Control Appraisal Period has occurred and is continuing, the holder of the Flats at East Bank Mortgage Loan; provided that at any time the holder of the Flats at East Bank Mortgage Loan is the Flats at East Bank AB Loan Combination Controlling Holder, references to the Flats at East Bank AB Loan Combination Controlling Holder will mean the holders of the majority of the controlling class of securities issued in this securitization; provided, further, that if any noteholder would be the Flats at East Bank AB Loan Combination Controlling Holder, but any interest in the note of such noteholder is held by the Flats at East Bank borrower or a related party to the applicable borrower, or which would otherwise be entitled to exercise the rights of the Flats at East Bank AB Loan Combination Controlling Holder, a Flats at East Bank Control Appraisal Period will have been deemed to have occurred with respect to such noteholder.

A “Flats at East Bank Control Appraisal Period” will mean a period that exists with respect to the Flats at East Bank Subordinate Companion Loan, if and for so long as: (a)(i) the initial unpaid principal balance of the Flats at East Bank Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Flats at East Bank Subordinate Companion Loan after the date of creation of the Flats at East Bank Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Flats at East Bank AB Loan Combination that is allocated to the Flats at East Bank Subordinate Companion Loan and (z) without duplication, any losses realized with respect to the Flats at East Bank Mortgaged Property or the Flats at East Bank AB Loan Combination that are allocated to the Flats at East Bank Subordinate Companion Loan, is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Flats at East Bank Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Flats at East Bank Subordinate Companion Loan Noteholder after the creation of the Flats at East Bank Subordinate Companion

Loan (and not returned to the holders of the Flats at East Bank Mortgage Loan and Flats at East Bank Pari Passu Companion Loan, the Master Servicer, Special Servicer or the related borrower).

The Flats at East Bank Controlling Subordinate Companion Loan Noteholder is entitled to avoid its applicable Flats at East Bank Control Appraisal Period caused by the application of an Appraisal Reduction Amount (as opposed to a Flats at East Bank Control Appraisal Period that is deemed to have occurred as a result of any borrower-related party holding an interest in the Flats at East Bank Subordinate Companion Loan or the existence of any circumstances that would otherwise permit any borrower-related party to exercise the rights of the Flats at East Bank Subordinate Companion Loan as Flats at East Bank AB Loan Combination Controlling Holder) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the Master Servicer or the Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution in a form acceptable to the Master Servicer or Special Servicer that meets the rating requirements as described in the Flats at East Bank Co-Lender Agreement (either (x) or (y), the “Flats at East Bank Threshold Event Collateral”) in an amount that, when added to the appraised value of the Flats at East Bank Mortgaged Property as used to calculate any Appraisal Reduction Amount for the Flats at East Bank AB Loan Combination pursuant to the Pooling and Servicing Agreement, would reduce such Appraisal Reduction Amount enough to cause the applicable Flats at East Bank Control Appraisal Period not to exist.

Rights of the Flats at East Bank Subordinate Companion Loan Noteholder

In the event that the Flats at East Bank borrower fails to make any payment of a liquidated sum of money due on the Flats at East Bank AB Loan Combination that results in a monetary event of default or the borrower otherwise defaults with respect to the Flats at East Bank AB Loan Combination, the Flats at East Bank Subordinate Companion Loan Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Flats at East Bank Co-Lender Agreement. The Flats at East Bank Subordinate Companion Loan Noteholder will be limited to, in the aggregate, six (6) cure payments over the life of the Flats at East Bank AB Loan Combination, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the Flats at East Bank Subordinate Companion Loan Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the Flats at East Bank Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Flats at East Bank AB Loan Combination to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Flats at East Bank AB Loan Combination has occurred and is continuing, the Flats at East Bank Subordinate Companion Loan Noteholder will have the option to purchase the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan, (b) accrued and unpaid interest on the Flats at East Bank Mortgage Loan and Flats at East Bank Pari Passu Companion Loan through the end of the related interest accrual period, (c) any other amounts due under the Flats at East Bank Mortgage Loan and the Flats at East Bank Pari Passu Companion Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees not in excess of the limitations set forth in the Flats at East Bank Co-Lender Agreement), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) (i) if the borrower or borrower-related party is the purchaser or (ii) if the Flats at East Bank AB Loan Combination is not purchased within 90 days after such option first becomes exercisable pursuant to the Flats at East Bank Co-Lender Agreement, any liquidation or workout fees payable under the Pooling and Servicing Agreement with respect to the Flats at East Bank AB Loan Combination and (g) certain additional amounts to the extent provided for in the Flats at East Bank Co-Lender Agreement.

Sale of Defaulted Mortgage Loan

If an event of default with respect to the Flats at East Bank AB Loan Combination has occurred and is continuing, then the Flats at East Bank Subordinate Companion Loan Noteholder, upon written notice to the holders of the Flats at East Bank Senior Loans (the “Flats at East Bank Purchase Notice”), will have the right to purchase all (but not less than all) of the Flats at East Bank Senior Loans for the purchase price provided in the Flats at East Bank Co-Lender Agreement on a date not more than 45 days after providing written notice.

The right of the Flats at East Bank Subordinate Companion Loan Noteholder to purchase the Flats at East Bank Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Flats at East Bank Mortgaged Property (and the holder of the Flats at East Bank Mortgage Loan is required to give the Flats at East Bank Subordinate Companion Loan Noteholder 10 days’ written notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Flats at East Bank Mortgaged Property is transferred to the holder of the Flats at East Bank Mortgage Loan or (or a designee on its behalf) not otherwise in connection with a consummation by the holder of the Flats at East Bank Mortgage Loan of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 days after the acceleration of the Flats at East Bank AB Loan Combination, the holder of the Flats at East Bank Mortgage Loan must notify the Flats at East Bank Subordinate Companion Loan Noteholder and the Flats at East Bank Subordinate Companion Loan Noteholder will have a 15 day period from the date of such notice to deliver a Flats at East Bank Purchase Notice, in which case the Flats at East Bank Subordinate Companion Loan Noteholder will be obligated to purchase the Flats at East Bank Mortgaged Property, in immediately available funds, within a 15 day period at the applicable purchase price.

Special Servicer Appointment Rights

Pursuant to the Flats at East Bank Co-Lender Agreement, the Flats at East Bank Controlling Subordinate Companion Loan Noteholder (other than during a Flats at East Bank Control Appraisal Period) will have the right, with or without cause, upon 10 days prior notice, to replace the Special Servicer then acting with respect to the Flats at East Bank AB Loan Combination and appoint a replacement special servicer in lieu of such applicable Special Servicer. During a Flats at East Bank Control Appraisal Period, the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will have the right, with or without cause (subject to the limitations described herein) to replace the Special Servicer then acting with respect to the Flats at East Bank AB Loan Combination and appoint a replacement special servicer in lieu of such applicable special servicer, as described under “ The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than In Connection With a Servicer Termination Event” in this prospectus.

The DreamWorks Campus Pari Passu-AB Loan Combination

Servicing

The DreamWorks Campus Pari Passu-AB Loan Combination will be serviced pursuant to (i) the pooling and servicing agreement entered into in connection with the UBS 2018-C9 securitization (the “UBS 2018-C9 Pooling and Servicing Agreement”) and (ii) the DreamWorks Campus Co-Lender Agreement. In servicing the DreamWorks Campus Pari Passu-AB Loan Combination, the servicing standard set forth in the UBS 2018-C9 Pooling and Servicing Agreement will require the applicable master servicer and the applicable special servicers to take into account the interests, as a collective whole, of the Certificateholders as the holder of the DreamWorks Campus Mortgage Loan, the holder of the DreamWorks Campus Pari Passu Companion Loans and the holder of the DreamWorks Campus Subordinate Companion Loan (taking into account the subordinate nature of the DreamWorks Campus Subordinate Companion Loan).

The DreamWorks Campus Mortgage Loan is evidenced by the senior pari passu promissory note A-2 and note A-4. The related Pari Passu Companion Loan evidenced by the pari passu promissory note A-1 has been securitized in the UBS 2018-C9 securitization and is the controlling note under the DreamWorks Campus Co-Lender Agreement (the “DreamWorks Campus Lead Pari Passu Companion Loan”). The related Pari Passu Companion Loans evidenced by the pari passu promissory note A-3 and note A-5 (collectively, the “DreamWorks Campus Non-Lead Pari Passu Companion Loan” and, together with the DreamWorks Campus Lead Pari Passu Companion Loan, the “DreamWorks Campus Pari Passu Companion Loans”), are anticipated to be securitized in the JPMDB 2018-C8 transaction. The DreamWorks Campus Lead Pari Passu Companion Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan, together with the DreamWorks Campus Mortgage Loan, are collectively referred to as the “DreamWorks Campus Senior Loans”. The DreamWorks Campus Mortgage Loan and the DreamWorks Campus Pari Passu Companion Loans are pari passu with each other in terms of priority. There is also one Subordinate Companion Loan (the “DreamWorks Campus Subordinate

Companion Loan”). Neither of the DreamWorks Campus Subordinate Companion Loan or the DreamWorks Campus Pari Passu Companion Loans will be included in the Issuing Entity. The DreamWorks Campus Subordinate Companion Loan, together with the DreamWorks Campus Pari Passu Companion Loans, are referred to in this prospectus as the “DreamWorks Campus Companion Loans” and the DreamWorks Campus Mortgage Loan, together with the DreamWorks Campus Companion Loans, are referred to in this prospectus as the “DreamWorks Campus Pari Passu-AB Loan Combination”. The holders of the DreamWorks Campus Pari Passu-AB Loan Combination have entered into a co-lender agreement that sets forth the respective rights of each DreamWorks Campus note holder (the “DreamWorks Campus Co-Lender Agreement”).

The DreamWorks Campus Controlling Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the DreamWorks Campus Pari Passu-AB Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the DreamWorks Campus Co-Lender Agreement, the holder of the DreamWorks Campus Subordinate Companion Loan has the right to cure certain defaults by the related borrower, as more fully described below.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the UBS 2018-C9 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the DreamWorks Campus Pari Passu-AB Loan Combination (other than the promissory notes evidencing the DreamWorks Mortgage Loan and the related Companion Loans not included in the UBS 2018-C9 securitization).

Application of Payments

The DreamWorks Campus Co-Lender Agreement sets forth the respective rights of the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Companion Loans with respect to distributions of funds received on the DreamWorks Campus Pari Passu-AB Loan Combination, and provides, in general, that:

●	the DreamWorks Campus Mortgage Loan and DreamWorks Campus Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other of them or over any security for any other of them;

●	the DreamWorks Campus Subordinate Companion Loan is, generally, junior, subject and subordinate to the DreamWorks Campus Senior Loans, and the rights of the holder of the DreamWorks Campus Subordinate Companion Loan to receive payments with respect to the DreamWorks Campus Pari Passu-AB Loan Combination is, at all times, junior, subject and subordinate to the rights of the holders of the DreamWorks Campus Senior Loans to receive payments with respect to the DreamWorks Campus Pari Passu-AB Loan Combination (as further described below);

●	all expenses and losses relating to the DreamWorks Campus Pari Passu-AB Loan Combination will, to the extent not paid by the related borrower, be allocated first to the holder of the DreamWorks Campus Subordinate Companion Loan and second, on a pro rata and pari passu basis, to (i) the Issuing Entity, as holder of the DreamWorks Campus Mortgage Loan, and (ii) the holders of the DreamWorks Campus Pari Passu Companion Loans.

Under the DreamWorks Campus Co-Lender Agreement, if no DreamWorks Campus Sequential Pay Event (as defined below) has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the DreamWorks Campus Pari Passu-AB Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans in an amount equal to the accrued and unpaid interest on their respective note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to holders of the DreamWorks Campus Senior Loans an amount equal to (i) their respective percentage interests of all principal payments received (other than insurance and condemnation proceeds), if any, with respect to the related monthly payment date, or (ii) 100%

of insurance and condemnation proceeds received, if any, until the principal balance of each DreamWorks Campus Senior Loan has been reduced to zero;

Third, to each holder of a DreamWorks Campus Senior Loan, up to the amount of any unreimbursed costs and expenses paid by such DreamWorks Campus Senior Loan not previously reimbursed to such holder of a DreamWorks Campus Senior Loan;

Fourth, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans, to pay any prepayment premium then due and payable on the DreamWorks Campus Senior Loans;

Fifth, if, as a result of a workout the principal balance of the DreamWorks Campus Senior Loans has been reduced, to the holders of the DreamWorks Campus Senior Loans, on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of the DreamWorks Campus Senior Loans, plus interest on such amount at the applicable net note rate;

Sixth, to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on such holder’s note principal balance at the applicable net note rate;

Seventh, to the holder of the DreamWorks Campus Subordinate Companion Loan an amount equal to (i) its percentage interest of all principal payments received (other than insurance and condemnation proceeds), if any, with respect to the related monthly payment date, or (ii) the portion of any insurance and condemnation proceeds remaining after distribution to the holders of the DreamWorks Campus Senior Loans;

Eighth, to the holder of the DreamWorks Campus Subordinate Companion Loan to pay any prepayment premium then due and payable on the DreamWorks Campus Subordinate Companion Loan;

Ninth, to the extent the holder of the DreamWorks Campus Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the DreamWorks Campus Co-Lender Agreement (as described below under “— Rights of the DreamWorks Campus Subordinate Companion Loan Holder”), to reimburse the holder of the DreamWorks Campus Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the DreamWorks Campus Pari Passu-AB Loan Combination or the DreamWorks Campus Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the principal balance of the DreamWorks Campus Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the DreamWorks Campus Subordinate Companion Loan as a result of such workout, plus interest on such amount at the interest rate for the DreamWorks Campus Subordinate Companion Loan;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2018-C9 Pooling and Servicing Agreement (including, without limitation, to reimburse interest on advances to, to pay certain expenses of, and to compensate the master servicer or special servicer, as applicable) any such assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan, pro rata, based on their respective percentage interests in the DreamWorks Campus Pari Passu-AB Loan Combination;

Lastly, if any excess amount is available to be distributed in respect of the DreamWorks Campus Pari Passu-AB Loan Combination, and not otherwise required to be applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to each holder of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan based on their respective initial percentage interests in the DreamWorks Campus Pari Passu-AB Loan Combination.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the DreamWorks Campus Pari Passu-AB Loan Combination, (ii) a non-monetary event of default as to which the DreamWorks Campus Pari Passu-AB Loan Combination becomes a specially serviced loan, (iii) a non-monetary event of default as to which the DreamWorks Campus Pari Passu-AB Loan Combination is accelerated or (iv) any bankruptcy or insolvency event that constitutes an event of default with respect to the DreamWorks Campus Pari Passu-AB Loan Combination, in each case; provided that the DreamWorks Campus Controlling Holder has not exercised its cure rights under the DreamWorks Campus Co-Lender Agreement (as described below under “— Rights of the DreamWorks Campus Subordinate Companion Loan Holder”) (each, a “DreamWorks Campus Sequential Pay Event”), amounts tendered by the applicable borrower and otherwise available for payment on the DreamWorks Campus Pari Passu-AB Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans in an amount equal to the accrued and unpaid interest on their respective note principal balances at the applicable net note rate;

Second, on a pro rata and pari passu basis, to holders of the DreamWorks Campus Senior Loans until the principal balance of each DreamWorks Campus Senior Loan has been reduced to zero;

Third, to each holder of a DreamWorks Campus Senior Loan, up to the amount of any unreimbursed costs and expenses paid by such DreamWorks Campus Senior Loan not previously reimbursed to such holder of a DreamWorks Campus Senior Loan;

Fourth, on a pro rata and pari passu basis, to the holders of the DreamWorks Campus Senior Loans, to pay any prepayment premium then due and payable on the DreamWorks Campus Senior Loans;

Fifth, if, as a result of a workout the principal balance of the DreamWorks Campus Senior Loans has been reduced, to the holders of the DreamWorks Campus Senior Loans, on a pro rata and pari passu basis, in an amount up to the reduction of the principal balance of the DreamWorks Campus Senior Loans, plus interest on such amount at the applicable net note rate;

Sixth, to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on such holder’s note principal balance at the applicable net note rate;

Seventh, to the holder of the DreamWorks Campus Subordinate Companion Loan until the principal balance of the DreamWorks Campus Subordinate Companion Loan has been reduced to zero;

Eighth, to the holder of the DreamWorks Campus Subordinate Companion Loan to pay any prepayment premium then due and payable on the DreamWorks Campus Subordinate Companion Loan;

Ninth, to the extent the holder of the DreamWorks Campus Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the DreamWorks Campus Co-Lender Agreement (as described below under “— Rights of the DreamWorks Campus Subordinate Companion Loan Holder”), to reimburse the holder of the DreamWorks Campus Subordinate Companion Loan for all such cure payments;

Tenth, if the proceeds of any foreclosure sale or any liquidation of the DreamWorks Campus Pari Passu-AB Loan Combination or the DreamWorks Campus Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the principal balance of the DreamWorks Campus Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the DreamWorks Campus Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the DreamWorks Campus Subordinate Companion Loan as a result of such workout, plus interest on such amount at the interest rate for the DreamWorks Campus Subordinate Companion Loan;

Eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the UBS 2018-C9 Pooling and Servicing Agreement (including, without limitation, to reimburse interest on advances to, to pay certain expenses of, and to compensate the master servicer or special servicer, as applicable) any such assumption or transfer fees, to the extent actually paid by the related borrower, to the holders of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan, pro rata, based on their respective percentage interests in the DreamWorks Campus Pari Passu-AB Loan Combination;

Lastly, if any excess amount is available to be distributed of the DreamWorks Campus Pari Passu-AB Loan Combination, and not otherwise required to be applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to each holder of the DreamWorks Campus Mortgage Loan, the DreamWorks Campus Pari Passu Companion Loans and the DreamWorks Campus Subordinate Companion Loan based on their respective initial percentage interests in the DreamWorks Campus Pari Passu-AB Loan Combination.

Consultation and Control

The master servicer and special servicer will be required to notify the DreamWorks Campus Controlling Holder (as defined below) (or its designee) and receive written consent with respect to major decisions, as defined in the DreamWorks Campus Co-Lender Agreement (“DreamWorks Campus Major Decisions”).

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the DreamWorks Campus Controlling Holder (or its representative) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the DreamWorks Campus Co-Lender Agreement or the UBS 2018-C9 Pooling and Servicing Agreement, require or cause such master servicer or special servicer, as applicable, to violate the terms of the DreamWorks Campus Pari Passu-AB Loan Combination, or materially expand the scope of any of such master servicer’s or such special servicer’s, as applicable, responsibilities under the DreamWorks Campus Co-Lender Agreement or the UBS 2018-C9 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the DreamWorks Campus Co-Lender Agreement, after a DreamWorks Campus Control Appraisal Period (as defined below) (and for so long as such DreamWorks Campus Control Appraisal Period remains in effect), (1) the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the special servicer acting on its behalf) will be required to provide the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan with copies of any notices, information and/or reports (i) with respect to any DreamWorks Campus Major Decisions or (ii) contained in any asset status report relating to the DreamWorks Campus Lead Pari Passu Companion Loan, that it is required to be delivered to the directing certificateholder under the securitization trust pursuant to the UBS 2018-C9 Pooling and Servicing Agreement (without regard to whether such items are actually required to be provided to the directing certificate holder due to the occurrence of a control termination event or consultation termination event) and (2) the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or the special servicer acting on its behalf) will be required to consult with the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives) on a strictly non-binding basis with respect to any such DreamWorks Campus Major Decision or the implementation of any recommended actions outlined in any asset status report relating to the DreamWorks Campus Pari Passu-AB Loan Combination, and consider alternative actions recommended by the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives); provided that after the expiration of a period of ten (10) business days from the delivery to the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives) by the holder of the DreamWorks Campus Lead Pari Passu Companion Loan of written notice of a proposed action, together with copies of the notice, information and report required to be provided, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or the special servicer acting on its behalf) will no longer be obligated to consult with such holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives), whether or not such holders of the DreamWorks Campus Mortgage Loan or the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives) have responded within such ten (10) business day consultation period (unless, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or the special servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the DreamWorks Campus Mortgage Loan and the holders of the DreamWorks Campus Pari Passu Companion Loans (or their representatives) described above, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or special servicer acting on its behalf) may make any DreamWorks Campus Major Decision or take any action set forth in the asset status report before the expiration of the ten (10) business day consultation period if the holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or special servicer, as applicable) reasonably determines that failure to take such actions prior to consultation would materially and adversely affect the interests of the holders of the DreamWorks Campus Pari Passu-AB Loan Combination. The holder of the DreamWorks Campus Lead Pari Passu Companion Loan (or the master servicer or special servicer, acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holders of the DreamWorks Campus Mortgage Loan and the DreamWorks Campus Non-Lead Pari Passu Companion Loan (or their representatives).

The Controlling Holder

The controlling noteholder (the “DreamWorks Campus Controlling Holder”) under the DreamWorks Campus Co-Lender Agreement, as of any date of determination, is:

●	initially, the holder of the DreamWorks Campus Subordinate Companion Loan;

●	if a DreamWorks Campus Control Appraisal Period (as defined below) has occurred and is continuing, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan.

A “DreamWorks Campus Control Appraisal Period” will exist with respect to the DreamWorks Campus Pari Passu-AB Loan Combination, if and for so long as: (a) (1) the initial principal balance of the DreamWorks Campus Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the DreamWorks Campus Subordinate Companion Loan after the origination date of the DreamWorks Campus Pari Passu-AB Loan Combination, (y) any appraisal reduction amount for the DreamWorks Campus Pari Passu-AB Loan Combination that is allocated to the DreamWorks Campus Subordinate Companion Loan and (z) any losses realized with respect to the DreamWorks Campus Mortgaged Property or the DreamWorks Campus Pari Passu-AB Loan Combination that are allocated to the DreamWorks Campus Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the DreamWorks Campus Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the DreamWorks Campus Subordinate Companion Loan after the origination date of the DreamWorks Campus Pari Passu-AB Loan Combination.

Additionally, if the holder of the DreamWorks Campus Subordinate Companion Loan is a mortgage loan borrower-related party, a DreamWorks Campus Control Appraisal Period will be deemed to have occurred.

The DreamWorks Campus Controlling Holder is entitled to avoid a DreamWorks Campus Control Appraisal Period caused by application of an appraisal reduction amount (as opposed to a DreamWorks Campus Control Appraisal Period that is deemed to have occurred as a result of any mortgage loan borrower-related party holding an interest in the DreamWorks Campus Subordinate Companion Loan) upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral for the benefit of the master servicer or special servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements described in the DreamWorks Campus Co-Lender Agreement in an amount that when added to the appraised value of the related Mortgaged Property as determined pursuant to the UBS 2018-C9 Pooling and Servicing Agreement, would cause the DreamWorks Campus Control Appraisal Period not to exist.

Rights of the DreamWorks Campus Subordinate Companion Loan Holder

In the event that the related borrower fails to make any payment of principal or interest on the DreamWorks Campus Pari Passu-AB Loan Combination that results in a monetary event of default or the related borrower otherwise defaults with respect to the DreamWorks Campus Pari Passu-AB Loan Combination, the holder of the DreamWorks Campus Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations on the number of such cures set forth in the DreamWorks Campus Co-Lender Agreement. So long as the holder of the DreamWorks Campus Subordinate Companion Loan has made a permitted cure payment under the DreamWorks Campus Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of accelerating the DreamWorks Campus Pari Passu-AB Loan Combination, modifying the related loan documents, commencing foreclosure proceedings or other remedies or transferring the DreamWorks Campus Pari Passu-AB Loan Combination to special servicing.

Sale of Defaulted Loan Combination

If an event of default with respect to the DreamWorks Campus Pari Passu-AB Loan Combination has occurred and is continuing, then, the holder of the DreamWorks Campus Subordinate Companion Loan upon written notice to the holders of the DreamWorks Campus Senior Loans (“Purchase Notice”), will have the right to purchase all (but not less than all) of the DreamWorks Campus Senior Loans for the purchase price provided in the DreamWorks Campus Co-Lender Agreement on a date not fewer than ten (10) business days and not more than thirty (30) days after providing written notice.

The right of the holder of the DreamWorks Campus Subordinate Companion Loan to purchase the DreamWorks Campus Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the DreamWorks Campus Mortgaged Property (and special servicer is required to give the holder of the DreamWorks Campus Subordinate Companion Loan ten (10) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the DreamWorks Campus Mortgaged Property is transferred to the special servicer (or another nominee on behalf of the special servicer) less than ten (10) days after the acceleration of the DreamWorks Campus Pari Passu-AB Loan Combination, the holder of the DreamWorks Campus Lead Pari Passu Companion Loan must notify the holder of the DreamWorks Campus Subordinate Companion Loan and the holder of the DreamWorks Campus Subordinate Companion Loan will have a fifteen (15) day period from the date of such notice to deliver a Purchase Notice, in which case the holder of the DreamWorks Campus Subordinate Companion Loan will be obligated to purchase the DreamWorks Campus Mortgaged Property, in immediately available funds, within a fifteen (15) day period at the applicable purchase price.

Special Servicer Appointment Rights

Pursuant to the DreamWorks Campus Co-Lender Agreement, the DreamWorks Campus Controlling Holder (or its representative) has the right, at any time but upon at least ten (10) business days’ prior notice to the special servicer, with or without cause, to replace the special servicer then acting with respect to the DreamWorks Campus Pari Passu-AB Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of any other noteholder.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “ Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut–off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut–off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Rialto Mortgage Finance, LLC, Cantor Commercial Real Estate Lending, L.P. and Ladder Capital Finance LLC are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723–8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “ The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are the same or substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans

General

In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation

CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “ —Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review

CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “ The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “ Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “— The Originators— Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” in this prospectus. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of March 31, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI may purchase the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto”), a Sponsor and an originator, is wholly-owned by Rialto Holdings, LLC, a Delaware limited liability company that was formed in August 2013. The executive offices of Rialto are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Citibank, N.A. (the Certificate Administrator, an Outside Certificate Administrator and an affiliate of the Depositor, Citigroup Global Markets Inc., one of the underwriters, and CREFI, a Sponsor and an originator) provides warehouse financing to Rialto through a repurchase facility. Seven (7) of the Rialto Mortgage Loans that Rialto will transfer to the Depositor (26.9%) (with an aggregate Cut-off Date Balance of $179,550,000) are (or are expected to be prior to the Closing Date) subject to that repurchase facility. If such is the case at the time the Certificates are issued, then Rialto will use the proceeds from its sale of such Rialto Mortgage Loans to the Depositor to, among other things, acquire the Rialto Mortgage Loans warehoused from Citibank, N.A., respectively, clear of any liens.

Rialto’s Securitization Program

As a Sponsor, Rialto originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the Depositor by Rialto (the “Rialto Mortgage Loans”) were originated by Rialto. This is the fifty-second (52nd) commercial real estate debt investment securitization to which Rialto is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion and $1.66 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016 and 2017, respectively.

Neither Rialto nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto in the applicable Mortgage Loan Purchase Agreement as described under “ Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this prospectus.

Review of Rialto Mortgage Loans

Overview

Rialto has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto or one or more of its affiliates (the “Rialto Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto is the Sponsor with respect to the Rialto Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto.

Database

To prepare for securitization, members of the Rialto Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans.

A data tape (the “Rialto Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Rialto Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation

Rialto engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by Rialto, relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Data Tape against various source documents provided by Rialto;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review

Rialto engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization transaction to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto’s asset summary reports, (ii) the review of the representation and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Review Team of, a Due Diligence Questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to certain of the Rialto Mortgage Loans.

Other Review Procedures

The Rialto Review Team, with the assistance of counsel engaged in connection with this securitization transaction, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “— The Originators—Rialto Mortgage Finance, LLC—Rialto’s Underwriting Standards and Loan Analysis” below.

Findings and Conclusions

Based on the foregoing review procedures, Rialto determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto’s underwriting guidelines and procedures. Rialto attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Rialto will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with a Material Breach or a Material Document Defect. Rialto, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Rialto will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto to render any tax opinion required in connection with the substitution.

Repurchase Requests

Rialto most recently filed a Form ABS-15G on February 2, 2018. Rialto’s Central Index Key number is 0001592182. With respect to the period from and including April 1, 2015 to and including March 31, 2018, Rialto does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, Rialto and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Cantor Commercial Real Estate Lending, L.P.

General

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a Sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending is an affiliate of Cantor Fitzgerald & Co. and one of the underwriters. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938–5000.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI, a Sponsor and an originator, and Citigroup Global Markets Inc., one of the underwriters, and certain other third party lenders provides warehouse financing to certain affiliates of CCRE Lending (the “CCRE Financing Affiliates”) through various repurchase facilities. It is anticipated that two of the CCRE Mortgage Loans (9.3%) (with an aggregate Cut-off Date Balance of approximately $62,000,000) will be subject to a repurchase facility with Citibank, N.A., prior to the Closing Date. If such is the case at the time the Certificates are issued, then CCRE Lending will use the proceeds from its sale of the CCRE Mortgage Loans to the Depositor to, among other things, reacquire such CCRE Mortgage Loans from the related CCRE Financing Affiliates and make payments to Citibank, N.A., as the repurchase agreement counterparty.

CCRE Lending is engaged in the origination of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination into a commercial mortgage backed securities primary issuance securitization or through a sale of whole loan interests to third party investors. CCRE Lending originates loans primarily for securitization; however, CCRE Lending also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

CCRE Lending originates loans and aggregates and warehouses the loans pending sale via a commercial mortgage backed securities (“CMBS”) securitization.

Cantor Commercial Real Estate Lending, L.P.’s Commercial Mortgage Securitization Program

Since its founding in July 2010 through March 31, 2018, CCRE Lending has originated or acquired approximately 1,426 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $27.2 billion and has acted as a sponsor and mortgage loan seller on 76 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the Certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for Material Document Defects or the Material Breaches of representations and warranties made by CCRE Lending in the related Mortgage Loan Purchase Agreement as described under “ The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “ —Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans

Overview

CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. The CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation

CCRE Lending engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “— Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review

CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan originated by CCRE Lending, origination counsel (or, with respect to the Purchased Loan, in-house counsel) prepared a loan summary that sets forth salient loan terms and summarizes material deviations from CCRE Lending’s standard form loan documents. In addition, origination counsel for each CCRE Mortgage Loan (or, with respect to the Purchased Loan, in-house counsel) reviewed CCRE Lending’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) due diligence questionnaires completed by origination counsel and (ii) exceptions to representations and warranties compiled by origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each CCRE Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each CCRE Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions.

CCRE Lending prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “ Significant Loan Summaries” in Annex B this prospectus.

Other Review Procedures

In connection with the origination of each CCRE Mortgage Loan, CCRE Lending (or, with respect to the Purchased Loan, the originator) conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a CCRE Mortgage Loan, CCRE Lending obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team (and, with respect to the Purchased Loan, a

CCRE Mortgage Loan origination team underwrote such CCRE Mortgage Loan) to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “ —The Originators—Cantor Commercial Real Estate Lending, L.P.” below. See “ —The Originators—Cantor Commercial Real Estate Lending, L.P.—Exceptions to Underwriting Criteria” below.

Findings and Conclusions

Based on the foregoing review procedures, CCRE Lending determined that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also determined that the CCRE Mortgage Loans were originated in accordance with CCRE Lending’s origination procedures and underwriting criteria. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CCRE Lending most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 6, 2018. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including March 31, 2018, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, CCRE Lending or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of the LCF Mortgage Loans into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of December 31, 2017, based on audited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $6,025,615,000, total liabilities of approximately $4,537,469,000 and total capital of approximately $1,488,146,000.

LCF and/or its affiliates may acquire certificates from time to time, including upon initial issuance or in the secondary market.

Ladder Capital Group’s Securitization Program

During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. LCF began securitizing such types of mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During 2016, LCF contributed approximately $1.327 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2017, LCF contributed approximately $2.367 billion of commercial, multifamily and manufactured housing community mortgage loans to 8 commercial mortgage securitization. During the first three calendar months of 2018, LCF contributed approximately $436.5 million of commercial, multifamily and manufactured housing community mortgage loans to 2 commercial mortgage securitizations.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 and the first three calendar months of 2018.

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016	158	$1,345,918,750
2017	119	$1,818,074,760
2018(1)	31	$572,604,500

(1)	Through March 31, 2018.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Except with respect to the Roundtree Place Mortgage Loan, Wells Fargo Bank acts or has acted as interim servicer with respect to the LCF Mortgage Loans. Bernard Financial has acted as interim servicer with respect to the Roundtree Place Mortgage Loan.

Review of LCF Mortgage Loans

Overview

LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

LCF engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

●	comparing the information in the LCF Data Tape against various source documents provided by LCF;

●	comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review

The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex B to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures

With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “— Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions

Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s origination procedures and underwriting criteria described under “ —Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as described under “ Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the mortgage loan purchase agreement and the pooling and servicing agreement (the “Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga–1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2018. LCF’s Central Index Key number is 0001541468. With respect to the period from and including April 1, 2015 to and including March 31, 2018, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither LCF nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, LCF or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Such party will have the right to dispose of any such certificates at any time.

The information set forth under “ —Ladder Capital Finance LLC” has been provided by LCF.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)          the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)          the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citi Real Estate Funding Inc., Ladder Capital Finance LLC, Cantor Commercial Real Estate Lending, L.P. and Rialto Mortgage Finance, LLC are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citi Real Estate Funding Inc.

Overview

CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “ —Escrow Requirements”, “ —Title Insurance Policy”, “ —Property Insurance”, “ —Third Party Reports—Appraisal”, “ —Third Party Reports—Environmental Report” and “ —Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CREFI’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “ Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance

CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “ —Escrow Requirements” above.

Servicing

Interim servicing for all CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Rialto Mortgage Finance, LLC

Rialto’s Underwriting Standards and Loan Analysis

Overview

Rialto is the Sponsor with respect to nine (9) Mortgage Loans. Generally, Rialto performed an underwriting analysis with respect to each Mortgage Loan applicant and the related Mortgaged Property.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated or acquired by Rialto.

Process and Loan Analysis

The underwriting process for each Rialto Mortgage Loan is performed by a transaction team comprised of real estate professionals that typically includes a loan originator and an underwriter subject to oversight by the members of the management team of Rialto. This team conducts a review of the related real property, which typically includes an examination of some or all of the following information, among other things, to the extent applicable and available: historical operating statements, rent rolls, certain tenant leases, real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, physical condition and environmental status. Each applicable report is reviewed for acceptability by Rialto or a third-party reviewer. The results of these reviews are incorporated into Rialto’s underwriting analysis. In some cases, certain of these documents may not be required or may not be reviewed due to the nature of the related real property. For instance, historical operating statements may not be available with respect to real property with limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self-storage, multifamily and manufactured housing community properties) although the forms of leases would typically be reviewed for certain of these property types.

Rialto also performs an underwriting analysis with respect to the borrower under each asset it originates. The underwriting analysis of the borrower may include a review of third-party credit reports and reports resulting from judgment, lien or bankruptcy searches. Borrowers are generally required to be single purpose entities (although exceptions may be made from time to time on a case-by-case basis) and, in some cases, other structural requirements may be imposed on the borrower which are intended to reduce the likelihood of the borrower becoming involved in a bankruptcy proceeding; however, there can be no assurance that any of these structural requirements will prevent a particular borrower from becoming involved in a bankruptcy proceeding.

After the compilation and review of all applicable documentation and other relevant considerations, the transaction team finalizes its detailed underwriting analysis of the real property’s cash flow in a manner generally consistent with Rialto’s underwriting guidelines. Determinations are also made regarding the implementation of appropriate transaction terms to address certain risks, which may result in the recommendation of certain additional structural features. A credit committee memorandum is prepared which summarizes the above referenced information and which is circulated to the credit committee for review.

Credit Approval

All assets originated by Rialto must be approved by one or more specified internal committees. After a review of the credit committee package and a discussion of the asset, a committee may approve a transaction as recommended, request additional due diligence, modify the transaction terms or decline a transaction entirely.

Debt Service Coverage Ratio

In connection with the origination of an asset, Rialto will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, there can be no assurance that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio

Rialto also looks at the loan-to-value ratio of a prospective investment related to multifamily or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multifamily or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt

When underwriting an asset, Rialto will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “ —Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “ —Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition

As part of the origination and underwriting process, Rialto will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report

Rialto will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report

Rialto requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report

Rialto generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report

If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance

In connection with the origination of an asset related to multifamily or commercial real estate, Rialto will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and

Rialto’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto’s underwriting guidelines as described in this prospectus and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Servicing

Interim servicing for Rialto Mortgage Loans prior to securitization is performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with Rialto, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the securitization Closing Date. From time to time, the interim servicer may retain primary servicing.

Co-Originations

From time to time, Rialto originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Rialto as the payee. Rialto has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Exceptions to Underwriting Criteria

Rialto’s Mortgage Loans were originated without any exceptions to Rialto’s underwriting criteria described above.

Cantor Commercial Real Estate Lending, L.P.

Overview

CCRE Lending’s commercial mortgage loans (including the CCRE Mortgage Loans) are generally originated in accordance with the underwriting criteria described below; however, variations from these guidelines may be implemented as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s underwriting standards is not intended as a representation that every CCRE Mortgage Loan complies entirely with all criteria set forth below.

Loan Analysis

The credit underwriting process for each CCRE Mortgage Loan is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

A member of the CCRE Lending team or an agent of CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third party provider engaged by CCRE Lending, also performs a detailed review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval

All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio

CCRE Lending’s underwriting standards generally require a minimum debt service coverage ratio (“DSCR”) of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower, which when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the DSCRs described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned DSCR requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the DSCR.

Additional Debt

Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

Amortization Requirements

While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance Policy

The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The Mortgage Loan documents typically also require the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance

In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “ —Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvement/Lease Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A to this prospectus.

Co-Originations

From time to time, CCRE Lending originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect CCRE Lending as the payee. CCRE Lending has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The DreamWorks Campus Mortgage Loan (5.5%) was co-originated with Prima Mortgage Investment Trust, LLC. The DreamWorks Campus Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

The CCRE Mortgage Loans were originated in accordance with the underwriting criteria set forth above.

Servicing

Interim servicing for all loans originated by CCRE Lending prior to securitization is typically performed by an unaffiliated third party such as Wells Fargo Bank, National Association or an affiliate of CCRE Lending, BPC. However, primary servicing may be occasionally retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which may be retained post-securitization. Otherwise, servicing responsibilities will be transferred from such third party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing. From time to time, the original third party servicer may retain primary servicing.

Ladder Capital Finance LLC

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Mortgage Loans, see “ Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and “Annex E-2—Exceptions to Sponsor Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10 year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-

to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “— Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted to maintain the insurance or to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the LCF Mortgage Loans, please see Annex A to this prospectus.

Exceptions. Notwithstanding the discussion under “— Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors.

None of the LCF Mortgage Loans have exceptions to the related above-disclosed underwriting criteria.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816–5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of

2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2018-C5, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “ The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “ —The Trustee,” “ —The Certificate Administrator,” “ —Servicers—The Master Servicer,” “—Servicers—The Special Servicer,” “ —Servicers—The Outside Servicers and the Outside Special Servicers,” “ —The Operating Advisor and the Asset Representations Reviewer,” “ Description of the Certificates” and “ The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “ The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “ — Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee (the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement.

WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “ The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “ The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “ The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2018-C5 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.
Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the first quarter of 2018, Citibank’s Agency and Trust group managed in excess of $5.8 trillion in fixed income and equity investments on behalf of approximately 2,700 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the first quarter of 2018, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 123 transactions backed by commercial mortgages with an aggregate principal balance of approximately $139.9 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended (the “TIA”), breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017. On March 22, 2018, the court granted Citibank’s motion for summary judgment in its entirety, denied plaintiffs’ motion for summary judgment and ordered the clerk to close the case. On April 20, 2018, plaintiffs filed a notice of appeal. Plaintiffs’ opening brief is due August 3, 2018.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act (the “Streit Act”). Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. Citibank appealed the lower court’s decision and on January 16, 2018, the Appellate Division, First Department dismissed the claims related to robo-signing and the implied covenant of good faith, but allowed plaintiffs’ claim alleging discovery of breaches of representations and warranties to proceed.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of the Streit Act, and violation of the TIA. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted the motion to dismiss without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017. The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017. Defendants jointly filed a motion to dismiss the amended complaint on March 13, 2018. On April 18, 2018, plaintiff filed its opposition. Defendants filed their joint reply on May 3, 2018.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “— The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “ The Pooling and Servicing Agreement —Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “ The Pooling and Servicing Agreement— Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “ The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), will be the master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable Mortgage Loan Seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings, a Standard & Poor's Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), Morningstar Credit Ratings, LLC (“Morningstar”), DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland's disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at

www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2018, Midland was master and/or primary servicing approximately 31,950 commercial and multifamily mortgage loans with a principal balance of approximately $454 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,060 of such loans, with a total principal balance of approximately $169 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)

	2015	2016	2017
CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of March 31, 2018, Midland was named the special servicer in approximately 315 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $156 billion. With respect to such transactions as of such date, Midland was administering approximately 103 assets with an outstanding principal balance of approximately $786 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2015 to 2017.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)

	2015	2016	2017
Total	$110	$121	$145

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related Co-Lender Agreement and limitations on the right of such person to remove the Special Servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Midland is the Outside Servicer with respect to the DreamWorks Campus Loan Combination which is serviced under the UBS 2018-C9 Pooling and Servicing Agreement.

Midland is the Outside Servicer and the Outside Special Servicer with respect to the Oak Portfolio Loan Combination which is serviced under the Benchmark 2018-B3 Pooling and Servicing Agreement.

Pursuant to a limited subservicing agreement between Berkeley Point Capital LLC and Midland, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 5 CCRE Mortgage Loans (10.0%).

The foregoing information regarding Midland under the heading “ —Servicers—The Master Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “ The Pooling and Servicing Agreement —General” and “ —Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “ The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “ The Pooling and Servicing Agreement —Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “ The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “— Servicer Termination Events”, “— Rights Upon Servicer Termination Event” and “— Waivers of Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specific Service rally imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “ The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “— Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

KeyBank National Association (“KeyBank”), a national banking association, will be appointed as the initial special servicer (the “Special Servicer”) under the Pooling and Servicing Agreement. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the Issuing Entity, the Depositor, the Sponsors, the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/15	12/31/16	12/31/2017	3/31/18
By Approximate Number	16,876	17,866	16,654	16,899
By Approximate Aggregate Principal Balance (in billions)	$185.2	$189.3	$197.6	$206.3

Within this servicing portfolio are, as of March 31, 2018, approximately 8,608 loans with a total principal balance of approximately $157 billion that are included in approximately 566 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2017, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to CMBS in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of March 31, 2018, KeyBank was named as special servicer with respect to commercial mortgage loans in 181 commercial mortgaged-backed securities transactions totaling approximately $79.1 billion in the aggregate outstanding principal balance and was special servicing a portfolio that included approximately 46 commercial mortgage loans with an aggregate outstanding principal balance of approximately $272 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	12/31/2015	12/31/2016	12/31/2017	3/31/2018
By Approximate Number of Transactions	108	132	177	181
By Approximate Aggregate Principal Balance (in billions)	$52.8	$60.5	$71.1	$79.1

KeyBank has resolved over $15.3 billion of U.S. commercial mortgage loans over the past 10 years, $1.32 billion of U.S. commercial mortgage loans during 2008, $1.74 billion of U.S. commercial mortgage loans during 2009, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, and $1.89 billion of U.S. commercial mortgage loans during 2012, $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, $1.4 billion of U.S. commercial mortgage loans during 2015, $263.6 million of U.S. commercial mortgage loans during 2016, and $225 million of U.S. commercial mortgage loans during 2017.

KeyBank is approved as the master servicer, primary servicer, and special servicer for CMBS rated by Moody’s, S&P, Fitch, and Morningstar. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2+” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to master servicers, trustees and certificate administrators of CMBS transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions with respect to which KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P2
Long-Term Deposits	N/A	A	Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the underlying Mortgage Loans or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Pooling and Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 as amended and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

As the Special Servicer, KeyBank is generally responsible for the special servicing functions with respect to the Serviced Mortgage Loans and any REO Properties. KeyBank may from time to time perform some of its servicing obligations under the Pooling and Servicing Agreement through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO properties. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the Pooling and Servicing Agreement as if KeyBank had not retained any such vendors.

KeyBank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as special servicer, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time, KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of a CMBS trust in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Mortgage Loans pursuant to the Pooling and Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The Depositor, the Sponsors, the underwriters, the Master Servicer, the Trustee and the Certificate Administrator may maintain banking and other commercial relationships with the Special Servicer and its affiliates.

Neither KeyBank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization except as disclosed in this section “— Servicers—The Special Servicer”. However, KeyBank or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding KeyBank under the heading “— Servicers—The Special Servicer” has been provided by KeyBank.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “ The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “ The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “ The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “ The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information on each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus), under which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors, as well as agencies of the U.S. government. As of March 31, 2018, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 139 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $138 billion since October 2010. As of March 31, 2018, Pentalpha Surveillance has acted as asset representations reviewer in 39 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $38 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any rating agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the SEC in September 2014.

Pentalpha Surveillance is not an affiliate of the Issuing Entity, the Depositor, the Sponsors, the Mortgage Loan Sellers, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Directing Holder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, any Mortgage Loans, any Companion Loans or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor and Asset Representations Reviewer (to the extent it also acts as the Asset Representations Reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as Operating Advisor or Asset Representations Reviewer pursuant to the Pooling and Servicing Agreement or that is material to the holders of the Certificates.

As a result of the foregoing information with respect to Pentalpha Surveillance’s experience and independence, the representations and warranties being given by Pentalpha Surveillance under the Pooling and Servicing Agreement, and satisfaction that no payments have been paid by the Special Servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement, or (y) for the appointment or recommendation for replacement of a successor Special Servicer to become the Special Servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the Pooling and Servicing Agreement.

Neither Pentalpha Surveillance nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization. For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “— Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “ The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Pentalpha Surveillance: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “— The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha Surveillance has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “— Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “ The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “ —Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “ The Pooling and Servicing Agreement— Operating Advisor”, “— The Asset Representations Reviewer” and “— Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “ The Pooling and Servicing Agreement— Operating Advisor”, and “— The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, the Certificate Administrator, Custodian, certificate registrar and paying agent.

CCRE Lending, a Sponsor and an originator, is an affiliate of Cantor Fitzgerald & Co., one of the underwriters.

Midland, the Master Servicer, is also (a) the Outside Servicer under the Outside Servicing Agreement that governs the servicing of the DreamWorks Campus Loan Combination and (b) the Outside Servicer and the Outside Special Servicer under the Outside Servicing Agreement that governs the servicing of the Oak Portfolio Loan Combination.

WTNA, the Trustee, is also the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the Oak Portfolio Loan Combination.

Citibank, the Certificate Administrator and Custodian, is also the Outside Certificate Administrator under the Outside Servicing Agreement that governs the servicing of the Oak Portfolio Loan Combination.

Pentalpha Surveillance, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that governs the servicing of the DreamWorks Campus Loan Combination.

Warehouse Financing Arrangements

Set forth below are certain warehouse financing arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI (a Sponsor, an originator and the Retaining Sponsor) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by Rialto through a master repurchase facility. As of the date of this prospectus, seven (7) of the Rialto Mortgage Loans (26.9%) (with an aggregate Cut-off Date Balance of approximately $179,550,000) are subject to such master repurchase facility. Rialto is using the proceeds from its sale of such Rialto Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI (a Sponsor, an originator and the Retaining Sponsor) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by CCRE Lending through a master repurchase facility. As of the date of this prospectus, two (2) of the CCRE Mortgage Loans (9.3%) (with an aggregate Cut-off Date Balance of approximately $62,000,000) are subject to such master repurchase facility. CCRE Lending is using the proceeds from its sale of such CCRE Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of one or more of the 636 11th Avenue Pari Passu Companion Loans and one or more of the 65 Bay Street Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

Rialto, an originator and a Sponsor, is the current holder of one or more of the Flats at East Bank Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

LCF, an originator and a Sponsor, is the current holder of the Hilton Branson Convention Center Pari Passu Companion Loan and the Hilton Branson Promenade Pari Passu Companion Loan, but is expected to transfer such Companion Loans to the UBS 2018-C10 securitization transaction on the same day as the date of this prospectus.

In addition, CCRE Lending (or an affiliate) is the current holder of a mezzanine loan in the principal amount (measured as of the Cut-off Date) of $21,000,000 related to the 650 South Exeter Street Mortgage Loan (3.7%). Being the holder of such mezzanine debt may create a conflict of interest. See “ Description of the Mortgage Pool—Additional Indebtedness”. In exercising its rights, the mezzanine lender has no obligation to consider the interests of, or the impact of the exercise of such rights upon, the Issuing Entity or the Certificateholders.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Pursuant to a limited subservicing agreement between Berkeley Point Capital LLC and Midland, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 5 CCRE Mortgage Loans (collectively, 10.0%).

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) (“Regulation RR”) which implements the Credit Risk Retention Rules.

CREFI has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”). The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which will be Prime Finance CMBS B-Piece Holdco XVI, L.P., a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR Certificates, Class F-RR Certificates, Class G-RR Certificates and Class H-RR Certificates (collectively, the “RR Certificates”), with an aggregate initial Certificate Balance falling within a range of approximately $64,953,381 - $67,225,381, and having a fair value equal to at least 5.0% of the fair value, as of the Closing Date, of all “ABS interests” (as such term is defined in Regulation RR) in the Issuing Entity as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—RR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The Retaining Sponsor and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “ Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “— The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

RR Certificates

The Retaining Third Party Purchaser

Prime Finance CMBS B-Piece Holdco XVI, L.P., a Delaware limited partnership (“Holdco”), is expected, on the Closing Date, (i) to purchase for cash the Class E-RR Certificates, Class F-RR Certificates, Class G-RR Certificates and Class H-RR Certificates and (ii) to act as the initial retaining Third Party Purchaser (the “Retaining Third Party Purchaser”).

Holdco is a subsidiary of Prime Finance CMBS B-Piece Fund I, L.P., a Delaware limited partnership and Prime Finance CMBS B-Piece Fund I (Cayman), L.P., a Cayman Islands exempted limited partnership (collectively, the “Fund”) formed primarily to acquire or invest in unrated or below investment-grade commercial mortgage backed securities and certain other investments. The Fund commenced operations on May 23, 2016 and has total investor capital commitments of $282.18 million. This will represent the Fund’s eighteenth purchase of CMBS B-Piece Securities.

The Fund is advised by Prime Finance Advisor, L.P. (“Prime Finance”). Prime Finance is an experienced commercial real estate debt investor. The six members of Prime Finance’s investment committee had an average of more than 25 years of real estate experience as of May 11, 2018. Funds advised by Prime Finance have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of May 11, 2018, funds advised by Prime Finance own approximately 186 separate real estate credit investments, including seventeen CMBS B-Piece Securities.

As of May 11, 2018, Prime Finance affiliates have originated or acquired over $10 billion of commercial real estate debt investments. Prime is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Material Terms of the RR Certificates

The Retaining Third Party Purchaser is expected to purchase the RR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of RR Certificates	Expected Initial Certificate Balance or Range of Initial Certificate Balance (1)	Estimated Range of Fair Value of the RR Certificates (in % and $) (2)	Expected Purchase Price (3)

Class E-RR	$13,164,000 - $15,436,000	1.54% - 1.75% / $10,405,198 - $12,201,051	79.04283%
Class F-RR	$15,871,000	1.40% - 1.46% / $9,783,711	61.64521%
Class G-RR	$6,682,000	0.43% - 0.46% / $3,068,612	45.92355%
Class H-RR	$29,236,381	1.41% - 1.56% / $10,482,734 - $9,867,080	35.85510% - 33.74932%

(1)	Includes the expected initial Certificate Balance or range of initial Certificate Balances of each Class of RR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The approximate initial Certificate Balance of the Class E-RR Certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described herein under “ Credit Risk Retention”.

(2)	The estimated range of fair value of each Class of the RR Certificates (in each case expressed as a percentage of the fair value of all of the Regular Certificates and as a dollar amount), which Classes of RR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the RR Certificates (except as set forth below with respect to the Class E-RR and Class H-RR Certificates) is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “— Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value dollar amount of the Class E-RR Certificates is subject to a range that depends on the actual initial Certificate Balance of the Class E-RR Certificates, which will be determined such that the aggregate fair value of the RR Certificates will equal at least 5% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity. The fair value dollar amount of the Class H-RR Certificates is subject to a range, and the actual fair value dollar amount of the Class H-RR Certificates will be adjusted to ensure that the aggregate fair value of the RR Certificates is equal to at least 5% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity, and that the weighted average price of the RR Certificates is calculated to achieve the targeted discount yield to maturity set forth under “— Yield Priced Principal Balance Certificates—Yield Priced Expected Price” below. The fair value of the Regular Certificates (other than the RR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “— Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Certificates was determined, see “— Determination of Amount of Required Horizontal Credit Risk Retention”.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of RR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the RR Certificates to be acquired by the Retaining Third Party Purchaser will fall within a range of approximately $33,740,255 - $34,920,454, excluding accrued interest. The expected purchase price of the Class H-RR Certificates is subject to a range, and the actual purchase price of the Class H-RR Certificates will be adjusted to ensure that the aggregate fair value of the RR Certificates is equal to at least 5% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity, and that the weighted average purchase price of the RR Certificates is calculated to achieve the targeted discount yield to maturity set forth under “— Yield Priced Principal Balance Certificates—Yield Priced Expected Price” below

The aggregate fair value of the RR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to be equal to at least 5.0% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $33,713,968 - $34,896,887, representing 5% of the aggregate fair value, as of the Closing Date, of all of the ABS Interests issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, including principal and interest (other than any excess interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, will be allocated to the Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “ Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the Classes of Certificates in ascending order (beginning with the Class H-RR, Class G-RR, Class F-RR, Class E-RR and Class D Certificates, in that order, in each case until the Certificate Balance of that Class has been reduced to zero, as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the Classes of RR Certificates identified in the table above in this “— Material Terms of the RR Certificates” section, see “ Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (the “Swap Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates (the “Yield Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “ Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates.

Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	2.325%	2.572%	2.819%
3Y	2.344%	2.643%	2.942%
4Y	2.366%	2.684%	3.002%
5Y	2.385%	2.715%	3.045%
6Y	2.411%	2.745%	3.079%
7Y	2.434%	2.769%	3.104%
8Y	2.457%	2.789%	3.121%
9Y	2.482%	2.810%	3.138%
10Y	2.501%	2.827%	3.153%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9, and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.20%	0.25%	0.30%
Class A-2	0.37%	0.42%	0.47%
Class A-3	0.74%	0.82%	0.90%
Class A-4	0.76%	0.84%	0.92%
Class A-AB	0.64%	0.72%	0.80%
Class A-S	0.95%	1.05%	1.15%
Class B	1.00%	1.15%	1.30%
Class C	1.55%	1.85%	2.15%
Class D	2.35%	2.85%	3.35%

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread established at pricing. The Retaining Sponsor determined the Discount Yield for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.669%	2.869%	3.069%
Class A-2	2.919%	3.119%	3.319%
Class A-3	3.413%	3.643%	3.873%
Class A-4	3.435%	3.665%	3.895%
Class A-AB	3.266%	3.496%	3.726%
Class A-S	3.625%	3.875%	4.125%
Class B	3.676%	3.976%	4.276%
Class C	4.226%	4.676%	5.126%
Class D	5.026%	5.676%	6.326%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Principal Balance Certificates by each Rating Agency. A credit support level for a particular Class of Swap Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap Priced Principal Balance Certificates that would be required to be subordinate to that Class of Swap Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Certificates, based in part on the credit support levels provided by that rating agency. See “ Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA

Eligibility; Ratings May Be Downgraded” . The Certificate Balances of the Classes of Swap Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level. For each other subordinate Class of Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Swap Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price that was utilized for each such Class of Swap Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Swap Priced Principal Balance Certificates

Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-AB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	103.00%

(1)	The Target Price may not be realized with respect to any of Class B or Class C in the event such Class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D Certificates (which are expected to accrue interest at the WAC Rate minus a fixed percentage), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each Class of Swap Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	2.680%	2.880%	3.079%
Class A-2	3.635%	3.837%	4.039%
Class A-3	3.519%	3.748%	3.977%
Class A-4	3.780%	4.011%	4.243%
Class A-AB	3.719%	3.951%	4.182%
Class A-S	3.970%	4.222%	4.473%
Class B	4.019%(1)	4.321%(1)	4.622%(1)
Class C	4.571%(1)	4.721%(1)	4.721%(1)
Class D	3.221%(1)	3.221%(1)	3.221%(1)

(1)	Any or all of Classes B, C or D may accrue interest at (i) the WAC Rate or (ii) the WAC Rate minus a fixed percentage, but no less than 0.000%.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap- Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Interest-Only Certificates would be over the course of the transaction (for each Class of Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “ Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Interest Payments, the Retaining Sponsor calculated the weighted average life for each such Class of Interest-Only Certificates.

Determination of Treasury Yield Curve for Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	2.372%	2.732%	3.092%
10Y	2.450%	2.790%	3.130%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Principal Balance Certificates that is a component of such Class of Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	0.95%	1.15%	1.35%
Class X-B	0.90%	1.15%	1.40%
Class X-D	1.45%	1.95%	2.45%

Discount Yield Determination for Interest-Only Certificates

The Discount Yield for each Class of Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread. For an expected range of values for each Class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.569%	3.919%	4.269%
Class X-B	3.534%	3.934%	4.334%
Class X-D	4.085%	4.735%	5.385%

Determination of Scheduled Certificate Interest Payments for Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Principal Balance Certificates

Yield Priced Expected Price

The Yield Priced Principal Balance Certificates include each Class of RR Certificates expected to be acquired by the Retaining Third Party Purchaser, and the valuation of the Classes of RR Certificates was based on the price (based on a targeted discount yield to maturity of 14.063% for the RR Certificates, the Modeling Assumptions and 0% CPY) set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the RR Certificates, as set forth under “— Material Terms of the RR Certificates” above (the “Yield Priced Expected Price” and, together with the Swap Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), expressed as a percent of the Certificate Balance of that Class.

Determination of Class Sizes of RR Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of RR Certificates in the same manner described above in “ —Determination of Class Sizes for Swap Priced Principal Balance Certificates”.

Weighted Average Life of Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates (based on 0% CPR), Interest-Only Certificates (based on 100% CPY), and RR Certificates (based on 0% CPY).

Calculation of Fair Value of all Certificates

Fair Value of Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Certificates (other than the Class S Certificates) by multiplying the Expected Price by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of fair values for each Class of Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of Class S Certificates

The Retaining Sponsor determined that the Class S Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class S Certificates.

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the Class S Certificates, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Certificates. For the “Base Case Fair Value”, the Retaining Sponsor determined the estimated fair value of the related Class of Certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value for the related Class of Certificates by multiplying the relevant Expected Price by the high estimate certificate balance or notional amount, as applicable, of such Class of Certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Certificates by multiplying the relevant Expected Price by the low estimate certificate balance or notional amount, as applicable, of such Class of Certificates.

Range of Estimated Fair Values

Class of Certificates	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)
Class A-1	$9,999,854	$9,999,877	$9,999,756
Class A-2	$42,228,959	$42,228,376	$42,229,307
Class A-3	$186,836,551	$186,837,143	$186,847,096
Class A-4	$215,015,577	$215,017,915	$215,025,911
Class A-AB	$23,688,940	$23,689,607	$23,688,726
Class X-A	$46,121,218	$36,397,105	$26,946,955
Class A-S	$57,639,848	$57,642,926	$57,643,267
Class B	$29,250,543	$29,250,819	$29,251,696
Class C	$30,110,785	$29,715,108	$28,697,011
Class X-B	$2,639,712	$1,221,405	$526,943
Class X-D	$2,357,015	$2,421,872	$2,481,988
Class D(1)	$17,128,285	$17,184,983	$17,200,442
Class E-RR(2)	$12,201,051	$11,303,125	$10,405,198
Class F-RR	$9,783,711	$9,783,711	$9,783,711
Class G-RR	$3,068,612	$3,068,612	$3,068,612
Class H-RR	$9,867,080	$10,174,907	$10,482,734

(1)	The approximate initial Certificate Balance of the Class D certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described under this “ Credit Risk Retention” section. The Class D initial Certificate Balance is expected to fall within a range of $19,646,000 and $21,918,000, with the ultimate initial Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(2)	The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class E-RR initial Certificate Balance is expected to fall within a range of $13,164,000 and $15,436,000, with the ultimate initial Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $674,279,352 to $697,937,739.

Hedging, Transfer and Financing Restrictions

The RR Certificates will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Third Party Purchaser will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR) for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Third Party Purchaser not to transfer the RR Certificates, except to a “majority-owned affiliate” or to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Third Party Purchaser will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Third Party Purchaser will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earliest of (A) the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date, and (B) the date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “ The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;

●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Mortgage Loans. See “ The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “ —Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “ Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “ The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the RR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the RR Certificates) is 25% or less of the initial aggregate Certificate Balance of the RR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “ Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “ Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “ The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “— Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “ Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of the Retaining Sponsor, Rialto, CCRE Lending and LCF will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each related exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based their decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the CREFI Mortgage Loans, including the risks related thereto, is described under “ Risk Factors” and “ Description of the Mortgage Pool.”

At the time of its decision to include the Rialto Mortgage Loans in this transaction, Rialto determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Rialto that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Rialto that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Rialto based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of its decision to include the CCRE Mortgage Loans in this transaction, CCRE Lending determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CCRE Lending that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CCRE Lending that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender's security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CCRE Lending based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CCRE Mortgage Loans, including the risks related thereto, is described under “ Risk Factors” and “ Description of the Mortgage Pool.”

At the time of the its decision to include the LCF Mortgage Loans in this transaction, LCF determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 were not material or were mitigated by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full-recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to the materiality of related risks and remediation, as appropriate; (iii) cash or letter of credit funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefitting the loan, including title insurance, property and liability insurance, environmental insurance or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by LCF that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by LCF that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which LCF based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2018-C5 (the “Certificates”) will be issued on or about June 21, 2018 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “ The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut–off Date (exclusive of payments of principal and/or interest due on or before the Cut–off Date and interest relating to periods prior to, but due after, the Cut–off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “ The Pooling and Servicing Agreement —Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$10,000,000
Class A-2	$41,000,000
Class A-3	$185,000,000
Class A-4	$208,766,000
Class A-AB	$23,000,000
Class X-A	$523,731,000
Class A-S	$55,965,000
Class B	$28,400,000
Class C	$29,236,000
Class X-B	$57,636,000
Class X-D	$20,782,000(1)
Class D	$20,782,000(1)
Class E-RR	$14,300,000(1)
Class F-RR	$15,871,000
Class G-RR	$6,682,000
Class H-RR	$29,236,381

(1)	The approximate initial Certificate Balances of the Class D and Class E-RR Certificates (and, accordingly, the approximate Notional Amount of the Class X-D Certificates) are estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described in “ Credit Risk Retention”, with the ultimate initial Certificate Balances of those Classes determined such that, at initial issuance, the aggregate fair value of the RR Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the Issuing Entity. The respective initial Certificate Balances of the Class D and Class E-RR Certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class D and Class E-RR Certificates is expected to be approximately $35,082,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balance
Class D	$19,646,000 - $21,918,000
Class E-RR	$13,164,000 - $15,436,000

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “ —Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the aggregate of the Certificate Balances of the Class B and Class C Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time. Accordingly, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-A Certificates, the Class B and Class C Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-B Certificates, and the Class D Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-D Certificates.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in July 2018. The “Determination Date” will be the sixth (6th) day of each calendar month (or, if the sixth (6th) calendar day of that month is not a business day, then the next business day), commencing in July 2018.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

                  (a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

  (b)      if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

  (c)      all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

  (d)      with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2019, the related Withheld Amounts as required to be deposited in the Lower–Tier REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in July 2018, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross–Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such

  Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such

Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class H-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross–Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross–Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “ —Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass –Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass–Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2018 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2018, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass–Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “ —Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass–Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one–month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and

(3)	the Principal Shortfall, if any, for the prior Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

  (A)      Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

  (B)      Workout–Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity's interest therein, any REO

Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut–off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “ Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the Holders of the Class S Certificates any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout–Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above , as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above , as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan–to–value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout–Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above , as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above , as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates and (iii) the group (the “YM Group D” and, collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the

Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “ Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “ Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	December 2022
Class A-2	April 2023
Class A-3	April 2028
Class A-4	May 2028
Class A-AB	February 2028
Class X-A	June 2028
Class A-S	June 2028
Class B	June 2028
Class C	June 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in June 2051. See “ Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, and Class H-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “ —Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described under “ —Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class H-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class H-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout–Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class H-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E-RR Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amount of a Class of Interest-Only Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “ The Pooling and Servicing Agreement —Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non–Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “ Transaction Parties—The Certificate Administrator” or “— The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax–related expenses, payable out of the Issuing Entity, as described under “ Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan–to–value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10–D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10–D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1) the Distribution Date statement;

(2) a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3) a CREFC® historical loan modification/forebearance and corrected mortgage loan report;

(4) a CREFC® advance recovery report;

(5) a CREFC® total loan report;

(6) a CREFC® operating statement analysis report;

(7) a CREFC® comparative financial status report;

(8) a CREFC® net operating income adjustment worksheet;

(9) a CREFC® real estate owned status report;

(10) a CREFC® servicer watch list;

(11) a CREFC® loan level reserve and letter of credit report;

(12) a CREFC® property file;

(13) a CREFC® financial file;

(14) a CREFC® loan setup file; and

(15) a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “ The Pooling and Servicing Agreement — Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

  (i)         Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending September 30, 2018, a CREFC operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii) Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “ Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained ( provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates ” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g–5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g–5 under the Exchange Act (“Rule 17g–5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub–servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10–D, 10–K, 8–K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file ( provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations

Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub–servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “— Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10–D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga–1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS–15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the

Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non–disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1–888–855–9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10–D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10–K and certain other reports on Form 8–K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g–5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book–entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “ —Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book–entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book–entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross–market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross–market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same–day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time–zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book–entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “ Description of the Certificates —Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “ The Pooling and Servicing Agreement —Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “ —Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book–entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book–entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book–entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book–entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross–market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book–entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

The RR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates for so long as the RR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10–D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10–D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2018-C5

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable

Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)         (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)    a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)   copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “ Description of the Certificates—Reports to Certificateholders; Certain Available Information” .

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of LCF, also against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF), as described under “ —Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File ” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “ The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a) a copy of each of the following documents:

(i)         (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)        the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)       any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)     the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)    any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)    any related letter of credit and any related assignment thereof; and

(xvii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)       unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, if applicable, against any related guarantor(s)), as described under “ — Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “ —Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

With respect to the LCF Mortgage Loans, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee payment in connection with the repurchase obligations of LCF under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, in connection with the Special Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement upon the Special Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) the cross-collateralization between the Defective Mortgage Loan and the Other Crossed Loans has been terminated and the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of payment in connection with the repurchase and substitution obligations of LCF) will have sufficient assets to repurchase or substitute a Mortgage Loan (or to cause such to be done) if required to do so. See “ Risk Factors— Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “ —Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “ The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of June 1, 2018 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination. As of the Closing Date, each of the 65 Bay Street Loan Combination and the Flats at East Bank Loan Combination is also a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “ The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “ Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
636 11th Avenue	$65,000,000	9.7%	$175,000,000	—	$240,000,000	Pari Passu	Servicing Shift
65 Bay Street	$60,000,000	9.0%	$40,000,000	$100,000,000	$200,000,000	Pari Passu-AB	Serviced
Flats at East Bank	$59,000,000	8.8%	$13,000,000	$20,922,918	$92,922,918	Pari Passu-AB	Serviced
DreamWorks Campus	$37,000,000	5.5%	$55,000,000	$108,000,000	$200,000,000	Pari Passu-AB	Outside Serviced
Hilton Branson Convention Center	$10,628,305	1.6%	$7,085,536	—	$17,713,841	Pari Passu	Serviced
Hilton Branson Promenade	$8,083,499	1.2%	$5,389,000	—	$13,472,499	Pari Passu	Serviced
Oak Portfolio	$15,614,105	2.3%	$24,912,812	—	$40,526,917	Pari Passu	Outside Serviced

See “ Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “ Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “ —Servicing of the Outside Serviced Mortgage Loans” below .

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are

responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “ Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “ —Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “ The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “ —Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. In the case of LCF, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are guaranteeing payment in connection with LCF’s repurchase and substitution obligations under the related Mortgage Loan Purchase Agreement. This substitution or repurchase obligation (and, if applicable, such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the

Certificateholders or the Issuing Entity for a Material Defect. See “ The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.    with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.    with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the Pooling and Servicing Agreement, the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.    the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.    in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.    any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.    the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.    the obligation, if any, of the Master Servicer to make Advances;

4.    the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.    the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)    the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 60th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)   there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)   the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)    the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)    the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)   the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) (other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)           approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)           approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)           approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)           approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)           agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)            in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)           approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)           in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)             any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)             any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)            any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent. When the Special Servicer’s consent is required under the Pooling and Servicing Agreement with respect to any action or decision with respect to a non-Specially Serviced Loan that the Master Servicer is processing, such consent will (under the circumstances set forth in the Pooling and Servicing Agreement) be deemed given if the Special Servicer does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and the Operating Advisor regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage

Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “ Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2019) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2019), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “ —Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “ —Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing

Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “— Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “ —Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required (with respect to clause (v) below, subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement) to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)             to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)            to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)           to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)           following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)            on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “— Servicing and Other Compensation and Payment of Expenses— Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer (whether or not the consent of the Special Servicer is required)) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any such review fee without the Master Servicer’s consent.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “— Servicing and Other Compensation and Payment of Expenses— Master Servicing Compensation” heading, and below in the footnotes to the table under the “— Servicing and Other Compensation and Payment of Expenses— Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor (or, if applicable, any related guarantor(s)) in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any such review fee without the Special Servicer’s consent.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO

Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00980% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Mortgage Loan for any Interest Accrual Period is a rate equal to 0.00183% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “ —Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “ —Withdrawals from the Collection Account” above .

CREFC ® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00025% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $20,000,000 but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $40,000,000.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “— Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount (1)	Frequency	Source of Funds
Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer

with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)

		monthly	interest collections

Additional Servicing Compensation(3)(4) / Master Servicer

–  a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)

		from time to time	the related fee/ investment income

–  100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer (whether or not the consent of the Special Servicer is required)) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan from time to time

	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time

	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time

	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Special Servicing Fee(3) / Special Servicer

with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)

		monthly	general collections

Type/Recipient	Amount (1)	Frequency	Source of Funds

Workout Fee(3) / Special Servicer

with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.

		monthly	the related collections of principal and interest

Liquidation Fee(3) / Special Servicer

with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.

		upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Additional Special Servicing Compensation(3)(4) / Special Servicer

–      a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)

		from time to time	the related fee/ investment income

–      100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)

from time to time

	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time

	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time

Type/Recipient	Amount (1)	Frequency	Source of Funds

	– all investment income received on funds in any REO account	from time to time

Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator

with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00980% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)

		monthly	general collections

Operating Advisor Fee / Operating Advisor

with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00183% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)

		monthly	general collections

Operating Advisor Consulting Fee / Operating Advisor

a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)

		from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period

Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer

with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00025% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)

		monthly	general collections

Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer

(i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $20,000,000 but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $40,000,000 in connection with each Asset Review with respect to a Delinquent Loan.

payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections

Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Type/Recipient	Amount (1)	Frequency	Source of Funds

Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Indemnification Expenses(3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer

amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.

		from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “ Description of the Mortgage Pool— The Loan Combinations” in this prospectus, “— Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “— Servicing of the Outside Serviced Mortgage Loans” below.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “— Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “ Description of the Mortgage Pool— The Loan Combinations” in this prospectus, “— Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “— Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees (1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate (2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate
636 11th Avenue	0.00250% per annum

upon becoming an Outside Serviced Mortgage Loan, the rate to be specified in the related Future Outside Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.25% per annum)(3)(4)

upon becoming an Outside Serviced Mortgage Loan, the rate to be specified in the related Future Outside Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0% per annum)(3)(4)

upon becoming an Outside Serviced Mortgage Loan, the rate to be specified in the related Future Outside Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0% per annum)(3)(4)

DreamWorks Campus	0.00125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month

1.0%, provided that if the workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000 a rate equal to 1.00%; provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000

Oak Portfolio	0.00250% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000 the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the Benchmark 2018-B3 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

(1)	Includes the Servicing Shift Mortgage Loan which will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	The fees set forth are those specified in the related Co-Lender Agreement as being permitted under the related Future Outside Servicing Agreement following the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. However, prior to the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

(4)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related Future Outside Servicing Agreement and the related Co-Lender Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “ Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due -On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “— Directing Holder” and “— Operating Advisor” below and “ Description of the Mortgage Pool— The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “— Directing Holder” below and “ Description of the Mortgage Pool— The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Further for the avoidance of doubt, the Master Servicer will be required to process, without any consent or consultation of the Special Servicer, the Directing Holder or the Operating Advisor, any due-on-sale related request in connection with a non-Specially Serviced Loan to the extent the requested action (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower.

Notwithstanding the foregoing, without any other approval, consent or consultation, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and the Master Servicer or the Special Servicer, as applicable, may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), that does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the related Serviced Loan, (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”) and (iii) related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “— Directing Holder” and “— Operating Advisor” below and “ Description of the Mortgage Pool— The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “— Directing Holder” below and “ Description of the Mortgage Pool— The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Further for the avoidance of doubt, the Master Servicer will be required to process, without any consent or consultation of the Special Servicer, the Directing Holder or the Operating Advisor, any due-on-encumbrance related request in connection with a Serviced Loan that is not a Specially Serviced Loan, to the extent the requested action is neither a Major Decision nor a Special Servicer Decision.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), that does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the related Serviced Loan, (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”) and (iii) related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D Certificates). See “ —Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance.

Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer's calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s)

did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii)

prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class shall be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2019; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “ Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the

Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. 246.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self–insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)           (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)           any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)           any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)           any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)           certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)            either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)           the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)           the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “ —Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “ —Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “ —Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66–2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “ —Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “— Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)       at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)       solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis, and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special

Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “ —Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the

Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66–2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “A2” by Moody’s, (B) a rating on its unsecured long-term debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) if rated by KBRA, a rating on its unsecured long-term debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long-term debt of at least (A) “Baa2” by Moody’s, (B) “BBB+” by Fitch and (C) if rated by KBRA, “A-” by KBRA (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the

Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing

Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “ —Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “ —Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “ —Amendment”, then at the expense of the Issuing Entity)

stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “ Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer

determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “— Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “ Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “— Realization Upon Mortgage Loans— Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “ Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “— Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “ Description of the Mortgage Pool—The Loan Combinations” in this prospectus .

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “ Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved) and the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment (i) does not constitute a Special Servicer Decision or Major Decision, as discussed under “ —Servicing of the Mortgage Loans” above) or (ii) is with respect to the matters described under subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision”, subject to the Special Servicer’s consent), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “— Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “— Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master

Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “ Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “ —Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “ Description of the Mortgage Pool— The Loan Combinations” and “— Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Companion Loan that is required to be sold with such Defaulted Mortgage Loan pursuant to the related Co-Lender Agreement) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected pursuant to the terms of the related loan agreement without the consent of the lender;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)        releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (for the avoidance of doubt the determination of whether conditions precedent to a borrower’s right to obtain release have been satisfied will be a matter of lender discretion), but solely with respect to those applicable Serviced Loans specifically identified in the Pooling and Servicing Agreement;

(I)          any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)         any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)        the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)         any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)       any determination of an Acceptable Insurance Default;

(N)      (N) in the case of any Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

  (O)      in the case of any Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than a ground lease) at a Mortgaged Property or REO Property, if (a) the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property and (b) such transaction is not a routine leasing matter;

  (P)      any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, other than such debt that is permitted pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (for the avoidance of doubt, the determination of whether conditions precedent to the right to incur additional debt or additional mezzanine debt will not be a matter of lender discretion);

  (Q)      in the case of any Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to such Specially Serviced Loan;

  (R)      agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

  (S)      determining whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

  (T)      any determination to implement, continue or terminate any cash sweep with respect to the Launch Apartments Mortgage Loan; and

  (U)      to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (U));

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), and (ii) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event) in connection with any Major Decision (as described under “— The Operating Advisor—Consultation Rights” below), and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Prime Finance CMBS B-Piece Holdco XVI, L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class E-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class H-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist. An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E-RR Certificates until such time as either

(x) the Class E-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class E-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E-RR Certificates that it transferred. Following any such transfer, and assuming that the Class E-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class E-RR Certificates (by Certificate Balance), if the Class E-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “ Description of the Mortgage Pool—The Loan Combinations” and “— The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “— Operating Advisor— Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “— Operating Advisor— Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “— Operating Advisor— Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “ Risk Factors— Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “ Risk Factors— Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Notwithstanding anything to the contrary in this “— Operating Advisor” section or elsewhere in this prospectus, the Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to all Serviced Loans, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer; provided, that, in the case of clause (3) above, (x) the Operating Advisor may not disclose any Privileged Information that is subject to attorney-client privilege and (y) the Operating Advisor shall have determined that such disclosure will not adversely affect the Issuing Entity or the Certificateholders. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuation of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “ —Directing Holder” above and “ —Asset Status Reports” below and “ Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the RR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the RR Certificates) is 25% or less of the initial aggregate Certificate Balance of the RR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the

Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will be required to recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on

Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “ —Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above .

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “ —Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “— Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of an Operating Advisor Consultation Trigger Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 28.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “ Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 75 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than March 31, 2018, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and March 31, 2018 was 28.06%; however, the average of the highest delinquency percentages for those 75 reviewed transactions (taking into account all reporting periods between January 1, 2010 and March 31, 2018 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.11%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10–D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150–day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150–day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out–of–pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non–Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “— Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre–determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller (or, in the case of LCF, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP in respect of their respective payment guaranties), which, in each such case, will be the responsibility of the Enforcing Servicer. See “ — Repurchase Requests ; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “— The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not Risk Retention Affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, the Third Party Purchaser or any of their respective Risk Retention Affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder, or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates ; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding–up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “ —Servicing and Other Compensation and Payment of Expenses —Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing

Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “— Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “— Dispute Resolution Provisions— Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “— Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “ —The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “ The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “ —Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “— Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut–off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “ —Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut–off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “— Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
636 11th Avenue	CREFI	(4)	9.7%	(4)	(4)	(4)	(4)	(4)	(5)
DreamWorks Campus	CCRE Lending	UBS 2018-C9 PSA (3/1/18)(6)	5.5%	Midland Loan Services, a Division of PNC Bank, National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D AIV RR H, LLC(7)
Oak Portfolio	CREFI	Benchmark 2018-B3 PSA (4/1/18)(8)	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	“PSA” means Pooling and Servicing Agreement.

(3)	The initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(4)	The 636 11th Avenue Mortgage Loan is a Servicing Shift Mortgage Loan that (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement for this securitization transaction, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related Controlling Pari Passu Companion Loan giving rise to a servicing shift have not been definitively identified.

(5)	With respect to the 636 11th Avenue Mortgage Loan, there will be no initial Outside Controlling Class Representative until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related Controlling Note Holder for each related Loan Combination.

(6)	The UBS 2018-C9 PSA is referred to herein as the “UBS 2018-C9 Pooling and Servicing Agreement”.

(7)	With respect to the DreamWorks Campus Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder of the Subordinate Companion Loan (currently held by Prima Mortgage Investment Trust, LLC) so long as no DreamWorks Campus Control Appraisal Period is in effect. If a DreamWorks Campus Control Appraisal Period under the related Co-Lender Agreement is in effect, then note A-1 will be the Controlling Note with the rights referred to above. Note A-1 was contributed to the UBS 2018-C9 securitization transaction, and therefore, the controlling class representative (or equivalent party) under the UBS 2018-C9 securitization transaction is the Outside Controlling Class Representative with respect to the DreamWorks Campus Mortgage Loan. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identities of the note holders for the DreamWorks Campus Loan Combination. See also “Description of the Mortgage Pool—The Loan Combinations—The DreamWorks Campus Pari Passu-AB Loan Combination”.

(8)	The Benchmark 2018-B3 PSA is referred to herein as the “Benchmark 2018-B3 Pooling and Servicing Agreement”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu

Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of the DreamWorks Campus Loan Combination, such termination right will belong to the holder of the related Subordinate Companion Loan so long as no DreamWorks Campus Control Appraisal Period is in effect.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of each of the DreamWorks Campus Loan Combination and the Oak Portfolio Loan Combination, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of the DreamWorks Campus Loan Combination, such approval right will belong to the holder of the related Subordinate Companion Loan so long as no DreamWorks Campus Control Appraisal Period is in effect.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master

Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside

Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a

Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from June 1, 2018, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of

Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of

Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)       each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)      there are no delinquencies or defaults;

(iii)     scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)     no prepayment premiums or yield maintenance charges are collected;

(v)      no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)     no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)    the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)   there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)    distributions on the Certificates are made on the 10th day (each assumed to be a business day) of each month, commencing in July 2018;

(x)     the Certificates will be issued on June 21, 2018;

(xi)    the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)   the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)  all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)  with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)   the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”;

(xvi)  there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii) with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	87%	87%	87%	87%	87%
June 10, 2020	70%	70%	70%	70%	70%
June 10, 2021	46%	46%	46%	46%	46%
June 10, 2022	16%	16%	16%	16%	16%
June 10, 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.66	2.65	2.65	2.65	2.65
First Principal Payment Date	July 2018	July 2018	July 2018	July 2018	July 2018
Last Principal Payment Date	December 2022	September 2022	August 2022	August 2022	August 2022

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	0%	0%	0%	0%	0%
June 10, 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.50	4.48	4.46	4.42	4.19
First Principal Payment Date	December 2022	September 2022	August 2022	August 2022	August 2022
Last Principal Payment Date	April 2023	April 2023	April 2023	April 2023	April 2023

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	100%	100%	100%	100%	100%
June 10, 2024	100%	100%	100%	100%	100%
June 10, 2025	100%	100%	100%	100%	100%
June 10, 2026	100%	100%	100%	100%	100%
June 10, 2027	100%	100%	100%	100%	100%
June 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.78	9.75	9.70	9.64	9.47
First Principal Payment Date	February 2028	October 2027	October 2027	October 2027	October 2027
Last Principal Payment Date	April 2028	April 2028	April 2028	April 2028	January 2028

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	100%	100%	100%	100%	100%
June 10, 2024	100%	100%	100%	100%	100%
June 10, 2025	100%	100%	100%	100%	100%
June 10, 2026	100%	100%	100%	100%	100%
June 10, 2027	100%	100%	100%	100%	100%
June 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.86	9.85	9.83	9.82	9.58
First Principal Payment Date	April 2028	April 2028	April 2028	April 2028	January 2028
Last Principal Payment Date	May 2028	May 2028	May 2028	May 2028	February 2028

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	96%	96%	96%	96%	96%
June 10, 2024	78%	78%	78%	78%	78%
June 10, 2025	58%	58%	58%	58%	58%
June 10, 2026	37%	37%	37%	37%	37%
June 10, 2027	15%	15%	15%	15%	15%
June 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.34	7.34	7.34	7.34	7.34
First Principal Payment Date	April 2023	April 2023	April 2023	April 2023	April 2023
Last Principal Payment Date	February 2028	February 2028	February 2028	February 2028	February 2028

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	100%	100%	100%	100%	100%
June 10, 2024	100%	100%	100%	100%	100%
June 10, 2025	100%	100%	100%	100%	100%
June 10, 2026	100%	100%	100%	100%	100%
June 10, 2027	100%	100%	100%	100%	100%
June 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.89	9.89	9.89	9.89	9.64
First Principal Payment Date	May 2028	May 2028	May 2028	May 2028	February 2028
Last Principal Payment Date	June 2028	May 2028	May 2028	May 2028	February 2028

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	100%	100%	100%	100%	100%
June 10, 2024	100%	100%	100%	100%	100%
June 10, 2025	100%	100%	100%	100%	100%
June 10, 2026	100%	100%	100%	100%	100%
June 10, 2027	100%	100%	100%	100%	100%
June 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.94	9.89	9.89	9.64
First Principal Payment Date	June 2028	May 2028	May 2028	May 2028	February 2028
Last Principal Payment Date	June 2028	June 2028	June 2028	May 2028	February 2028

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 10, 2019	100%	100%	100%	100%	100%
June 10, 2020	100%	100%	100%	100%	100%
June 10, 2021	100%	100%	100%	100%	100%
June 10, 2022	100%	100%	100%	100%	100%
June 10, 2023	100%	100%	100%	100%	100%
June 10, 2024	100%	100%	100%	100%	100%
June 10, 2025	100%	100%	100%	100%	100%
June 10, 2026	100%	100%	100%	100%	100%
June 10, 2027	100%	100%	100%	100%	100%
June 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.97	9.97	9.97	9.91	9.70
First Principal Payment Date	June 2028	June 2028	June 2028	May 2028	February 2028
Last Principal Payment Date	June 2028	June 2028	June 2028	June 2028	March 2028

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust

REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account), will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) the Class S Certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered

Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under recently enacted legislation, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. This rule generally is effective for tax years beginning after December 31, 2017 or, for Regular Interests issued with original issue discount, for tax years beginning after December 31, 2018. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular

Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the

Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments”

(including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be¾

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and a substantially identical prohibited transaction exemption to Cantor Fitzgerald & Co., Authorization Number 2011-05E (June 6, 2011), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

In addition, each beneficial owner of any Offered Certificates or any interest therein that is a Plan, including any fiduciary purchasing any such Certificates on behalf of a Plan (each, a “Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)       none of the Depositor, the Trustee, the Certificate Administrator, any underwriter, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) will not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in such Certificates in such capacity);

(2)       the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of the Offered Certificates;

(3)       the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)       none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in such Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)       the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of such Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations will be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section

512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Four (4) of the Mortgaged Properties (15.7%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Ohio. Three (3) of the Mortgaged Properties (13.1%) are located in Ohio.

Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Along with the complaint, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home addresses of all record owners and lienholders. In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least thirty (30) days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. The sheriff appoints three disinterested feeholders who must agree on the value of the related property. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale. Any delinquent real estate taxes on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee bids its debt, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

New Jersey. Three (3) of the Mortgaged Properties (12.2%) are located in New Jersey.

In New Jersey, a foreclosure action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action.  The purchaser at such sale acquires the estate or interest in real property covered by the mortgage.  Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease.  New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff.  At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance.  The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

California. Five (5) of the Mortgaged Properties (11.3%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as¾

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower‘s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property.

The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may¾

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Cantor Fitzgerald & Co., The Williams Capital Group, L.P. and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., are acting as co-lead managers and joint bookrunners with respect to approximately 84.4% and 15.6%, respectively, of the total principal balance of the Offered Certificates, and The Williams Capital Group, L.P. is acting as co-manager.

Class	Citigroup Global Markets Inc.	Cantor Fitzgerald & Co.	The Williams Capital Group, L.P.
Class A-1	$8,442,920	$1,557,080	$0
Class A-2	$34,615,975	$6,384,025	$0
Class A-3	$156,194,037	$28,805,963	$0
Class A-4	$176,259,482	$32,506,518	$0
Class A-AB	$19,418,718	$3,581,282	$0
Class X-A	$442,181,941	$81,549,059	$0
Class A-S	$47,250,806	$8,714,194	$0
Class B	$23,977,895	$4,422,105	$0
Class C	$24,683,723	$4,552,277	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[______].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2018, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, the Retaining Sponsor and the current holder (or an affiliate of the current holder) of one or more of the 636 11th Avenue Pari Passu Companion Loans and one or more of the 65 Bay Street Pari Passu Companion Loans). Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of CCRE Lending (a Sponsor and an originator). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Cantor Fitzgerald & Co., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, and (ii) the payment by the Depositor to CCRE Lending, an affiliate of Cantor Fitzgerald & Co., in its capacity as a Sponsor, of the purchase price for the CCRE Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. In addition, (i) proceeds received by CCRE Lending in connection with the contribution of the CCRE Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty, and (ii) proceeds received by Rialto in connection with the contribution of the Rialto Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty.

As a result of the circumstances described above, each of Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

17g-5 Information Provider	319
1986 Act	444
2015 Budget Act	451
30/360 Basis	185, 300
65 Bay Street A1 Notes	206
65 Bay Street A2 Note	206
65 Bay Street B Note	206
65 Bay Street Directing Holder	211
65 Bay Street Loan Combination Noteholders	207
65 Bay Street Major Decision	211
65 Bay Street Non-Controlling Noteholder	213
AB Loan Combination	147
AB Modified Loan	371
Accelerated Mezzanine Loan	400
Acceptable Insurance Default	340
Accredited Investor	14
Actual/360 Basis	185
Administrative Fee Rate	359
ADR	149
Advance Rate	345
Advances	344
Advisers Act	461
Affirmative Asset Review Vote	412
AIFM Regulation	65
Allocated Cut-off Date Loan Amount	149
Ancillary Fees	354
Annual Debt Service	150
Anticipated Repayment Date	186
Appraisal Reduction Amount	370
Appraisal Reduction Event	368
Appraised Value	150
Appraised-Out Class	372
Appraiser	370
ARD	150
ARD Loan	186
Assessment of Compliance	374
Asset Representations Reviewer	275
Asset Representations Reviewer Asset Review Fee	359
Asset Representations Reviewer Ongoing Fee	359
Asset Representations Reviewer Ongoing Fee Rate	359
Asset Representations Reviewer Termination Event	416
Asset Representations Reviewer Upfront Fee	359
Asset Review	413
Asset Review Notice	413
Asset Review Quorum	412
Asset Review Report	415
Asset Review Report Summary	415
Asset Review Standard	414
Asset Review Trigger	411
Asset Review Vote Election	412
Assumed Certificate Coupon	284
Assumed Final Distribution Date	307
Assumption Fees	354
Attestation Report	374
Available Funds	294
Balloon Balance	150
Balloon Mortgage Loans	185
Bankruptcy Code	68
Base Interest Fraction	306
BCBS	66
Benchmark 2018-B3 Pooling and Servicing Agreement	426
Borrower Delayed Reimbursements	353
Borrower Party	400
B-Piece Buyer	135
CBE	439
CCRE Data Tape	239
CCRE Deal Team	239
CCRE Financing Affiliates	238
CCRE Lending	148, 238
CCRE Mortgage Loans	148, 238
CDI 202.01	67
Certificate Administrator	266
Certificate Balance	293
Certificate Owner	314
Certificateholder	313
Certificateholder Quorum	382
Certificateholder Repurchase Request	418
Certificates	292
Certifying Certificateholder	323
CGMRC	231
Citibank	266
Class	292
Class A-AB Scheduled Principal Balance	296
Class X Certificates	3, 292
Class X Strip Rate	300
Clearstream	320
Clearstream Participants	321
Closing Date	148, 292
CMBS	64, 231, 239, 269
Code	442
Co-Lender Agreement	201
Collateral Deficiency Amount	372
Collection Account	348
Collection Period	295
Collective Investment Scheme	11
Communication Request	323
Companion Loan	147
Companion Loan Holder	333
Companion Loan Rating Agency	380
Companion Note	199
Compensating Interest Payment	308
Consent Fees	353
Constraining Level	283
Consultation Election Notice	420
Consultation Requesting Certificateholder	420
Consultation Termination Event	400
Control Eligible Certificates	399

Control Termination Event	399
Controlling Class	399
Controlling Class Certificateholder	399
Controlling Class Representative	399
Controlling Companion Loan	335
Controlling Note	199
Controlling Note Holder	199
Controlling Pari Passu Companion Loan	335
Controlling Pari Passu Companion Loan Securization Date	335
Corrected Loan	340
Corresponding Principal Balance Certificates	3
CPR	435
Credit Risk Retention Rules	279
CREFC®	311
CREFC® Intellectual Property Royalty License Fee	359
CREFC® Intellectual Property Royalty License Fee Rate	359
CREFC® Reports	310
CREFI	148, 231
CREFI Data File	232
CREFI Mortgage Loans	148
CREFI Securitization Database	232
Cross-Collateralized Mortgage Loan	E-1-3
Crossed Group	150
Cross-Over Date	299
CRR	64
CRR Investor	64
CRR Retention Requirements	65
Cumulative Appraisal Reduction Amount	371
Cure/Contest Period	414
Custodian	266, 395
Cut-off Date	147
Cut-off Date Balance	147
Cut-off Date DSCR	152
Cut-off Date Loan-to-Value Ratio	151
Cut-off Date LTV Ratio	151
DBRS	269
Debt Service Coverage Ratio	152
Debt Yield on Underwritten NCF	151
Debt Yield on Underwritten Net Cash Flow	151
Debt Yield on Underwritten Net Operating Income	152
Debt Yield on Underwritten NOI	152
Defaulted Mortgage Loan	356
Defeasance	E-1-10
Defeasance Deposit	190
Defeasance Loans	189
Defeasance Lock Out Period	190
Defeasance Option	190
Defective Mortgage Loan	331
Definitive Certificate	320
Delinquent Loan	412
Depositaries	320
Depositor	148, 264
Determination Date	294
Diligence File	326
Directing Holder	399
Disclosable Special Servicer Fees	357
Discount Yield	283
Dispute Resolution Consultation	420
Dispute Resolution Cut-off Date	420
Distribution Account	348
Distribution Date	294
Document Defect	325
Dodd-Frank Act	66
DreamWorks Campus Co-Lender Agreement	225
DreamWorks Campus Companion Loans	225
DreamWorks Campus Control Appraisal Period	229
DreamWorks Campus Controlling Holder	229
DreamWorks Campus Lead Pari Passu Companion Loan	224
DreamWorks Campus Major Decisions	228
DreamWorks Campus Non-Lead Pari Passu Companion Loan	224
DreamWorks Campus Pari Passu Companion Loans	224
DreamWorks Campus Pari Passu-AB Loan Combination	225
DreamWorks Campus Senior Loans	224
DreamWorks Campus Sequential Pay Event	227
DreamWorks Campus Subordinate Companion Loan	225
DSCR	152, 254
DTC	320
DTC Participants	320
DTC Rules	321
Due Date	185, 296
Due Diligence Questionnaire	233
Due Period	296
EDGAR	491
EEA	12, 64
Eligible Asset Representations Reviewer	415
Eligible Operating Advisor	409
Enforcing Party	419
Enforcing Servicer	419
Environmental Condition	480, E-1-13
ERISA	454
ESA	169, E-1-13
EU Retention Requirements	65
Euroclear	320
Euroclear Operator	322
Euroclear Participants	322
Excess Interest	186
Excess Interest Distribution Account	349
Excess Liquidation Proceeds Reserve Account	349
Excess Modification Fees	353
Excess Penalty Charges	354
Excess Prepayment Interest Shortfall	308
Exchange Act	230
Excluded Controlling Class Holder	317
Excluded Controlling Class Mortgage Loan	400
Excluded Information	317

Excluded Mortgage Loan	400
Excluded Mortgage Loan Special Servicer	383
Excluded Special Servicer Information	317
Excluded Special Servicer Mortgage Loan	383
Exemption Rating Agency	457
Existing EU Retention Requirements	65
Expected Price	287
Expected Prices	287
FATCA	452
FDIC	122
FETL	15
FIEL	15
Final Asset Status Report	404
Final Dispute Resolution Election Notice	421
Financial Promotion Order	11
Fitch	269, 379
Flats at East Bank AB Loan Combination	215
Flats at East Bank AB Loan Combination Controlling Holder	222
Flats at East Bank Co-Lender Agreement	215
Flats at East Bank Control Appraisal Period	222
Flats at East Bank Controlling Subordinate Companion Loan Noteholder	215
Flats at East Bank Major Decision	219
Flats at East Bank Non-Lead Master Servicer	219
Flats at East Bank Non-Lead Servicing Agreement	219
Flats at East Bank Non-Lead Trustee	219
Flats at East Bank Noteholders	215
Flats at East Bank Pari Passu Companion Loan Noteholder	215
Flats at East Bank Senior Loan	215
Flats at East Bank Sequential Pay Event	216
Flats at East Bank Subordinate Companion Loan Noteholder	215
Flats at East Bank Threshold Event Collateral	223
Form 8-K	230
FPO Persons	11
FSCMA	15
FSMA	11
Fund	279
Future Outside Servicing Agreement	335
GAAP	279
Grantor Trust	443
Ground Lease	E-1-10
Hard Lockbox	152
High Net Worth Companies, Unincorporated Associations, Etc.	11, 12
Holdco	279
Impermissible Risk Retention Affiliate	375
Impermissible TPP Affiliate	375
Indirect Participants	320
Initial Pool Balance	147
Initial Rate	186
Initial Requesting Certificateholder	418
In-Place Cash Management	152
Institutional Investor	14
Insurance Rating Requirements	E-1-5
Interest Accrual Amount	300
Interest Accrual Period	301
Interest Distribution Amount	300
Interest Only Mortgage Loans	185
Interest Reserve Account	349
Interest Shortfall	300
Interested Person	393
Interest-Only Certificates	281
Interest-Only Certificates	292
Interest-Only Expected Price	286
Investment Company Act	1
Investor Certification	313
IRS	443
Issuing Entity	147
KBRA	269, 379
KeyBank	271
Ladder Capital Group	241
Ladder Capital Review Team	243
Ladder Holdings	241
Largest Tenant	153
Largest Tenant Lease Expiration	153
LCF	148, 241
LCF Data Tape	243
LCF Mortgage Loans	148
Lender Liability Act	481
Liquidation Fee	356
Liquidation Fee Rate	356
Liquidation Proceeds	356
Loan Combination	147
Loan Combination Custodial Account	348
Loan Per Unit	153
Loss of Value Payment	330
Loss of Value Reserve Fund	349
Lower-Tier Regular Interests	442
Lower-Tier REMIC	442
Lower-Tier REMIC Distribution Account	348
LTV	254
LTV Ratio at Maturity/ARD	153
LUST	169
MAI	369, E-1-13
Major Decision	396
Major Decision Reporting Package	398
MAS	14
Master Servicer	269
Master Servicer Remittance Date	344
Material Breach	329
Material Defect	329
Material Document Defect	325
Maturity Date/ARD Loan-to-Value Ratio	153
Maturity Date/ARD LTV Ratio	153
Midland	269
MIFID II	12
Modeling Assumptions	435
Modification Fees	354
Monthly Payment	295
Moody’s	269, 379
Morningstar	269, 409
Mortgage	147

Mortgage File	324
Mortgage Loan Purchase Agreement	323
Mortgage Loan Schedule	337
Mortgage Loan Sellers	148
Mortgage Loans	147
Mortgage Note	147
Mortgage Pool	147
Mortgage Rate	300
Mortgaged Property	147
Most Recent NOI	153
Net Cash Flow	155
Net Mortgage Pass-Through Rate	300
Net Mortgage Rate	300
NFIP	119
Non-Controlling Note	199
Non-Controlling Note Holders	199
Non-Offered Certificates	292
Nonrecoverable Advance	346
Non-Reduced Certificates	314
Non-U.S. Tax Person	452
Note A2 Control Appraisal Period	213
Notional Amount	293
NRSRO	312, 463
NRSRO Certification	314
Occupancy	154
Occupancy Date	154
Offered Certificates	292
OID Regulations	445
OLA	122
Operating Advisor	275
Operating Advisor Annual Report	406
Operating Advisor Consultation Trigger Event	289, 405
Operating Advisor Consulting Fee	358
Operating Advisor Fee	358
Operating Advisor Fee Rate	358
Operating Advisor Standard	403
Operating Advisor Termination Event	407
Original Balance	154
Other Crossed Loans	331
Outside Certificate Administrator	335
Outside Controlling Class Representative	335
Outside Controlling Note Holder	334
Outside Custodian	335
Outside Depositor	335
Outside Operating Advisor	335
Outside Securitization	335
Outside Serviced Companion Loan	334
Outside Serviced Loan Combination	334
Outside Serviced Mortgage Loan	335
Outside Serviced Pari Passu Companion Loan	334
Outside Serviced Pari Passu Loan Combination	334
Outside Serviced Pari Passu-AB Loan Combination	334
Outside Serviced Subordinate Companion Loan	335
Outside Servicer	335
Outside Servicer Fee Rate	364
Outside Servicing Agreement	335
Outside Special Servicer	335
Outside Trustee	335
P&I Advance	344
Pads	156
Pari Passu Companion Loan	147
Pari Passu Indemnified Items	378
Pari Passu Indemnified Parties	378
Pari Passu Loan Combination	147
Pari Passu-AB Loan Combination	147
Participants	320
Party in Interest	455
Pass-Through Rate	299
PCIS Persons	12
PCO	183
PCR	249
Penalty Charges	354
Pentalpha Surveillance	275
Percentage Interest	294
Permitted Encumbrances	E-1-3
Permitted Investments	294
Permitted Special Servicer/Affiliate Fees	358
PIPs	112, 173
Plan Asset Regulations	455
Plan Fiduciary	461
PML	256, 261
Pooling and Servicing Agreement	333
Pooling and Servicing Agreement Party Repurchase Request	418
PRC	13
Preliminary Asset Review Report	414
Preliminary Dispute Resolution Election Notice	420
Prepayment Assumption	446
Prepayment Interest Excess	307
Prepayment Interest Shortfall	307
Prepayment Penalty Description	154
Prepayment Provision	154
PRIIPS Regulation	12
Prime Finance	280
Prime Rate	345
Principal Balance Certificates	3, 292
Principal Distribution Amount	301
Principal Shortfall	302
Privileged Information	405
Privileged Information Exception	405
Privileged Person	312
Professional Investors	13, 14
Prohibited Prepayment	308
Promotion of Collective Investment Schemes Exemptions Order	12
Property Advances	344
Proposed Course of Action Notice	420
Prospectus	14
Prospectus Directive	12
PTE	457
Purchase Notice	230
Qualification Criteria	238, 244

Qualified Investors	12
Qualified Mortgage	326
Qualified Substitute Mortgage Loan	330
Qualifying CRE Loan Percentage	279
Rated Final Distribution Date	307
Rating Agencies	486
Rating Agency	486
Rating Agency Confirmation	424
Rating Agency Declination	424
RCRA	481
Realized Loss	309
REC	169
Recognized Collective Investment Scheme	11
Record Date	294
Registration Statement	491
Regular Certificates	292
Regular Interestholder	445
Regular Interests	442
Regulation AB	374
Regulation RR	279
REIT LLLP	241
Related Group	154
Release Date	190
Relevant Member State	12
Relevant Person	14
Relevant Persons	12
REMIC	442
REMIC LTV Test	146
REMIC Regulations	442
REO Account	349
REO Companion Loan	302
REO Loan	302
REO Mortgage Loan	302
REO Property	292
Repurchase Price	329
Repurchase Request	418
Requesting Certificateholder	420
Requesting Holders	372
Requesting Investor	323
Requesting Party	423
Required Credit Risk Retention Percentage	279
Requirements	485
Residual Certificates	292
Resolution Failure	419
Resolved	419
Restricted Group	458
Restricted Party	405
Retaining Parties	279
Retaining Sponsor	279
Retaining Third Party Purchaser	279
Review Materials	413
Revised Rate	186
RevPAR	154
Rialto	148, 236
Rialto Data Tape	237
Rialto Mortgage Loans	148, 236
Rialto Review Team	236
Risk Retention Affiliate	375
Risk Retention Affiliated	375
Rooms	156
RR Certificates	4, 279
Rule 17g-5	314, 387
S&P	269
Scheduled Certificate Interest Payments	285
Scheduled Certificate Principal Payments	281
Scheduled Principal Distribution Amount	301
SEC	230
Securities Act	374
Securitization Accounts	292
Securitization Regulation	65
SEL	256, 261, E-1-5
Senior Certificates	292
Sequential Pay Event	207
Serviced AB Loan Combination	333
Serviced Companion Loan	333
Serviced Companion Loan Holder	333
Serviced Companion Loan Securities	379
Serviced Loan Combination	333
Serviced Loans	333
Serviced Mortgage Loans	333
Serviced Outside Controlled Companion Loan	334
Serviced Outside Controlled Loan Combination	333
Serviced Outside Controlled Mortgage Loan	334
Serviced Pari Passu Companion Loan	333
Serviced Pari Passu Companion Loan Holder	333
Serviced Pari Passu Loan Combination	333
Serviced Subordinate Companion Loan	333
Serviced Subordinate Companion Loan Holder	333
Servicer Termination Events	378
Servicing Fee	352
Servicing Fee Rate	352
Servicing Function Participant	374
Servicing Shift Companion Loan	335
Servicing Shift Loan Combination	335
Servicing Shift Mortgage Loan	335
Servicing Standard	338
Servicing Transfer Event	339
SFA	14
Similar Law	460
Single-Purpose Entity	E-1-10
SMMEA	463
Soft Lockbox	154
Soft Springing Lockbox	155
Solvency II Regulation	65
Special Servicer	271
Special Servicer Decision	341
Special Servicing Fee	354
Special Servicing Fee Rate	355
Specially Serviced Loan	339
Split Mortgage Loan	147
Sponsors	148, 231
Springing Cash Management	155
Springing Lockbox	155
Standard Qualifications	E-1-1

Startup Day	443
Stated Principal Balance	302
Streit Act	268
Structured Product	14
Subordinate Certificates	292
Subordinate Companion Loan	147
Sub-Servicing Agreement	343
Swap Curve Interpolated Yield	282
Swap Priced Expected Price	285
Swap Priced Principal Balance Certificates	281
Target Price	284
TCO	183
Termination Purchase Amount	425
Terms and Conditions	322
Terrorism Cap Amount	E-1-9
Tests	413
Third Party Report	149
Threshold Event Collateral	214
Threshold Event Cure	214
TIA	66, 267
Title Exception	E-1-2
Title Policy	E-1-2
Title V	484
Trailing 12 NOI	153
Transaction Parties	461
TRIA	E-1-9
TRIPRA	120
TRS LLLP	241
Trust REMICs	442
Trustee	265
Trustee/Certificate Administrator Fee	358
Trustee/Certificate Administrator Fee Rate	358
U.S. Tax Person	452
UBS 2018-C9 Pooling and Servicing Agreement	224, 426
UCC	E-1-2
Underwriter Entities	127
Underwriter Exemption	457
Underwriting Agreement	489
Underwritten EGI	156
Underwritten Expenses	155
Underwritten NCF	155
Underwritten NCF DSCR	152
Underwritten Net Cash Flow	155
Underwritten Net Operating Income	155
Underwritten NOI	155
Underwritten Revenues	156
Units	156
Unscheduled Principal Distribution Amount	301
Unsolicited Information	413
Updated Appraisal	389
Upper-Tier REMIC	442
Upper-Tier REMIC Distribution Account	348
UST	169
UW NCF DSCR	152
Volcker Rule	66
Voting Rights	319
WAC Rate	299
Weighted Average Mortgage Rate	156
Withheld Amounts	349
Workout Fee	355
Workout Fee Rate	355
Workout-Delayed Reimbursement Amount	347
WTNA	265
Yield Curve Interpolated Yield	285
Yield Priced Expected Price	287
Yield Priced Principal Balance Certificates	281
YM Group A	305
YM Group BC	305
YM Group D	305
YM Groups	305
Zoning Regulations	E-1-7

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

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CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	NAP	NAP	636 11th Avenue	New York	New York	10036	Office
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	NAP	NAP	65 Bay Street	Jersey City	New Jersey	07097	Multifamily
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	NAP	NAP	1055 Old River Road	Cleveland	Ohio	44113	Mixed Use
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	NAP	NAP	1000 Flower Street	Glendale	California	91201	Office
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	Group 1	NAP	5721 Timbergate Drive	Corpus Christi	Texas	78414	Multifamily
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	NAP	NAP	3311 Woodhill Lane	Fayetteville	North Carolina	28314	Multifamily
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	NAP	NAP	236 Atlantic Avenue	Brooklyn	New York	11201	Mixed Use
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	NAP	NAP	650 South Exeter Street	Baltimore	Maryland	21202	Mixed Use
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	NAP	NAP	400 North River Road	West Lafayette	Indiana	47906	Multifamily
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	NAP	NAP	3636 Mission Drive	Indianapolis	Indiana	46224	Multifamily
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	NAP	NAP	23140 Halsted Road	Farmington Hills	Michigan	48335	Multifamily
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Group 3	Group A	200 East Main Street	Branson	Missouri	65616	Hospitality
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Group 3	Group A	3 Branson Landing Boulevard	Branson	Missouri	65616	Hospitality
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	NAP	NAP	7916-7930 Norwalk Boulevard and 11139-11161 Washington Boulevard	Santa Fe Springs	California	90606	Retail
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	NAP	NAP	150 Triangle Plaza	Ramsey	New Jersey	07446	Retail
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	NAP	NAP					Office
16.01	Property				Oak Creek Center			500 & 580 Waters Edge, 700, 948, 1900 and 2000 Springer Drive, 801, 999 and 1000 Oak Creek Drive and 1700 & 2050 Finley Road	Lombard	Illinois	60148	Office
16.02	Property				Oakmont Center			601 Oakmont Lane	Westmont	Illinois	60559	Office
16.03	Property				Park Fletcher I & II			2601 Fortune Circle & 5420 West Southern Avenue	Indianapolis	Indiana	46241	Office
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	NAP	NAP	1010-1164 West Southern Avenue	Mesa	Arizona	85210	Retail
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	NAP	NAP	703 South Cleveland Massillon Road	Fairlawn	Ohio	44333	Office
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	Group 2	NAP					Self Storage
19.01	Property				Storage Masters Plano			4633 Hedgcoxe Road	Plano	Texas	75024	Self Storage
19.02	Property				Storage Masters Denver			8881 East Florida Avenue	Denver	Colorado	80247	Self Storage
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	NAP	NAP	8351 Dove Parkway	Canal Winchester	Ohio	43110	Multifamily
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	NAP	NAP	20 Winooski Falls Way	Winooski	Vermont	05404	Office
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	Group 2	NAP					Self Storage
22.01	Property				Causeway Storage			2425 South 86th Street	Tampa	Florida	33619	Self Storage
22.02	Property				Go Store It			2220 Park Drive	Chattanooga	Tennessee	37421	Self Storage
22.03	Property				Sierra’s Glen Self Storage			5407 Locust Lane	Lower Paxton	Pennsylvania	17109	Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	NAP	NAP	4925 University Drive Northwest	Huntsville	Alabama	35816	Retail
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	NAP	NAP	1357 San Mateo Avenue	South San Francisco	California	94080	Self Storage
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	NAP	NAP	77 Bowery	New York	New York	10002	Retail
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	NAP	NAP	2321-2515 Ellsworth Road	Ypsilanti	Michigan	48197	Retail
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	NAP	NAP	275 Perry Parkway	Perry	Georgia	31069	Retail
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	NAP	NAP	12030 Grant Street	Thornton	Colorado	80241	Hospitality
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	NAP	NAP	652 Mateo Street	Los Angeles	California	90021	Multifamily
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	NAP	NAP	7910 Cass Street	Omaha	Nebraska	68114	Retail
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	Group 1	NAP	11675-11695 & 11703 Olio Road	Fishers	Indiana	46037	Retail
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	NAP	NAP	100 Route 59	Monsey	New York	10952	Retail
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	NAP	NAP	1402 South Cherry Street	Tomball	Texas	77375	Manufactured Housing
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	NAP	NAP	1030 Norwood Park Boulevard and 1017 Rutherford Lane	Austin	Texas	78753	Retail
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	NAP	NAP	180 North County Line Road	Jackson	New Jersey	08527	Retail
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	NAP	NAP	11055 Folsom Boulevard	Rancho Cordova	California	95670	Self Storage
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	NAP	NAP	38227 Schoenherr Road	Sterling Heights	Michigan	48312	Multifamily
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	NAP	NAP	230 Mulberry Street	Shallotte	North Carolina	28470	Self Storage
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	NAP	NAP	7421-7497 Northwest 4th Street	Plantation	Florida	33317	Office
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	NAP	NAP	3060-3110 North Lewis Avenue	Waukegan	Illinois	60087	Retail

A-1

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	CBD	1917	2008	564,004	SF	425.53	Fee Simple	65,000,000	65,000,000
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	High Rise	2008, 2015-2018	NAP	447	Units	223,713.65	Fee Simple	60,000,000	60,000,000
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	Multifamily/Retail	2015	NAP	241	Units	298,755.19	Fee Simple/Leasehold	59,000,000	59,000,000
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	Suburban	1997-2010	2010	497,404	SF	184.96	Fee Simple	37,000,000	37,000,000
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	Garden	2016	NAP	324	Units	106,481.48	Fee Simple	34,500,000	34,500,000
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	Garden	2007-2009	NAP	327	Units	97,859.33	Fee Simple	32,000,000	32,000,000
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	Parking/Retail	2011	NAP	66,395	SF	376.53	Fee Simple	25,000,000	25,000,000
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	Office/Parking	2007	NAP	206,335	SF	121.16	Fee Simple	25,000,000	25,000,000
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	Garden	1963	2015-2017	473	Units	52,219.87	Fee Simple	24,700,000	24,700,000
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	Garden	1968, 1972	2016-2018	614	Units	39,087.95	Fee Simple	24,000,000	24,000,000
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	Garden	1985	2015-2017	264	Units	79,545.45	Fee Simple	21,000,000	21,000,000
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Full Service	2007	2012	205	Rooms	86,408.98	Leasehold	10,650,000	10,628,305
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Full Service	2007	NAP	102	Rooms	132,083.32	Leasehold	8,100,000	8,083,499
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	Shadow Anchored	1988	NAP	100,258	SF	184.52	Fee Simple	18,500,000	18,500,000
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	Anchored	1985	2016	91,035	SF	176.86	Fee Simple	16,100,000	16,100,000
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Suburban			708,252	SF	57.22	Fee Simple	15,668,750	15,614,105
16.01	Property				Oak Creek Center	Suburban	1982, 1984, 1985, 1998, 2001, 2008	2007	427,449	SF		Fee Simple
16.02	Property				Oakmont Center	Suburban	1990	NAP	117,882	SF		Fee Simple
16.03	Property				Park Fletcher I & II	Suburban	1981, 1986	NAP	162,921	SF		Fee Simple
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	Anchored	1980	2013	138,731	SF	111.46	Fee Simple	15,500,000	15,463,491
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	Suburban	2007-2008	NAP	97,845	SF	155.35	Fee Simple	15,200,000	15,200,000
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	Self Storage			145,323	SF	96.34	Fee Simple	14,000,000	14,000,000
19.01	Property				Storage Masters Plano	Self Storage	2003	NAP	71,910	SF		Fee Simple
19.02	Property				Storage Masters Denver	Self Storage	1984, 1994	NAP	73,413	SF		Fee Simple
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	Garden	2017	NAP	104	Units	125,961.54	Fee Simple	13,100,000	13,100,000
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	CBD	1917	2012	124,886	SF	84.08	Fee Simple	10,500,000	10,500,000
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	Self Storage			171,246	SF	60.59	Fee Simple	10,375,000	10,375,000
22.01	Property				Causeway Storage	Self Storage	2007	NAP	96,142	SF		Fee Simple
22.02	Property				Go Store It	Self Storage	1984	2011	40,804	SF		Fee Simple
22.03	Property				Sierra’s Glen Self Storage	Self Storage	2005	NAP	34,300	SF		Fee Simple
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	Unanchored	1987	NAP	101,438	SF	95.01	Fee Simple	9,660,000	9,637,619
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	Self Storage	1963	2013	41,659	SF	219.64	Fee Simple	9,150,000	9,150,000
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	Single Tenant Retail	1991	2014	13,597	SF	643.52	Fee Simple	8,750,000	8,750,000
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	Anchored	1992	2013	246,620	SF	34.97	Fee Simple	8,625,000	8,625,000
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	Anchored	2008	NAP	72,200	SF	119.46	Fee Simple	8,625,000	8,625,000
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	Limited Service	2012	NAP	85	Rooms	97,764.71	Fee Simple	8,310,000	8,310,000
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	Garden	1922	2008	21	Units	357,142.86	Fee Simple	7,500,000	7,500,000
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	Single Tenant Retail	1997, 2014	2007	86,125	SF	83.60	Fee Simple	7,200,000	7,200,000
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	Unanchored	2009, 2016	NAP	31,668	SF	205.25	Fee Simple	6,500,000	6,500,000
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	Unanchored	1975	2015	35,630	SF	181.99	Fee Simple	6,500,000	6,484,309
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	Recreational Vehicle Community	1997	2002, 2015	210	Units	30,178.57	Fee Simple	6,337,500	6,337,500
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	Shadow Anchored	2005	NAP	35,484	SF	171.91	Fee Simple	6,100,000	6,100,000
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	Unanchored	2006	NAP	32,194	SF	167.37	Fee Simple	5,400,000	5,388,273
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	Self Storage	1976	2017	55,030	SF	63.60	Fee Simple	3,500,000	3,500,000
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	Garden	2003	NAP	43	Units	77,965.14	Fee Simple	3,360,000	3,352,501
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	Self Storage	1975	2005	60,900	SF	45.07	Fee Simple	2,750,000	2,744,542
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	Suburban	1973	NAP	26,469	SF	100.12	Fee Simple	2,650,000	2,650,000
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	Shadow Anchored	1966	NAP	18,200	SF	143.91	Fee Simple	2,625,000	2,619,239

A-2

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	65,000,000	9.7%	65,000,000	4.07300%	0.01613%	4.05687%	223,685.01	2,684,220.12	602,228.88
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	60,000,000	9.0%	60,000,000	4.66160%	0.01488%	4.64672%	236,317.22	2,835,806.64	157,544.81
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	59,000,000	8.8%	59,000,000	5.08980%	0.01863%	5.07117%	253,724.17	3,044,690.04	55,905.33
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	37,000,000	5.5%	37,000,000	2.297826%	0.01488%	2.282946%	71,833.66	862,003.92	106,779.76
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	34,500,000	5.2%	34,500,000	5.34000%	0.01488%	5.32512%	155,657.29	1,867,887.48
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	32,000,000	4.8%	28,944,315	5.01000%	0.01488%	4.99512%	171,978.54	2,063,742.48
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	25,000,000	3.7%	25,000,000	4.86000%	0.01488%	4.84512%	102,656.25	1,231,875.00
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	25,000,000	3.7%	25,000,000	4.84000%	0.03488%	4.80512%	100,833.33	1,209,999.96
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	24,700,000	3.7%	21,437,762	5.12550%	0.03488%	5.09062%	134,495.88	1,613,950.56
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	24,000,000	3.6%	21,986,543	4.56000%	0.01488%	4.54512%	122,461.58	1,469,538.96
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	21,000,000	3.1%	21,000,000	4.46000%	0.04363%	4.41637%	79,134.03	949,608.36
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	10,628,305	1.6%	8,900,679	5.51000%	0.01488%	5.49512%	60,536.36	726,436.32	40,357.58
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	8,083,499	1.2%	6,769,530	5.51000%	0.01488%	5.49512%	46,041.74	552,500.88	30,694.50
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	18,500,000	2.8%	18,500,000	5.13500%	0.04488%	5.09012%	80,264.09	963,169.08
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	16,100,000	2.4%	16,100,000	4.88700%	0.01488%	4.87212%	66,477.91	797,734.92
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	15,614,105	2.3%	12,800,020	4.80000%	0.01613%	4.78387%	82,208.50	986,502.00	131,166.34
16.01	Property				Oak Creek Center	10,047,066	1.5%
16.02	Property				Oakmont Center	3,647,370	0.5%
16.03	Property				Park Fletcher I & II	1,919,669	0.3%
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	15,463,491	2.3%	12,669,687	4.82000%	0.04363%	4.77637%	81,510.61	978,127.32
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	15,200,000	2.3%	13,441,620	4.95000%	0.01488%	4.93512%	81,133.04	973,596.48
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	14,000,000	2.1%	12,380,895	4.95000%	0.01488%	4.93512%	74,727.80	896,733.60
19.01	Property				Storage Masters Plano	7,150,000	1.1%
19.02	Property				Storage Masters Denver	6,850,000	1.0%
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	13,100,000	2.0%	11,900,461	5.24800%	0.01488%	5.23312%	72,322.46	867,869.52
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	10,500,000	1.6%	10,500,000	4.82000%	0.01488%	4.80512%	42,760.76	513,129.12
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	10,375,000	1.6%	9,166,713	4.91000%	0.01488%	4.89512%	55,125.98	661,511.76
22.01	Property				Causeway Storage	6,200,000	0.9%
22.02	Property				Go Store It	2,475,000	0.4%
22.03	Property				Sierra’s Glen Self Storage	1,700,000	0.3%
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	9,637,619	1.4%	7,917,065	4.90000%	0.01488%	4.88512%	51,268.20	615,218.40
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	9,150,000	1.4%	9,150,000	4.73000%	0.01488%	4.71512%	36,567.17	438,806.04
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	8,750,000	1.3%	8,750,000	4.73000%	0.01488%	4.71512%	34,968.61	419,623.32
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	8,625,000	1.3%	7,346,889	5.30600%	0.06363%	5.24237%	47,927.17	575,126.04
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	8,625,000	1.3%	7,467,064	5.02000%	0.01488%	5.00512%	46,406.35	556,876.20
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	8,310,000	1.2%	6,337,259	5.54900%	0.01488%	5.53412%	51,274.13	615,289.56
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	7,500,000	1.1%	7,500,000	5.28200%	0.03488%	5.24712%	33,471.01	401,652.12
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	7,200,000	1.1%	7,200,000	4.79500%	0.03488%	4.76012%	29,169.58	350,034.96
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	6,500,000	1.0%	5,784,187	5.24000%	0.01488%	5.22512%	35,852.99	430,235.88
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	6,484,309	1.0%	5,291,763	4.70000%	0.01488%	4.68512%	33,711.46	404,537.52
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	6,337,500	0.9%	5,040,013	5.64700%	0.01488%	5.63212%	39,476.10	473,713.20
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	6,100,000	0.9%	5,303,596	5.19000%	0.01488%	5.17512%	33,458.09	401,497.08
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	5,388,273	0.8%	4,470,543	5.21000%	0.01488%	5.19512%	29,685.35	356,224.20
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	3,500,000	0.5%	3,500,000	5.15800%	0.01488%	5.14312%	15,253.11	183,037.32
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	3,352,501	0.5%	2,770,041	5.08000%	0.01488%	5.06512%	18,201.84	218,422.08
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	2,744,542	0.4%	2,559,591	5.63000%	0.01488%	5.61512%	15,839.23	190,070.76
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	2,650,000	0.4%	2,245,433	5.96500%	0.03488%	5.93012%	15,828.51	189,942.12
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	2,619,239	0.4%	2,169,695	5.16000%	0.01488%	5.14512%	14,349.37	172,192.44

A-3

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	7,226,746.56	Interest Only - ARD	Actual/360	0	120	120	120	120
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	1,890,537.72	Interest Only	Actual/360	2	120	118	120	118
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	670,863.96	Interest Only	Actual/360	1	120	119	120	119
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	1,281,357.14	Interest Only - ARD	Actual/360	6	60	54	60	54
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark		Interest Only	Actual/360	1	120	119	120	119
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments		Interest Only, Then Amortizing	Actual/360	1	48	47	120	119
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue		Interest Only	Actual/360	2	120	118	120	118
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street		Interest Only	30/360	0	120	120	120	120
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments		Interest Only, Then Amortizing	Actual/360	4	24	20	120	116
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments		Interest Only, Then Amortizing	Actual/360	2	60	58	120	118
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments		Interest Only	Actual/360	2	120	118	120	118
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	484,290.96	Amortizing	Actual/360	2	0	0	120	118
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	368,334.00	Amortizing	Actual/360	2	0	0	120	118
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace		Interest Only	Actual/360	0	120	120	120	120
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center		Interest Only	Actual/360	1	120	119	120	119
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	1,573,996.08	Amortizing	Actual/360	3	0	0	120	117
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons		Amortizing	Actual/360	2	0	0	120	118
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech		Interest Only, Then Amortizing	Actual/360	2	36	34	120	118
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio		Interest Only, Then Amortizing	Actual/360	1	36	35	120	119
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II		Interest Only, Then Amortizing	Actual/360	1	48	47	120	119
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill		Interest Only	Actual/360	0	120	120	120	120
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio		Interest Only, Then Amortizing	Actual/360	2	36	34	120	118
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops		Amortizing	Actual/360	2	0	0	120	118
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage		Interest Only	Actual/360	1	120	119	120	119
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail		Interest Only	Actual/360	2	120	118	120	118
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place		Interest Only, Then Amortizing	Actual/360	0	12	12	120	120
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry		Interest Only, Then Amortizing	Actual/360	1	24	23	120	119
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton		Amortizing	Actual/360	0	0	0	120	120
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts		Interest Only	Actual/360	0	120	120	120	120
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha		Interest Only	Actual/360	1	120	119	120	119
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center		Interest Only, Then Amortizing	Actual/360	2	36	34	120	118
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center		Amortizing	Actual/360	2	0	0	120	118
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park		Interest Only, Then Amortizing	Actual/360	2	12	10	120	118
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza		Interest Only, Then Amortizing	Actual/360	1	24	23	120	119
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square		Amortizing	Actual/360	2	0	0	120	118
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage		Interest Only	Actual/360	0	120	120	120	120
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes		Amortizing	Actual/360	2	0	0	120	118
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage		Amortizing	Actual/360	2	0	0	60	58
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center		Amortizing	Actual/360	0	0	0	120	120
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons		Amortizing	Actual/360	2	0	0	120	118

A-4

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	0	0	5/11/2018	1	7/1/2018	6/1/2028		6/1/2028	Yes	6/1/2029
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	0	0	3/14/2018	6	5/6/2018	4/6/2028		4/6/2028	No
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	0	0	5/9/2018	6	6/6/2018	5/6/2028		5/6/2028	No
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	0	0	11/20/2017	6	1/6/2018	12/6/2022		12/6/2022	Yes	12/6/2024
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	0	0	4/24/2018	6	6/6/2018	5/6/2028		5/6/2028	No
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	360	360	4/17/2018	6	6/6/2018	5/6/2022	6/6/2022	5/6/2028	No
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	0	0	4/5/2018	6	5/6/2018	4/6/2028		4/6/2028	No
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	0	0	5/21/2018	6	7/6/2018	6/6/2028		6/6/2028	No
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	360	360	2/2/2018	6	3/6/2018	2/6/2020	3/6/2020	2/6/2028	No
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	360	360	4/11/2018	6	5/6/2018	4/6/2023	5/6/2023	4/6/2028	No
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	0	0	4/3/2018	6	5/6/2018	4/6/2028		4/6/2028	No
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	360	358	3/16/2018	6	5/6/2018		5/6/2018	4/6/2028	No
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	360	358	3/16/2018	6	5/6/2018		5/6/2018	4/6/2028	No
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	0	0	5/21/2018	6	7/6/2018	6/6/2028		6/6/2028	No
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	0	0	4/27/2018	6	6/6/2018	5/6/2028		5/6/2028	No
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	360	357	2/12/2018	6	4/6/2018		4/6/2018	3/6/2028	No
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	360	358	4/2/2018	6	5/6/2018		5/6/2018	4/6/2028	No
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	360	360	4/2/2018	6	5/6/2018	4/6/2021	5/6/2021	4/6/2028	No
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	360	360	4/19/2018	6	6/6/2018	5/6/2021	6/6/2021	5/6/2028	No
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	360	360	5/3/2018	6	6/6/2018	5/6/2022	6/6/2022	5/6/2028	No
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	0	0	5/16/2018	6	7/6/2018	6/6/2028		6/6/2028	No
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	360	360	3/27/2018	6	5/6/2018	4/6/2021	5/6/2021	4/6/2028	No
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	360	358	3/29/2018	6	5/6/2018		5/6/2018	4/6/2028	No
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	0	0	4/13/2018	6	6/6/2018	5/6/2028		5/6/2028	No
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	0	0	4/10/2018	6	5/6/2018	4/6/2028		4/6/2028	No
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	360	360	5/16/2018	6	7/6/2018	6/6/2019	7/6/2019	6/6/2028	No
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	360	360	5/1/2018	6	6/6/2018	5/6/2020	6/6/2020	5/6/2028	No
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	300	300	5/14/2018	6	7/6/2018		7/6/2018	6/6/2028	No
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	0	0	5/18/2018	6	7/6/2018	6/6/2028		6/6/2028	No
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	0	0	5/1/2018	1	6/1/2018	5/1/2028		5/1/2028	No
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	360	360	4/6/2018	6	5/6/2018	4/6/2021	5/6/2021	4/6/2028	No
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	360	358	3/28/2018	6	5/6/2018		5/6/2018	4/6/2028	No
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	300	300	3/29/2018	6	5/6/2018	4/6/2019	5/6/2019	4/6/2028	No
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	360	360	5/10/2018	6	6/6/2018	5/6/2020	6/6/2020	5/6/2028	No
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	360	358	3/16/2018	6	5/6/2018		5/6/2018	4/6/2028	No
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	0	0	5/17/2018	6	7/6/2018	6/6/2028		6/6/2028	No
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	360	358	3/22/2018	6	5/6/2018		5/6/2018	4/6/2028	No
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	360	358	3/27/2018	6	5/6/2018		5/6/2018	4/6/2023	No
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	360	360	5/11/2018	6	7/6/2018		7/6/2018	6/6/2028	No
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	360	358	4/3/2018	6	5/6/2018		5/6/2018	4/6/2028	No

A-5

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	0	0	Lockout/24_Defeasance/90_0%/6	33,882,464	8,367,847	25,514,617	35,643,677	9,485,470	26,158,207
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	0	0	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A	N/A	N/A	N/A
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	0	0	Lockout/25_Defeasance/88_0%/7	N/A	N/A	N/A	7,662,241	1,836,663	5,825,578
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	0	0	Lockout/30_Defeasance/25_0%/5	N/A	N/A	N/A	13,334,684	157,172	13,177,512
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	0	0	Lockout/25_Defeasance/91_0%/4	4,170,930	1,574,821	2,596,109	4,243,668	1,466,350	2,777,317
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	0	0	Lockout/26_Defeasance/90_0%/4	2,062,979	202,478	1,860,501	1,940,564	186,636	1,753,928
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	0	0	Lockout/24_Defeasance/93_0%/3	9,528,012	3,827,465	5,700,547	9,641,664	3,775,214	5,866,450
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	0	0	Lockout/28_Defeasance/89_0%/3	N/A	N/A	N/A	N/A	N/A	N/A
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	0	0	Lockout/24_YM1%/92_0%/4	N/A	N/A	N/A	1,968,058	1,303,314	664,744
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	0	0	Lockout/26_Defeasance/90_0%/4	3,371,836	1,344,068	2,027,768	3,622,341	1,458,561	2,163,780
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	0	0	Lockout/26_Defeasance/90_0%/4	11,168,305	8,829,268	2,339,036	10,962,477	8,725,180	2,237,297
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	0	0	Lockout/26_Defeasance/90_0%/4	8,818,178	7,133,333	1,684,845	9,464,562	7,430,405	2,034,157
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	0	0	Lockout/24_Defeasance/92_0%/4	1,900,735	595,292	1,305,443	2,018,946	628,231	1,390,715
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	0	0	Lockout/25_Defeasance/90_0%/5	1,203,002	1,042,233	160,769	1,384,070	717,663	666,407
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	0	0	Lockout/27_Defeasance/87_0%/6	10,480,246	5,074,150	5,406,096	10,069,272	4,868,777	5,200,495
16.01	Property				Oak Creek Center				6,355,666	2,665,177	3,690,489	5,612,338	2,470,993	3,141,345
16.02	Property				Oakmont Center				2,271,111	1,244,238	1,026,873	2,395,712	1,173,402	1,222,309
16.03	Property				Park Fletcher I & II				1,853,469	1,164,735	688,734	2,061,222	1,224,382	836,841
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	0	0	Lockout/26_Defeasance/90_0%/4	1,474,196	348,335	1,125,861	1,561,810	320,343	1,241,467
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	0	0	Lockout/26_Defeasance/90_0%/4	2,997,964	784,356	2,213,608	2,740,831	741,076	1,999,755
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	0	0	Lockout/25_Defeasance/91_0%/4	1,920,253	799,278	1,120,975	1,963,886	804,020	1,159,866
19.01	Property				Storage Masters Plano				1,058,199	459,139	599,060	1,095,914	440,858	655,056
19.02	Property				Storage Masters Denver				862,054	340,139	521,915	867,972	363,163	504,809
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	0	0	Lockout/24_Defeasance/92_0%/4	2,390,141	708,079	1,682,063	2,525,867	678,723	1,847,144
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	0	0	Lockout/26_Defeasance/90_0%/4	1,306,884	661,379	645,505	1,462,753	634,168	828,586
22.01	Property				Causeway Storage				762,072	439,538	322,534	842,136	392,396	449,740
22.02	Property				Go Store It				292,072	130,764	161,308	351,323	147,977	203,346
22.03	Property				Sierra’s Glen Self Storage				252,740	91,077	161,663	269,294	93,794	175,500
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	0	0	Lockout/26_Defeasance/91_0%/3	1,297,653	293,148	1,004,505	1,444,375	299,753	1,144,622
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	0	0	Lockout/25_Defeasance/92_0%/3	1,166,159	268,016	898,143	1,313,795	314,236	999,559
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	0	0	Lockout/26_Defeasance/90_0%/4	898,777	235,715	663,063	954,419	271,465	682,954
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	0	0	Lockout/24_Defeasance/92_0%/4	1,485,252	472,249	1,013,003	1,337,424	488,057	849,367
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	0	0	Lockout/25_Defeasance/92_0%/3	752,571	265,523	487,048	936,036	265,432	670,604
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	0	0	Lockout/24_Defeasance/92_0%/4	3,176,607	1,878,669	1,297,938	3,284,899	1,853,996	1,430,903
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	675,487	123,740	551,747
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	2	0	YM1%/116_0%/4	N/A	N/A	N/A	N/A	N/A	N/A
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	736,680	214,057	522,623
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	0	0	Lockout/26_Defeasance/91_0%/3	1,164,148	562,063	602,085	1,090,447	274,624	815,823
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	0	0	Lockout/26_Defeasance/91_0%/3	1,121,632	462,755	658,877	1,312,112	534,807	777,305
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	0	0	Lockout/25_Defeasance/91_0%/4	709,364	217,632	491,732	706,343	293,430	412,913
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	0	0	Lockout/26_Defeasance/90_0%/4	601,975	179,625	422,350	634,519	180,150	454,369
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	0	0	Lockout/24_Defeasance/92_0%/4	306,018	144,772	161,247	343,800	149,874	193,926
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	0	0	Lockout/26_Defeasance/90_0%/4	547,157	181,313	365,844	573,801	184,198	389,603
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	0	0	Lockout/26_Defeasance/31_0%/3	303,343	246,411	56,932	366,932	179,696	187,236
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	0	0	Lockout/24_YM1%/92_0%/4	420,097	182,733	237,364	425,509	189,472	236,037
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	0	0	Lockout/26_Defeasance/90_0%/4	377,703	131,256	246,447	411,909	137,441	274,468

A-6

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	Most Recent EGI (if past 2017) ($)	Most Recent Expenses (if past 2017) ($)	Most Recent NOI (if past 2017) ($)	Most Recent NOI Date (if past 2017)	Most Recent # of months
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	35,808,445	10,705,616	25,102,829	36,009,231	11,303,733	24,705,498	4/30/2018	12
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	8,711,409	3,607,873	5,103,536	10,994,421	3,968,087	7,026,333	2/28/2018	12
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	7,723,421	2,012,411	5,711,010	8,029,843	1,999,144	6,030,699	3/31/2018	12
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	13,484,575	151,213	13,333,362	N/A	N/A	N/A	NAV	NAV
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	3,856,438	1,892,253	1,964,185	4,243,928	1,918,906	2,325,022	2/28/2018	12
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	4,206,097	1,449,470	2,756,627	4,367,233	1,477,351	2,889,883	4/30/2018	12
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	2,092,090	205,994	1,886,096	N/A	N/A	N/A	NAV	NAV
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	8,740,247	3,774,588	4,965,659	N/A	N/A	N/A	NAV	NAV
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	4,259,199	2,249,385	2,009,814	4,295,139	2,245,496	2,049,643	1/31/2018	12
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	3,874,958	1,680,796	2,194,162	4,334,189	1,789,606	2,544,583	3/31/2018	12
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	3,796,239	1,440,260	2,355,979	3,795,555	1,471,064	2,324,491	2/28/2018	12
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	11,508,936	9,094,376	2,414,561	N/A	N/A	N/A	NAV	NAV
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	9,828,495	7,732,472	2,096,023	N/A	N/A	N/A	NAV	NAV
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	2,262,706	641,787	1,620,919	2,313,817	645,276	1,668,541	3/31/2018	12
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	2,526,905	850,492	1,676,412	N/A	N/A	N/A	NAV	NAV
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	9,391,402	4,821,782	4,569,620	N/A	N/A	N/A	NAV	NAV
16.01	Property				Oak Creek Center	5,410,576	2,355,105	3,055,471	N/A	N/A	N/A	NAV	NAV
16.02	Property				Oakmont Center	2,253,549	1,267,945	985,604	N/A	N/A	N/A	NAV	NAV
16.03	Property				Park Fletcher I & II	1,727,277	1,198,732	528,545	N/A	N/A	N/A	NAV	NAV
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	1,384,992	338,923	1,046,070	N/A	N/A	N/A	NAV	NAV
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	2,794,598	747,397	2,047,201	N/A	N/A	N/A	NAV	NAV
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	1,996,627	863,962	1,132,665	1,991,495	861,117	1,130,378	2/28/2018	12
19.01	Property				Storage Masters Plano	1,064,999	459,917	605,082	1,063,145	464,204	598,941	2/28/2018	12
19.02	Property				Storage Masters Denver	931,628	404,045	527,583	928,350	396,913	531,437	2/28/2018	12
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	N/A	N/A	N/A	1,652,204	594,681	1,057,523	3/31/2018	3
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	2,556,040	710,727	1,845,313	N/A	N/A	N/A	NAV	NAV
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	1,551,704	692,711	858,993	1,544,706	691,165	853,541	1/31/2018	12
22.01	Property				Causeway Storage	910,127	423,240	486,887	904,804	418,141	486,663	1/31/2018	12
22.02	Property				Go Store It	373,258	168,427	204,831	375,736	168,557	207,179	1/31/2018	12
22.03	Property				Sierra’s Glen Self Storage	268,319	101,044	167,275	264,166	104,467	159,699	1/31/2018	12
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	1,491,104	295,948	1,195,156	N/A	N/A	N/A	NAV	NAV
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	1,372,978	332,996	1,039,982	N/A	N/A	N/A	NAV	NAV
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	1,000,920	297,477	703,443	1,004,438	297,477	706,960	2/28/2018	12
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	1,371,124	449,297	921,827	1,366,713	457,102	909,611	2/28/2018	12
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	876,438	283,803	592,635	880,482	282,553	597,929	2/28/2018	12
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	3,157,876	1,927,458	1,230,418	3,132,174	1,949,141	1,183,033	3/31/2018	12
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	714,331	126,670	587,661	710,164	125,394	584,770	2/28/2018	12
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	892,197	217,068	675,129	917,332	237,693	679,639	2/28/2018	12
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	1,156,631	328,663	827,968	N/A	N/A	N/A	NAV	NAV
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	N/A	N/A	N/A	1,444,315	597,342	846,973	1/31/2018	12
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	698,060	290,991	407,069	742,732	299,700	443,032	3/31/2018	12
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	622,931	175,746	447,185	N/A	N/A	N/A	NAV	NAV
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	490,147	197,301	292,847	492,197	211,682	280,515	2/28/2018	12
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	602,620	212,678	389,941	607,117	221,047	386,071	1/31/2018	12
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	N/A	N/A	N/A	435,628	179,912	255,716	1/31/2018	12
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	444,657	200,692	243,965	N/A	N/A	N/A	NAV	NAV
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	419,169	126,122	293,047	N/A	N/A	N/A	NAV	NAV

A-7

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	Trailing 12	37,529,208	12,805,959	24,723,249	10.3%	95,881	987,007
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	Trailing 12	19,839,178	6,031,943	13,807,234	13.8%	114,369	17,459
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	Trailing 12	9,355,038	2,226,632	7,128,405	9.9%	57,134	29,781
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	Not Available	13,855,836	239,684	13,616,152	14.8%	99,481	0
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	Trailing 12	4,938,524	1,876,050	3,062,474	8.9%	64,800	0
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	Trailing 12	4,336,885	1,489,979	2,846,906	8.9%	81,750	0
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	Not Available	1,997,842	214,426	1,783,417	7.1%	10,579	59,851
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	Not Available	8,761,439	4,223,027	4,538,413	18.2%	46,527	206,870
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	Trailing 12	4,485,056	2,238,268	2,246,787	9.1%	118,250	0
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	Trailing 12	4,945,934	2,266,770	2,679,164	11.2%	153,500	0
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	Trailing 12	3,795,555	1,499,169	2,296,386	10.9%	66,000	0
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Not Available	11,516,544	9,096,616	2,419,928	14.7%	360,657	0
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Not Available	9,832,198	7,677,721	2,154,477	14.7%	195,054	0
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	Trailing 12	2,518,598	794,079	1,724,520	9.3%	20,052	138,215
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	Not Available	2,218,533	778,672	1,439,861	8.9%	13,655	45,518
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Not Available	10,379,031	4,977,557	5,401,474	13.3%	222,342	698,005
16.01	Property				Oak Creek Center	Not Available	6,100,101	2,484,781	3,615,321		134,171	438,889
16.02	Property				Oakmont Center	Not Available	2,398,652	1,280,675	1,117,976		20,563	100,727
16.03	Property				Park Fletcher I & II	Not Available	1,880,278	1,212,101	668,177		67,608	158,389
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	Not Available	1,823,164	357,979	1,465,185	9.5%	26,359	102,025
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	Not Available	2,354,665	791,893	1,562,773	10.3%	19,569	97,845
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	Trailing 12	1,991,495	789,781	1,201,714	8.6%	14,532	0
19.01	Property				Storage Masters Plano	Trailing 12	1,063,145	440,464	622,681		7,191	0
19.02	Property				Storage Masters Denver	Trailing 12	928,350	349,317	579,033		7,341	0
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	Annualized	1,820,555	659,775	1,160,780	8.9%	26,000	0
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	Not Available	2,618,385	766,356	1,852,029	17.6%	24,973	124,866
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	Trailing 12	1,544,706	616,724	927,982	8.9%	22,117	0
22.01	Property				Causeway Storage	Trailing 12	904,804	340,649	564,155		11,537	0
22.02	Property				Go Store It	Trailing 12	375,736	168,332	207,404		6,121	0
22.03	Property				Sierra’s Glen Self Storage	Trailing 12	264,166	107,743	156,423		4,459	0
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	Not Available	1,435,440	347,973	1,087,467	11.3%	39,561	61,354
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	Not Available	1,340,472	361,853	978,618	10.7%	9,165	0
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	Trailing 12	1,105,447	365,336	740,110	8.5%	2,040	16,996
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	Trailing 12	1,748,835	761,697	987,138	11.4%	36,993	99,830
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	Trailing 12	1,104,148	276,935	827,212	9.6%	10,830	36,100
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	Trailing 12	3,132,174	1,912,342	1,219,832	14.7%	125,287	0
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	Trailing 12	730,138	182,496	547,642	7.3%	8,547	0
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	Not Available	762,909	21,899	741,010	10.3%	4,462	44,617
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	Trailing 12	931,216	239,936	691,280	10.6%	4,750	58,271
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	Not Available	1,152,558	275,422	877,136	13.5%	8,195	40,210
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	Trailing 12	1,444,315	606,517	837,798	13.2%	10,500	0
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	Trailing 12	893,593	294,046	599,547	9.8%	5,323	26,614
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	Not Available	738,687	202,231	536,456	10.0%	4,829	32,194
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	Trailing 12	492,197	207,803	284,395	9.5%	8,255	0
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	Trailing 12	592,298	288,899	303,399	9.0%	10,750	0
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	Trailing 12	435,628	181,489	254,139	9.3%	6,090	0
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	Not Available	465,204	205,139	260,065	9.8%	5,294	13,235
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	Not Available	420,593	132,012	288,581	11.0%	8,372	18,145

A-8

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	23,640,361	2.39	9.9%	428,000,000	4/4/2018	56.1%	56.1%	100.0%
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	13,675,406	2.89	13.7%	336,000,000	3/12/2018	29.8%	29.8%	93.7%
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	7,041,490	1.90	9.8%	138,420,000	3/1/2018	52.0%	52.0%	100.0%
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	13,516,671	6.31	14.7%	297,000,000	8/3/2017	31.0%	31.0%	100.0%
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	2,997,674	1.60	8.7%	56,900,000	2/16/2018	60.6%	60.6%	95.1%
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	2,765,156	1.34	8.6%	45,800,000	3/27/2018	69.9%	63.2%	97.9%
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	1,712,987	1.39	6.9%	42,700,000	12/27/2017	58.5%	58.5%	100.0%
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	4,285,016	3.54	17.1%	79,400,000	11/17/2017	31.5%	31.5%	78.1%
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	2,128,537	1.32	8.6%	38,900,000	12/18/2017	63.5%	55.1%	99.4%
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	2,525,664	1.72	10.5%	40,600,000	6/1/2018	59.1%	54.2%	92.7%
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	2,230,386	2.35	10.6%	38,800,000	2/21/2018	54.1%	54.1%	93.6%
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	2,059,272	1.89	12.9%	33,000,000	12/13/2017	51.5%	43.2%	56.7%
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	1,959,423	1.89	12.9%	27,500,000	1/10/2018	51.5%	43.2%	59.8%
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	1,566,253	1.63	8.5%	28,500,000	3/21/2018	64.9%	64.9%	99.0%
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	1,380,688	1.73	8.6%	27,500,000	3/19/2018	58.5%	58.5%	100.0%
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	4,481,127	1.75	11.1%	57,850,000	Various	70.1%	57.4%	81.5%
16.01	Property				Oak Creek Center	3,042,261			34,400,000	1/10/2018			83.7%
16.02	Property				Oakmont Center	996,687			13,300,000	1/10/2018			90.6%
16.03	Property				Park Fletcher I & II	442,179			10,150,000	1/4/2018			69.2%
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	1,336,801	1.37	8.6%	23,100,000	3/21/2018	66.9%	54.8%	89.5%
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	1,445,359	1.48	9.5%	22,300,000	2/10/2018	68.2%	60.3%	100.0%
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	1,187,182	1.32	8.5%	20,020,000	Various	69.9%	61.8%	86.6%
19.01	Property				Storage Masters Plano	615,490			10,600,000	3/29/2018			89.1%
19.02	Property				Storage Masters Denver	571,692			9,420,000	2/9/2018			84.2%
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	1,134,780	1.31	8.7%	19,810,000	11/28/2017	66.1%	60.1%	92.3%
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	1,702,189	3.32	16.2%	24,400,000	3/7/2018	43.0%	43.0%	85.4%
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	905,865	1.37	8.7%	14,720,000	Various	70.5%	62.3%	79.8%
22.01	Property				Causeway Storage	552,618			8,900,000	1/25/2018			80.3%
22.02	Property				Go Store It	201,283			3,420,000	1/29/2018			84.5%
22.03	Property				Sierra’s Glen Self Storage	151,964			2,400,000	2/20/2018			72.7%
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	986,553	1.60	10.2%	14,300,000	2/26/2018	67.4%	55.4%	95.5%
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	969,453	2.21	10.6%	19,260,000	2/9/2018	47.5%	47.5%	94.3%
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	721,075	1.72	8.2%	17,000,000	2/28/2018	51.5%	51.5%	100.0%
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	850,316	1.48	9.9%	13,200,000	4/2/2018	65.3%	55.7%	99.2%
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	780,283	1.40	9.0%	12,100,000	3/7/2018	71.3%	61.7%	94.5%
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	1,094,545	1.78	13.2%	12,300,000	3/1/2018	67.6%	51.5%	80.1%
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	539,095	1.34	7.2%	13,000,000	4/9/2018	57.7%	57.7%	100.0%
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	691,932	1.98	9.6%	11,960,000	4/11/2018	60.2%	60.2%	100.0%
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	628,259	1.46	9.7%	9,600,000	2/16/2018	67.7%	60.3%	100.0%
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	828,731	2.05	12.8%	11,100,000	2/15/2018	58.4%	47.7%	97.5%
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	827,298	1.75	13.1%	10,570,000	1/4/2018	60.0%	47.7%	86.2%
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	567,611	1.41	9.3%	9,600,000	3/22/2018	63.5%	55.2%	100.0%
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	499,432	1.40	9.3%	8,800,000	4/1/2018	61.2%	50.8%	94.7%
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	276,140	1.51	9.2%	5,450,000	4/3/2018	55.0%	55.0%	92.3%
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	292,649	1.34	8.7%	4,480,000	2/14/2018	74.8%	61.8%	97.7%
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	248,049	1.31	9.0%	4,250,000	2/12/2018	64.6%	60.2%	89.2%
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	241,537	1.27	9.1%	3,660,000	3/27/2018	72.4%	61.4%	88.4%
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	262,064	1.52	10.0%	3,825,000	1/31/2018	68.5%	56.7%	100.0%

A-9

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	6/1/2018	NAP	NAP	The Ogilvy Group, Inc	564,004	6/30/2029	NAP
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	3/27/2018	NAP	NAP	CVS	10,410	3/31/2038	CycleBar	3,329
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	3/12/2018	NAP	NAP	Punch Bowl Social	19,746	9/18/2030	Rascal Flatts	10,287
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	6/6/2018	NAP	NAP	DreamWorks	497,404	2/28/2035	NAP
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	3/31/2018	NAP	NAP	NAP			NAP
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	4/30/2018	NAP	NAP	NAP			NAP
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	11/1/2017	NAP	NAP	Alliance Parking Garage	46,000	6/30/2030	PetSmart	15,395
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	12/31/2017	NAP	NAP	Laureate Education Inc,	103,335	6/30/2027	Morgan Stanley Smith Barney	38,637
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	11/30/2017	NAP	NAP	NAP			NAP
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	3/31/2018	NAP	NAP	NAP			NAP
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	3/12/2018	NAP	NAP	NAP			NAP
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	12/31/2017	143.38	81.27	NAP			NAP
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	12/31/2017	165.14	98.72	NAP			NAP
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	4/16/2018	NAP	NAP	O’Reilly Auto Parts	18,014	12/31/2020	Rite Aid	17,880
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	3/1/2018	NAP	NAP	Uncle Giuseppe’s Ramsey Inc	50,100	11/30/2031	24 Hour Fitness USA Inc	38,832
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Various	NAP	NAP
16.01	Property				Oak Creek Center	1/22/2018	NAP	NAP	Vita’s Healthcare	28,285	12/31/2022	Global Eagle Entertainment, Inc.	23,320
16.02	Property				Oakmont Center	1/25/2018	NAP	NAP	JP Morgan Chase Bank, NA	40,420	4/30/2024	Gamma Technologies, LLC	27,243
16.03	Property				Park Fletcher I & II	1/1/2018	NAP	NAP	Belcan Engineering Group, Inc.	26,730	8/31/2018	Cummins Crosspoint, LLC	11,668
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	3/13/2018	NAP	NAP	Big Lots	30,000	1/31/2020	Blast Fitness	20,720
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	1/25/2018	NAP	NAP	Contitech USA, Inc.	83,416	6/1/2027	A. Schulman	14,429
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	Various	NAP	NAP
19.01	Property				Storage Masters Plano	3/29/2018	NAP	NAP	NAP			NAP
19.02	Property				Storage Masters Denver	2/28/2018	NAP	NAP	NAP			NAP
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	5/16/2018	NAP	NAP	NAP			NAP
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	7/1/2018	NAP	NAP	My Web Grocer	41,697	3/31/2022	Marathon Health	31,256
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	Various	NAP	NAP
22.01	Property				Causeway Storage	2/28/2018	NAP	NAP	NAP			NAP
22.02	Property				Go Store It	2/28/2018	NAP	NAP	NAP			NAP
22.03	Property				Sierra’s Glen Self Storage	3/1/2018	NAP	NAP	NAP			NAP
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	1/1/2018	NAP	NAP	A’s Beauty Supply	10,513	6/30/2022	Salon Professional Academy	8,972
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	3/1/2018	NAP	NAP	NAP			NAP
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	6/6/2018	NAP	NAP	East West Bank	13,597	12/21/2022	NAP
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	5/2/2018	NAP	NAP	Walmart	152,495	5/12/2030	Ollie’s Bargain Outlet	36,000
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	4/26/2018	NAP	NAP	Publix Super Markets	45,600	11/30/2028	El Jalisco Grill	4,200
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	3/31/2018	126.05	100.96	NAP			NAP
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	3/31/2018	NAP	NAP	NAP			NAP
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	6/1/2018	NAP	NAP	HyVee, Inc. (Hy-Vee Corporate Parent)	86,125	2/28/2024	NAP
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	3/29/2017	NAP	NAP	Little Leaders, Inc	10,000	3/20/2025	Orange Theory	3,288
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	2/20/2018	NAP	NAP	Monsey Housewares, Inc.	8,400	10/31/2022	Tifaret Discount, Inc.	6,400
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	3/12/2018	NAP	NAP	NAP			NAP
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	4/3/2018	NAP	NAP	Z Mattress, LLC	5,134	4/1/2028	Ramen-Tatsuya, Inc.	4,400
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	2/15/2018	NAP	NAP	The Learning Experience	10,000	7/1/2031	Artistic Dental	3,838
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	4/13/2018	NAP	NAP	NAP			NAP
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	1/31/2018	NAP	NAP	NAP			NAP
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	2/26/2018	NAP	NAP	NAP			NAP
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	5/7/2018	NAP	NAP	IMACS Of South Florida Inc.	6,447	8/31/2024	Keller Healthcare	1,980
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	3/5/2018	NAP	NAP	Pet Supplies Plus	10,280	10/31/2022	H&R Block	1,680

A-10

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue		NAP			NAP
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	4/30/2028	F45 Training	2,770	3/14/2028	Maggie’s Farm Espresso	950
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	11/1/2025	Thirsty Dog Brewery	8,583	10/19/2027	Big Bang	4,722
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus		NAP			NAP
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark		NAP			NAP
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments		NAP			NAP
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	1/31/2022	PM Pediatrics	5,000	8/31/2023	NAP
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	9/30/2022	Rock Springs Capital, LLC	8,664	10/31/2024	Fund Management Services, LLC	7,610
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments		NAP			NAP
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments		NAP			NAP
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments		NAP			NAP
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center		NAP			NAP
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade		NAP			NAP
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	5/31/2019	DaVita	10,000	1/31/2022	Dollar Super Store	5,762
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	12/31/2032	Triangle Cleaners LLC	2,103	11/30/2022	NAP
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio
16.01	Property				Oak Creek Center	2/28/2025	Cinch Connectors, Inc.	22,915	12/31/2022	Power Wellness Management, LLC	19,924
16.02	Property				Oakmont Center	6/30/2022	Charles Hall Construction LLC	12,312	1/31/2024	Portfolio Hotels & Resorts, LLC	7,437
16.03	Property				Park Fletcher I & II	2/28/2019	Commissioning Agents, Inc.	10,223	12/31/2024	Lionbridge Technologies, Inc.	10,061
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	6/30/2023	Arizona Humane Society Thrift Store	12,400	3/31/2022	Hibachi Grill	10,800
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	5/15/2027	NAP			NAP
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio
19.01	Property				Storage Masters Plano		NAP			NAP
19.02	Property				Storage Masters Denver		NAP			NAP
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II		NAP			NAP
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	6/30/2023	People’s Computer Company	14,537	8/31/2020	WaterWorks Food & Drink	8,850
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio
22.01	Property				Causeway Storage		NAP			NAP
22.02	Property				Go Store It		NAP			NAP
22.03	Property				Sierra’s Glen Self Storage		NAP			NAP
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	12/31/2018	Workout Anytime	8,160	9/30/2022	Bumpers Billiards	8,000
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage		NAP			NAP
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail		NAP			NAP
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	1/15/2021	Harbor Freight Tools	15,045	6/30/2021	Lumber Liquidators	6,891
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	1/31/2026	Perry Liquor	3,750	12/31/2028	American Killer Bees	2,800
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton		NAP			NAP
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts		NAP			NAP
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha		NAP			NAP
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	6/9/2026	Play it Again Sports	3,269	9/30/2021	Celebrity Style Salon & Spa	2,162
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	8/31/2023	Esti’s World of Fashion	3,530	5/31/2024	Frankel Designer Shoes	3,350
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park		NAP			NAP
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	11/30/2022	A Team Leasing, Inc dba Buddy’s Home Furnishings	4,200	7/31/2020	Emancipet	3,900
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	8/14/2023	Shore Elite Training	2,830	6/24/2022	Bella Italia Pork Store & Catering	2,720
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage		NAP			NAP
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes		NAP			NAP
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage		NAP			NAP
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	10/14/2019	Mc Cleary & Reinstein	1,320	12/31/2022	Nationwide Short Sales	1,320
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	4/30/2019	Bank of America	1,360	5/30/2023	Pearle Vision	1,280

A-11

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue		NAP			4/11/2018	No	NAP
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	3/31/2023	NAP			10/2/2017	No	NAP
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	8/6/2025	Dante’s Inferno	4,340	9/4/2027	4/2/2018	No	NAP
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus		NAP			9/22/2017	No	NAP
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark		NAP			3/19/2018	No	NAP
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments		NAP			4/4/2018	No	NAP
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue		NAP			1/3/2018	No	NAP
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	4/30/2020	Greenhouse Fund Limited Partners	2,846	5/31/2022	12/7/2017	No	NAP
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments		NAP			12/28/2017	No	NAP
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments		NAP			3/21/2018	No	NAP
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments		NAP			2/28/2018	No	NAP
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center		NAP			1/3/2018	No	NAP
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade		NAP			1/17/2018	No	NAP
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	6/30/2021	Rent-A-Center	5,400	2/29/2020	3/30/2018	No	NAP
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center		NAP			3/22/2018	No	NAP
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio
16.01	Property				Oak Creek Center	2/29/2024	Scientel Solutions	18,257	6/30/2020	1/5/2018	No	NAP
16.02	Property				Oakmont Center	12/31/2021	Andrew Harper, LLC	7,099	2/28/2020	12/29/2017	No	NAP
16.03	Property				Park Fletcher I & II	12/31/2020	Zenith American Solutions, Inc.	8,732	12/31/2019	1/19/2018	No	NAP
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	8/31/2022	Big O Tire	9,913	8/31/2033	1/26/2018	No	NAP
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech		NAP			2/15/2018	No	NAP
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio
19.01	Property				Storage Masters Plano		NAP			3/28/2018	No	NAP
19.02	Property				Storage Masters Denver		NAP			2/20/2018	No	NAP
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II		NAP			12/12/2017	No	NAP
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	5/31/2030	New Breed Marketing	7,769	6/30/2020	11/21/2017	No	NAP
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio
22.01	Property				Causeway Storage		NAP			2/20/2018	No	NAP
22.02	Property				Go Store It		NAP			1/18/2018	No	NAP
22.03	Property				Sierra’s Glen Self Storage		NAP			2/22/2018	No	NAP
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	5/31/2024	Newk’s	7,013	5/31/2023	3/8/2018	No	NAP
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage		NAP			3/2/2018	No	NAP
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail		NAP			3/13/2018	No	NAP
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	11/30/2022	Rainbow	6,500	1/31/2024	4/4/2018	No	NAP
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	6/30/2023	SouthWest Georgia Health	2,100	3/31/2027	3/22/2018	No	NAP
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton		NAP			4/2/2018	No	NAP
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts		NAP			4/13/2018	No	NAP
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha		NAP			4/16/2018	No	NAP
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	10/3/2027	Kid Fit, Inc.	2,073	3/20/2025	2/28/2018	No	NAP
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	8/31/2027	Robe & Lingerie Gallery	2,930	1/31/2024	3/30/2018	No	NAP
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park		NAP			1/4/2018	No	NAP
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	7/31/2024	Cricket Wireless	3,000	8/31/2018	4/3/2018	No	NAP
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	12/31/2019	All Wellness Pharmacy	2,594	9/15/2021	2/12/2018	No	NAP
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage		NAP			2/21/2018	No	NAP
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes		NAP			2/28/2018	No	NAP
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage		NAP			2/26/2018	No	NAP
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	10/31/2019	Regional	1,280	5/31/2019	4/4/2018	No	NAP
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	1/31/2020	Hair Cuttery	1,200	11/30/2021	12/8/2017	No	NAP

A-12

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	4/10/2018	NAP	NAP	No	0	0	76,801	25,600
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	10/2/2017	NAP	NAP	No	64,630	64,630	0	0
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	4/2/2018	NAP	NAP	No	194,558	48,639	52,646	5,571
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	9/15/2017	9/19/2017	12%	No	0	0	53,091	8,849
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	3/19/2018	NAP	NAP	No	320,439	61,036	132,408	0
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	4/11/2018	NAP	NAP	No	194,460	30,867	49,171	6,690
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	1/3/2018	NAP	NAP	No	41,213	10,303	0	0
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	12/7/2017	NAP	NAP	No	270,000	22,500	12,856	6,428
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	12/28/2017	NAP	NAP	No	227,334	56,834	101,699	12,743
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	3/22/2018	NAP	NAP	No	0	22,944	97,263	10,292
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	3/30/2018	NAP	NAP	No	0	0	0	0
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	1/3/2018	NAP	NAP	No	115,946	23,189	72,843	6,070
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	1/17/2018	NAP	NAP	No	67,552	13,510	44,478	3,707
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	3/30/2018	3/30/2018	14%	No	99,567	33,189	14,191	1,183
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	3/22/2018	NAP	NAP	No	43,870	21,935	0	0
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio				No	959,012	119,877	0	0
16.01	Property				Oak Creek Center	1/3/2018	NAP	NAP	No
16.02	Property				Oakmont Center	12/29/2017	NAP	NAP	No
16.03	Property				Park Fletcher I & II	1/19/2018	NAP	NAP	No
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	1/26/2018	NAP	NAP	No	24,771	12,385	0	0
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	2/15/2018	NAP	NAP	No	82,678	19,685	2,956	2,815
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio				No	19,768	19,768	29,975	2,498
19.01	Property				Storage Masters Plano	3/28/2018	NAP	NAP	No
19.02	Property				Storage Masters Denver	2/20/2018	NAP	NAP	No
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	12/6/2017	NAP	NAP	No	141,129	23,522	9,877	1,411
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	11/21/2017	NAP	NAP	No	26,788	13,394	20,955	6,985
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio				No	12,839	12,839	23,047	2,095
22.01	Property				Causeway Storage	2/19/2018	NAP	NAP	No
22.02	Property				Go Store It	1/17/2018	NAP	NAP	No
22.03	Property				Sierra’s Glen Self Storage	2/21/2018	NAP	NAP	No
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	3/8/2018	NAP	NAP	No	64,187	10,698	2,563	2,563
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	3/1/2018	3/1/2018	21%	Yes	5,801	2,901	9,366	3,122
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	3/13/2018	NAP	NAP	No	75,200	14,324	10,710	850
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	4/4/2018	NAP	NAP	No	257,480	25,748	10,231	3,410
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	3/21/2018	NAP	NAP	No	52,851	8,809	3,790	1,895
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	3/28/2018	NAP	NAP	No	11,892	11,892	9,600	3,200
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	4/13/2018	4/13/2018	19%	No	37,500	7,500	2,369	592
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	4/16/2018	NAP	NAP	No	0	0	0	0
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	2/22/2018	NAP	NAP	No	0	8,564	0	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	3/1/2018	NAP	NAP	No	67,208	13,442	15,493	2,213
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	1/3/2018	NAP	NAP	No	29,399	5,880	4,508	1,503
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	4/3/2018	NAP	NAP	No	55,278	10,529	6,014	636
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	2/12/2018	NAP	NAP	No	20,279	9,657	2,355	1,122
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	2/22/2018	4/6/2018	9%	No	10,307	3,436	4,574	381
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	3/7/2018	NAP	NAP	No	33,691	5,615	2,286	2,286
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	2/26/2018	NAP	NAP	No	12,345	1,543	1,434	1,434
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	4/4/2018	NAP	NAP	No	38,000	4,750	4,356	2,178
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	2/1/2018	NAP	NAP	No	46,044	5,116	0	0

A-13

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	7,990	7,990	0	137,671	0	0	0
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	0	0	0	1,081,217	1,455	0	0
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	0	5,765	0	276,895	2,482	0	0
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	0	0	0	0	0	0	0
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	0	5,400	0	0	0	0	0
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	0	6,813	0	0	0	0	0
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	0	882	0	0	0	0	0
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	0	4,316	0	0	17,195	900,000	0
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	0	9,854	0	0	0	0	0
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	0	12,792	460,500	0	0	0	0
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	0	0	0	0	0	0	0
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	1,102,228	38,388	0	0	0	0	0
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	1,384,715	32,774	0	0	0	0	0
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	0	1,671	0	0	11,518	325,000	0
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	0	1,138	0	0	3,793	185,000	0
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	0	18,269	0	2,250,000	73,761	3,000,000	0
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	0	2,197	0	90,000	8,572	200,000	0
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	0	1,631	0	0	8,154	0	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	0	1,211	0	0	0	0	0
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	0	2,167	0	0	0	0	0
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	0	2,081	0	0	10,406	398,000	0
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	0	1,843	0	0	0	0	0
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	0	3,297	0	190,000	5,072	0	0
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	0	347	0	0	0	0	0
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	0	170	10,198	0	1,416	0	0
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	0	3,083	0	14,384	8,221	493,240	0
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	0	903	0	161,000	3,008	0	0
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	0	10,441	0	0	0	0	0
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	0	712	0	0	0	0	0
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	0	0	0	0	0	0	0
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	0	528	12,667	0	2,639	126,672	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	0	683	0	0	0	0	0
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	0	875	0	0	0	0	0
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	0	444	0	150,000	0	150,000	0
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	0	402	0	0	2,683	0	0
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	0	688	0	0	0	0	0
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	143,000	0	32,250	0	0	0	0
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	0	508	0	0	0	0	0
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	0	441	0	50,000	1,103	100,000	0
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	0	683	0	0	1,512	54,500	0

A-14

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	0	1,198,696	0	0	0	0	0
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	0	0	0	0	0	946,713	6,971
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	0	0	0	0	0	0	0
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	0	0	0	0	0	562,887	0
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	0	0	0	0	0	0	0
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	0	0	0	0	0	0	0
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	0	0	0	0	0	145,000	0
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	0	5,000	0	0	0	1,406,677	0
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	0	199,573	0	0	0	75,000	0
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	0	543,750	0	0	0	0	0
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	0	0	0	0	0	0	0
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	0	0	0	0	0	36,417	Seasonality Reserve (Monthly: June and July: $111,000; September - November $61,000); Ground Rent Reserve ($417)
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	0	0	0	0	0	0	30,700
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	0	0	0	0	0	0	20,580
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	0	0	0	172,500	0	93,889	2,083
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	0	1,205,258	0	0	0	2,332,602	0
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	0	227,750	0	0	0	2,125,296	0
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	0	3,750	0	0	0	0	0
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	0	0	0	0	0	0	0
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	0	0	0	0	0	0	0
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	0	0	0	0	0	0	0
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	0	57,313	0	0	0	0	0
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	0	116,250	0	0	0	0	0
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	0	0	0	0	0	0	0
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	0	0	0	0	0	0	0
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	0	36,000	0	0	0	458,346	0
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	0	0	0	0	0	78,400	0
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	0	0	0	0	0	292,316	0
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	0	750	0	0	0	0	0
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	0	0	0	0	0	39,729	0
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	0	0	0	0	0	0	1,500
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	0	72,030	0	0	0	0	0
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	0	9,362	0	0	0	0	0
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	0	0	0	0	0	41,072	0
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	0	0	0	0	0	5,330	0
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	0	94,750	0	0	0	500,000	0
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	0	0	0	0	0	0	0
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	0	1,188	0	0	0	0	0
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	0	0	0	0	0	60,000	0
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	0	0	0	0	0	34,420	0

A-15

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Reserve Description
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	Advance Residential Rent Reserve ($779,126); Free Commercial Rent Reserve ($160,616); Common Charges Reserve (Upfront: $6,971; Monthly: $6,971)
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	Payment Reserve
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	Alliance Parking Rent Reserve
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	Laureate TI Reserve ($1,033,350); Rock Springs TI Reserve ($207,488);Concessions Reserve Funds ($73,721); Cost Sharing Reserve ($92,118)
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	Radon Testing Reserve Fund
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Seasonality Reserve (Upfront: $36,000); Ground Rent Reserve (Upfront: $417; Monthly: $417)
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Seasonality Reserve (Monthly June - December: $30,700)
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	Additional Rollover Reserve Deposit
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	24 Hour Fitness Reserve ($80,000); Leasing Commissions Reserve ($13,889) Ground Rent Reserve (Monthly: $2,083)
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Unfunded Obligations Reserve
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	Big O Tire Reserve ($2,100,000); Free Rent Reserve ($25,296)
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	Rainbow TI Reserve ($346,000); CAM Reconciliation Reserve ($61,046); Rainbow Rent Reserve ($51,300)
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	Free Rent Reserve
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	PIP Reserve ($250,000); Seasonality Reserve ($42,316)
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	Payment Reserve ($29,729); Flood Coverage Reserve ($10,000)
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	Little Leaders Reserve
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	Z Mattress Free Rent Reserve
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	LabCorp Static Reserve
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	Earnout Reserve
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	Build-Out Reserve
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	Unfunded Obligations Reserve

A-16

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	Plaza West Associates, LLC	No
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	Morgan Street Developers Urban Renewal Company LLC	No
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	Flats East Building 4 LLC	No
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	LA Hana OW, LLC	No
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	Watermark at Timbergate B, LLC	No
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	Westlake at Morganton SPE, LLC	No
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	Boerum Commercial LLC	No
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	Harbor East Parcel B-Commercial Owner, LLC	No
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	Williamsburg On The Wabash, LLC	No
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	Indianapolis Apartment Group LLC	No
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	Farmington Diamond Associates LLC	No
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Branson Landing Hotel, L.L.C.	No
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Boutique Hotel Development Company, L.L.C.	No
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	Santa Fe Springs Marketplace LP	No
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	Triangle 17 Center LLC	No
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Fletcher Indianapolis LP, Oak Creek Center Illinois Realty LP and 601 Oakmont Illinois Realty LP	No
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	HH-Fiesta Commons, LLC	No
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	Fairlawn Office Park One, LLC	No
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	Storage Masters-Denver I, L.L.C. and CSGBSH PlanoTX I, LLC	No
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	Winchester Ridge Two LLC	No
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	MWG Champlain Mill, LLC	No
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	CSGBSH HarrisburgPA I, LLC, CSGBSH TampaFL I, LLC and CSGBSH CHTN I, LLC	No
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	Gallery Shopping Center LLC	No
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	1361 San Mateo Avenue, LLC	No
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	77 Bowery Gold LLC	No
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	Orchard Square Property LLC	No
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	FWI 43, LLC	No
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	Cal-Den Team LLC and Cal-Den Team Corp.	No
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	Brick Lofts LLC	No
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	Omaha GERP LLC	No
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	Geist Landing II, LLC	No
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	Monsey Mall LLC	No
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	Corral RVP, LLC	No
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	Walnor, LLC	No
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	Gjonbalaj Realty at Jackson Square, L.L.C.	No
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	American SS Investors, LLC and Camp SPE, LLC	No
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	FPC-Plumbrook, LLC	No
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	Black Lab Storage LLC	No
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	NW 4th Street Partners LLC	No
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	HK Yorkhouse Commons LLC	No

A-17

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	Behrouz Ben Hakimian and Joe Hakimian	Refinance	240,000,000	0
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	Seryl Kushner and KABR Real Estate Investment Partners II, LLC	Refinance	100,000,000	0
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	Scott A. Wolstein and Iris S. Wolstein, as Trustee of the Iris S. Wolstein Trust originally dated October 26, 1995, as amended and restated on September 18, 2017	Refinance	72,000,000	0
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	NAP	Acquisition	92,000,000	96,540,637
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	Paul M. Thrift and John G. Thompson	Refinance	34,500,000	0
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	Charles F. Weber	Refinance	32,000,000	0
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	Nicholas Cammarato	Refinance	25,000,000	642,824
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	Presidential Investors Limited Partnership LLLP	Refinance	25,000,000	1,067,542
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	Jeffrey L. Kittle	Refinance	24,700,000	0
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	Mark Abbott	Refinance	24,000,000	0
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	NAP	Refinance	21,000,000	0
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Richard E. Huffman; Marc L. Williams; Santo M. Catanese; Evergreen/Branson Landing Hotel, L.L.C.	Refinance	31,250,000	2,954,327
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Richard E. Huffman; Marc L. Williams; Santo M. Catanese; Evergreen/Branson Landing, L.L.C.	Refinance	31,250,000	2,954,327
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	Frank Dabby and Frank and Karen Dabby, as trustees of the Dabby 1990 Family Trust Dated August 16, 1990	Acquisition	18,500,000	10,435,691
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	Ben Ashkenazy	Refinance	16,100,000	0
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Raymond Massa	Acquisition/Recapitalization	40,668,750	16,136,166
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	Christopher P. Hinkson	Refinance	15,500,000	0
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	James A. Ellis and James Alan Ellis Revocable Trust Dated September 27, 1995	Acquisition	15,200,000	5,898,838
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	George Thacker, Lawrence Charles Kaplan and Richard Schontz	Acquisition	14,000,000	5,940,733
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	David M. Conwill; Steven B. Kimmelman; Leslie Leohr	Refinance	13,100,000	415,111
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	Richard Edward Tarrant Sr., Jeremiah Fredrick Tarrant, Richard Edward Tarrant Jr. and Brian Joseph Tarrant	Refinance	10,500,000	0
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	George Thacker, Lawrence Charles Kaplan, Andreas Calianos and Richard Schontz	Acquisition	10,375,000	4,426,628
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	Eric H. Coe, Sr.	Acquisition	9,660,000	4,736,082
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	Emilio Arco	Refinance	9,150,000	0
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	Zipporah Goldstein and Leon Goldstein	Refinance	8,750,000	0
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	Madan Aheer; Bhupinder Pelia, Chandra Chittiprolu and Krishna Nichanametla	Acquisition	8,625,000	3,874,801
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	Thomas J. Cannon III	Acquisition	8,625,000	3,400,561
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	Sangeeta Singh	Acquisition	8,310,000	3,999,803
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	Tal Hassid	Refinance	7,500,000	0
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	GERP 12, LLC	Refinance	7,200,000	0
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	Paul M. Thrift as trustee of The Paul M. Thrift Revocable Trust and John G. Thompson as trustee of The John G. Thompson Revocable Trust	Refinance	6,500,000	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	Michel Tauber	Refinance	6,500,000	0
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	William J. Cole, William Morgan Cole and Gerod Rush	Acquisition	6,337,500	3,613,461
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	Gregory M. Cervenka	Refinance	6,100,000	0
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	Sadri Gjonbalaj, Fero Gjonbalaj and Zymer Gjonbalaj	Refinance	5,400,000	0
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	Matthew N. Follett	Refinance	3,500,000	49,892
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	Andrew Milia, Erik Stamell and Ian Burnstein	Acquisition	3,360,000	1,489,827
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	Jason L. Sharer and Sarah K. Harris	Acquisition	2,750,000	1,567,554
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	Victor J. Owoc and Erin V. Owoc	Acquisition	2,650,000	1,090,647
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	Klaff Realty, LP	Acquisition	2,625,000	1,185,389

A-18

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	0	0	240,000,000	192,694,141	0	3,325,737	1,421,157
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	100,000,000	0	200,000,000	186,484,991	0	3,603,172	2,092,559
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	21,000,000	150,000	93,150,000	84,989,884	0	7,555,436	524,099
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	108,000,000	0	296,540,637	0	289,585,418	6,339,240	615,979
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	5,500,000	77,500	40,077,500	30,540,425	0	561,225	452,847
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	0	35,000	32,035,000	26,219,138	0	369,417	243,631
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	0	0	25,642,824	25,130,234	0	326,377	186,213
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	21,000,000	0	47,067,542	44,249,732	0	1,123,277	1,694,533
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	0	0	24,700,000	20,255,025	0	357,045	603,606
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	0	50,000	24,050,000	17,293,979	0	386,081	641,013
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	0	0	21,000,000	16,193,548	0	361,441	0
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	0	0	34,204,327	30,751,756	0	628,393	2,824,178
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	0	0	34,204,327	30,751,756	0	628,393	2,824,178
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	0	0	28,935,691	0	28,488,000	333,934	113,758
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	0	0	16,100,000	12,602,706	0	648,014	310,259
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	0	1,937,008	58,741,924	6,832,338	44,025,000	1,137,713	6,746,872
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	0	0	15,500,000	8,179,837	0	292,008	2,467,817
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	0	50,000	21,148,838	0	20,800,000	259,454	89,384
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	0	137,910	20,078,643	0	19,686,000	342,900	49,743
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	0	0	13,515,111	11,094,473	0	396,133	151,006
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	0	0	10,500,000	6,022,614	0	151,476	47,743
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	0	137,910	14,939,538	0	14,355,500	490,839	93,199
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	0	39,812	14,435,893	0	13,800,000	262,894	372,999
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	0	0	9,150,000	3,720,780	0	194,421	15,167
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	0	45,000	8,795,000	8,283,168	0	224,447	85,910
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	0	0	12,499,801	0	11,500,000	223,359	776,441
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	0	0	12,025,561	0	11,400,000	329,519	296,042
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	0	0	12,309,803	0	11,800,000	195,995	313,808
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	0	0	7,500,000	6,526,336	0	210,508	40,619
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	0	0	7,200,000	3,300,865	0	149,012	39,729
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	0	40,000	6,540,000	5,282,144	0	208,064	0
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	0	0	6,500,000	1,820,742	0	4,448,417	154,731
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	0	0	9,950,961	0	9,750,000	157,692	43,269
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	0	35,000	6,135,000	4,267,932	0	100,490	252,364
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	0	17,500	5,417,500	4,257,478	0	198,190	27,964
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	0	0	3,549,892	2,705,562	0	234,699	609,631
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	0	97,539	4,947,366	0	4,385,000	383,389	178,977
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	0	21,845	4,339,399	0	4,175,000	149,433	14,966
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	0	0	3,740,647	0	3,475,000	113,291	152,356
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	0	145,641	3,956,030	0	3,750,000	125,566	80,464

A-19

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	42,558,964	0	240,000,000	Hard	Springing
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	6,619,278	1,200,000	200,000,000	Soft (Residential); Hard (Retail)	In Place
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	80,581	0	93,150,000	Hard	In Place
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	0	0	296,540,637	Hard	In Place
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	8,523,003	0	40,077,500	Soft	In Place
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	5,202,813	0	32,035,000	Springing	Springing
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	0	0	25,642,824	Springing	Springing
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	0	0	47,067,542	Hard	In Place
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	3,484,324	0	24,700,000	Soft	Springing
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	5,728,927	0	24,050,000	Springing	Springing
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	4,445,011	0	21,000,000	Springing	Springing
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	0	0	34,204,327	Hard	Springing
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	0	0	34,204,327	Hard	Springing
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	0	0	28,935,691	Soft	Springing
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	2,539,021	0	16,100,000	Hard	Springing
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	0	0	58,741,924	Hard	Springing
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	4,560,337	0	15,500,000	Springing	Springing
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	0	0	21,148,838	Hard	Springing
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	0	0	20,078,643	Springing	Springing
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	0	1,873,498	13,515,111	Springing	Springing
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	4,278,167	0	10,500,000	Springing	Springing
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	0	0	14,939,538	Springing	Springing
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	0	0	14,435,893	Hard	Springing
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	5,219,632	0	9,150,000	Springing	Springing
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	201,475	0	8,795,000	Hard	Springing
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	0	0	12,499,801	Springing	Springing
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	0	0	12,025,561	Soft	Springing
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	0	0	12,309,803	Springing	Springing
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	722,537	0	7,500,000	Soft	Springing
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	3,710,395	0	7,200,000	Hard	In Place
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	1,049,792	0	6,540,000	Springing	Springing
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	76,110	0	6,500,000	Springing	Springing
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	0	0	9,950,961	Springing	Springing
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	1,514,214	0	6,135,000	Springing	Springing
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	933,868	0	5,417,500	Springing	Springing
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	0	0	3,549,892	Springing	Springing
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	0	0	4,947,366	Springing	Springing
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	0	0	4,339,399	Springing	Springing
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	0	0	3,740,647	Springing	Springing
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	0	0	3,956,030	Springing	Springing

A-20

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.20x, (iv) Tenant Trigger Event, (v) Dark Trigger Event, (vi) Extension Term Trigger Event
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	(i) the occurrence of an Event of Default, (ii) from and after April 5, 2019, the Whole Loan DSCR is less than 1.10x
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.10x
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower,(iii) the occurrence of a Major Tenant Trigger Event, (iv) Debt Yield is less than 6.0%, (v) the occurrence of the Anticipated Repayment Date
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.10x
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.05x
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.0%, (iii) the occurrence of a Specified Tenant Trigger Period
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.05x
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) if (A) on the payment date during the month of February in each year of the loan term, less than 40% of the apartment units are leased for the following school year, or (B) on the payment date during the month of May in each year of the loan term, less than 80% of the apartment units are leased for the following school year
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.5%
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.30x, (iv) an Event of Default under the Franchise Agreement
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.30x, (iv) an Event of Default under the Franchise Agreement
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) the occurrence of a Cash Management Significant Tenant Trigger Event, (iv) DSCR is less than 1.15x, (iv) the occurrence of a Cash Management Renewal Trigger Event, (v) the occurrence of a First Rite Aid Renwal Trigger Event
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	(i) an Event of Default occurs under the loan or the property management agreement, (ii) the occurrence of a Cash Sweep Significant Tenant Trigger Event, (iii) DSCR is less than 1.10x
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
16.01	Property				Oak Creek Center
16.02	Property				Oakmont Center
16.03	Property				Park Fletcher I & II
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of the Borrower, Guarantor or Manager, (iv) DSCR is less than 1.20x, (v) Critical Tenant Trigger Event
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
19.01	Property				Storage Masters Plano
19.02	Property				Storage Masters Denver
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.10x
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.75%, (iii) the occurrence of a Specified Tenant Trigger Period
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
22.01	Property				Causeway Storage
22.02	Property				Go Store It
22.03	Property				Sierra’s Glen Self Storage
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.50x
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.25x, (v) Critical Tenant Trigger Event
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) the occurrence of a Cash Management Significant Tenant Trigger Event, (iv)DSCR is less than 1.20x
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	(i) the occurrence of an Event of Default, ii) the occurrence of an Event of Default under the Management Agreement, (iii) Cash Management Significant Tenant Trigger Event, (iv) DSCR is less than 1.20x
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.40x, (iv) the delivery of notice by Franchisor or Manager of an breach or default that permits the Franchisor or Manager to terminate the Franchise or Management Agreement, (v) Borrower fails to deposit PIP reserve in connection with a Replacement Franchise Agreement, (vi) Borrower fails to make the Additional Initial PIP Required Deposit
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	(i) the occurrence of an Event of Default; (ii)DSCR is less than 1.25x at the end of any calendar quarter; (iii) on any date after June 5, 2027, the DY is less than 8.0%
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.50x
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.15x, (v) Critical Tenant Trigger Event
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.30x
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	(i) the occurrence of an Event of Default, (ii) Borrower’s second failure in any consecutive 12 month period to pay monthly debt service on a payment date, (iii) Bankruptcy Action of Borrower, Guarantor or Manager, (iv) DSCR is less than 1.20x, (v) Critical Tenant Trigger Event
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	(i) the occurrence of an Event of Default, ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.15x, (iv) Roof Repairs Trigger Event
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of the Borrower, Guarantor or Manager, (iii) DSCR is less than 1.15x, (iv) Anchor Tenant Trigger Event
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period

A-21

CGCMT 2018-C5 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10	CREFI	Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association	636 11th Avenue	No				175,000,000.00					Yes	1
2	Loan	8, 11, 12, 13, 14, 15, 16, 17, 18, 19	CREFI	Citi Real Estate Funding Inc.	65 Bay Street	No				40,000,000.00	100,000,000.00	5.15840%			Yes	2
3	Loan	8, 20, 21, 22, 23, 24	RMF	Rialto Mortgage Finance, LLC	Flats at East Bank	Yes	12/31/2034	24,000		13,000,000.00	20,922,918.01	9.13218261%			Yes	3
4	Loan	8, 25	CCRE	Cantor Commercial Real Estate Lending, L.P., Prima Mortgage Investment Trust, LLC	DreamWorks Campus	No				55,000,000.00	108,000,000.00	4.00000%			Yes	4
5	Loan	26	RMF	Rialto Mortgage Finance, LLC	The Retreat by Watermark	No							5,500,000	9.80000%	Yes	5
6	Loan		RMF	Rialto Mortgage Finance, LLC	Westlake at Morganton Apartments	No									Yes	6
7	Loan		CREFI	Citi Real Estate Funding Inc.	236 Atlantic Avenue	No									Yes	7
8	Loan	27, 28, 29, 30, 31	CCRE	Cantor Commercial Real Estate Lending, L.P.	650 South Exeter Street	No							21,000,000	NAP	Yes	8
9	Loan	32	CCRE	Cantor Commercial Real Estate Lending, L.P.	Launch Apartments	No									Yes	9
10	Loan	33	RMF	Rialto Mortgage Finance, LLC	Villa Del Sol Apartments	No									Yes	10
11	Loan	34	CREFI	Citi Real Estate Funding Inc.	Diamond Forest Apartments	No									Yes	11
12	Loan	8, 35, 36, 37, 38	LCF	Ladder Capital Finance LLC	Hilton Branson Convention Center	Yes	1/15/2105	5,000	12/31/2033	7,085,536.40					Yes	12
13	Loan	8, 39, 40, 41, 42	LCF	Ladder Capital Finance LLC	Hilton Branson Promenade	Yes	7/5/2104	1	12/31/2033	5,388,999.52					Yes	13
14	Loan	43	LCF	Ladder Capital Finance LLC	Santa Fe Springs Marketplace	No									Yes	14
15	Loan	44, 45	LCF	Ladder Capital Finance LLC	Triangle Shopping Center	No									Yes	15
16	Loan	8, 46, 47, 48, 49, 50	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio					24,912,811.99					Yes	16
16.01	Property				Oak Creek Center	No									Yes	16.01
16.02	Property				Oakmont Center	No									Yes	16.02
16.03	Property				Park Fletcher I & II	No									Yes	16.03
17	Loan	51, 52	CREFI	Citi Real Estate Funding Inc.	Fiesta Commons	No									Yes	17
18	Loan		RMF	Rialto Mortgage Finance, LLC	Continental ContiTech	No									Yes	18
19	Loan		CREFI	Citi Real Estate Funding Inc.	CityLine Storage Masters Portfolio										Yes	19
19.01	Property				Storage Masters Plano	No									Yes	19.01
19.02	Property				Storage Masters Denver	No									Yes	19.02
20	Loan		LCF	Ladder Capital Finance LLC	Winchester Ridge Phase II	No									Yes	20
21	Loan		CREFI	Citi Real Estate Funding Inc.	Champlain Mill	No									Yes	21
22	Loan	53	CREFI	Citi Real Estate Funding Inc.	CityLine Storage Portfolio										Yes	22
22.01	Property				Causeway Storage	No									Yes	22.01
22.02	Property				Go Store It	No									Yes	22.02
22.03	Property				Sierra’s Glen Self Storage	No									Yes	22.03
23	Loan		CREFI	Citi Real Estate Funding Inc.	The Gallery Shops	No									Yes	23
24	Loan	54	CREFI	Citi Real Estate Funding Inc.	Arco Self Storage	No									Yes	24
25	Loan	55	RMF	Rialto Mortgage Finance, LLC	77 Bowery Retail	No									Yes	25
26	Loan	56	LCF	Ladder Capital Finance LLC	Roundtree Place	No									Yes	26
27	Loan	57, 58	LCF	Ladder Capital Finance LLC	Paradise Shoppes of Perry	No									Yes	27
28	Loan	59, 60, 61, 62	LCF	Ladder Capital Finance LLC	Holiday Inn Thornton	No			5/14/2033						Yes	28
29	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Brick Lofts	No									Yes	29
30	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Hy-Vee Omaha	No									Yes	30
31	Loan	63	RMF	Rialto Mortgage Finance, LLC	Geist Landing Retail Center	No									Yes	31
32	Loan		CREFI	Citi Real Estate Funding Inc.	Monsey Shopping Center	No									Yes	32
33	Loan		LCF	Ladder Capital Finance LLC	Corral RV Park	No									Yes	33
34	Loan	64, 65	RMF	Rialto Mortgage Finance, LLC	Norwood Plaza	No									Yes	34
35	Loan	66	RMF	Rialto Mortgage Finance, LLC	Jackson Square	No									Yes	35
36	Loan	67	LCF	Ladder Capital Finance LLC	American Mini Self Storage	No									Yes	36
37	Loan	68	CREFI	Citi Real Estate Funding Inc.	Plumbrook Greens Townhomes	No									Yes	37
38	Loan	69	CREFI	Citi Real Estate Funding Inc.	Shallotte Secure Storage	No									Yes	38
39	Loan	70	CCRE	Cantor Commercial Real Estate Lending, L.P.	IMACS Office Center	No									Yes	39
40	Loan	71, 72	CREFI	Citi Real Estate Funding Inc.	Yorkhouse Commons	No									Yes	40

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Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Preliminary Prospectus for more information regarding the Loan Combination(s).

(9)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of July 1, 2018. For the purposes of the Preliminary Prospectus, the assumed lockout period of 24 payment dates is based on the expected CGCMT 2018-C5 securitization closing date in June 2018. The actual lockout period may be longer.

(10)	The related Loan Combination has an anticipated repayment date of June 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of June 1, 2029. From and after the anticipated repayment date, the related Loan Combination will accrue interest at an interest rate equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum; but in no event will it exceed 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the related Loan Combination requires monthly payments of interest only and that all excess cash flow for the preceding month be applied (a) first

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to interest accrued on the principal balance at the initial interest rate, (b) second, to the reduction of the principal balance of the related Loan Combination and (c) third, after the ARD, to the payment of accrued interest on the related Loan Combination at the increased interest rate.

(11)	The residential tower at the related Mortgaged Property was built from 2015-2018 and the retail space and parking garage were built in 2008. Therefore limited historical financials were provided to the lender.

(12)	The related Mortgaged Property has a hard lockbox for retail tenants and a soft lockbox for the residential tenants.

(13)	The Second Largest Tenant, CycleBar, has a one-time right to terminate its lease at the end of the fifth lease year if gross sales drop below $582,575 in any of the first through fourth lease years, with 11-months’ notice and the payment of any unamortized tenant improvements and leasing commissions and other transaction costs.

(14)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of May 6, 2018. For the purposes of the Preliminary Prospectus, the assumed lockout period of 26 payment dates is based on the expected CGCMT 2018-C5 securitization closing date in June 2018. The actual lockout period may be longer.

(15)	The increase from Most Recent NOI (if past 2017) ($) to Underwritten Net Operating Income ($) is primarily from recent residential and commercial leasing at the Mortgaged Property. Residential occupancy at the Mortgaged Property has increased from 15.9% in January 2017 to 93.7% in March 2018.

(16)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value as of March 12, 2018, which assumes that the Mortgaged Property would reach a stabilized occupancy by then. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $336,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $332,000,000, which excludes the stabilization assumption, are both 30.1%.

(17)	The Loan Combination is structured with $100,000,000 of subordinate debt which consists of an A2 Note with an original principal balance equal to $60,400,000 and a B-Note with an original principal balance equal to $39,600,000. The A2 Note is full term interest only with a 5.00000% interest rate and co-terminous with the senior mortgage loan. The B-Note is full term interest only with a 5.40000% interest rate and is co-terminous with the senior mortgage loan.

(18)	The Mortgaged Property is a 52 story building totaling 447 residential units, 17,459 square feet of ground floor retail space and a 624-space parking garage. Apartment rental income accounts for 87.5% of Underwritten EGI, parking income accounts for 7.8% of Underwritten EGI and retail rental income accounts for 4.7% of Underwritten EGI.

(19)	In order to terminate a Cash Trap Period under the related Mortgage Loan documents, the related borrower is permitted to partially defease a portion of the outstanding principal balance.

(20)	The Mortgaged Property consists of 241 multifamily units and 59,562 SF of retail space.

(21)	The Mortgaged Property is subject to a temporary ground lease with Cleveland-Cuyahoga Port Authority that was created in connection with sales tax savings related to construction costs. The ground lease expires on December 31, 2034 with no renewal options. The base rent under the ground lease is $24,000 per year, payable $2,000 monthly. At any time on or after April 1, 2019, the borrower has the option to purchase the fee interest from Cleveland-Cuyahoga Port Authority

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for $100 plus all of Cleveland-Cuyahoga Port Authority’s costs associated with terminating the ground lease.

(22)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of June 6, 2018. For the purposes of the Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2018-C5 securitization closing date in June 2018. The actual lockout period may be longer.

(23)	The borrower is paying on a 30-year amortization schedule on the Loan Combination of $93,000,000 with all amortization being applied to the B-Note with original balance of $21,000,000; therefore, the Subordinate Companion Loan Interest Rate (%) varies every month.

(24)	The borrower sponsor received a $17,000,000 loan from Cuyahoga County to finance the Mortgaged Property in April, 2014. The loan was made from the proceeds of Cuyahoga County’s issuance of bonds named $17,000,000 Taxable Economic Development Revenue Bonds, Series 2014A (Flats East Development LLC Project) (“IRB Bonds”). The bonds are allocated into three tranches of approximately $3.78M (at 4.5%), $6.865M (at 5.5%), and $6.355M (at 6.0%) and expire in 2024, 2033 and 2038, respectively. The debt service for the loan will be used to repay the IRB Bonds and is secured by a subordinate mortgage on the Mortgaged Property (subject to a subordination and intercreditor agreement). The bond trustee is holding one year of debt service ($1,366,650) in a reserve for the IRB Bonds. The current outstanding balance of the IRB Bonds is $16,565,000. All tranches of the IRB Bonds are fully amortizing. The guarantor (and other affiliates of the borrower) have guaranteed amounts due under the IRB Bonds.

(25)	The related Loan Combination has an anticipated repayment date of December 6, 2022 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of December 6, 2024. From and after the Anticipated Repayment Date, (a) the DreamWorks Campus A-Notes accrue interest at a fixed rate that is equal to the greater of (i) 2.297826% plus 3.00000% and (ii) the then five-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on excess cash flow.

(26)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the trailing 12-month February 2018 Most Recent NOI (if past 2017) ($) because the Mortgaged Property did not stabilize until July 2017; therefore, T12 NOI did not reflect a full year of stabilized operations.

(27)	The 650 South Exeter Street Mortgage Loan documents permit the free release of the theater parcel and, as such, the value, square footage and income from the theater were excluded from the underwriting of the 650 South Exeter Street Mortgage Loan.

(28)	The Largest Tenant, Laureate Education, Inc., has a one-time right to terminate its lease on June 30, 2022 upon 15 months notice and payment of an early termination fee. The Fifth Largest Tenant, Greenhouse Fund Limited Partner, has a one-time right to terminate its lease on March 31, 2020 so long as written notice is provided 365 days prior to such date and an early termination fee is paid.

(29)	The Third Largest Tenant, Rock Springs Capital, LLC, has free rent associated with its leasing of expansion space in December 2017. The tenant will be in a rent abatement period with respect to its entire space for 60 days following the completion of the landlord build-out work of the expansion space (the “Rock Springs Expansion Date”) and, with respect to the expansion space only, for 150 days following the Rock Springs Expansion Date. The Rock Springs Expansion Date is

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expected to occur on or prior to June 5, 2018. At origination, the borrower reserved $73,721 to account for such free rent.

(30)	According to the related Mortgage Loan documents, the TI/LC cap is $900,000. In the event that the TI/LC reserve balance falls below $700,000 or the aggregate DSCR (based on the combined mortgage loan debt service) drops below 1.00x, the borrower will again be required to deposit into the TI/LC reserve an amount equal to $17,195 on each monthly payment date.

(31)	The Mortgaged Property’s Mezzanine Debt Interest Rate (%) varies each month based on a planned payment schedule.

(32)	On each payment date for the first thirty six (36) payment dates, borrower is required to pay to the lender the sum of $9,854, and on each payment date thereafter until the end of the term, borrower is required to pay to the lender the sum of $11,825, with each such payment to be held in the Replacement Reserve.

(33)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value, which assumes that the work necessary to complete repairs at the Mortgaged Property, including repairs to the down units, can be completed for the cost estimates and within the timeframe forecasted in the appraisal. At loan origination, the borrower reserved $543,750 for deferred maintenance. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $40,600,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $40,200,000 are 59.7% and 54.7%, respectively.

(34)	There is no recourse carveout guaranty with respect to the Mortgage Loan; the Mortgage Loan is recourse to the related borrower and guarantor for losses only as set forth in the related Environmental Indemnity Agreement (the “EIA”). In the event that the related borrower obtains an environmental insurance policy acceptable to the related lender and in accordance with the terms set forth in the EIA, the related guarantor is released from liability under the EIA.

(35)	The Mortgaged Property is subject to a ground lease with the City of Branson, Missouri, as the ground lessor, which commenced on January 15, 2006, and has an expiration of January 15, 2105 with no extension options. The annual rent due under the ground lease is $5,000 per year through January 2, 2020 and on January 2, 2021, percentage rent will be equal to 0.25% of gross sales provided that the aggregate amount of the annual base rent and percentage rent will be limited to a cumulative amount not exceeding $100,000 per year.

(36)	At origination, the borrower deposited $36,000 upfront for seasonality. Ongoing seasonality payments will be deposited on each payment date from June through November except August.

(37)	Information regarding the Mortgage Loans, which are cross-collateralized and cross-defaulted with each other, is based upon the individual loan balances, except that the applicable loan-to-value ratio, debt service coverage ratio or debt yield for each such mortgage loan is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by all Mortgage Loans in the group. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Mortgage Loan Concentrations” in the Preliminary Prospectus.

(38)	On each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to one-twelfth of 4.0% of the annual gross revenues at the Mortgaged Property.

A-26

(39)	The Mortgaged Property is subject to a ground lease, with the City of Branson, Missouri as the ground lessor, which commenced on July 5, 2005 and has an expiration of July 5, 2104 with no extension options. The annual rent due under the ground lease is $1 per year as base rent with no percentage rent due.

(40)	Ongoing seasonality payments will be deposited on each payment date from June through December.

(41)	Information regarding the Mortgage Loans, which are cross-collateralized and cross-defaulted with each other, is based upon the individual loan balances, except that the applicable loan-to-value ratio, debt service coverage ratio or debt yield for each such mortgage loan is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by all Mortgage Loans in the group. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Mortgage Loan Concentrations” in the Preliminary Prospectus.

(42)	On each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to one-twelfth of 4.0% of the annual gross revenues at the Mortgaged Property.

(43)	On each monthly payment date during the first year of the Santa Fe Springs Marketplace Mortgage Loan term, additional TI/LC will be collected equaling the difference between the hypothetical amortizing payments based upon a 30 year amortizing schedule, which is approximately 100,844, and interest only debt service payments, which will be contributed to a separate TI/LC reserve associated with the Rite Aid space. Upon renewal or retenanting of the Rite Aid space, any remaining funds in this reserve will be disbursed to the general TI/LC reserve, which equates to approximately $20,580 per month.

(44)	There is a ground lease in place on a small portion of the Mortgaged Property improved by a surface parking lot, which comprises 31 parking spaces. The ground lessor is an adjacent nearby diner parcel and there is an initial maturity of October 16, 2040 with an extension option until 2055. The current rent is $25,000 per annum. Without the parking associated with the ground lease, the parking spaces would be under parked based on current zoning. In the event the ground lease is terminated, the borrower is required under the Mortgage Loan documents to seek additional parking at a nearby site or seek an additional variance from the municipality.

(45)	The Largest Tenant, Uncle Giuseppe’s Ramsey Inc, is in a partial rent abatement period, with a related rent abatement of approximately $16,667 each month, through June 2019. The Mortgage Loan documents provide full recourse to the related guarantor for up to approximately $233,333, representing 100% of the current aggregate value of such rent abatement period (the “Rent Abatement Guaranty.”) The Rent Abatement Guaranty will be reduced by $16,667 per month until such time as the rent abatement period expires.

(46)	The Largest Tenant at the Park Fletcher I & II Mortgaged Property, Belcan Engineering Group, Inc., has executed a lease renewal through November 2023 for 25,653 SF. As part of the lease renewal, Belcan Engineering Group, Inc. will vacate the 1,077 SF it currently occupies in Suite 105 of the Park Fletcher I & II Mortgaged Property by June 30, 2018.

(47)	The related borrower used the loan proceeds to acquire the Oak Creek Center and Oakmont Center Mortgaged Properties and recapitalize the Park Fletcher I & II Mortgaged Property.

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(48)	The 500 Waters Edge location in the Oak Creek Center Mortgaged Property was renovated in 2007.

(49)	The increase from Most Recent NOI (if past 2017) ($) to Underwritten Net Operating Income ($) is primarily from (i) seven leases commencing on or after June 1, 2017 which accounted for an aggregate underwritten base rent of $620,669 and (ii) the present value of rent steps for JP Morgan Chase Bank, NA and higher reimbursements for Charles Hall Construction LLC, which recently expanded and converted to a net lease, at the Oakmont Center Mortgaged Property.

(50)	The Second Largest Tenant at the Oak Creek Center Mortgaged Property, Global Eagle Entertainment, Inc., has the right to terminate its lease effective June 30, 2022 with 12 months prior notice and payment of the termination fee. The Largest Tenant at the Oakmont Center Mortgaged Property, JP Morgan Chase Bank, NA, has the right to terminate its lease as of April 30, 2021 with notice by April 30, 2020 and payment of the $933,951 termination fee. The Second Largest Tenant at the Oakmont Center Mortgaged Property, Gamma Technologies, LLC, has the right to terminate its lease effective May 31, 2020 with notice by May 31, 2019 and payment of the $290,049 termination fee. The Third Largest Tenant at the Park Fletcher I & II Mortgaged Property, Commissioning Agents, Inc. has the right to terminate its lease effective December 31, 2021 with written notice by December 31, 2020.

(51)	The Third Largest Tenant, Arizona Humane Society Thrift Store, has the right to terminate its lease after a full fiscal year ended October 31, 2018, if their net sales fail to exceed $400,000 with 180 days prior notice. The Fifth Largest Tenant, Big O Tire, has the right to terminate its lease effective October 1, 2030 with 18 months prior notice.

(52)	The increase from Most Recent NOI (if past 2017) ($) to Underwritten Net Operating Income ($) is primarily from (i) four leases commencing on or after April 1, 2017 which accounted for an aggregate underwritten base rent of $329,027 and (ii) the present value of rent steps for Arizona Humane Society Thrift Store and Shami Bakery at the Mortgaged Property.

(53)	Due to the acquisition of the Go Store It Mortgaged Property in May 2015, the historical cash flows for 2015 are based on an annualized 8-month period.

(54)	The related borrower is required to deposit into the Ongoing Replacement Reserve ($) account (i) on each payment date commencing in June 2018 up to and including the payment date in May 2022, an amount equal to $347, (ii) on each payment date commencing in June 2022 up to and including the payment date in May 2023, an amount equal to $174, (iii) on each payment date commencing in June 2023 up to and including the payment date in May 2025, an amount equal to $3,819, and (iv) on each payment date commencing in June 2025 and for each payment date thereafter, an amount equal to $0.

(55)	On each payment date, provided that the condominium common charges conditions precedent are not satisfied, the borrower is required to deposit an amount equal to 1/12 of the condominium common charges that lender estimates will be sufficient to pay all of the condominium common charges prior to their respective due dates to the condominium common charge account.

(56)	The Fifth Largest Tenant, Rainbow, has executed a lease and is expected to take full occupancy no later than September 2018. In the event Rainbow’s space is not delivered by September 2, 2018, Rainbow may terminate its lease. At origination, the borrower deposited $51,300 to cover the expected underwritten rent during such period until Rainbow takes occupancy and pays full unabated rent.

(57)	The Third Largest Tenant, Perry Liquor, and the Fourth Largest Tenant, American Killer Bees, are in free rent periods. At origination, $78,400 was reserved with respect to such free rent periods.

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(58)	The increase in net operating income from the TTM February 2018 to UW is due to the fact that the Third Largest Tenant, Perry Liquor (3,750 SF), the Fourth Largest Tenant, American Killer Bees (2,800 SF), Ichiban Grill (1,400 SF), and T-Mobile (1,400 SF) executed new leases during the February 2018 TTM period, which combined account for approximately 13.0% of the NRA.

(59)	The Appraised Value ($) represents the as-complete value assuming PIP improvements. Phase I is expected to be completed by May 5, 2019 and Phase II by September 19, 2022. $250,000 was reserved upfront with respect to Phase I and $350,000 will be collected in March 2021 with respect to Phase II subject to certain conditions in the loan documents. The “as-is” appraised value is $11,800,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity calculated based on the “as-is” appraised value are 70.4% and 53.7%, respectively.

(60)	At origination, the borrower deposited $42,316 upfront for seasonality. On each payment date the borrower is required to deposit an amount equal to the lesser of (i) 20% of the seasonality reserve cap of $42,316 or (ii) the amount of excess cash flow until the seasonality reserve cap is reached. By August of each calendar year the borrower is required to replenish the seasonality reserve up to the seasonality reserve cap amount.

(61)	On each monthly payment date, the related borrower is required to deposit into an FF&E reserve account an amount equal to one-twelfth of 4.0% of the annual gross revenues at the Mortgaged Property.

(62)	Prior to origination the Mortgaged Property operated as an 85-room hotel. However, as of origination, the prior owner of the Mortgaged Property was unable to provide evidence to the lender of approval by all applicable governmental authorities for operation of one of the related guestrooms. Under the Mortgage Loan documents, the borrower has agreed to operate the Mortgaged Property with no greater than 84 guestrooms until such time as the borrower has provided evidence reasonably acceptable to the lender of such approval. At origination, the borrower deposited $100,000 with a third party escrow agent, representing the allocated loan amount for such 85th room. In the event the related approval is not obtained by May 14, 2019, the borrower is required to cause such funds to be deposited with the lender and the lender may, in its sole discretion, either (a) apply such funds to the then outstanding principal balance along with any applicable yield maintenance premium, or (b) continue to hold such funds as additional collateral for the Mortgage Loan.

(63)	The Largest Tenant, Little Leaders, Inc., has a leasing reserve which is capped at $125,000.

(64)	If the Upfront TI/LC Reserve ($) is drawn upon such that the balance is below the TI/LC Cap ($) of $150,000, on each monthly payment date the borrower is required to deposit $2,217.75 for Ongoing TI/LC Reserves ($) until such time as the TI/LC Reserve account balance reaches $150,000.

(65)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the trailing 12-month March 2018 Most Recent NOI (if past 2017) ($) because Z Mattress, LLC, the Largest Tenant, commenced its lease on April 1, 2018.

(66)	The “as stabilized” appraised value of $8,800,000 as of April 1, 2018 was used since the stabilization conditions have been met.

(67)	The Cut-off Date LTV Ratio (%), Maturity LTV Ratio (%) the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $500,000 holdback reserve. The holdback reserve of $500,000 for designated replacements will be disbursed to the borrower upon achieving Underwritten Gross Revenue of $550,000 and Underwritten NCF of $323,750. The Cut-off Date LTV Ratio (%), Maturity LTV Ratio (%), the Debt

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Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based on the fully funded aggregate Mortgage Loan amount of $3,500,000 are 64.2%, 64.2%, 8.1% and 7.9%, respectively.

(68)	According to the related Mortgage Loan documents the replacement reserve cap is $32,250, the borrower is required to deposit an amount equal to $896 on each monthly payment date if the reserve balance falls below the cap amount.

(69)	Due to the acquisition and renovation of the related Mortgaged Property in August 2015, the historical cash flows for 2015 are based on the annualized 5-month period.

(70)	According to the related Mortgage Loan documents the TI/LC cap is $100,000 and the borrower is required to deposit an amount equal to $1,103 on each monthly payment date if the reserve balance falls below the cap amount or if an anchor trigger event has occurred.

(71)	The related borrower is required to deposit into the Ongoing Replacement Reserve ($) account (i) on each payment date commencing in May 2018 up to and including the payment date in April 2021 an amount equal to $683, (ii) on each payment date commencing in May 2021 up to and including the payment date in April 2022, an amount equal to $4,550, (iii) on each payment date commencing in May 2022 up to and including the payment date in April 2024, an amount equal to $607, and (iv) on each payment date commencing in May 2024 and for each payment date thereafter, an amount equal to $152.

(72)	The Third Largest Tenant, Bank of America, has the right to terminate its lease by written notice if the landlord fails to deliver a subordination, nondisturbance and attornment agreement from an existing mortgagee within 30 days following the commencement date.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 636 11TH AVENUE

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LOAN #1: 636 11TH AVENUE

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LOAN #1: 636 11TH AVENUE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	New York, New York	Cut-off Date Balance(2)		$65,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$425.53
Size (SF)	564,004	Percentage of Initial Pool Balance		9.7%
Total Occupancy as of 6/1/2018	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/1/2018	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1917 / 2008	Mortgage Rate(3)		4.07300%
Appraised Value	$428,000,000	Original Term to Maturity (Months)		120
Appraisal Date	4/4/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor	Behrouz Ben Hakimian and Joe Hakimian	Original Interest Only Period (Months)		120
Property Management	Hakimian P.W. Management, LLC	First Payment Date		7/1/2018
		Anticipated Repayment Date(3)		6/1/2028
		Maturity Date(3)		6/1/2029
Underwritten Revenues	$37,529,208
Underwritten Expenses	$12,805,959	Escrows(4)
Underwritten Net Operating Income (NOI)	$24,723,249		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$23,640,361	Taxes(5)	$0	$0
Cut-off Date LTV Ratio(1)	56.1%	Insurance	$76,801	$25,600
Maturity Date LTV Ratio(1)	56.1%	Replacement Reserve	$7,990	$7,990
DSCR Based on Underwritten NOI / NCF(1)	2.49x / 2.39x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.3% / 9.9%	Other(6)	$1,336,367	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$240,000,000	100.0%	Loan Payoff	$192,694,141	80.3%
			Principal Equity Distribution	42,558,964	17.7
			Closing Costs	3,325,737	1.4
			Reserves	1,421,157	0.6
Total Sources	$240,000,000	100.0%	Total Uses	$240,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 636 11th Avenue Loan Combination (as defined below).

(2)	The 636 11th Avenue Loan (as defined below) has a Cut-off Date Balance of $65,000,000 and represents the non-controlling note A-4 of the $240,000,000 636 11th Avenue Loan Combination, as defined below, which is evidenced by five pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and JPMorgan Chase Bank, National Association (“JPMCB”). The related companion loans are evidenced by (i) the controlling note A-1 ($70,000,000), which is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2 ($60,000,000), which is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-3 ($30,000,000), which is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions and (iv) the non-controlling note A-5 ($15,000,000), which is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(3)	The 636 11th Avenue Loan Combination has an anticipated repayment date of June 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of June 1, 2029. From and after the anticipated repayment date, the 636 11th Avenue Loan Combination will accrue interest at an interest rate equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum; but in no event will it exceed 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the 636 11th Avenue Loan Combination requires monthly payments of interest only and that all excess cash flow for the preceding month be applied (a) first to interest accrued on the principal balance at the initial interest rate, (b) second, to the reduction of the principal balance of the 636 11th Avenue Loan Combination and (c) third, after the ARD, to the payment of accrued interest on the 636 11th Avenue Loan Combination at the increased interest rate.

(4)	See “—Escrows” below.

(5)	The 636 11th Street Property is in year 11 of a 12-year Industrial & Commercial Incentive Program tax abatement, which phases out completely in 2020/2021. The abated taxes are currently $6,649,605, and the unabated annual real estate taxes would be $8,391,033. Real estate taxes payable during year 12 of the abatement, taking into account the abatement, are estimated to be $7,799,882.

(6)	The Upfront Other reserve consists of $1,198,696 for deferred maintenance and $137,671 for outstanding tenant improvement and leasing commissions under the Ogilvy Lease (as defined below).

■	The Mortgage Loan. The mortgage loan (the “636 11th Avenue Loan”) is part of a loan combination (the “636 11th Avenue Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office building in the Hell’s Kitchen neighborhood of Manhattan, New York (the “636 11th Avenue Property”). The 636 11th Avenue Loan, which is evidenced by the non-controlling note A-4, had an original principal balance of $65,000,000, has a Cut-off Date Balance of $65,000,000 and represents approximately 9.7% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1, which had an original principal balance of $70,000,000, has an outstanding principal balance as of the Cut-off Date of $70,000,000, is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (ii) the non-controlling note A-2, which had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-off Date of $60,000,000, is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-3, which had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by JPMCB and is expected to be contributed to one or more future commercial mortgage securitization transactions and (iv) the non-controlling note A-5, which had an original principal balance of $15,000,000, has an outstanding principal balance as of the Cut-off Date of $15,000,000, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. The 636 11th Avenue Loan Combination, which accrues interest at an interest rate of 4.07300% per annum, was co-originated by CREFI and JPMCB on May 11, 2018, had an original principal balance of $240,000,000 and has an outstanding principal balance as of the Cut-off Date of $240,000,000. From and after the ARD, the 636 11th Avenue Loan Combination will accrue interest at an interest rate equal to the greater of (i) 7.07300% per annum and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum; but in no event will it

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exceed 9.07300%. The proceeds of the 636 11th Avenue Loan Combination were primarily used to refinance the existing debt on the 636 11th Avenue Property, return equity to the borrower, pay origination costs and fund reserves.

The 636 11th Avenue Loan Combination had an initial term of 120 months (based on the ARD) and has a remaining term of 120 months as of the Cut-off Date (based on the ARD). The 636 11th Avenue Loan Combination requires monthly payments of interest only for the term of the 636 11th Avenue Loan Combination. The scheduled anticipated repayment date of the 636 11th Avenue Loan Combination is the due date in June 2028 and the final maturity date is the due date in June 2029. At any time after the second anniversary of the securitization of the last note of the 636 11th Avenue Loan Combination to be securitized, the 636 11th Avenue Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 636 11th Avenue Loan Combination documents. Voluntary prepayment of the 636 11th Avenue Loan Combination is permitted, provided no event of default is continuing under the 636 11th Avenue Loan documents, after the due date in December 2027 without payment of any prepayment premium.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$70,000,000	$70,000,000	JPMCB(1)	Yes
A-2	$60,000,000	$60,000,000	JPMCB(1)	No
A-3	$30,000,000	$30,000,000	JPMCB(1)	No
A-4	$65,000,000	$65,000,000	CGCMT 2018-C5	No
A-5	$15,000,000	$15,000,000	CREFI(1)	No
Total / Wtd. Avg.	$240,000,000	$240,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The 636 11th Avenue Property is an 11-story building totaling 564,004 SF of Class A office space located in New York, New York. The 636 11th Avenue Property was built as a chocolate factory in 1917 and achieved LEED Silver certification by the U.S. Green Building Council in 2010 after a 2008 renovation which converted the 636 11th Avenue Property to office space. The 636 11th Avenue Property features high ceilings and offers panoramic views of the Hudson River and Midtown Manhattan.

As of June 1, 2018, the 636 11th Avenue Property was 100.0% leased to one tenant, The Ogilvy Group, Inc (“The Ogilvy Group” or “Ogilvy Tenant”) whose lease expires in June 2029. The Ogilvy Group, an international advertising and public relations agency, has been headquartered at the 636 11th Avenue Property since January 2008.

The building includes a cafeteria, a fitness center, and shuttle service provided to Penn Station, Port Authority Bus Terminal and Grand Central station. According to the borrower sponsor, following the signing of The Ogilvy Group’s lease in January 2008, the borrower sponsor invested approximately $40.0 million toward building upgrades including new elevator shafts, equipment and cars, mechanical equipment and structural work, approximately $27.0 million in soft costs such as design, project management and professional costs and approximately $21.0 million in leasing commissions. Additionally, the borrower sponsor contributed approximately $21.0 million toward the tenant’s approximately $113.3 million office build-out costs. In total, the borrower sponsor has invested approximately $109.0 million into the 636 11th Avenue Property since January 2008.

The 636 11th Avenue Property is located in the Hell’s Kitchen neighborhood of Manhattan and spans the entire eastern side of the block facing 11th Avenue between West 46th and 47th Streets. The 636 11th Avenue Property is located approximately 0.5 miles northwest of the Port Authority Bus Terminal and approximately 0.2 miles north of the Lincoln Tunnel, which provides connectivity to New Jersey. The 636 11th Avenue Property offers access to the West Side Highway (Route 9A) and four different subway stations connecting to eight subway lines all within a ten minute walk.

The sole tenant at the 636 11th Avenue Property, The Ogilvy Group, is an international marketing communications company and has been headquartered at the 636 11th Avenue Property since January 2008. The Ogilvy Group has operated as a subsidiary of WPP plc (“WPP”) since 1989. WPP had approximately £15.3 billion of revenue in 2017, making it one of the largest marketing and communications companies in the world. WPP US Holdings, Inc. is the primary guarantor and WPP Jubilee Limited is the secondary guarantor for the lease. WPP Jubilee Limited is a wholly owned subsidiary of WPP. The Ogilvy Group’s lease provides the Ogilvy Tenant with two, five-year renewal options

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after the June 30, 2029 expiration date and does not provide the tenant with any termination options other than customary rights after a casualty or condemnation or a default under the lease. The Ogilvy Tenant is required to provide 18-month renewal notice prior to the first extension term.

The following table presents certain information relating to the sole tenant at the 636 11th Avenue Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
The Ogilvy Group	BBB+ / Baa2 / BBB	564,004	100.0%	$31,777,847	100.0%	$56.34	6/30/2029	2, 5-year options
Largest Tenant		564,004	100.0%	$31,777,847	100.0%	$56.34
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		564,004	100.0%	$31,777,847	100.0%	$56.34

(1)	Based on the underwritten rent roll dated June 1, 2018.

(2)	Certain ratings are those of the parent company or the U.S. federal government whether or not the parent or the U.S. federal government, as applicable, guarantees the lease.

(3)	Underwritten Base Rent and Underwritten Base Rent $ per SF consists of average rent over the remaining loan term (current in place contractual rent is $29,070,620 or $51.54 per SF).

The following table presents the lease rollover schedule at the 636 11th Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029 & Thereafter	564,004	100.0	100.0%	31,777,847	100.0	$56.34	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	564,004	100.0%		$31,777,847	100.0%	$56.34	1

(1)	Calculated based on the approximate square footage occupied by The Ogilvy Group.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Underwritten Base Rent and Underwritten Base Rent $ per SF consists of average rent over the remaining loan term (current in place contractual rent is $29,070,620 or $51.54 per SF).

The following table presents certain information relating to historical leasing at the 636 11th Avenue Property:

Historical Leased %(1)

	2015	2016	2017	As of 6/1/2018
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

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■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 636 11th Avenue Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 4/30/2018	Underwritten(2)	Underwritten $ per SF(2)
Base Rent	$29,070,620	$29,070,620	$29,070,620	$29,070,620	$31,777,847	$56.34
Reimbursements	3,370,600	3,794,497	4,496,316	4,924,551	5,381,846	9.54
Other Income(3)	1,441,244	2,778,560	2,241,509	2,014,060	2,227,500	3.95
Vacancy & Credit Loss	0	0	0	0	(1,857,985)	(3.29)
Effective Gross Income	$33,882,464	$35,643,677	$35,808,445	$36,009,231	$37,529,208	$66.54

Real Estate Taxes(4)	$4,070,439	$4,958,950	$6,082,412	$6,649,605	$7,799,882	$13.83
Insurance	299,545	306,460	289,180	280,325	307,267	0.54
Management Fee	872,119	872,119	872,119	872,119	1,000,000	1.77
Other Operating Expenses	3,125,744	3,347,941	3,461,905	3,501,684	3,698,810	6.56
Total Operating Expenses	$8,367,847	$9,485,470	$10,705,616	$11,303,733	$12,805,959	$22.71

Net Operating Income	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$24,723,249	$43.84
TI/LC	0	0	0	0	987,007	1.75
Capital Expenditures	0	0	0	0	95,881	0.17
Net Cash Flow	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$23,640,361	$41.92

Occupancy	100.0%	100.0%	100.0%	100.0%	95.0%(5)
NOI Debt Yield(6)	10.6%	10.9%	10.5%	10.3%	10.3%
NCF DSCR(6)	2.57x	2.64x	2.53x	2.49x	2.39x

(1)	Based on the underwritten rent roll dated June 1, 2018.

(2)	Underwritten Base Rent and Underwritten Base Rent $ per SF consists of average rent over the remaining loan term (current in place contractual rent is $29,070,620 or $51.54 per SF).

(3)	Other Income consists of overtime HVAC chargebacks.

(4)	The 636 11th Street Property is in year 11 of a 12-year Industrial & Commercial Incentive Program tax abatement, which phases out completely in 2020/2021. The abated taxes are currently $6,649,605, and the unabated annual real estate taxes would be $8,391,033. Real estate taxes payable during year 12 of the abatement, taking into account the abatement, are estimated to be $7,799,882.

(5)	Represents the underwritten economic vacancy of 5.0%.

(6)	Calculated based on the aggregate outstanding principal balance of the 636 11th Avenue Loan Combination.

■	Appraisal. According to the appraisal, as of an effective date of April 4, 2018, the 636 11th Avenue Property had an “as-is” appraised value of $428,000,000 and a “hypothetical go dark” value of $207,000,000.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$441,000,000	N/A	5.25%
Discounted Cash Flow Approach	$428,000,000	5.75%(1)	4.75%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated April 11, 2018, there was no evidence of any recognized environmental conditions or recommendations for further action at the 636 11th Avenue Property. The Phase I environmental report recommended investigating vapor intrusion following detection of dry cleaning solvents and chemicals in the soil and groundwater from a prior subsurface investigation and the implementation and maintenance of an asbestos operations and maintenance plan. The related lenders required the borrower to obtain a lender environmental collateral protection and liability insurance policy. The policy was issued by Steadfast Insurance Company and includes individual and aggregate limits of $1,000,000, with self-insured retention of $25,000. The policy expires on May 11, 2031.

■	Market Overview and Competition. The 636 11th Avenue Property is located along 11th Avenue between 46th and 47th Streets in the Times Square/West Side office submarket of the Midtown office market in Manhattan. The 636 11th Avenue Property is approximately 0.5 miles northwest of the Port Authority Bus Terminal, one of the largest transportation hubs in New York City which provides access to the A, C, E, N, Q, R, W, 1, 2, 3, and 7 trains, as well as the shuttle to Grand Central Terminal.

The 636 11th Avenue Property is located in the Times Square/West Side office submarket and competes with Class A/B office properties. According to the appraisal, as of the fourth quarter of 2017, the vacancy rate for office space in the Times Square/West Side submarket was 6.5% and the average annual rental rate was $78.31 per SF.

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The appraiser identified eleven comparable office leases signed between January 2016 and March 2018 relative to The Ogilvy Group lease signed at the 636 11th Avenue Property. Rent comparables had base rents ranging from $44.50 to $71.00 per SF. The appraiser concluded an estimated base rental rate of $55.00 per SF, which is in line with the underwritten base office rent of $56.34 per SF for the office lease at the 636 11th Avenue Property.

The following table presents certain information relating to the primary competition for the 636 11th Avenue Property:

Office Rent Comparables(1)

Address	Total Building Size (NRA)	Space Leased	Tenant Name	Year Built / Renovated	Lease Date	Size (NRA)	Term (Years)	Base Rent PSF
636 11th Avenue(2)	564,004	Entire Building	The Ogilvy Group, Inc	1917/2008	Jul-09	564,004	20.0	$56.34(3)
500 Seventh Avenue	609,000	E8, E9, E12, E14, E17, E18	WeWork	1922/2000	Mar-18	255,610	15.0	$71.00
307 W 38th Street	300,000	E2, E3, E4, E5, E7, E8	GMHC	1933/2004	Feb-18	112,273	30.0	$52.00
424 W 33rd Street	146,000	E7-E13	Spaces	1913/NAP	Dec-17	103,343	10.0	$70.50
475 Tenth Avenue	259,920	P8	KCD Worldwide	1915/NAP	Sep-17	13,346	10.7	$65.13
234 W 39th Street	91,466	E7	Sunlight Financial	1921/NAP	Jul-17	8,229	5.0	$51.00
525 Seventh Avenue	463,818	E21	Betsy & Adam	1925/NAP	Jun-17	20,611	10.0	$54.50
320 W 37th Street	125,800	P1	People’s Forum Inc.	1927/NAP	Jun-17	16,333	10.4	$51.08
320 W 37th Street	125,800	E13	Roivant Sciences, Inc.	1927/NAP	Apr-17	6,162	5.0	$48.00
535 Eighth Avenue	144,203	P21	Setty & Associates	1927/1999	Feb-17	2,852	3.1	$44.50
311 W 43rd Street	186,083	E10-14	WeWork	1905/1983	Oct-16	63,732	16.0	$65.16
555 W 57th Street	975,983	P18	CBS Broadcasting, Inc.	1973/NAP	Jan-16	35,112	8.0	$56.88

(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated June 1, 2018.

(3)	Base Rent PSF includes current contractual rent of $51.54 per SF and average rent over the remaining loan term.

■	The Borrower. The borrower is Plaza West Associates, LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 636 11th Avenue Loan Combination. The nonrecourse carveout guarantors of the 636 11th Avenue Loan Combination are Behrouz Ben Hakimian (“Ben Hakimian”) and Joe Hakimian, both co-founders of The Hakimian Organization, a developer, owner, and manager of luxury New York real estate.

Established in 1970, The Hakimian Organization has completed over 30 ground-up construction and conversion projects of residential, office and hotel properties in Manhattan. Ben Hakimian, President of The Hakimian Organization, has led the company in developing over 30 buildings including 75 Wall Street in the Financial District, a 40-story mixed-use tower in Midtown, the jewelry district’s first high-rise commercial condominium and a tower in the Flatiron Historic District. Joe Hakimian, CEO of The Hakimian Organization, has guided the creation of over 3.0 million SF of real estate and is a registered professional engineer.

■	Escrows. On the origination date of the 636 11th Avenue Loan Combination, the borrower funded reserves of (i) $1,198,696 for deferred maintenance, (ii) $137,671 for outstanding tenant improvements and leasing commissions under the Ogilvy Lease (“Outstanding TI/LC”), (iii) $76,801 for insurance and (iv) $7,990 for replacement reserves.

The borrower is required to deposit $25,600 for insurance and $7,990 for replacement reserves on each monthly payment date.

The borrower is required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of annual estimated real estate taxes (a) during a 636 11th Avenue Cash Sweep Period (as defined below) or (b) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid no later than 10 days prior to the related due date. The borrower is required to make monthly deposits into the insurance reserve account in the amount of 1/12 of the annual insurance premiums (i) upon an event of default or (ii) if an acceptable blanket insurance policy is not in place. The borrower is required to make monthly deposits of $82,251 into the TI/LC reserve account during a 636 11th Avenue Cash Sweep Period caused by a Tenant Trigger Event (as defined below). The borrower is also required to deposit any lease termination or contraction fees payable under any lease at the 636 11th Avenue Property. The borrower is required to deposit all excess cash flow in the cash management account for tenant improvement and leasing commission obligations incurred following origination and related to the premises leased pursuant to the Ogilvy Lease (as defined below) during the continuance of a 636 11th Avenue Cash Sweep Period caused by a Dark Trigger Event (as defined below).

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■	Lockbox and Cash Management. The 636 11th Avenue Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required at origination to send a tenant direction letter to the sole tenant at the 636 11th Avenue Property instructing it to deposit all rents and payments into the lockbox account. Prior to the occurrence of a 636 11th Avenue Cash Sweep Period (as defined below), all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a 636 11th Avenue Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a 636 11th Avenue Cash Sweep Period continuing that has not been caused by a Default Trigger Event, a Borrower Bankruptcy Trigger Event and/or a Manager Bankruptcy Trigger Event (each, as defined below), all excess cash flow after payment of mortgage and any mezzanine debt service (if applicable), required reserves and operating expenses is required to be held as additional collateral for the 636 11th Avenue Loan Combination, except as described in Dark Trigger Event below or in connection with an Extension Term Trigger Event. All funds on deposit in the cash management account following the occurrence and during the continuance of a 636 11th Avenue Cash Sweep Period caused by a Default Trigger Event, a Borrower Bankruptcy Trigger Event and/or a Manager Bankruptcy Trigger Event, may in each case be applied by the lender in such order and priority as the lender shall determine. The lender has been granted a first priority security interest in the cash management account.

A “636 11th Avenue Cash Sweep Period” means each period commencing on the occurrence of a 636 11th Avenue Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related 636 11th Avenue Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the 636 11th Avenue Loan Combination.

A “636 11th Avenue Cash Sweep Event” means the occurrence of (i) an event of default (a “Default Trigger Event”), (ii) any bankruptcy or insolvency action of the borrower (a “Borrower Bankruptcy Trigger Event”), (iii) any bankruptcy or insolvency action of the property manager (a “Manager Bankruptcy Trigger Event”) (provided, that if the property manager is not an affiliated property manager, then it is not a 636 11th Avenue Cash Sweep Event under this clause (iii) the borrower replacing the property manager with a Qualified Manager (defined below) pursuant to a replacement property management agreement within sixty days of such bankruptcy event), (iv) a DSCR Trigger Event (as defined below), (v) a Tenant Trigger Event (as defined below), (vi) a Dark Trigger Event (as defined below) or (vii) an Extension Term Trigger Event (as defined below).

A “636 11th Avenue Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the 636 11th Avenue Loan Combination, commenced foreclosure proceedings or initiated any other remedy), (b) with respect to clause (iii) above, borrower replacing the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, (c) with respect to clause (iv) above, a DSCR Cure Event (as defined below) has taken place, (d) with respect to clause (v) above, the borrower replacing Ogilvy Tenant with a replacement tenant reasonably acceptable to the lender pursuant to a lease approved by lender, such replacement tenant being in occupancy under the terms of its lease and paying full contractual rent thereunder, without any right of offset or free rent credit, and such replacement tenant having delivered to the lender a tenant estoppel in form and substance reasonably acceptable to the lender or (e) with respect to clause (vi) above, the occurrence of the date when funds in an amount equal to the product of $90.00 multiplied by the number of gross leasable SF of the applicable dark or abandoned space giving rise to the Dark Trigger Event have been transferred into the dark trigger reserve account pursuant to the cash management agreement. The borrower has no right to cure a 636 11th Avenue Cash Sweep Period caused by a Borrower Bankruptcy Trigger Event or an Extension Term Trigger Event (as defined below).

“Qualified Manager” means either (a) Hakimian P.W. Management, LLC; or (b) in the reasonable judgment of the lender, a reputable and experienced management organization (which may be an affiliate of the borrower) possessing experience in managing properties similar in size, scope, use and value as the 636 11th Avenue Property, provided, that, if required by the lender, the borrower has obtained (i) a rating agency confirmation from the approved rating agencies with respect to the management of the property by such person and (ii) if such entity is an affiliate of borrower, an additional insolvency opinion.

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.20x.

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LOAN #1: 636 11TH AVENUE

A “DSCR Cure Event” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, being at least 1.25x for two consecutive quarters.

A “Tenant Trigger Event” means (i) any bankruptcy or insolvency action of Ogilvy Tenant, WPP plc, WPP US Holdings, Inc. or WPP Jubilee Limited, (ii) Ogilvy Tenant not renewing its lease at the 636 11th Avenue Property (the “Ogilvy Lease”) prior to the expiration of the 18-month requisite notice period set forth in the Ogilvy Lease or (iii) Ogilvy Tenant terminating the Ogilvy Lease for any reason.

A “Dark Trigger Event” means the Ogilvy Tenant (i) has “gone dark”, vacated, ceased operations or abandoned 40% or more of the premises demised to Ogilvy Tenant under the Ogilvy Lease or (ii) has given notice or otherwise announced in a public filing its intention to vacate, cease operations, go dark or otherwise abandon 40% or more of the premises demised to Ogilvy Tenant under the Ogilvy Lease, unless, solely with respect to the period from the origination date to the payment date in June 2027, during such period (a) Ogilvy Tenant, WPP plc or WPP US Holdings, Inc. maintains an investment grade rating by S&P, Moody’s and Fitch and (b) the Ogilvy Lease is in full force and effect.

An “Extension Term Trigger Event” means that, as of April 1, 2028, the 636 11th Avenue Loan Combination has not been repaid in full.

■	Property Management. The 636 11th Avenue Property is currently managed by Hakimian P.W. Management, LLC, a New York limited liability company. Such manager is an affiliate of the borrower. The lender has the right to require that the borrower terminate the management agreement and replace the property manager with a Qualified Manager pursuant to the terms of the 636 11th Avenue Loan Combination documents if (a) the property manager becomes subject to a bankruptcy action; (b) there exists an event of default under the 636 11th Avenue Loan Combination documents; or (c) there exists a default beyond all applicable notice and cure periods under the management agreement. The related borrower is permitted to replace the property manager with a manager that is, in the reasonable judgment of the lender, a reputable and experienced management organization possessing experience in managing properties similar in size, scope, use and value as the 636 11th Avenue Property, provided, that, if required by the lender, the related borrower is required to obtain a rating agency confirmation and, if such entity is an affiliate of the related borrower, a new non-consolidation opinion.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Future Mezzanine or Secured Subordinate Indebtedness. In connection with any extension of the term of the Ogilvy Lease that satisfies clause (i) below and provided that no event of default under the loan documents has occurred and is continuing, the loan documents permit the owner of 100% of the equity interests in the borrower to obtain a mezzanine loan (the “Approved Mezzanine Loan”) secured by the equity interests in the borrower upon satisfaction of the following terms and conditions, among others: (i) the Ogilvy Lease has been extended pursuant to an extension in form and substance acceptable to the lender in its sole and absolute discretion, (ii) the loan-to-value ratio (including the Approved Mezzanine Loan) does not exceed 56.07%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and including the Approved Mezzanine Loan) for the first year of the extension term of the Ogilvy Lease is not less than 2.28x, (iv) the mezzanine lender enters into an intercreditor agreement in form reasonably acceptable to the lender and (v) the lender has obtained a rating agency confirmation.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain the following insurance policies covering perils of terrorism and acts of terrorism (and losses therefrom): (i) an “all-risk” insurance policy that provides coverage in an amount equal to 100% of the full replacement cost of the 636 11th Avenue Property, and (ii) a business interruption insurance policy that provides 18 months of business interruption coverage (plus up to six months of extended indemnity, with no deductible in excess of $25,000 (provided, however, that deductibles for damage caused by earth movement and wind may not exceed 5% of the total insurable value of the applicable individual property). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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B-11

LOAN #2: 65 bay street

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LOAN #2: 65 bay street

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LOAN #2: 65 bay street

B-14

LOAN #2: 65 bay street

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Jersey City, New Jersey	Cut-off Date Balance(4)	$60,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit(3)	$223,713.65
Size (Units)	447	Percentage of Initial Pool Balance	9.0%
Total Occupancy as of 3/27/2018(1)	93.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/27/2018(1)	93.7%	Type of Security	Fee Simple
Year Built / Latest Renovation	2008, 2015-2018 / NAP	Mortgage Rate	4.66160%
Appraised Value(2)	$336,000,000	Original Term to Maturity (Months)	120
Appraisal Date(2)	3/12/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Seryl Kushner and KABR Real Estate	Original Interest Only Period (Months)	120
Investment Partners II, LLC	First Payment Date	5/6/2018
Property Management	Westminster Management, L.L.C.	Maturity Date	4/6/2028

Underwritten Revenues	$19,839,178
Underwritten Expenses	$6,031,943	Escrows
Underwritten Net Operating Income (NOI)	$13,807,234	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,675,406	Taxes	$64,630	$64,630
Cut-off Date LTV Ratio(2)(3)	29.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)(3)	29.8%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.92x / 2.89x	TI/LC	$1,081,217	$1,455
Debt Yield Based on Underwritten NOI / NCF(3)	13.8% / 13.7%	Other(5)	$946,713	$6,971

Sources and Uses
Sources	$	%	Uses	$	%
Senior Mortgage A1 Notes Amount	$100,000,000	50.0%	Loan Payoff	$186,484,991	93.2%
A2 Note Amount	60,400,000	30.2	Principal Equity Distribution	6,619,278	3.3
B-Note Amount	39,600,000	19.8	Closing Costs	3,603,172	1.8
Upfront Reserves	2,092,559	1.0
Other Uses	1,200,000	0.6

Total Sources	$200,000,000	100.0%	Total Uses	$200,000,000	100.0%

(1)	The 65 Bay Street Property (as defined below) is a 447 unit multifamily property with 17,459 SF of ground floor retail space. As of March 27, 2018, the residential portion of the 65 Bay Street Property was 93.7% occupied and the ground floor retail space was 100.0% occupied.

(2)	The Appraised Value represents the prospective market value upon stabilization as of March 12, 2018 which assumes a stabilized occupancy for the 65 Bay Street Property. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based upon the Appraised Value of $336,000,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” appraised value of $332,000,000, are both 30.1%.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 65 Bay Street A1-Notes (as defined below).

(4)	The Cut-off Date Balance of $60,000,000 represents the non-controlling (so long as a note A2 control appraisal period is not in existence) note A1-A and non-controlling notes A1-B and A1-C of the $200,000,000 65 Bay Street Loan Combination, which is evidenced by six pari passu senior notes, with an aggregate outstanding principal balance as of the Cut-off Date of $100.0 million and two subordinate notes, with an aggregate outstanding principal balance as of the Cut-Off Date of $100.0 million. See “—The Mortgage Loan” below.

(5)	Upfront Other Reserve includes $779,126 related to advance residential rent reserve, $160,616 for free commercial rent reserve and $6,971 for common charges reserve.

■	The Mortgage Loan. The mortgage loan (the “65 Bay Street Loan”) is part of a loan combination (the “65 Bay Street Loan Combination”) evidenced by six pari passu senior notes and two subordinate notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in condominium units constituting a 52-story, Class A multifamily residential tower totaling 447 residential units, 17,459 SF of ground floor retail space and a 624-space, attached parking garage located in Jersey City, New Jersey (the “65 Bay Street Property”). The 65 Bay Street Loan, which is evidenced by the non-controlling (so long as a note A2 control appraisal period is not in existence) note A1-A and the non-controlling notes A1-B and A1-C, had an original principal balance of $60,000,000, has a Cut-off Date Balance of $60,000,000 and represents approximately 9.0% of the Initial Pool Balance. The 65 Bay Street Loan Combination had an original principal balance of $200,000,000, has an outstanding principal balance as of the Cut-off Date of $200,000,000 and is evidenced by: six pari passu senior A notes, with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 (the “65 Bay Street A1-Notes”), one non-controlling (so long as a note B control appraisal period is in effect and a note A2 control appraisal period is not in existence) subordinate A2 note (the “65 Bay Street Subordinate A2-Note”), with an outstanding principal balance as of the Cut-off Date of $60,400,000, and one controlling (so long as a note B control appraisal period is not in existence) subordinate B note (the “65 Bay Street B-Note”), with an outstanding principal balance as of the Cut-off Date of $39,600,000. The 65 Bay Street A1-Notes are comprised of the non-controlling notes A1-D, A1-E, A1-F and the 65 Bay Street Loan. The non-controlling notes A1-D, A1-E and A1-F, which have an aggregate original principal balance of $40,000,000 and have an outstanding principal balance as of the Cut-off Date of $40,000,000, are held by CREFI and are expected to be contributed to one or more future securitization transactions. The 65 Bay Street Subordinate A2-Note is currently held by Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190 and the 65 Bay Street B-Note is currently held by IGIS US Private Placement Real Estate Investment Trust No. 169. The 65 Bay Street Loan, which accrues interest at an interest rate of 4.66160% per annum, was originated by CREFI on March 14, 2018. The proceeds of the 65 Bay Street Loan Combination were primarily used to refinance a prior debt secured by the 65 Bay Street Property, return equity to the borrower, pay origination costs and fund reserves.

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LOAN #2: 65 bay street

The 65 Bay Street Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 65 Bay Street Loan requires monthly payments of interest only for the term of the 65 Bay Street Loan. The scheduled maturity date of the 65 Bay Street Loan is the due date in April 2028. At any time on or after the earlier of March 14, 2022 and the second anniversary of the securitization of the last note of the 65 Bay Street Loan Combination (the “Start-Up Date”), the 65 Bay Street Loan may be defeased with direct non–callable obligations backed by the full faith and credit of the United States of America. Voluntary prepayment of the 65 Bay Street Loan is permitted on or after the due date occurring in February 2028 without payment of any prepayment premium.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A1-A	$20,000,000	$20,000,000	CGCMT 2018-C5	No(1)
A1-B	$20,000,000	$20,000,000	CGCMT 2018-C5	No
A1-C	$20,000,000	$20,000,000	CGCMT 2018-C5	No
A1-D	$20,000,000	$20,000,000	CREFI(2)	No
A1-E	$10,000,000	$10,000,000	CREFI(2)	No
A1-F	$10,000,000	$10,000,000	CREFI(2)	No
A2 (subordinate)	$60,400,000	$60,400,000	Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190	No(1)
B	$39,600,000	$39,600,000	IGIS US Private Placement Real Estate Investment Trust No. 169	Yes(1)
Total	$200,000,000	$200,000,000

(1)	Pursuant to the related co-lender agreement, (i) following the occurrence (and during the continuance) of a note B control appraisal period and for so long as a note A2 control appraisal period is not in existence, note A2 will be the controlling note, and (ii) following the occurrence (and during the continuance) of a note A2 control appraisal period, note A1-A will be the controlling note.

(2)	Expected to be contributed to one or more future securitization transactions.

Loan Combination Metrics

	% of Total Debt	Cumulative Cut-off Date LTV	Cumulative UW NOI Debt Yield	Cumulative UW NCF DSCR
A1-Notes	50.0%	29.8%	13.8%	2.89x
$100,000,000
A2-Note	30.2%	47.7%	8.6%	1.76x
$60,400,000
B-Note	19.8%	59.5%	6.9%	1.37x
$39,600,000

■	The Mortgaged Property. The 65 Bay Street Property is a 52-story building totaling 447 residential units, 17,459 SF of ground floor retail space and a 624-space attached, parking garage located in Jersey City, New Jersey. The 65 Bay Street Property is subject to a master condominium development known as the Harborspire Condominium which consists of 2 units: (i) a 444-unit Trump Plaza West Condominium Tower, retail space and a commercial parking garage (collectively, the “West Unit”) and (ii) a 447-unit apartment tower, retail units and a commercial parking garage (collectively, the “East Unit”). The West Unit is subject to a sub-condominium development known as the Trump Plaza West Condominium which consists of 444 residential units, 9 retail units and a garage unit. The 65 Bay Street Property consists of (x) the East Unit of the Harborspire Condominium and (y) three retail units and the garage unit of the Trump Plaza West Condominium. The multifamily portion of the 65 Bay Street Property was 93.7% occupied as of March 27, 2018.

The 447-unit residential portion of the 65 Bay Street Property has a unit mix that includes 38 studio apartments, 309 one-bedroom units and 100 two-bedroom units. The average residential unit size at the 65 Bay Street Property is approximately 824 SF and the average monthly rent is $3,392 ($4.12 per SF per month). The residential units feature high-end condominium finishes including oak flooring, concrete Caesarstone countertops, stainless steel appliances, large walk-in closets, washers and dryers and large windows. The 65 Bay Street Property has 41,000 SF of amenity space which includes a pool deck, a fitness center, an observation lounge (52nd floor), a party room, a chef’s table, a sports parlor, poker and game rooms, a kids’ playroom and spa treatment rooms. The residential units at the 65 Bay

B-16

LOAN #2: 65 bay street

Street Property began leasing up in December 2016 following the completed development of the 65 Bay Street Property.

The retail portion of the 65 Bay Street Property totals 17,459 SF and is currently 100% leased to four tenants. The largest retail tenant at the 65 Bay Street Property is CVS (rated Baa1/BBB by Moody’s/S&P). The second largest tenant is CycleBar, an indoor cycling studio company, which represents the largest network of premium indoor cycle studios globally, with more than 180 locations slated to open throughout 2018. The cycle theater is equipped to hold up to 55 customized bikes and has state-of-the-art, enhanced lighting and sound systems plus built-in cycle stats performance data monitors. The remaining retail space consists of 3,720 SF leased to F45 Training and Maggie’s Farm Espresso, both of which executed leases in late March 2018. The signing of these last two leases increased retail occupancy, for the 65 Bay Street Property, to 100.0%.

The parking garage, which has a total of 624 parking spaces, is part of the collateral for the 65 Bay Street Loan. The garage has 24-hour access, dedicated stairways, elevators and controlled-access gates. The garage is utilized by the residential tenants of the 65 Bay Street Property along with tenants of the West Unit, transient hourly and monthly parkers and the general public.

The following table presents certain information relating to the major retail tenants (of which certain tenants may have co-tenancy provisions) at the 65 Bay Street Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
CVS	NR / Baa1 / BBB	10,410	59.6%	$624,600	63.3%	$60.00	3/31/2038	3, 5-year options
CycleBar(3)	NR / NR / NR	3,329	19.1	133,160	13.5	40.00	4/30/2028	2, 5-year options
F45 Training	NR / NR / NR	2,770	15.9	180,050	18.3	65.00	3/14/2028	1, 5-year option
Maggie’s Farm Espresso	NR / NR / NR	950	5.4	48,450	4.9	51.00	3/31/2023	1, 5-year option
Largest Owned Tenants		17,459	100.0%	$986,260	100.0%	$56.49
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		17,459	100.0%	$986,260	100.0%	$56.49

(1)	Based on the underwritten rent roll dated March 27, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	CycleBar has a one-time lease termination option at the end of the fifth lease year if gross sales drop below $582,575, in either of the first through fourth lease years, with 11-months’ notice and the payment of any unamortized tenant improvements and leasing commissions and other transaction costs.

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LOAN #2: 65 bay street

The following table presents certain information relating to the retail lease rollover schedule at the 65 Bay Street Property, based on initial lease expiration dates:

Retail Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2018 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	950	5.4	5.4%	48,450	4.9	$51.00	1
2024	0	0.0	5.4%	0	0.0	$0.00	0
2025	0	0.0	5.4%	0	0.0	$0.00	0
2026	0	0.0	5.4%	0	0.0	$0.00	0
2027	0	0.0	5.4%	0	0.0	$0.00	0
2028	6,099	34.9	40.4%	313,210	31.8	$51.35	2
2029 & Beyond	10,410	59.6	100.0%	624,600	63.3	$60.00	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	17,459	100.0%		$986,260	100.0%	$56.49	4

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

■	Tax Abatement: The East Unit of the 65 Bay Street Property is subject to a five-year tax abatement via a tax agreement with the City of Jersey City (“Tax Agreement”). According to the Tax Agreement, taxes were fully exempt in 2017 and are payable in the second year of the PILOT (2018) on the land ($95,199) plus 20% of the actual total taxes due that are estimated at $552,817; the total due, for 2018, equals $648,016. For years three through five, the land tax increases 3% annually and the tax on the improvement-portion of the collateral is 40%, 60%, and 80% of actual total taxes. The stabilized tax payment for the improvements, upon the expiration of the Tax Agreement, is estimated to be $2,764,085 and this equates to a total expense of $2,859,284 (includes taxes on land), or $6,397 per unit.

The following table presents certain information relating to historical leasing at the 65 Bay Street Property:

Historical Leased %(1)(2)

	2017	As of 3/27/2018
Owned Space	54.0%(3)	93.7%

(1)	The historical leased figures represent the multifamily unit occupancy.

(2)	The residential tower at the 65 Bay Street Property was built from 2015 to 2018, therefore limited historical occupancy is available.

(3)	Represents the average occupancy for 2017. The occupancy as of December 31, 2017 was 85.0%.

B-18

LOAN #2: 65 bay street

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 65 Bay Street Property:

Cash Flow Analysis(1)(2)

	2017	TTM 2/28/2018	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent(3)	$8,559,662	$10,710,138	$17,054,784	$38,154
Potential Income from Vacant Units	0	0	1,254,000	2,805
Other Income	475	525	0	0
Gross Potential Rent - Apartments	$8,560,137	$10,710,663	$18,308,784	$40,959
Vacancy & Credit Loss & Concessions(4)	(1,174,771)	(1,191,950)	(1,254,000)	(2,805)
Total Rent	$7,385,366	9,518,713	$17,054,784	38,154
Other Income – Apartments(5)	331,138	308,599	308,599	690
Effective Gross Income – Apartments	$7,716,504	$9,827,312	$17,363,383	$38,844

Commercial Income
Commercial Rental Income(6)	$0	$0	$1,056,100	$2,363
Parking Income(7)	994,905	1,167,109	1,550,000	3,468
Gross Potential Income - Commercial	$994,905	$1,167,109	$2,606,100	$5,830
Economic Vacancy & Credit Loss(8)	0	0	(130,305)	(292)
Effective Gross Income – Commercial	$994,905	$1,167,109	$2,475,795	$5,539
Total EGI	$8,711,409	$10,994,421	$19,839,178	$44,383

Real Estate Taxes(9)	$74,584	$120,721	$2,453,771	$5,489
Insurance	407,524	413,634	368,707	825
Management Fee	261,598	329,833	595,175	1,331
Other Operating Expenses(10)	2,864,167	3,103,900	2,614,290	5,849
Total Operating Expenses	$3,607,873	$3,968,087	$6,031,943	$13,494

Net Operating Income	$5,103,536	$7,026,333	$13,807,234	$30,889
Replacement Reserves – Apartments	0	0	111,750	250
Replacement Reserves – Commercial	0	0	2,619	6
TI/LC	0	0	17,459	39
Net Cash Flow	$5,103,536	$7,026,333	$13,675,406	$30,594

Occupancy	54.0%(11)	93.7%	93.2%(4)
NOI Debt Yield(12)	5.1%	7.0%	13.8%
NCF DSCR(12)	1.08x	1.49x	2.89x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The residential tower at the 65 Bay Street Property was built from 2015 to 2018, therefore limited historical financials were provided to the lender.

(3)	Underwritten Base Rent is based on occupied units as of the rent roll dated March 27, 2018 and includes future leases, occurring through June 1, 2018, that have been signed and reserved with security deposits.

(4)	Vacancy is underwritten to the current, economic vacancy of 6.8%.

(5)	Other Income – Apartments includes amenity income, application fees, pet fees, storage fees, lease premiums and other miscellaneous sources.

(6)	Commercial Rental Income includes base rent and recoveries from the commercial tenants. There were no prior period collections as these are new leases with the first rental payments due in 2018.

(7)	Parking Income is generated from the on-site parking garage, with 624 spaces, and underwritten to the appraiser’s stabilized value conclusion of $2,484 per space with a 5% vacancy loss allocation.

(8)	Commercial and Parking vacancy is underwritten at 5.0%.

(9)	The 65 Bay Street Property is subject to a five-year tax abatement for the residential component via a PILOT program. Real Estate Taxes, on land ($95,199), are payable beginning in the second year of the PILOT program (2018 with none due in 2017) plus 20% of the actual full taxes on the improvements, estimated to be $552,817 for a total due of $648,016 for 2018. For years three through five, the land tax increases 3% annually and the tax on the improvements are 40%, 60%, and 80% of actual full taxes. Real Estate Taxes are underwritten to the 10-year average expense of $5,489 per unit.

(10)	Underwritten Other Operating Expense is lower than the historical numbers as some expenses were higher in prior periods due to the 65 Bay Street Property being in lease-up. Advertising & Marketing Expense was significantly higher in 2017 largely due to newspaper advertising that was around $526 per unit during the 2017 property lease-up. As the 65 Bay Street Property nears stabilization, the Advertising & Marketing Expense is significantly lower. Similarly, historical General & Administrative Expense was high due to lease-up (approximately $600/unit for 2017 and $650/unit for TTM) and is now lower due to the 65 Bay Street Property reaching a stabilized occupancy. The General & Administrative Expense was underwritten at $350 per unit.

(11)	Represents the average occupancy for 2017. The occupancy as of December 31, 2017 was 85.0%.

(12)	Calculated based on the aggregate outstanding principal balance of the 65 Bay Street A1-Notes.

B-19

LOAN #2: 65 bay street

■	Appraisal. According to the appraisal, the 65 Bay Street Property had an “as-is” appraised value of $332,000,000 as of January 12, 2018 and two separate “as-stabilized” appraised values of: $336,000,000 as of March 12, 2018 and $343,000,000 as of January 1, 2019. Under the first stabilization scenario, the appraiser assumed that the 65 Bay Street Property’s vacant spaces would reach a stabilized occupancy by March 12, 2018. The second stabilization scenario assumes that rental concessions would no longer exist at the 65 Bay Street Property by January 1, 2019.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$335,000,000	N/A	4.25%
Discounted Cash Flow Approach(1)	$336,000,000	6.50%	5.00%(2)

(1)	The Appraised Value represents the “as-stabilized” value as of March 12, 2018 which assumes a stabilized occupancy for the 65 Bay Street Property.

(2)	Represents the terminal cap rate.

■	Environmental Matters. According to a Phase I environmental report, dated October 2, 2017, there are no recognized environmental conditions or recommendations for further action at the 65 Bay Street Property.

■	Market Overview and Competition. The 65 Bay Street Property is located on Bay Street between Washington Street and Greene Street in Jersey City, New Jersey. Jersey City is the largest city in Hudson County and the second largest city in the state of New Jersey. Financial service and service oriented industries, with direct rapid transit access to Manhattan, in New York City, have played a prominent role in the redevelopment of the Jersey City waterfront and the creation of one of the nation’s largest downtown central business districts. Large employers such as Goldman Sachs, JP Morgan Chase, Bank of America, BNP Paribas and Deutsche Bank have relocated back-office personnel to large blocks of office space along the Hudson River waterfront. Other employment opportunities include city and county governmental agencies, quasi-governmental agencies and educational institutions such as Rutgers University and Stevens Institute of Technology. Local businesses, Newark Liberty International Airport and the ports of Newark and Elizabeth are also major employers offering opportunities in the general area. Major retail employers in the area include the 1.16 million square feet Newport Centre and the 300,000 square feet Hudson Mall. Harborside Financial Center, a major mixed-use development with both office and residential uses, is to the west of the 65 Bay Street Property. The 65 Bay Street Property is also located within a short walking distance of various commercial uses including restaurants, convenience stores and support services. The closest lodging facility, the Hyatt Regency, is located four blocks southeast at Exchange Place.

During the last five years, development in the broader area has been predominantly for multifamily uses consisting specifically of mid and high-rise condos and rentals. A majority of the high-rise development occurred predominantly along the Hudson River in the municipalities of Jersey City and Hoboken, as well as west of the 65 Bay Street Property along the Morris Basin Canal in Jersey City. The 65 Bay Street Property is accessible by vehicle via U.S. Routes 1 and 9, I-78, I-280 and the New Jersey Turnpike. Additionally, Jersey City is connected to Manhattan via the Holland and Lincoln Tunnels. The 65 Bay Street Property benefits from a mass transit infrastructure which provides access via the PATH subway to Hoboken, Harrison and Newark in New Jersey, as well as downtown and midtown Manhattan. Of the four PATH subway stations in Jersey City, the 65 Bay Street Property is well located next to two: Grove Street and Exchange Place. In addition, the Harborside Ferry Terminal is located directly to the west of the 65 Bay Street Property, which provides ferry service from Jersey City, NJ to Midtown Manhattan. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 54,030, 710,680 and 1,695,220, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $106,989, $81,751 and $79,173, respectively.

According to a third-party report, the 65 Bay Street Property is part of the Hudson County multifamily submarket of Northern New Jersey. As of the third quarter of 2017, the Northern New Jersey multifamily market had a total inventory of 1,045 properties totaling 230,392 units with a vacancy rate of 4.2% and average asking rents of $1,804 per month. The Hudson County Class A multifamily submarket has a total inventory of 25,730 units with a 4.7% vacancy rate and average asking rents of $3,474 per month. The Class A submarket vacancy rate has averaged approximately 5.0% since 2006 and at its peak, in 2014, the vacancy was 8.4%.

B-20

LOAN #2: 65 bay street

The following table presents certain information relating to the primary competition for the 65 Bay Street Property:

Directly Competitive Buildings(1)

	65 Bay Street Property(2)	70 Columbus	M2	The One	Morgan at Provost Square	Monaco	URBY
Number of Stories	52	48	38	36	38	47	69
Year Built	2008, 2015-2018	2015	2016	2015	2013-2016	2010	2017
Number of units	447	560	311	439	417	524	762
Unit size:
- Studio	546	510	582	628	545	647	586
- 1-BR	751	674	756	740	756	771	779
- 2-BR	1,152	939	1,126	1,200	1,142	1,167	1,013
Rent per month:
- Studio	$2,496	$2,540	$2,845	$2,925	$2,580	$2,605	$2,650
- 1-BR	$3,139	$3,180	$3,080	$3,220	$3,070	$2,925	$3,178
- 2-BR	$4,566	$4,400	$4,200	$4,530	$4,030	$4,415	$4,390

(1)	Source: Appraisal.

(2)	The rent per month for the subject property is based off of the underwritten rent roll dated March 27, 2018.

■	The Borrower. The borrower is Morgan Street Developers Urban Renewal Company LLC, a New Jersey limited liability company and a single purpose entity. The borrower’s managing member is Morgan Street Developers Managing Member, LLC, a Delaware limited liability company, which is a single purpose entity with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 65 Bay Street Loan. Seryl Kushner and KABR Real Estate Investment Partners II, LLC are the nonrecourse carve-out guarantors for the 65 Bay Street Loan.

KABR Group is a vertically integrated private equity real estate firm responsible for the investment, management, and development of commercial real estate. KABR was founded by Kenneth Pasternak, Laurence Rappaport and Adam Altman in 2008. Kushner Companies and KABR Group are currently partnered on over 4.4 million SF of real estate investments in New Jersey, comprising 2,918 residential units (existing and under development) across six properties.

■	Escrows. On the origination date of the 65 Bay Street Loan, the borrower funded a reserve of (i) $64,630 for real estate taxes, (ii) $1,081,217 for outstanding tenant improvements and leasing commissions, (iii) $779,126 for advance rents paid under residential leases, (iv) $160,616 for free commercial rent reserve and (v) $6,971 for common charges reserve.

On each due date, the borrower will be required to fund the following reserves: (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that insurance is not covered under an acceptable blanket policy or an event of default under the 65 Bay Street Loan documents is continuing, (iii) commencing on the payment date in May 2019, $9,531 for capital expenditures, (iv) $1,455 for tenant improvements and leasing commissions and (v) $6,971 for condominium common charges.

■	Lockbox and Cash Management. The 65 Bay Street Loan documents require a hard lockbox for retail tenants and a soft lockbox for residential tenants with in-place cash management. The borrower is required to deliver tenant direction letters, to each existing non-residential tenant at the 65 Bay Street Property directing each existing non-residential tenant to remit their rent checks directly to the lender. The borrower is also required to deliver a tenant direction letter to each and every future non-residential tenant. The borrower is required to (or is required to cause the property manager to) collect all rents from residential tenants of the 65 Bay Street Property and deposit the same into the clearing account within two days of receipt. In the event the borrower receives rents paid more than one month in advance, the borrower is required to deposit all rents into the clearing account within two days of receipt and will notify the deposit bank and the lender in writing of the amounts of rent collected more than one month in advance, the tenants to which the rents pertain, and the dates for which such advance rents apply. Without in any way limiting the foregoing, all rents received by the borrower or manager are required to be deposited into the clearing account within two business days of receipt. All funds deposited into the clearing account are required to be swept by the clearing bank on a daily basis into the deposit account and will, so long as no event of default exists under the 65 Bay Street Loan, be disbursed on each due date to fund reserves, debt service and, if from and after April 5, 2019 the debt service coverage ratio is not at least 1.10x (a “Cash Trap Period”) to fund approved operating expenses. Any funds remaining in the deposit account after the foregoing disbursements shall, if no Cash Trap Period exists and no event of default under the 65 Bay Street Loan documents exists, be paid to the borrower, and if a Cash Trap Period exists,

B-21

LOAN #2: 65 bay street

be held as additional collateral for the 65 Bay Street Loan. A Cash Trap Period will end so long as no event of default under the 65 Bay Street Loan documents exists and the debt service coverage ratio is at least 1.15x for 3 consecutive months. The borrower may cure a Cash Trap Period by partially defeasing the 65 Bay Street Loan after the Start-Up Date in an amount sufficient to achieve a debt service coverage ratio of 1.15x. During the existence of an event of default under the 65 Bay Street Loan, all amounts deposited in the deposit account may be applied in the order and manner selected by the lender.

■	Property Management. The 65 Bay Street Property is currently managed by Westminster Management, L.L.C., a borrower affiliate. Under the 65 Bay Street Loan documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 120 days or any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the 65 Bay Street Loan documents is continuing; or (iii) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and, following securitization, by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. The 65 Bay Street Subordinate A2-Note, with an outstanding principal balance as of the Cut-off Date of $60,400,000, accrues interest at an interest rate of 5.00000% per annum. The 65 Bay Street B-Note, with an outstanding principal balance as of the Cut-off Date of $39,600,000, accrues interest at an interest rate of 5.40000% per annum. The 65 Bay Street Subordinate A2-Note is held by Nonghyup Bank, in its capacity as trustee for IGIS US Private Placement Real Estate Investment Trust NO.190 and the 65 Bay Street B-Note is held by a third party investor, IGIS US Private Placement Real Estate Investment Trust No. 169.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 65 Bay Street Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the 65 Bay Street Property for a period of up to 18 months during restoration, plus extended indemnity until the earlier of the 65 Bay Street Property’s income returning to the level prior to loss or 24 months following the casualty. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $100,000, except with respect to earthquake and windstorm/named storm which may provide for no deductible in excess of 5% of the total insurable value of the 65 Bay Street Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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B-23

LOAN #3: flats at east bank

B-24

LOAN #3: flats at east bank

B-25

LOAN #3: flats at east bank

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	RMF
Location (City/State)	Cleveland, Ohio	Cut-off Date Balance(4)	$59,000,000
Property Type	Mixed Use	Cut-off Date Balance per Unit(3)	$298,755.19
Size (Units)	241	Percentage of Initial Pool Balance	8.8%
Total Occupancy as of 3/12/2018	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/12/2018	100.0%	Type of Security(5)	Fee Simple/Leasehold
Year Built / Latest Renovation	2015 / NAP	Mortgage Rate	5.08980%
Appraised Value	$138,420,000	Original Term to Maturity (Months)	120
Appraised Date	3/1/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor	Scott A. Wolstein and Iris S. Wolstein(1)	Original Interest Only Period (Months)	120
Property Management(2)	Various	First Payment Date	6/6/2018
Maturity Date	5/6/2028

Underwritten Revenues	$9,355,038
Underwritten Expenses	$2,226,632	Escrows(6)
Underwritten Net Operating Income (NOI)	$7,128,405	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,041,490	Taxes	$194,558	$48,639
Cut-off Date LTV Ratio(3)	52.0%	Insurance	$52,646	$5,571
Maturity Date LTV Ratio(3)	52.0%	Replacement Reserves	$0	$5,765
DSCR Based on Underwritten NOI / NCF(3)	1.92x / 1.90x	TI/LC	$276,895	$2,482
Debt Yield Based on Underwritten NOI / NCF(3)	9.9% / 9.8%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
A Notes Amount	$72,000,000	77.3%	Loan Payoff	$84,989,884	91.2%
B Note Amount	21,000,000	22.5	Closing Costs	7,555,436	8.1
Other Sources	150,000	0.2	Upfront Reserves	524,099	0.6
Principal Equity Distribution	80,581	0.1
Total Sources	$93,150,000	100.0%	Total Uses	$93,150,000	100.0%

(1)	The borrower sponsors are Scott A. Wolstein and Iris S. Wolstein, as trustee of the Iris S. Wolstein Trust originally dated October 26, 1995, as amended and restated on September 18, 2017.

(2)	The multifamily component of the Flats at East Bank Property (as defined below) is managed by Village Green Management Company LLC and the retail component is managed by Flats East Bank Management LLC.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Flats at East Bank A-Notes (as defined below).

(4)	The Flats at East Bank Loan (as defined below) has a Cut-off Date Balance of $59,000,000 and represents the non-controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) note A-1 of the $92,922,918 Flats at East Bank Loan Combination (as defined below), which is evidenced by two pari passu senior notes, with an aggregate outstanding principal balance as of the Cut-off Date of $72,000,000 and one subordinate note, with an outstanding principal balance as of the Cut-off Date of approximately $20.9 million. See the “Loan Combination Summary” table in “—The Mortgage Loan” below.

(5)	The security interest is an overlapping fee and leasehold interest. The leasehold estate was created in connection with a transfer of the fee estate to the Cleveland-Cuyahoga Port Authority related to a sales tax savings plan with respect to construction costs. Cleveland-Cuyahoga Port Authority signed the mortgage as fee owner. The borrower has an option to purchase the fee interest on or after April 1, 2019 for $100 (plus all of Cleveland-Cuyahoga Port Authority’s costs associated with the termination of the ground lease). See “—Ground Lease” below.

(6)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Flats at East Bank Loan”) is part of a loan combination (the “Flats at East Banks Loan Combination”) evidenced by two pari passu senior notes and one subordinate note that are together secured by a first mortgage encumbering the borrower’s leasehold interest and the Port Authority of Cleveland-Cuyahoga County’s (the “Cleveland-Cuyahoga Port Authority”) fee simple interest in a 241-unit mixed use property located in Cleveland, Ohio (the “Flats at East Bank Property”). The borrower transferred its fee estate to the Cleveland-Cuyahoga Port Authority to effectuate sales tax savings with respect to construction costs, and the leasehold estate is “collapsible” during the term of the Flats at East Bank Loan subject to compliance with certain terms and conditions in the Flats at East Bank Loan documents. See “—Ground Lease” below. The Flats at East Bank Loan, which is evidenced by note A-1, represents a non-controlling (so long as a control appraisal period is not in existence pursuant to the related co-lender agreement) interest in the Flats at East Bank Loan Combination. The Flats at East Bank Loan had an original balance and has an outstanding principal balance as of the Cut-off Date of $59,000,000. The Flats at East Bank Loan represents approximately 8.8% of the Initial Pool Balance. The related pari passu companion loan (together with the Flats at East Bank Loan, the “Flats at East Bank A-Notes”), which is evidenced by the non-controlling pari passu note A-2, had an original balance and has an outstanding principal balance as of the Cut-off Date of $13,000,000, and is currently held by Rialto Mortgage Finance, LLC (or an affiliate) and is expected to be contributed to one or more future securitization transactions. The Flats at East Bank Loan Combination had an original principal balance of $93,000,000, has an outstanding principal balance as of the Cut-off Date of $92,922,918 and is evidenced by the Flats at East Bank A-Notes and one controlling (so long as a control appraisal period is not in existence) subordinate B note (the “Flats at East Bank B-Note”) with an outstanding principal balance as of the Cut-off Date of $20,922,918. The Flats at East Bank B-Note is currently held by ACREFI Mortgage Lending, LLC. The Flats at East Bank Loan accrues interest at an interest rate of 5.08980% per annum. The Flats at East Bank Loan Combination, which accrues interest at an interest rate of 6.00000% per annum, is based on a 30-year amortization schedule with all amortization being applied to the Flats at East Bank B-Note. The proceeds of the Flats at East Bank Loan Combination were primarily used to refinance existing debt on the Flats at East Bank Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

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LOAN #3: flats at east bank

The Flats at East Bank Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Flats at East Bank Loan requires payments of interest only during its term. The scheduled maturity date of the Flats at East Bank Loan is the due date in May 2028. Voluntary prepayment of the Flats at East Bank Loan is permitted on or after the due date in November 2027. Provided no event of default under the Flats at East Bank Loan is continuing, defeasance of the Flats at East Bank Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the earlier of (i) the second anniversary of the securitization of the final senior note to be securitized and (ii) May 9, 2021.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$59,000,000	$59,000,000	CGCMT 2018-C5	No(1)
A-2	$13,000,000	$13,000,000	Rialto Mortgage Finance, LLC(2)	No
B	$21,000,000	$20,922,918	ACREFI Mortgage Lending, LLC	Yes(1)
Total / Wtd. Avg.	$93,000,000	$92,922,918

(1)	Following the occurrence (and during the continuance) of a control appraisal period pursuant to the related co-lender agreement, note A-1 will be the controlling note.

(2)	Expected to be contributed to one or more future securitization transactions.

Loan Combination Metrics

	% of Total Debt	Cut-off Date Cumulative LTV	UW Cumulative NOI Debt Yield	UW Cumulative NCF DSCR
A-Notes	77.4%	52.0%	9.9%	1.90x
$72,000,000
B-Note	22.6%	67.1%	7.7%	1.05x
$21,000,000

■	The Mortgaged Property. The Flats at East Bank Property is a seven-story mixed use property located along Old River Road and Front Avenue in downtown Cleveland, Ohio. The Flats at East Bank Property was constructed in 2015 and is situated on approximately 2.29 acres. The retail component of the Flats at East Bank Property is comprised of 59,562 SF on the first floor and the multifamily component is comprised of 241 units on floors two through seven. The Flats at East Bank Property is located on the edge of the Waterfront District and within The Flats East Bank, an over $500 million waterfront project on the banks of the Cuyahoga River. Phase One of the project, which was also developed by the sponsor, opened in May 2013 and features an 18-story, 500,000 SF office tower considered to be the first new office tower constructed in downtown Cleveland in more than 15 years. The project also includes the Aloft Hotel and a range of local restaurants. Phase Two includes the Flats at East Bank Property. Phase Three will be developed by the sponsor and is currently in the planning stages. Phase Three is expected to include a movie theater, street level retail, and an additional 100 residences.

The 241-unit multifamily component consists of 164 one-bedroom/one bath units, 71 two-bedroom/two-bath units and six three-bedroom/two-bath units. Community amenities include 24/7/365 concierge service and room service, 24-hour fitness center, 40,000 SF outdoor resident terrace, business/conference center, clubroom with full size kitchen, heated indoor parking garage with direct elevator access, boat parking, package delivery, dry cleaning, valet parking for residents and guests, and restaurants on site. Unit amenities include Bosch washer/dryer in each unit, floor-to-ceiling windows with panoramic lake, river, and downtown views, and whirlpool stainless steel appliances. The retail component is 100.0% leased by eight national, regional and local tenants.

The Flats at East Bank Property, together with the adjacent parcels and public infrastructure benefitting the Flats at East Bank Property, was financed with the proceeds of bonds issued by the City Council for the City of Cleveland secured by tax increment financing payments (the “TIF”). In connection with the TIF payments, the Flats at East Bank Property, along with other properties within the related TIF district, received a 30-year exemption from taxes for improvements of the TIF district parcels, which expires in October, 2039.  Pursuant to the TIF, the Flats at East Bank Property is subject to a continuing obligation to make payments in lieu of taxes (the “PILOT”) during the duration of the exemption that are equivalent to the amount of real estate taxes that would be payable in the absence of the exemption. Property taxes at the Flats at East Bank Property were underwritten based on the PILOT payments due

B-27

LOAN #3: flats at east bank

with respect to the Flats at East Bank Property, and the upfront and ongoing tax reserves required under the Flats at East Bank Loan documents are based on the actual PILOT payments date. The PILOT payments will be utilized to pay, among other things, debt service on various TIF bond financings, and other loans related to the development of the Flats at East Bank Property and other properties located within the related TIF district. Any default in the payment of the PILOT amount due is subject to the same liens and enforcement mechanisms as those associated with the failure to pay ordinary real estate taxes. The Flats at East Bank Property is also currently subject to a 15-year tax abatement on 100% of the assessed taxes for the new construction costs of the residential space at the Flats at East Bank Property. The abatement ends with the January 2030 tax year. The total assessment for the residential portion of the Flats at East Bank Property is $52,374,900 or $217,323 per unit. The 15-year tax abatement provides the Flats at East Bank Property with an exemption in the amount of $36,578,000, reducing the taxable assessment to $5,528,940 or $22,942 per unit. Total abated taxes for the Flats at East Bank Property are $583,673 or $2,422 per unit. The lender underwrote taxes with respect to the residential portion of the Flats at East Bank Property based on the actual reduced abated taxes due. The DSCR, NOI, and NCF shown herein are also based on the reduced abated taxes for such portion of the Flats at East Bank Property.

The borrower sponsor received a $17,000,000 subordinate loan from County of Cuyahoga to finance the development of the Flats at East Bank Property. See “—Current Mezzanine or Secured Subordinate Indebtedness” below. The Flats at East Bank Property does not have access to any public roads for ingress and egress.  The City of Cleveland (the “City”) owns the roadways surrounding the Flats at East Bank Property that are necessary for access (the “Access Areas”) and has leased the Access Areas to Flats East Management, LLC, a wholly owned subsidiary of the borrower (“Tenant”) pursuant to a 99-year lease (the “Access Lease”) expiring on October 1, 2114.  Base rent of $99.00 has been prepaid.  The lease provides the Tenant with access to the Access Areas and requires that the Access Areas will remain at all times free and open to the general public as public roadways and sidewalks.  The lease is not assignable to the borrower without the City’s consent so the Tenant entered into a recorded estoppel and agreement with respect to the lease for the benefit of borrower and lender, wherein the Tenant agreed to maintain and use the Access Areas as an open public roadway and ensure continuous access, as well as use commercially reasonable efforts to obtain an access easement from the City for the benefit of the Flats at East Bank Property as provided for in the Access Lease. In addition, the borrower pledged to lender its equity in the Tenant as additional collateral for the Flats at East Bank Loan.

The following table presents certain information relating to the units and rent at the Flats at East Bank Property:

Unit Mix(1)

Unit Type	Occupied Units	Vacant Units	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath	164	0	164	68.0%	930	$1,902	$1,962	$1,962	$3,861,756
2 Bedroom / 2 Bath	71	0	71	29.5	1,332	2,971	2,964	2,964	2,525,352
3 Bedroom / 2 Bath	6	0	6	2.5	1,602	3,683	3,714	3,714	267,372
Total / Wtd. Avg.	241	0	241	100.0%	1,065	$2,261	$2,301	$2,301	$6,654,480

(1)	As provided by the borrower per the March 12, 2018 rent roll.

(2)	Source: Appraisal.

B-28

LOAN #3: flats at east bank

The following table presents certain information relating to the tenants at the Flats at East Bank Property:

Largest Owned Tenants Based On Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(3)	Occupancy Cost(3)	Renewal / Extension Options
Punch Bowl Social	NR/NR/NR	19,746	33.2%	$691,110	32.1%	$35.00	9/18/2030	$338	10.7%	2, 5-year options
Rascal Flatts	NR/NR/NR	10,287	17.3	454,512	21.1	44.18	11/1/2025	NA	NA	3, 5-year options
Thirsty Dog Brewery	NR/NR/NR	8,583	14.4	300,405	13.9	35.00	10/19/2027	$51	81.0%	2, 5-year options
Magnolia	NR/NR/NR	4,274	7.2	184,708	8.6	43.22	8/14/2026	$441	9.8%	2, 5-year options
Dante’s Inferno	NR/NR/NR	4,340	7.3	151,900	7.1	35.00	9/4/2027	$70	58.6%	2, 5-year options
Big Bang	NR/NR/NR	4,722	7.9	129,005	6.0	27.32	8/6/2025	$370	10.0%	2, 5-year options
Bourbon, Beer & Bocce	NR/NR/NR	3,075	5.2	107,625	5.0	35.00	9/4/2027	$89	46.4%	2, 5-year options
Beer Head	NR/NR/NR	3,500	5.9	98,000	4.6	28.00	8/27/2025	$615	6.0%	2, 5-year options
Magnolia	NR/NR/NR	1,035	1.7	36,225	1.7	35.00	12/31/2027	NA	NA	NA
Largest Owned Tenants		59,562	100.0%	$2,153,490	100.0%	$36.16
Vacant Spaces (Owned Space)		0	0.0	0	0	0.00
Total / Wtd. Avg. All Owned Tenants		59,562	100.0%	$2,153,490	100.0%	$36.16

(1)	Based on the underwritten rent roll dated March 14, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant Sales $ per SF and Occupancy Cost were provided by the borrower and reflect TTM sales as of February 2018.

The following table presents certain information relating to the lease rollover schedule:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	18,509	31.1	31.1%	681,517	31.6	$36.82	3
2026	4,274	7.2	38.3%	184,708	8.6	$43.22	1
2027	17,033	28.6	66.8%	596,155	27.7	$35.00	3
2028	0	0.0	66.8%	0	0.0	$0.00	0
2029 & thereafter	19,746	33.2	100.0%	691,110	32.1	$35.00	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	59,562	100.0%		$2,153,490	100.0%	$36.16	8

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical leasing at the Flats at East Bank Property:

Historical Leased %(1)

	2016	2017	TTM 3/14/2018
Owned Space	85.4%	86.9%	100.0%

(1)	As provided by the borrower which reflects average occupancy of the retail portion for the indicated year.

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LOAN #3: flats at east bank

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Flats at East Bank Property:

Cash Flow Analysis(1)

	2016	2017	TTM 3/31/2018	Underwritten	Underwritten $ per Unit
Residential Base Rent	$6,654,689	$6,810,222	$6,779,839	$6,654,480	$27,612
Retail Base Rent	1,451,868	1,234,635	1,609,012	2,153,490	8,936
Percentage Rent	0	0	70,373	70,373	292
Total Rent	$8,106,558	$8,044,857	$8,459,224	$8,878,343	$36,840
Total Reimbursables	328,042	308,866	380,431	519,705	2,156
Other Income(2)	659,167	594,033	512,742	512,742	2,128
Less Vacancy & Credit Loss	(1,431,526)	(1,224,336)	(1,322,554)	(555,752)	(2,306)
Effective Gross Income	$7,662,241	$7,723,421	$8,029,843	$9,355,038	$38,818

Total Operating Expenses	$1,836,663	$2,012,411	$1,999,144	$2,226,632	$9,239

Net Operating Income	$5,825,578	$5,711,010	$6,030,699	$7,128,405	$29,578
TI/LC(3)	0	0	0	29,781	124
Capital Expenditures	0	0	0	57,134	237
Net Cash Flow	$5,825,578	$5,711,010	$6,030,699	$7,041,490	$29,218

Occupancy	66.7%	74.5%	100.0%	93.7%(4)
NOI Debt Yield(5)	8.1%	7.9%	8.4%	9.9%
NCF DSCR(5)	1.57x	1.54x	1.62x	1.90x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income includes parking, RUBS, late fees, application fees, pet rent, health & fitness, miscellaneous income, etc.

(3)	Underwritten TI/LC is based on the 59,562 SF commercial space.

(4)	Represents the underwritten economic vacancy of 6.3%.

(5)	Calculated based on the aggregate outstanding principal balance of the Flats at East Bank Loan Combination.

■	Appraisal. According to the appraisal, the Flats at East Bank Property had an “as-is” appraised value of $138,420,000 as of March 1, 2018.

Appraisal Approach(1)	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$138,420,000	N/A	4.75%

(1)	Source: Appraisal.

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LOAN #3: flats at east bank

■	Environmental Matters. According to a Phase I environmental report, dated April 2, 2018, there are no recommendations for further action at the Flats at East Bank Property other than continued compliance with the terms of the November 2010 no further action letter issued in conjunction with suspect contamination at the Flats at East Bank Property, including institution controls, covenants and other restrictions in place.

■	Market Overview and Competition. The Flats at East Bank Property is a mixed use property located in Cleveland, Cuyahoga County, Ohio, within the Cleveland-Elyria-Mentor, OH metropolitan statistical area (the “Cleveland MSA”). The Cleveland MSA is located in the northeast portion of Ohio. Cleveland MSA’s economy is primarily driven by the financial, manufacturing, education, healthcare, and sciences sectors. Cleveland serves as headquarters to a group of companies on the Fortune 500 list, both industrial and non-industrial, including National City Corp., Eaton Corp., Parker Hannifin Corp., Sherwin-Williams Co., and KeyCorp. Other major employers include the Cleveland Clinic, University Hospitals, U.S. Office of Personnel Management, Progressive Corp, and Cuyahoga County. As of December 2017, the Cleveland MSA unemployment rate was 5.7%, in comparison to the state and national unemployment rates of 5.0% and 4.4%, respectively.

The Flats at East Bank Property is located in the downtown Cleveland area recognized as The Flats district within close proximity of the Playhouse Square theater district, and local sports venues Progressive Field and Quicken Loan Arena, home to the Cleveland Indians and Cavaliers, respectively. The area consists of multi-family, office, and retail properties. The neighborhood is accessible via Old River Road and Front Ave, with regional access provided by Interstate 77 and Interstate 71. The estimated 2018 population within a one-, three- and five-mile radius of the Flats at East Bank Property is 9,606, 82,802 and 233,459, respectively, with an average household income within a one-, three- and five-mile radius of $88,621, $50,388 and $47,157, respectively.

According to the appraisal, the Flats at East Bank Property is located within the Cleveland apartment market which contained 116,205 units as of fourth quarter 2017. The Cleveland apartment market reported a vacancy rate of 3.3% and reported an average asking rental rate of $869 per unit. According to the appraisal, the Flats at East Bank Property is located within the Downtown/The Flats/Warehouse District apartment submarket which contained 5,879 units as of fourth quarter 2017. The Downtown/The Flats/Warehouse District apartment submarket reported a vacancy rate of 5.6% and reported an average asking rental rate of $1,583 per unit.

According to the appraisal, the Flats at East Bank Property is located within the Cleveland retail market which contained over 239.3 million SF of retail space as of fourth quarter 2017. The Cleveland retail market reported a vacancy rate of 5.4% and reported asking rent of $10.01 per SF. According to the appraisal, The Flats at East Bank Property is located within the CBD retail submarket which contained approximately 2.2 million SF of retail space as of fourth quarter 2017. The CBD retail market reported a vacancy rate of 3.4% and reported asking rent of $14.34 per SF. As of fourth quarter 2017 there was positive absorption of 26,941 SF with no new construction reported.

The following table presents certain information relating to the primary competition for the Flats at East Bank Property:

Competitive Multifamily Set(1)

	Flats at East Bank	Mariner’s Watch	The Avenue District	The Standard	Clinton West	Schofield Building
Location	Cleveland	Cleveland	Cleveland	Cleveland	Cleveland	Cleveland
Year Built	2015	2015	2008	1925	2017	1902
Occupancy	100.0%(2)	95.5%	93.5%	26.8%	57.1%	96.0%
No. of Units	241	62	62	281	70	52
Avg. Quoted Rents $/SF	$2.13	$1.82	$1.82	$2.11	$2.01	$2.21
Distance	-	0.9 miles	1.0 mile	0.3 miles	0.9 miles	1.0 mile

(1)	Source: Appraisal.

(2)	Occupancy as of the underwritten rent roll dated March 12, 2018.

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LOAN #3: flats at east bank

Competitive Retail Set(1)

	Flats at East Bank	Southworth Building	Huron Pointe	The Ivory	200 Public Square	Flats at East Bank, Phase I	Uptown I
Distance from Subject	-	1.0 miles	1.0 miles	1.1 miles	0.7 miles	0.1 miles	5.3 miles
Property Type	Mixed Use	Retail/Commercial	Retail/Commercial	Retail/Commercial	Retail/Commercial	Retail/Commercial	Retail/Commercial
Year Built	2015	1840	1924	2015	1985	2013	2012
Total GLA	59,562	24,000	60,254	78,179	1,270,204	192,971	122,839
Total Occupancy	100%(2)	100.0%	77.7%	100.0%	91.0%	100.0%	100.0%
Tenant	Punch Bowl Social	N/A	Buffalo Wild Wings	Rise Nation CLE	Ruth’s Chris Steakhouse	Flipside	CLE Clothing Co

(1)	Source: Appraisal.

(2)	Occupancy as of underwritten rent roll dated March 14, 2018.

■	The Borrower. The borrower is Flats East Building 4 LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Flats at East Bank Loan. The non-recourse carve-out guarantors are Scott A. Wolstein and Iris S. Wolstein, as trustee of the Iris S. Wolstein Trust originally dated October 26, 1995, as amended and restated on September 18, 2017, as again thereafter amended (the “Iris S. Wolstein Trust”).

■	Escrows. On the origination date of the Flats at East Bank Loan, the borrower funded escrow reserves of $194,558 for real estate taxes, (ii) $52,646 for insurance, and $276,895 for tenant improvement and lease commissions.

On each due date, the borrower is required to fund the following reserves with respect to the Flats at East Bank Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; (iii) a replacement reserve in an amount equal to $5,765; and (iv) a tenant improvement and leasing commission reserve in an amount equal to $2,482.

■	Lockbox and Cash Management. The Flats at East Bank Loan is structured with a hard lockbox that is already in place and in-place cash management. The borrower is required to direct the retail tenants and any residential tenant under a major lease, which covers three or more apartment units at the Flats at East Bank Property, to pay rent directly to a lender-controlled lockbox account or cause the borrower or property manager to deposit all sums received no later than one business day after receipt. All amounts in the lockbox account are required to be swept to a lender-controlled lockbox cash management account each business day. On each payment date, provided no event of default has occurred and is continuing, funds on deposit in the lockbox account are required to be applied to the monthly payments due (including reserves and fees) under the Flats at East Bank Loan Combination and, any excess amounts will be deposited to the excess cash flow account if a Cash Sweep Event is in effect or to a borrower-controlled account if no Cash Sweep Event is in effect.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the property manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below). A Cash Sweep Event will continue until, in regard to clause (i) above, such event of default has been cured or waived, in regard to clause (ii) above, such bankruptcy petition has been discharged, stayed or dismissed within 90 days of such filing, among other conditions, for the borrower or the guarantor, or within 120 days for the property manager, and in regard to clause (iii) above, the Cash Sweep DSCR Trigger Event has terminated.

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.10x, until such time that the debt service coverage ratio (based on interest rate of 6% per annum and an amortization period of 30 years) based on the trailing twelve month period is greater than 1.10x for one quarter.

■	Property Management. The retail portion of the Flats at East Bank Property is currently managed by Flats East Bank Management LLC, an affiliate of the borrower and the multifamily portion is currently managed by Village Green Management Company LLC, in each case, pursuant to respective property management agreements. The Flats at East Bank Loan documents provide that the borrower may terminate either property manager or consent to the assignment of such property manager’s rights under the management agreement only upon receipt of lender’s

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LOAN #3: flats at east bank

consent, provided that borrower may, without lender’s consent, replace either property manager with a Qualified Manager (as defined in the Flats at East Bank Loan documents).

■	Current Mezzanine or Secured Subordinate Indebtedness. The Flats at East Bank Loan Combination includes a B-Note, with an outstanding principal balance as of the Cut-off Date of $20,922,918 that is currently held by ACREFI Mortgage Lending, LLC. The B-Note is subordinate to the Flats at East Bank A-Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The Flats at East Bank Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

In addition, the borrower sponsor received a $17,000,000 loan from County of Cuyahoga in April 2014 (the “Development Loan”) (which loan was transferred to the borrower) to finance the development of the Flats at East Bank Property. The Development Loan was made from the proceeds of County of Cuyahoga’s issuance of bonds named $17,000,000 Taxable Economic Development Revenue Bonds, Series 2014A (Flats East Development LLC Project) (the “IRB Bonds”). The IRB Bonds are allocated into three tranches of approximately $3.78 million (at 4.5%), $6.865 million (at 5.5%), and $6.355 million (at 6.0%) and expire in 2024, 2033 and 2038, respectively. Debt service for the IRB Bonds is paid from excess cash flow from the Flats at East Bank Property to the extent transferred to the borrower and from cash available to Scott Wolstein, Iris Wolstein and the Iris Wolstein Trust The Development Loan and the IRB Bonds are secured by a subordinate mortgage encumbering the Flats at East Bank Property which mortgage is held by Huntington National Bank (the “IRB Trustee”) as trustee for the holders of the IRB Bonds. The IRB Trustee is holding one year of debt service due under the Development Loan ($1,366,650) in a reserve. All tranches of the IRB Bonds are fully amortizing.  Annual debt service payments on the IRB bonds are personally guaranteed by Flats East Development LLC, the Iris S. Wolstein Trust, Scott Wolstein and Iris Wolstein.  The IRB Bonds carry a credit rating of “AA-” from Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies and a rating of “Aa3” from Moody’s Investors Service, Inc.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Ground Lease. The Flats at East Bank Property is subject to a temporary ground lease with Cleveland-Cuyahoga Port Authority that was created in connection with sales tax savings related to construction costs. The ground lease expires on December 31, 2034 with no renewal options. The base rent under the ground lease is $24,000 per year, payable $2,000 monthly. At any time on or after April 1, 2019, the borrower has the option to purchase the fee interest from Cleveland-Cuyahoga Port Authority for $100 plus all of Cleveland-Cuyahoga Port Authority’s costs associated with terminating the ground lease.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Flats at East Bank Property, plus 24 months of business interruption coverage as calculated under loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from the Flats at East Bank Property (on an actual loss sustained basis) for a period continuing until the restoration of the Flats at East Bank Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #4: dreamworks campus

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LOAN #4: dreamworks campus

B-35

LOAN #4: dreamworks campus

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Glendale, California	Cut-off Date Balance(2)	$37,000,000
Property Type	Office	Cut-off Date Balance per SF(2)	$184.96
Size (SF)	497,404	Percentage of Initial Pool Balance	5.5%
Total Occupancy as of 6/6/2018	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/6/2018	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1997-2010 / 2010	Mortgage Rate(3)	2.297826%
Appraised Value	$297,000,000	Original Term to Maturity (Months) (4)	60
Appraisal Date	8/3/2017	Original Amortization Term (Months)	NAP
Borrower Sponsors(1)	Hana Asset Management Co., Ltd.	Original Interest Only Term (Months)(4)	60
Property Management	Self Managed	First Payment Date	1/6/2018
Anticipated Repayment Date	12/6/2022
Maturity Date	12/6/2024

Underwritten Revenues	$13,855,836
Underwritten Expenses	$239,684	Escrows
Underwritten Net Operating Income (NOI)	$13,616,152	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$13,516,671	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	31.0%	Insurance	$53,091	$8,849
Maturity Date LTV Ratio(2)	31.0%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	6.35x / 6.31x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	14.8% / 14.7%	Other(5)	$562,887	$0

Sources and Uses
Sources	$	%	Uses	$	%
A-Notes Amounts(1)	$92,000,000	31.0%	Purchase Price(6)	$289,585,418	97.7%
B-Note Amount(1)	108,000,000	36.4	Closing Costs	6,339,240	2.1
Principal’s New Cash Contribution	96,540,637	32.6	Reserves	615,979	0.2
Total Sources	$296,540,637	100.0%	Total Uses	$296,540,637	100.0%

(1)	There is no nonrecourse carve-out guarantor or environmental indemnitor for the DreamWorks Campus Loan Combination (as defined below).

(2)	The DreamWorks Campus Loan (as defined below) is part of a loan combination evidenced by five senior pari passu promissory notes with an aggregate original principal balance of $92,000,000 and one subordinate companion note with an original principal balance of $108,000,000. The Cut-off Date Balance per SF, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, and Debt Yield Based on Underwritten NOI / NCF are calculated based on the $92,000,000 DreamWorks Campus A-Notes (as defined below). The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF, and Debt Yield Based on Underwritten NOI / NCF calculated based on the $200,000,000 DreamWorks Campus Loan Combination are 67.3%, 67.3%, 2.09x / 2.07x and 6.8% / 6.8%, respectively.

(3)	The DreamWorks Campus Loan Combination has an anticipated repayment date of December 6, 2022 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of December 6, 2024. From and after the Anticipated Repayment Date, (a) the DreamWorks Campus A-Notes accrue interest at a fixed rate that is equal to the greater of (i) 2.297826% plus 3.00000% and (ii) the then five-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on excess cash flow.

(4)	The Original Term to Maturity (Months) and Original Interest Only Term (Months) are both calculated off the Anticipated Repayment Date.
(5)	Other Reserve consists of a Payment Reserve for $562,887. Pursuant to the DreamWorks Campus Loan Combination documents, this reserve amount was used to pay monthly debt service due and reserves due on the first payment date, January 6, 2018, under the DreamWorks Campus Loan Combination. As such, this reserve has been reduced to $0.00. For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	The DreamWorks Campus Property purchase price of $297,000,000 includes seller credit of $7,414,582 given to the borrower at loan origination.

■	The Mortgage Loan. The mortgage loan (the “DreamWorks Campus Loan”) is part of a loan combination (the “DreamWorks Campus Loan Combination”) evidenced by five pari passu senior notes and one subordinate note that are together secured by a first mortgage encumbering the borrower’s fee interest in a 497,404 SF single-tenant, creative office campus located in Glendale, California (the “DreamWorks Campus Property”). The DreamWorks Campus Loan Combination had an original principal balance of $200,000,000 and is comprised of five senior pari passu notes with an aggregate original principal balance of $92,000,000 (the “DreamWorks Campus A-Notes”) and one subordinate companion note with an original principal balance of $108,000,000 (the “DreamWorks Campus B-Note”). The DreamWorks Campus Loan, which is evidenced by note A-2 and note A-4, had an original principal balance of $37,000,000, has a Cut-off Date Balance of $37,000,000 and represents approximately 5.5% of the Initial Pool Balance. The non-controlling (so long as a control appraisal period is not in existence) note A-1 has a Cut-off Date Balance of $25,000,000 and was contributed to the UBS 2018-C9 securitization transaction. The non-controlling note A-3 and note A-5 have an aggregate Cut-off Date Balance of $30,000,000 and are expected to be contributed to the JPMDB 2018-C8 securitization transaction. The controlling (so long as a control appraisal period is not in existence) DreamWorks Campus B-Note has a Cut-off Date Balance of $108,000,000 and is currently held by Prima Mortgage Investment Trust, LLC. The DreamWorks Campus Loan Combination was co-originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and Prima Mortgage Investment Trust, LLC on November 20, 2017. The DreamWorks Campus Loan has an interest rate of 2.297826% per annum. The proceeds of the DreamWorks Campus Loan were used to acquire the DreamWorks Campus Property for $289,585,418 in November 2017, fund upfront reserves of $615,979, and fund closing costs of $6,339,240.

The DreamWorks Campus Loan Combination had an initial term of 60 months and has a remaining term of 54 months as of the Cut-off Date. The DreamWorks Campus Loan Combination has an anticipated repayment date of December 6, 2022 and a final maturity date of December 6, 2024. From and after the Anticipated Repayment Date, (a) the DreamWorks Campus Loan accrues interest at a fixed rate that is equal to the greater of (i) 2.297826% plus

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LOAN #4: dreamworks campus

3.00000% and (ii) the then five-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on excess cash flow. The lockout period for defeasance will be at least 30 payment dates beginning with and including the first payment date of January 6, 2018. At any time on or after July 6, 2020, which is two years after the closing date of the final securitization that holds a promissory note evidencing all or a portion of the DreamWorks Campus Loan Combination, the DreamWorks Campus Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the DreamWorks Campus Loan Combination documents. The actual lockout period may be longer. Voluntary prepayment of the DreamWorks Campus Loan Combination is permitted without penalty on or after the due date in August 2022.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$25,000,000	$25,000,000	UBS 2018 –C9	No(1)
Note A-2	$20,000,000	$20,000,000	CGCMT 2018-C5	No
Note A-3	$20,000,000	$20,000,000	JPMDB 2018-C8(2)	No
Note A-4	$17,000,000	$17,000,000	CGCMT 2018-C5	No
Note A-5	$10,000,000	$10,000,000	JPMDB 2018-C8(2)	No
B Note	$108,000,000	$108,000,000	Prima Mortgage Investment Trust, LLC	Yes(1)
Total	$200,000,000	$200,000,000

(1)	Following the occurrence (and during the continuance) of a control appraisal period pursuant to the related co-lender agreement, note A-1 will be the controlling note.
(2)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

■	The Mortgaged Property. The DreamWorks Campus Property, the global headquarters for DreamWorks Animation SKG (“DreamWorks”), is a 497,404 SF single-tenant, creative office property located in Glendale, California. Designed by Gensler and Steven Ehrlich Architects and constructed as a build-to-suit for DreamWorks in 1997, the DreamWorks Campus Property has been 100.0% occupied since completion. The DreamWorks Campus Property is situated on approximately 13.8 acres and features seven buildings that consist of five multi-level creative office buildings, one parking structure that features 1,006 parking spaces in addition to 417 street level parking spaces (approximately 2.86 spaces per 1,000 square feet) and one central plant, which provides power, water and HVAC to the DreamWorks Campus Property. The DreamWorks Campus Property features numerous amenities, including: full-service commissary, library, screening room, motion capture studio, recording studio, helipad, medical clinic, coffee shop, outdoor plazas and common areas featuring workspaces and activities and extensive landscaping including a manmade river that runs throughout the DreamWorks Campus Property, a lagoon, waterfall and large fountain.

As of June 6, 2018, the DreamWorks Campus Property is 100.0% occupied by DreamWorks. The DreamWorks Campus Property is subject to a 20-year, absolute triple net lease to the tenant, DWA Holdings, LLC, an affiliate of DreamWorks, pursuant to a lease with annual rent escalations of 1.5%, a lease end date of February 2035, and four, five-year renewal options.

■	The Tenant. DreamWorks is a wholly owned subsidiary of NBC Universal, itself a wholly owned subsidiary of Comcast Corporation (rated A-/A3/A- by Fitch/Moody’s/S&P). Comcast Corporation acquired DreamWorks in August 2016 for approximately $3.8 billion. Comcast is an American global telecommunications conglomerate and is one of the nation’s largest broadcasting and cable television company. Comcast Corporation is a publicly traded company listed on the NASDAQ under the ticker symbol CMCSA. As of May 8, 2018, Comcast Corporation has a market capitalization of approximately $139.8 billion and according to the Comcast 10-Q report as of the second quarter 2017, reported revenues of approximately $41.6 billion and net income of approximately $5.2 billion for the first six months of 2017.

DreamWorks was founded in 1994 as a collaboration between Stephen Spielberg, Jeffery Katzenberg and David Geffen. DreamWorks has released 36 feature films grossing over $14.6 billion in revenues (average of $406 million). DreamWorks also creates television series, short films and television specials. Some of DreamWorks’ most popular and commercially successful franchises include: Shrek, Kung Fu Panda, Madagascar and How to Train Your Dragon.

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LOAN #4: dreamworks campus

DreamWorks is a part of the “Filmed Entertainment” division of NBC Universal, which consists primarily of the operations of Universal Pictures and films produced under the Illumination, Focus Features and DreamWorks names. According to the Comcast 10-Q as of the second quarter of 2017, the Filmed Entertainment business segment generated revenue of approximately $4.1 billion for the first six months of 2017, out of a total of approximately $16.2 billion generated by all NBC Universal divisions (approximately 25.5%).

The following table presents certain information relating to the sole tenant at the DreamWorks Campus Property:

Largest Owned Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
DreamWorks	A- / A3 / A-	497,404	100.0%	$14,138,608	100.0%	$28.42	2/28/2035	4, 5-year options
Largest Tenant		497,404	100.0%	$14,138,608	100.0%	$28.42
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		497,404	100.0%	$14,138,608	100.0%	$28.42

(1)	Ratings provided are for the parent company of the entity listed in the Tenant Name field, whether or not the parent company guarantees the lease.
(2)	UW Base Rent and UW Base Rent $ per SF represents the average rent over the DreamWorks Campus Loan Combination term.

The following table presents certain information relating to the lease rollover schedule at the DreamWorks Campus Property, based on initial lease expiration dates:

Lease Expiration Schedule (1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029 & Thereafter	497,404	100.0	100.0%	14,138,608	100.0	$28.42	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	497,404	100.0%		$14,138,608	100.0%	$28.42	1

(1)	Based on the underwritten rent roll as of June 6, 2018.
(2)	UW Base Rent and UW Base Rent $ per SF represent the average contractual rent over the DreamWorks Campus Loan Combination term.

B-38

LOAN #4: dreamworks campus

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the DreamWorks Campus Property:

Cash Flow Analysis(1)

	2016	TTM 9/30/2017	Underwritten	Underwritten $ per SF
Gross Potential Rent(2)	$13,334,684	$13,484,575	$14,138,608	$28.42
Reimbursements(3)	0	0	0	0.00
% Rents	0	0	0	0.00
Other Income	0	0	0	0.00
Gross Potential Income	$13,334,684	$13,484,575	$14,138,608	$28.42
Vacancy(4)	0	0	(282,772)	(0.57)
Effective Gross Income	$13,334,684	$13,484,575	$13,855,836	$27.86

Management Fee	$133,347	$134,846	$138,558	$0.28
Property Insurance	19,858	9,860	101,126	0.20
Total Expenses	$157,172	$151,213	$239,684	$0.48

Net Operating Income	$13,177,512	$13,333,362	$13,616,152	$27.37
TI/LC Reserves	0	0	0	0.00
Capital Reserve	0	0	99,481	0.20
Net Cash Flow	$13,177,512	$13,333,362	$13,516,671	$27.17

Occupancy(4)	100.0%	100.0%	98.0%
NOI Debt Yield	14.3%	14.5%	14.8%
NCF DSCR	6.15x	6.22x	6.31x

(1)	Financial Information prior to 2016 is not available as the DreamWorks Campus Property was owned by DreamWorks Animation SKG prior to executing a sale-leaseback transaction in 2015.
(2)	Underwritten Gross Potential Rent represents the average contractual rent over the DreamWorks Campus Loan Combination term.
(3)	The DreamWorks lease is absolute triple net and all expenses are paid directly by the tenant.
(4)	The DreamWorks Campus Property is 100.0% occupied as of June 6, 2018. However, vacancy was underwritten to 2.0%.

■	Appraisal. According to the appraisal, the DreamWorks Campus Property had an “as-is” appraised value of $297,000,000 as of August 3, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$297,000,000	N/A	4.50%

■	Environmental Matters. Based on a Phase I environmental report dated September 22, 2017, there are no recognized environmental conditions or recommendations for further action at the DreamWorks Campus Property.

■	Market Overview and Competition. The DreamWorks Campus Property is located in Glendale, California, a media-focused submarket of the County of Los Angeles. Glendale, along with adjacent Burbank and Pasadena, comprise Los Angeles’ Tri-Cities, which contain major studio production headquarters and entertainment and media focused companies including: Warner Brothers, Disney, ABC, NBC Universal, Nickelodeon, among others.

Office Submarket. The DreamWorks Campus Property is located in the East Valley/Tri-Cities submarket, which posted a direct vacancy rate of 11.9% and an average asking rate of $36.00 per SF, full service gross (“FSG”) as of the second quarter of 2017.

The appraiser identified 19 Class A buildings and determined a market rental rate of $46.50 per SF, which reflects the weighted average of $42.00 per SF for office and $4.50 per SF for parking, FSG for the DreamWorks Campus Property. The appraiser also determined that a deduction of $12.50 per SF for expenses would be appropriate to convert FSG rental rates to NNN. This translates to a market rental rate of $34.00 per SF for the DreamWorks Campus Property on a triple net basis. Based on this market rent conclusion, the underwritten base rent for DreamWorks is approximately 19.6% below market.

■	The Borrower. The borrowing entity for the DreamWorks Campus Loan Combination is LA Hana OW, LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the DreamWorks Campus Loan Combination. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the DreamWorks Campus Loan Combination.

B-39

LOAN #4: dreamworks campus

■	Escrows. In connection with the origination of the DreamWorks Campus Loan Combination, the borrower deposited into escrow $53,091 for insurance and $562,887 for a payment reserve. The payment reserve was used to pay monthly debt service due and reserves due on the first payment date, January 6, 2018, under the DreamWorks Campus Loan Combination. As such, this reserve has been reduced to $0.00.

Tax Escrows – The borrower’s obligation to escrow an amount equal to 1/12 of projected annual property tax payments are waived so long as (A) no event of default has occurred and is continuing, (B) the borrower provides evidence that DreamWorks (the “DreamWorks Tenant”) is obligated to pay all taxes that would be required to be paid by the borrower and (C) the borrower makes, or causes the DreamWorks Tenant to make, all payments of taxes as required in the loan agreement.

Insurance Escrows – The borrower’s obligations to escrow an amount equal to 1/12 of projected annual estimated insurance premiums are waived so long as (A) no event of default has occurred and is continuing, (B) the insurance coverage for the DreamWorks Campus Property satisfies the insurance requirements in the loan agreement or is otherwise acceptable to lender in its sole discretion, (C) the borrower binds, or causes DreamWorks to bind, all applicable insurance prior to the then current expiration date of the policy described in clause (B), and (D) the borrower provides lender evidence of renewal policies prior to the then current expiration date of the applicable policy.

Replacement Reserves - On a monthly basis, during the continuance of a DreamWorks Campus Trigger Event (as defined below) the borrower is required to escrow an amount equal to approximately $8,290 (approximately $0.20 per SF annually) into a capital expenditure reserve account.

TI/LC Reserves - On a monthly basis, during the continuance of a DreamWorks Campus Trigger Event the borrower is required to escrow an amount equal to approximately $33,160 (approximately $0.80 per SF annually) into a tenant improvements and leasing commissions reserve account.

A “DreamWorks Campus Trigger Event” will commence (A) in the event that the DreamWorks Tenant, or any successor tenant representing 20.0% or more of the DreamWorks Campus Property’s net rentable area or in-place rents (each a “Major Tenant”), (i) goes “dark” in 50.0% or more of its space, (ii) gives notice of its intent to vacate 50.0% or more of its space, (iii) files for bankruptcy protection or goes out of business, (iv) is in default under its lease, beyond any applicable notice and cure period or (B) on the earlier of (i) the date of notice of non-renewal or non-extension or (ii) nine months prior to the current lease expiration date if a Major Tenant fails to execute a new lease for its currently occupied space or fails to renew or extend its lease pursuant to the terms thereof, in each case with respect to 50.0% or more of its space.

Upon the occurrence and during the continuation of a DreamWorks Campus Trigger Event, all cash flow after the payment of debt service, applicable operating expenses, and applicable reserves will be retained by the lender and deposited into a reserve until such time as a replacement tenant or tenants reasonably acceptable to lender leases the vacated space.

■	Lockbox and Cash Management. The DreamWorks Campus Loan Combination is structured with a hard lockbox and in-place cash management. The DreamWorks Campus Loan Combination documents require the borrower or property manager to deliver tenant direction letters to each tenant, directing tenants to pay rent directly to a lender-controlled lockbox account. The borrower and the property manager are required to deposit all other amounts received with respect to the DreamWorks Campus Property (other than tenant security deposits that are required to be held in escrow accounts) within two business days into the lockbox account. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of debt service and operating expenses, funding of required reserves, and certain other enumerated expenses with the remainder (the excess cash flow) to be delivered to the borrower; provided that (i) during a Cash Trap Period (as defined below) such excess cash flow will be retained by lender as additional collateral for the DreamWorks Campus Loan Combination and (ii) during a DreamWorks Campus Trigger Event, excess cash flow will be deposited into the major tenant reserve account.

A “Cash Trap Period” (a) commences on the date that any of the following has occurred: (i) any event of default, (ii) any bankruptcy action of the borrower, (iii) any DreamWorks Campus Trigger Event, (iv) the failure of the borrower to achieve a debt yield of at least 6.0% for two (2) consecutive calendar quarters or (v) the occurrence of the ARD (each such occurrence, a “Cash Trap Event”) and (b) terminates on the date the DreamWorks Campus Loan has been

B-40

LOAN #4: dreamworks campus

indefeasibly paid in full, and all other obligations under the DreamWorks Campus Loan documents have been satisfied in full or on the payment date immediately succeeding any of the following (in each case, only to the extent no other Cash Trap Event is then continuing): (i) in the case of the foregoing clause (a)(i), when the lender, in its sole discretion, accepts a cure of such event of default, (ii) in the case of the foregoing clause (a)(ii), such bankruptcy action is discharged, stayed or dismissed in accordance with the DreamWorks Campus Loan documents, (iii) in the case of the foregoing clause (a)(iii), such DreamWorks Campus Trigger Event is cured in accordance with the DreamWorks Campus Loan documents, (iv) in the case of the foregoing clause (a)(iv), the lender gives notice to the borrower and the clearing bank that such Cash Trap Period has ended, which notice the lender will only be required to give if, for a period of two consecutive calendar quarters subsequent to the commencement of such Cash Trap Period, the debt yield at the end of such two calendar quarters is at least equal to 6.25%, or (v) no event that is reasonably likely to trigger another Cash Trap Period has occurred during any such calendar quarter.

■	Property Management. The DreamWorks Campus Property is self managed.

■	Current Mezzanine or Subordinate Indebtedness. The DreamWorks Campus B-Note, with an outstanding principal balance as of the Cut-off Date of $108,000,000, accrues interest at an interest rate equal to 4.00000% per annum. The DreamWorks Campus B-Note is currently held by Prima Mortgage Investment Trust, LLC and is subordinate to the DreamWorks Campus A-Notes as described in “Description of the Mortgage Pool—The Loan Combinations—The DreamWorks Campus Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

■	Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The DreamWorks Campus Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the DreamWorks Campus Property would provide, as determined by the lender. The DreamWorks Campus Loan Combination also requires coverage for all contingent equipment breakdown and loss of rents, stated as $20,658,966 for 18 months plus a 180-day extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

B-41

LOAN #5: the retreat by watermark

B-42

LOAN #5: the retreat by watermark

B-43

LOAN #5: the retreat by watermark

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Corpus Christi, Texas	Cut-off Date Balance		$34,500,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$106,481.48
Size (Units)	324	Percentage of Initial Pool Balance		5.2%
Total Occupancy as of 3/31/2018	95.1%	Number of Related Mortgage Loans		2
Owned Occupancy as of 3/31/2018	95.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	2016 / NAP	Mortgage Rate		5.34000%
Appraised Value	$56,900,000	Original Term to Maturity (Months)		120
Appraisal Date	2/16/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor	Paul M. Thrift and John G. Thompson	Original Interest Only Period (Months)		120
Property Manager	Thompson Thrift Development, Inc.	First Payment Date		6/6/2018
		Maturity Date		5/6/2028
Underwritten Revenues	$4,938,524
Underwritten Expenses	$1,876,050	Escrows(1)
Underwritten Net Operating Income (NOI)	$3,062,474		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,997,674	Taxes	$320,439	$61,036
Cut-off Date LTV Ratio	60.6%	Insurance	$132,408	$0
Maturity Date LTV Ratio	60.6%	Replacement Reserves	$0	$5,400
DSCR Based on Underwritten NOI / NCF	1.64x / 1.60x	Deferred Maintenance	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.7%	Other	$0	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$34,500,000	86.1%	Loan Payoff	$30,540,425	76.2%
Mezzanine Loan	5,500,000	13.7	Principal Equity Distribution	8,523,003	21.3
Other Sources	77,500	0.2	Closing Costs	561,225	1.4
			Reserves	452,847	1.1
Total Sources	$40,077,500	100.0%	Total Uses	$40,077,500	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (“The Retreat by Watermark Loan”) is evidenced by a note in the original principal amount of $34,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 324-unit multifamily complex located in Corpus Christi, Texas (“The Retreat by Watermark Property”). The Retreat by Watermark Loan was originated by Rialto Mortgage Finance, LLC on April 24, 2018. The Retreat by Watermark Loan has an outstanding principal balance as of the Cut-off Date of $34,500,000 and accrues interest at an interest rate of 5.34000% per annum. The Retreat by Watermark Loan represents approximately 5.2% of the Initial Pool Balance. The proceeds of The Retreat by Watermark Loan along with a $5,500,000 mezzanine loan (“The Retreat by Watermark Mezzanine Loan”) were primarily used to refinance existing debt on The Retreat by Watermark Property, return equity to the sponsor, pay closing costs, and fund upfront reserves.

The Retreat by Watermark Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Retreat by Watermark Loan requires payments of interest only during its term. The scheduled maturity date of The Retreat by Watermark Loan is the due date in May 2028. Voluntary prepayment of The Retreat by Watermark Loan is permitted on or after the due date in February 2028 without payment of any prepayment premium. Provided no event of default under The Retreat by Watermark Loan is continuing, defeasance of The Retreat by Watermark Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the earlier of the second anniversary of the securitization closing date or three years from April 24, 2018.

■	The Mortgaged Property. The Retreat by Watermark Property is a 324-unit multifamily complex located in Corpus Christi, Texas, approximately five miles southeast of the Corpus Christi central business district. The Retreat by Watermark Property was built in 2016 and consists of 14, three-story residential buildings, a single story leasing office/clubhouse building, and a maintenance building situated on 14.77 acres. The unit mix consists of 180 one bedroom/one bath units, 120 two-bedroom/two-bath units and 24 three-bedroom/two-bath units. Amenities at The Retreat by Watermark Property include a resort style swimming pool, pergola with BBQ grills and sitting area, clubhouse, game room, fitness center, business center, media center, dog park, detached garages, carports, courtyards and controlled access gates. Unit amenities include granite countertops, full appliance packages, washer/dryer appliances, walk-in closets, patio/balcony, while select units feature extra storage and/or a built in bookcase. The Retreat by Watermark Property includes 614 parking spaces which include 181 carports and 59 detached garage spaces with a parking ratio of 1.90 spaces per unit. As of March 31, 2018, The Retreat by Watermark Property was 95.1% occupied.

B-44

LOAN #5: the retreat by watermark

The following table presents certain information relating to the units and rent at The Retreat by Watermark Property:

Unit Mix(1)

Unit Type	Occupied Units	Vacant Units	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath - A	12	0	12	3.7%	684	$1,075	$1,020	$1,020	$146,928
1 Bedroom / 1 Bath - A1	82	2	84	25.9	713	1,110	1,053	1,053	1,036,092
1 Bedroom / 1 Bath - A2	70	2	72	22.2	850	1,215	1,159	1,159	973,596
1 Bedroom / 1 Bath - AB	12	0	12	3.7	689	1,015	965	965	138,900
2 Bedroom / 2 Bath - B	22	2	24	7.4	981	1,420	1,353	1,353	357,264
2 Bedroom / 2 Bath - B1	67	5	72	22.2	1,112	1,430	1,338	1,338	1,075,536
2 Bedroom / 2 Bath - B2	24	0	24	7.4	1,200	1,630	1,553	1,553	447,192
3 Bedroom / 2 Bath - C1	19	5	24	7.4	1,353	1,880	1,811	1,811	412,824
Total / Wtd. Avg.	308	16	324	100.0%	933	$1,318	$1,241	$1,241	$4,588,332

(1)	As provided by the borrower per the March 31, 2018 rent roll.
(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at The Retreat by Watermark Property:

Historical Leased %(1)

	2017(2)	As of 3/31/2018
Owned Space	78.5%	95.1%

(1)	As provided by the borrower which reflects average occupancy for the specified year unless otherwise indicated. The Retreat by Watermark Property was built in 2016, so historical leasing is limited.
(2)	2017 is as of December 31, and The Retreat by Watermark Property was in lease-up during 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Retreat by Watermark Property:

Cash Flow Analysis(1)

	2017	TTM 2/28/2018	Underwritten	Underwritten $ per Unit
Base Rent	$4,719,743	$4,918,025	$4,588,332	$14,162
Gross Up Vacancy	0	0	288,480	890
Gross Potential Rent	$4,719,743	$4,918,025	$4,876,812	$15,052
Vacancy, Credit Loss & Concessions	(1,196,379)	(1,045,662)	(404,164)	(1,247)
Total Rent Revenue	$3,523,364	$3,872,363	$4,472,648	$13,804
Other Revenue(2)	333,074	371,565	465,876	1,438
Effective Gross Income	$3,856,438	$4,243,928	$4,938,524	$15,242

Total Operating Expenses	$1,892,253	$1,918,906	$1,876,050	$5,790

Net Operating Income	$1,964,185	$2,325,022	$3,062,474	$9,452
Replacement Reserves	0	0	64,800	200
Net Cash Flow	$1,964,185	$2,325,022	$2,997,674	$9,252

Occupancy	78.5% (3)	95.1% (4)	91.7% (5)
NOI Debt Yield	5.7%	6.7%	8.9%
NCF DSCR	1.05x	1.24x	1.60x

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue includes month to month fees, tenant charges, application fees, lease admin fees, late fees, insufficient fund fees, cleaning fees, court fees, apartment damages fees, pet fees, early termination fees, forfeited security deposits, short term lease fee, etc.

(3)	The Retreat by Watermark Property was built in 2016 and in lease-up in 2017.

(4)	Based on the underwritten rent roll dated March 31, 2018.

(5)	Represents the underwritten economic vacancy of 8.3%.

B-45

LOAN #5: the retreat by watermark

■	Appraisal. According to the appraisal, The Retreat by Watermark Property had an “as-is” appraised value of $56,900,000 as of an effective date of February 16, 2018.

Appraisal Approach(1)	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$56,900,00	N/A	5.75%

(1)	Source: Appraisal.

■	Environmental Matters. According to a Phase I environmental report, dated March 19, 2018, there are no recommendations for further action at The Retreat by Watermark Property.

■	Market Overview and Competition. The Retreat by Watermark Property is located in Corpus Christi, Nueces County, Texas within the Corpus Christi metropolitan statistical area (“Corpus Christi MSA”). Corpus Christi is situated along the Gulf of Mexico, approximately 110 miles north of the Mexican border. Nueces County is the largest of the three counties that make up the Corpus Christi MSA. Nueces County is the center of population, business, medicine, employment, industry, manufacturing, and entertainment with a diverse economic base, including large components in trade, transportation & utilities, government, and education and health services. Major employers include C.C.A.D., Corpus Christi ISD, CHRISTUS Sophn Health System, H-E-B and the City of Corpus Christi. As of December 2017, the Corpus Christi MSA unemployment rate was 5.2%, in comparison to the state and national unemployment rates of 3.7% and 3.9%, respectively.

The Retreat by Watermark Property neighborhood is accessed by South Padre Island Drive (State Highway 358) and Saratoga Boulevard (State Highway 357). State Highway 358 provides east/west travel throughout the neighborhood and connects to Interstate 37. Interstate 37 provides direct access to San Antonio and intersects US-59, which provides direct access to Houston. The major thoroughfares identified above are developed with retail, office, and other commercial uses, with residential uses located along secondary streets. Retail development includes The Sunrise Mall, anchored by Burlington Coat Factory, Sears and Wilcox Furniture as well as La Palmera, an indoor and open air shopping mall anchored by Dillard’s, JCPenney, Macy’s, Dick’s Sporting Goods, HomeGoods, and TJMaxx. Other major retailers include Walmart Supercenter, H-E-B, PetSmart, Hobby Lobby, Target and Best Buy. The 2018 estimated population within a one- three- and five-mile radius of The Retreat by Watermark Property is 18,256, 108,397, and 175,811, respectively, with an average household income within a one-, three- and five-mile radius of $91,780, $85,144, and $78,832, respectively. According to the appraisal, The Retreat by Watermark Property is located within the Corpus Christi multifamily market which contained 25,941 units in 129 properties as of January 2018. The Corpus Christi multifamily market reported a vacancy rate of 11.9% with an average quoted rental rate of $1.12 per square foot. According to the appraisal, The Retreat by Watermark Property is located in the Central Corpus Christi multifamily submarket which reported a vacancy rate of 11.2% with an average quoted rental rate of $1.12 per square foot as of January 2018.

The following table presents certain information relating to the primary competition for The Retreat by Watermark Property:

Competitive Set(1)

	The Retreat by Watermark	Encore Crossings II	Reserve at Saratoga	Icon at Corpus Christi	La Joya Bay Resort	Sage at Corpus Christi	Camden South Bay
Location	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi	Corpus Christi
Year Built	2016	2015	2005	2016	2013	2014	2007
Occupancy	95.1%(2)	90.0%	90.0%	95.0%	85.0%	95.0%	93.0%
No. of Units	324	156	274	304	336	284	270
Avg. Quoted Rents $/SF	$1.30 - $1.54	$1.28 - $1.40	$1.23 - $1.44	$1.08 - $1.40	$1.14 - $1.53	$1.20 - $1.54	$1.12 - $1.56
Distance	-	1.5 miles	0.5 miles	1.5 miles	3.5 miles	0.1 miles	3.2 miles

(1)	Source: Appraisal.
(2)	Occupancy as of March 31, 2018.

■	The Borrower. The borrower is Watermark at Timbergate B, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Retreat by Watermark Loan. The non-recourse carve-out guarantors are Paul M. Thrift and John G. Thompson, on a joint and several basis.

B-46

LOAN #5: the retreat by watermark

■	Escrows. On the origination date of The Retreat by Watermark Loan, the borrower funded escrow reserves of $320,439 for real estate taxes and $132,408 for insurance.

On each due date, the borrower is required to fund the following reserves with respect to The Retreat by Watermark Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) at the option of the lender, if any blanket insurance policy does not constitute an approved blanket insurance policy under The Retreat by Watermark Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $5,400.

■	Lockbox and Cash Management. The Retreat by Watermark Loan is structured with a soft lockbox and in-place cash management. The borrower is required to deposit all rent payments received to a lender controlled lockbox account no later than two business days after receipt. All amounts in the lockbox account are required to be swept to a lender-controlled lockbox cash management account each business day. On each payment date, provided no event of default has occurred and is continuing, funds on deposit in the lockbox account are required to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly capital expenditure reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget following a Cash Sweep Event (as defined below) or a Mezzanine Cash Trap Event Period (as defined below); (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, following a Cash Sweep Event or Mezzanine Cash Trap Event Period; and (ix) funds equal to the monthly mezzanine debt service payment. Any excess cash flow remaining in the cash management account after application of the disbursements above is required to be transferred, (1) to the excess cash flow account if a Cash Sweep Event is in effect; (2) to the Mezzanine Lender (as defined below) if no Cash Sweep Event is in effect, no event of default has occurred or is continuing, but a Mezzanine Cash Trap Event is in effect; or (3) to a borrower-controlled account if no Cash Sweep Event is in effect, and no event of default has occurred or is continuing, and no Mezzanine Cash Trap Event is in effect; provided, that the lender is entitled to retain the minimum balance in the cash management account at all times.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, either guarantor or the property manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below). A Cash Sweep Event will continue until, in regard to clause (i) above, such event of default has been cured or waived, in regard to clause (ii) above, such bankruptcy petition has been discharged, stayed or dismissed within 30 days of such filing, among other conditions, for the borrower or the guarantor, or within 120 days for the property manager, and in regard to clause (iii) above, the Cash Sweep DSCR Trigger Event has terminated.

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.10x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.20x for two consecutive quarters.

A “Mezzanine Cash Trap Event Period” means the occurrence of an event of default under The Retreat by Watermark Mezzanine Loan (as defined below) documents.

■	Property Management. The Retreat by Watermark Property is currently managed by Thompson Thrift Development, Inc., an affiliate of the borrower, pursuant to a management agreement. The Retreat by Watermark Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement, provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in The Retreat by Watermark Loan documents).

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LOAN #5: the retreat by watermark

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the origination of The Retreat by Watermark Loan, Quadrant Mezzanine Partners, LLC (the “Mezzanine Lender”) made a $5,500,000 mezzanine loan to Watermark at Timbergate A, LLC (the “Mezzanine Borrower”), a Delaware limited liability company, secured by a pledge of 100% of the Mezzanine Borrower’s equity interest in the borrower. The Retreat by Watermark Mezzanine Loan carries an interest rate of 9.80000% per annum and is co-terminous with The Retreat by Watermark Loan. The lender entered into an intercreditor agreement with the Mezzanine Lender. Based on the total combined debt of $40.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	The Retreat by Watermark Loan	The Retreat by Watermark Total Debt
Cut-off Date Balance	$34,500,000	$40,000,000
Cut-off Date LTV Ratio	60.6%	70.3%
Maturity Date LTV Ratio	60.6%	70.3%
DSCR Based on Underwritten NCF	1.60x	1.24x
Debt Yield Based on Underwritten NOI	8.9%	7.7%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of The Retreat by Watermark Property, plus 18 months of business interruption coverage as calculated under The Retreat by Watermark Loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from The Retreat by Watermark Property (on an actual loss sustained basis) for a period continuing until the restoration of The Retreat by Watermark Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Fayetteville, North Carolina	Cut-off Date Balance		$32,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$97,859.33
Size (Units)	327	Percentage of Initial Pool Balance		4.8%
Total Occupancy as of 4/30/2018	97.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/30/2018	97.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	2007-2009 / NAP	Mortgage Rate		5.01000%
Appraised Value	$45,800,000	Original Term to Maturity (Months)		120
Appraisal Date	3/27/2018	Original Amortization Term (Months)		360
Borrower Sponsor	Charles F. Weber	Original Interest Only Period (Months)		48
Property Manager	Morganton Management and	First Payment Date		6/6/2018
	Development, L.L.C.	Maturity Date		5/6/2028
Underwritten Revenues	$4,336,885
Underwritten Expenses	$1,489,979	Escrows(1)
Underwritten Net Operating Income (NOI)	$2,846,906		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,765,156	Taxes	$194,460	$30,867
Cut-off Date LTV Ratio	69.9%	Insurance	$49,171	$6,690
Maturity Date LTV Ratio	63.2%	Replacement Reserves	$0	$6,813
DSCR Based on Underwritten NOI / NCF	1.38x / 1.34x	Deferred Maintenance	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.6%	Other	$0	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$32,000,000	99.9%	Loan Payoff	$26,219,138	81.8%
Other Sources	35,000	0.1	Principal Equity Distribution	5,202,813	16.2
			Closing Costs	369,417	1.2
			Reserves	243,631	0.8
Total Sources	$32,035,000	100.0%	Total Uses	$32,035,000	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Westlake at Morganton Apartments Loan”) is evidenced by a note in the original principal amount of $32,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 327-unit multifamily complex located in Fayetteville, North Carolina (the “Westlake at Morganton Apartments Property”). The Westlake at Morganton Apartments Loan was originated by Rialto Mortgage Finance, LLC on April 17, 2018. The Westlake at Morganton Apartments Loan has an outstanding principal balance as of the Cut-off Date of $32,000,000 and accrues interest at an interest rate of 5.01000% per annum. The Westlake at Morganton Apartments Loan represents approximately 4.8% of the Initial Pool Balance. The proceeds of the Westlake at Morganton Apartments Loan were primarily used to refinance existing debt on the Westlake at Morganton Apartments Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

The Westlake at Morganton Apartments Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date and requires payments of interest only for the initial 48 months, followed by monthly payments of principal and interest sufficient to amortize the Westlake at Morganton Apartments Loan over a 30-year amortization schedule. The scheduled maturity date of the Westlake at Morganton Apartments Loan is the due date in May 2028. Voluntary prepayment of the Westlake at Morganton Apartments Loan is permitted on or after the due date in February 2028. Provided no event of default under the Westlake at Morganton Apartments Loan is continuing, defeasance of the Westlake at Morganton Apartments Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the Westlake at Morganton Apartments Loan documents is permitted at any time after the earlier of the second anniversary of the securitization closing date or three years from April 17, 2018.

■	The Mortgaged Property. The Westlake at Morganton Apartments Property is a 327-unit Class A multifamily complex located in Fayetteville, North Carolina, approximately six miles east of the Fayetteville central business district and 60 miles south of Raleigh. The Westlake at Morganton Apartments Property was built from 2007 to 2009 and consists of 16 two-story and three-story residential buildings, a clubhouse and leasing office, a maintenance and storage building and a security gatehouse situated on 20.54 acres. The unit mix includes 105 one-bedroom/one-bath units, 186 two-bedrooms/two-bath units and 36 three-bedroom/two-bath units. Additionally, the Westlake at Morganton Apartments Property offers 96 “all inclusive” units that include electricity and water/sewer charges at a premium rent add on of $175-$225 per month. The Westlake at Morganton Apartments Property also offers 22 “corporate” furnished units that include utilities, including cable and internet at an average premium rent add on of approximately $1,000 per month. Amenities at the Westlake at Morganton Apartments include a swimming pool, barbeque grills, gated entry, a clubhouse which includes a fitness center with on-site personal trainer, laundry room, business center, conference room, movie theater, coffee lounge, pet park, dog wash station and perimeter fencing with a guard house. Kitchen amenities include granite countertops, black appliances (including refrigerator, electric

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

stove, and dishwasher) and a garbage disposal. Other unit amenities include ceiling fans, walk-in closets, linen closets, washer/dryer connections, and balconies and patios. Select units have pantries and/or direct access garages with extra storage. The Westlake at Morganton Apartments Property includes 588 surface spaces and 48 direct access garage spaces for a total of 636 spaces with a parking ratio of 1.94 spaces per unit. As of April 30, 2018, Total Occupancy and Owned Occupancy were both 97.9%.

The following table presents certain information relating to the units and rent at the Westlake at Morganton Apartments Property:

Unit Mix

Unit Type(1)	Occupied Units(1)	Vacant Units(1)	Total Units	% of Total Units	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath	101	4	105	32.1%	1,002	$961	$933	$933	$1,130,768
2 Bedroom / 2 Bath	183	3	186	56.9	1,235	1,081	1,082	1,082	2,375,052
3 Bedroom / 2 Bath	36	0	36	11.0	1,407	1,215	1,200	1,200	518,592
Total / Wtd. Avg.	320	7	327	100.0%	1,179	$1,057	$1,048	$1,048	$4,024,412

(1)	As provided by the borrower per the April 30, 2018 rent roll.

(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Westlake at Morganton Apartments Property:

Historical Leased %(1)

	2015	2016	2017	As of 4/30/2018
Owned Space	91.9%	94.8%	94.8%	97.9%

(1)	As provided by the borrower which reflects average occupancy for the specified year unless otherwise indicated.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Westlake at Morganton Apartments Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 4/30/2018	Underwritten	Underwritten $ per Unit
Base Rent	$3,774,322	$3,882,811	$3,879,634	$3,942,480	$4,024,412	$12,307
Gross Up Vacancy	399,844	257,593	225,321	176,390	85,044	260
Gross Potential Rent	$4,174,166	$4,140,403	$4,104,956	$4,118,871	$4,109,456	$12,567
Vacancy, Credit Loss & Concessions	(513,178)	(381,030)	(352,925)	(276,193)	(297,126)	(909)
Total Rent Revenue	$3,660,988	$3,759,373	$3,752,031	$3,842,678	$3,812,330	$11,659
Other Revenue (2)	509,942	484,295	454,066	524,555	524,555	1,604
Effective Gross Income	$4,170,930	$4,243,668	$4,206,097	$4,367,233	$4,336,885	$13,263

Total Operating Expenses	$1,574,821	$1,466,350	$1,449,470	$1,477,351	$1,489,979	$4,557

Net Operating Income	$2,596,109	$2,777,317	$2,756,627	$2,889,883	$2,846,906	$8,706
Replacement Reserves	0	0	0	0	81,750	250
Net Cash Flow	$2,596,109	$2,777,317	$2,756,627	$2,889,883	$2,765,156	$8,456

Occupancy	91.9%	94.8%	94.8%	97.9%	92.8% (3)
NOI Debt Yield	8.1%	8.7%	8.6%	9.0%	8.9%
NCF DSCR	1.26x	1.35x	1.34x	1.40x	1.34x

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue includes application fees, admin/amenity fee, cable revenue, laundry income, termination fees, all inclusive premiums, corporate premiums, pet fees, month to month fees, late fees, etc.

(3)	Represents the underwritten economic vacancy of 7.2%.

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

■	Appraisal. According to the appraisal, the Westlake at Morganton Apartments Property had an “as-is” appraised value of $45,800,000 as of an effective date of March 27, 2018.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate(1)
Direct Capitalization Approach	$45,800,000	N/A	6.00%

(1)	Source: Appraisal.

■	Environmental Matters. According to a Phase I environmental report, dated April 4, 2018, there are no recommendations for further action at the Westlake at Morganton Apartments Property.

■	Market Overview and Competition. The Westlake at Morganton Apartments Property is located in Fayetteville, North Carolina within the Fayetteville metropolitan statistical area (“Fayetteville MSA”). The Fayetteville MSA economy is driven by Fort Bragg, a major U.S. Army installation. Encompassing more than 160,000 acres (500 square miles) in northwest Fayetteville, Fort Bragg is the nation’s largest army installation, home to the U.S. Army’s 82nd Airborne Division, Special Operation Command, Forces Command, and Reserve Command. Fort Bragg employs approximately 15,500 civilians, has an annual payroll of $3.5 billion, and an annual economic impact estimated at $13 billion. There are 48,000 active duty, 12,500 reserve and temporary duty members, and 99,000 military retirees residing in the surrounding area, plus 63,000 family members. The Fayetteville area has a large and growing defense industry and was ranked in the top 5 defense industry development areas in the United States for 2010. Eight of the top 10 American defense contractors are located in the area, including Lockheed Martin, Boeing, Northrop Grumman, General Dynamics, and L-3 Communications. Other major employers include Cape Fear Valley Health System, Cumberland County Board of Education, Wal-Mart Associates Inc., and Cumberland County Government. As of November 2017, the Fayetteville MSA unemployment rate was 5.7%, in comparison to the state and national unemployment rates of 4.5% and 4.1%, respectively.

Access to the region is provided by major thoroughfares which include Martin Luther King Jr. Freeway, Interstate 95, Interstate 95 Business, Interstate 295 (partially completed), and State Highway 24. The neighborhood is comprised of a mix of residential and commercial development. The major thoroughfares are generally lined with retail, office, and other commercial uses. The major super regional mall in the area is Cross Creek Mall which is anchored by Belk, JCPenney, Macy’s, and Sears and include over 150 specialty retailers. The mall is located in the main commercial artery at the intersection of Morganton Road and Skibo Road, All-American Expressway and between Interstate 95 and Fort Bragg with numerous big boxes in close proximity which include Sam’s Club, Walmart Supercenter, Lowe’s Home Improvement, Target, Barnes and Nobles, The Home Depot, Best Buy, and AMC Market Fair 15. The 2018 estimated population within a one-, three- and five-mile radius of the Westlake at Morganton Apartments Property is 8,612, 63,922, and 147,431, respectively, with an average household income within a one-, three- and five-mile radius of the Westlake at Morganton Apartments Property is approximately $56,747, $56,297, and $57,597, respectively. According to a third party market research report the Westlake at Morganton Apartments Property is located within the Fayetteville multifamily market which reported a vacancy rate of 6.8% and an average rental rate of $777 per unit as of fourth quarter 2017.

The following table presents certain information relating to the primary competition for the Westlake at Morganton Apartments Property:

Competitive Set(1)

	Westlake at Morganton	Independence Place	Plantation at Fayetteville	Addison Ridge I	Preserve at Grand Oaks	Jamestown Commons
Location	Fayetteville	Fayetteville	Fayetteville	Fayetteville	Fayetteville	Fayetteville
Year Built	2007-2009	2011	2013	2014	2003	2007
Occupancy	97.9%(2)	94.0%	95.0%	96.0%	97.0%	98.0%
No. of Units	327	320	360	211	315	216
Avg. Quoted Rents $/SF	$0.81 - $1.16	$0.74 - $1.24	$0.80 - $0.94	$1.02 - $1.13	$0.73 - $1.10	$0.80 - $1.09
Distance	-	2.1 miles	2.4 miles	2.5 miles	1.6 miles	3.1 miles

(1)	Source: Appraisal.

(2)	Occupancy as of April 30, 2018.

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

■	The Borrower. The borrower is Westlake at Morganton SPE, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Westlake at Morganton Apartments Loan. The non-recourse carve-out guarantor is Charles F. Weber.

■	Escrows. On the origination date of the Westlake at Morganton Apartments Loan, the borrower funded escrow reserves of $194,460 for real estate taxes and $49,171 for insurance.

On each due date, the borrower is required to fund the following reserves with respect to the Westlake at Morganton Apartments Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $6,813.

■	Lockbox and Cash Management. The Westlake at Morganton Apartments Loan requires a springing lockbox, and a springing cash management, each of which will be established upon written notification from the lender to the lockbox bank that a Cash Management Trigger Event (as defined below) has occurred. Upon the occurrence of a Cash Management Trigger Event, the Westlake at Morganton Apartments Loan documents require the borrower to set up a lockbox account for the sole and exclusive benefit of the lender into which the borrower is required to deposit or cause to be deposited all revenue generated by the Westlake at Morganton Apartments Property within two business days of receipt. During the continuation a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred the next business day to the cash management account to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly replacement reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget; (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, to a borrower-controlled account; and (ix) if a Cash Sweep Event (as defined below) is (x) not in effect, all excess cash flow will be returned to a borrower control account; or (y) in effect, all excess cash flow will be deposited in a lender controlled sub account.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) the borrower’s second late debt service payment within a consecutive twelve month period; (iii) any bankruptcy action of the borrower, guarantor or the property manager; or (iv) a Cash Management DSCR Trigger Event (as defined below).

A “Cash Management DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.05x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.05x for two consecutive quarters.

A “Cash Sweep Event” means the occurrence of (i) an event of default; (ii) any bankruptcy action of the borrower, guarantor or the manager; or (iii) a Cash Sweep DSCR Trigger Event (as defined below). A Cash Sweep Event will continue until, in regard to clause (i) above, such event of default has been cured or waived, in regard to clause (ii) above, such bankruptcy petition has been discharged, stayed or dismissed within 30 days of such filing, among other conditions, for the borrower or the guarantor, or within 120 days for the property manager, and in regard to clause (iii) above, Cash Sweep DSCR Trigger Event has terminated.

A “Cash Sweep DSCR Trigger Event” means as of the date of determination, the debt service coverage ratio based on the trailing twelve month period is less than 1.05x, until such time that the debt service coverage ratio based on the trailing twelve month period is greater than 1.05x for two consecutive quarters.

■	Property Management. The Westlake at Morganton Apartments Property is currently managed by Morganton Management and Development, L.L.C., an affiliate of the borrower, pursuant to a management agreement. The Westlake at Morganton Apartments Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement; provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in the Westlake at Morganton Apartments Loan documents).

■	Current Mezzanine or Subordinate Indebtedness. None.

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LOAN #6: WESTLAKE AT MORGANTON APARTMENTS

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Westlake at Morganton Apartments Property, plus 18 months of business interruption coverage as calculated under the Westlake at Morganton Apartments Loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from the Westlake at Morganton Apartments Property (on an actual loss sustained basis) for a period continuing until the restoration of the Westlake at Morganton Apartments Property is completed and containing an extended period endorsement which provides for up to 6 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #7: 236 ATLANTIC AVENUE

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LOAN #7: 236 ATLANTIC AVENUE

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LOAN #7: 236 ATLANTIC AVENUE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Brooklyn, New York	Cut-off Date Balance	$25,000,000
Property Type(1)	Mixed Use	Cut-off Date Balance per SF(1)	$376.53
Size (SF)(1)	66,395	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 11/1/2017(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/1/2017(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2011 / NAP	Mortgage Rate	4.86000%
Appraised Value	$42,700,000	Original Term to Maturity (Months)	120
Appraisal Date	12/27/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor	Nicholas Cammarato	Original Interest Only Period (Months)	120
Property Management	Self Managed	First Payment Date	5/6/2018
Maturity Date	4/6/2028

Underwritten Revenues	$1,997,842
Underwritten Expenses	$214,426	Escrows(2)
Underwritten Net Operating Income (NOI)	$1,783,417	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,712,987	Taxes	$41,213	$10,303
Cut-off Date LTV Ratio	58.5%	Insurance	$0	$0
Maturity Date LTV Ratio	58.5%	Replacement Reserve	$0	$882
DSCR Based on Underwritten NOI / NCF	1.45x / 1.39x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.1% / 6.9%	Other(3)	$145,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,000,000	97.5%	Loan Payoff	$25,130,234	98.0%
New Cash Contribution	642,824	2.5	Closing Costs	326,377	1.3
Upfront Reserves	186,213	0.7

Total Sources	$25,642,824	100.0%	Total Uses	$25,642,824	100.0%

(1)	The 236 Atlantic Avenue Property is a mixed use building consisting of 20,395 SF of ground floor retail with a 46,000 SF, 130-stall subterranean parking garage. Size (SF), Total Occupancy, Owned Occupancy and Cut-off Date Balance per SF includes the 46,000 SF attributable to the parking garage portion of the property.

(2)	See “—Escrows” below.

(3)	Other Upfront reserves consist of $145,000 for an Alliance Parking Reserve representing approximately three months of UW Base Rent under the Alliance Parking Garage lease, which is eligible for disbursement to the borrower sponsor upon satisfaction of certain conditions in the related mortgage loan documents.

■	The Mortgage Loan. The mortgage loan (the “236 Atlantic Avenue Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a mixed use building, which consists of a 130-stall parking garage and ground floor retail space, located in Brooklyn, New York (the “236 Atlantic Avenue Property”). The 236 Atlantic Avenue Loan has an outstanding principal balance as of the Cut-off Date of $25,000,000 and represents approximately 3.7% of the Initial Pool Balance. The 236 Atlantic Avenue Loan accrues interest at an interest rate of 4.86000% per annum. The proceeds of the 236 Atlantic Avenue Loan were primarily used to refinance a previous loan secured by the 236 Atlantic Avenue Property, pay closing costs and fund upfront reserves. The 236 Atlantic Avenue Loan was originated on April 5, 2018.

The 236 Atlantic Avenue Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 236 Atlantic Avenue Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in April 2028. Provided that no event of default has occurred and is continuing under the 236 Atlantic Avenue Loan documents, at any time after the second anniversary of the securitization closing date, the 236 Atlantic Avenue Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under the 236 Atlantic Avenue Loan documents. Voluntary prepayment of the 236 Atlantic Avenue Loan is permitted (in whole, but not in part) without penalty on or after the due date in January 2028.

■	The Mortgaged Property. The 236 Atlantic Avenue Property, built in 2011, is a 66,395 SF, five-story mixed use building consisting of a 130-stall parking garage with 20,395 SF of ground floor retail space located on the southwest corner of Atlantic Avenue and Boerum Place in the Boerum Hill neighborhood of Brooklyn, New York. The parking garage component (approximately 29.0% of the underwritten base rent), which utilizes an entrance on Boerum Place, covers two stories of subterranean space at the 236 Atlantic Avenue Property and is currently leased to Alliance Parking Garage through June 2030. A portion of the sub-cellar, the cellar, the first floor and all of the space on floors two through five, do not serve as collateral for the 236 Atlantic Avenue Loan, and consist of 42 residential condominium units and appurtenant improvements that were developed by the borrower sponsor and subsequently sold upon completion (the “Condominium”). The 236 Atlantic Avenue Property and the condominium are individual and separately assessed lots and tax parcels. The 236 Atlantic Avenue Property is subject to a recorded declaration of easements, use and maintenance agreement (the “Declaration”). The Declaration was entered into to establish

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the rights and obligations of the owner of the 236 Atlantic Avenue Property and the Condominium relative to the building in which both the 236 Atlantic Avenue Property and the Condominium are located.

The ground floor retail space is currently 100.0% occupied by PetSmart, Inc. (“PetSmart”) (15,395 SF) through January 2022 and PM Pediatrics (5,000 SF) through August 2023. PetSmart was founded in 1986, is based in Phoenix, Arizona, and is engaged in the sale of specialty animal products and services, as well as offering a wide selection of animals for sale and adoption. PetSmart currently employs approximately 55,000 associates and operates more than 1,500 pet stores in the United States, Canada and Puerto Rico, as well as more than 200 in-store “PetsHotel” dog and cat boarding facilities. The PetSmart space located at the 236 Atlantic Avenue Property features an on-site animal hospital with veterinary care. The other retail tenant at the 236 Atlantic Avenue Property is PM Pediatrics, a privately owned company founded in 2005 that provides pediatric urgent care across locations in New York and New Jersey and is staffed by pediatric emergency physicians and board-certified pediatricians. PM Pediatrics operates 16 specialized urgent care centers in New Jersey and New York, many of which are located within close proximity to Manhattan, New York. PM Pediatrics has had more than 500,000 visits from patients hailing from over 1,000 towns across almost every state in the United States since inception.

The lease with Alliance Parking Garage was executed in 2008, prior to the construction of the parking garage, and the rent schedule was based on a delivery of 200 usable public parking spaces. The 236 Atlantic Avenue Property is licensed for 130 parking spaces. The lease included a rent adjustment in the event that the number of spaces differed from the 200 parking spaces anticipated to be delivered. Additionally, the lease provided the tenant with a termination option in the event the number of spaces is less than 150. The lease commenced on July 1, 2010 and the tenant paid rent based on 200 spaces through 2015. In 2015, the tenant approached the landlord seeking rent relief and they reached an agreement to modify the rent schedule. Although the lease was not amended in writing, the tenant and landlord orally agreed to a lower rent of $577,500 (whereas the rent payable under the terms of the lease is $742,500), and such reduced rent was to be memorialized in an estoppel/lease amendment to be executed by the tenant and the borrower. The 236 Atlantic Avenue Loan documents include a reserve of three month’s rent which can only be released to the borrower upon the delivery of an acceptable lease amendment or satisfactory re-tenanting of the space (See “—Lockbox and Cash Management” below). An unexecuted estoppel/lease amendment was delivered with respect to the leased premises at origination of the 236 Atlantic Avenue Loan showing that the rent payable under the lease is $577,500; however, such estoppel/lease amendment indicated that tenant had assigned the lease to another parking company, Select Parking, which currently occupies the leased premises, and the related borrower was unwilling to countersign the estoppel/lease amendment at origination of the 236 Atlantic Avenue Loan. The lender was provided with bank statements confirming that Select Parking has been paying rent in monthly installments to the borrower at the reduced monthly rental amount of $48,125 ($577,500 annually).

The 236 Atlantic Avenue Property is situated within the Atlantic Avenue Business Improvement District, which was established to improve conditions for local businesses, attract and retain businesses, and generate jobs and improve quality of life for those who use the district. The 236 Atlantic Avenue Property is currently in year seven of a 25-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement. Real estate taxes are fully abated through the 2026/2027 tax year, at which point the exemption phases out in 10.0% increments on an annual basis.

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LOAN #7: 236 ATLANTIC AVENUE

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 236 Atlantic Avenue Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
PetSmart	NR / Caa1 / CCC+	15,395	23.2%	$1,034,544	52.0%	$67.20	1/31/2022	3, 5-year options
Alliance Parking Garage	NR / NR / NR	46,000	69.3	577,500	29.0	12.55	6/30/2030	NAP
PM Pediatrics	NR / NR / NR	5,000	7.5	378,780	19.0	75.76	8/31/2023	3, 5-year options
Largest Owned Tenants		66,395	100.0%	$1,990,824	100.0%	$29.98
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		66,395	100.0%	$1,990,824	100.0%	$29.98

(1)	Based on the underwritten rent roll dated November 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	The Wtd. Avg. UW Base Rent $ per SF for the 20,395 SF of retail space at the 236 Atlantic Avenue Property is $69.30. The weighted average gross rent for the 20,395 SF of retail space is $73.59.

The following table presents certain information relating to the lease rollover schedule at the 236 Atlantic Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
2018 & MTM	0	0.0	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	15,395	23.2	23.2%	1,034,544	52.0	$67.20	1
2023	5,000	7.5	30.7%	378,780	19.0	$75.76	1
2024	0	0.0	30.7%	0	0.0	$0.00	0
2025	0	0.0	30.7%	0	0.0	$0.00	0
2026	0	0.0	30.7%	0	0.0	$0.00	0
2027	0	0.0	30.7%	0	0.0	$0.00	0
2028	0	0.0	30.7%	0	0.0	$0.00	0
2029 & Beyond	46,000	69.3	100.0%	577,500	29.0	$12.55	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	66,395	100.0%		$1,990,824	100.0%	$29.98	3

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	The Wtd. Avg. UW Base Rent $ per SF for the 20,395 SF of retail space at the 236 Atlantic Avenue Property is $69.30. The weighted average gross rent for the 20,395 SF of retail space is $73.59.

The following table presents certain information relating to historical leasing at the 236 Atlantic Avenue Property:

Historical Leased %(1)

	2015	2016	2017
Owned Space	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

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LOAN #7: 236 ATLANTIC AVENUE

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 236 Atlantic Avenue Property:

Cash Flow Analysis(1)

	2015	2016	2017	Underwritten	Underwritten $ per SF
Base Rent	$1,962,934	$1,855,200	$1,990,824	$1,990,824	$29.98
Reimbursements	100,045	85,364	101,266	112,168	1.69
Vacancy & Credit Loss	0	0	0	(105,150)	(1.58)
Effective Gross Income	$2,062,979	$1,940,564	$2,092,090	$1,997,842	$30.09

Real Estate Taxes	$116,331	$99,260	$117,751	$123,107	$1.85
Insurance	24,258	29,159	25,480	24,744	0.37
General & Administrative	0	0	0	6,640	0.10
Management Fee	61,889	58,217	62,763	59,935	0.90
Total Operating Expenses	$202,478	$186,636	$205,994	$214,426	$3.23

Net Operating Income	$1,860,501	$1,753,928	$1,886,096	$1,783,417	$26.86
TI/LC	0	0	0	59,851	0.90
Capital Expenditures	0	0	0	10,579	0.16
Net Cash Flow	$1,860,501	$1,753,928	$1,886,096	$1,712,987	$25.80

Occupancy	100.0%	100.0%	100.0%	95.0%(2)
NOI Debt Yield	7.4%	7.0%	7.5%	7.1%
NCF DSCR	1.51x	1.42x	1.53x	1.39x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents an underwritten economic vacancy of 5.0%.

■	Appraisal. According to the appraisal, the 236 Atlantic Avenue Property had an “as-is” appraised value of $42,700,000 as of December 27, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$41,100,000	N/A	4.50%
Discounted Cash Flow Approach	$42,700,000	6.00%	5.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated January 3, 2018, there was no evidence of any recognized environmental conditions or recommendations for further action at the 236 Atlantic Avenue Property.

■	Market Overview and Competition. The 236 Atlantic Avenue Property is located in the Boerum Hill neighborhood of Brooklyn, New York, within Kings County. The Boerum Hill neighborhood is characterized by a mix of residential and commercial development and is positioned between downtown Brooklyn and the residential neighborhoods of Carroll Gardens and Cobble Hill to the south. The 236 Atlantic Avenue Property is highly accessible from both midtown and downtown Manhattan via subway and by vehicle. The A, C, F and R trains are located less than four blocks northeast of the 236 Atlantic Avenue Property at the Jay Street/Borough Hall subway station, and the 2, 3, 4 and 5 trains are accessible at the Hoyt Street/Fulton Mall subway station, which is located five blocks northeast of the 236 Atlantic Avenue Property. The 236 Atlantic Avenue Property is also highly accessible by vehicle via the Brooklyn Bridge and Manhattan Bridge utilizing the Brooklyn Queens Expressway. The Fulton Street Mall, which spans Fulton Street from Boerum Place to Flatbush Avenue, is approximately four blocks north of the 236 Atlantic Avenue Property and is one of the most popular shopping districts in the New York City metropolitan area, attracting approximately 100,000 shoppers per day. The 236 Atlantic Avenue Property is also located approximately one mile away from both the Barclays Center and the Brooklyn Music School. According to the appraisal, notable employers in the New York area include the City of New York, New York City Department of Education, United States Government, State of New York, and Metropolitan Transportation Authority.

According to a third party report, the 2017 population within a one-, three- and five-mile radius of the 236 Atlantic Avenue Property was 112,957, 947,839 and 2,590,693, respectively. The 2017 average household income within a one-, three- and five-mile radius of the 236 Atlantic Avenue Property was $153,985, $115,181 and $111,683,

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respectively. The five-year projected population growth within a one-, three- and five-mile radius of the 236 Atlantic Avenue Property is 5.99%, 5.82% and 5.85%, respectively.

According to the appraisal, the 236 Atlantic Avenue Property is located within the North Brooklyn retail submarket. As of the third quarter of 2017, the submarket reported total inventory of approximately 45.3 million SF with a 3.4% vacancy rate. As of the quarter to date (December 27, 2017), the appraiser concluded to a retail market rent for the North Brooklyn submarket of $51.42 per SF. The broader Kings County retail market, as of the third quarter of 2017, reported total inventory of approximately 92.1 million SF with a 3.0% vacancy rate. As of the quarter to date (December 27, 2017), the appraiser concluded to a retail market rent for the Kings County retail market of $47.16 per SF. According to the appraisal, ground floor retail lease comparables presented base rents ranging from $70.00 to $160.00 per SF on leases signed in 2015 and 2016 (see “Retail Lease Comparables” chart below). The appraiser concluded to a gross market rent of $85.00 per SF for the 15,395 SF of space currently occupied by PetSmart (underwritten gross rent of $72.24 per SF) and gross market rent of $90.00 per SF for the 5,000 SF of space currently occupied by PM Pediatrics (underwritten gross rent of $77.75 per SF).

The following table presents certain information relating to the primary competition for the 236 Atlantic Avenue Property:

Retail Lease Comparables(1)

Address	Tenant Name	Lease Start Date	Lease Term (Years)	Lease Area (SF)	Floor	Base Rent Per SF	Expense Basis
222 Smith Street	Angry Wade’s	Dec-16	10	1,500	Grade	$150.00	Taxes over BY
165 Smith Street	Smith & Wycoff Streets	Nov-16	10	1,200	Grade	$160.00	Gross
66 Boerum Place	Sleep Number	Dec-15	10	2,295	Grade	$125.00	Taxes over BY
	Harmon Stores	Jan-15	10	6,000	Grade	$91.50	Taxes over BY
252 Atlantic Avenue	Michael’s	Dec-15 (Est.)	15	10,540	Grade	$70.00	Taxes over BY
				15,867	2nd. Fl.	$39.94	Taxes over BY
				26,407	Total	$51.94	Taxes over BY
395 Atlantic Avenue	Honey Baked Ham	Dec-15	5	1,444	Grade	$125.00	Gross
300 Schermerhorn Street	Brasserie Seoul	Sep-15	6	3,600	Grade	$125.00	Gross
290 Atlantic Avenue	TD Bank	Aug-15	10	5,000	Grade	$150.00	Gross
	Blink Fitness	4Q 2015	10	15,000	Grade	$80.00	Gross
198 Livingston Street	Century Medical and Dental Center	4Q 2016	15	5,489	Grade	$87.00	Gross

(1)	Source: Appraisal.

■	The Borrower. The borrowing entity for the 236 Atlantic Avenue Loan is Boerum Commercial LLC, a New York limited liability company and special purpose entity. Boerum Commercial LLC is 99.0% owned by Nicholas Cammarato, the borrower sponsor for the 236 Atlantic Avenue Loan, and 1.0% owned by Boerum Commercial MM LLC, a Delaware limited liability company and the managing member of Boerum Commercial LLC. Boerum Commercial MM LLC is 100% owned by Nicholas Cammarato. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 236 Atlantic Avenue Loan.

Nicholas Cammarato, a Brooklyn-focused real estate developer, has developed 36 properties since 1985, most of which are concentrated in the Brooklyn market. Of the properties that he has developed, 29 are multifamily properties with sizes ranging from 6 to 48 units and the remaining 7 properties consist of mixed use properties with multifamily units and commercial space ranging from 10,000 to 20,000 SF.

■	Escrows. On the origination date of the 236 Atlantic Avenue Loan, the borrower funded reserves of (i) $41,213 for tax reserves and (ii) $145,000 for an Alliance Parking Reserve, representing three months of underwritten base rent pursuant to the Alliance Parking Garage lease.

The borrower is required to deposit on each monthly payment date an amount equal to (i) $10,303 for tax reserves and (ii) $882 for replacement reserves.

During a 236 Atlantic Avenue Trigger Period (as defined below), the borrower will be required to fund on each monthly payment date at the option of the lender, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period.

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■	Lockbox and Cash Management. The 236 Atlantic Avenue Loan is structured with a springing lockbox and springing cash management. During the continuance of a 236 Atlantic Avenue Trigger Period, the borrower is required under the 236 Atlantic Avenue Loan documents to send tenant direction letters to all tenants of the 236 Atlantic Avenue Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During a 236 Atlantic Avenue Trigger Period, all funds in the lockbox account are required to be transferred on a daily basis into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the 236 Atlantic Avenue Loan documents. Provided that no 236 Atlantic Avenue Trigger Period is continuing, excess cash in the cash management account is required to be disbursed to the borrower in accordance with the 236 Atlantic Avenue Loan documents. Upon the occurrence of an event of default under the 236 Atlantic Avenue Loan documents, funds may be applied in such order of priority as the lender may determine.

A “236 Atlantic Avenue Trigger Period” will commence upon the earlier to occur of (i) an event of default, (ii) the debt yield, as of any calculation date, falling below 6.0%, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and will end upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the date on which the debt yield is equal to or greater than 6.0% for two consecutive calendar quarters and (c) with respect to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” means the period commencing upon the first to occur of any of the following: (i) a Specified Tenant (as defined below) being in default under its applicable lease beyond any applicable notice and/or cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant Space (as defined below), failing to be open for business and/or “going dark”, (iii) a Specified Tenant giving notice that it is terminating its lease for all or a portion of the Specified Tenant Space, (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, and (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior to the date which is twelve (12) months prior to the expiration of the applicable term of the applicable Specified Tenant Lease for a term of five (5) years. With respect to Alliance Parking Garage only, a Specified Tenant Trigger Period on account of clause (i) above and the portion of clause (ii) above which relates to the failure of Alliance Parking Garage to be in actual physical possession of its Specified Tenant Space shall not be deemed to have occurred so long as the borrower has on deposit with the lender a sum equal to the amount which is the underwritten rent payable by Alliance Parking Garage for the next succeeding three month period (the “Alliance Parking Reserve”). At closing, $145,000 was deposited into the Alliance Parking Reserve (subject to adjustment as provided for herein). Release of the Alliance Parking Reserve is conditioned, among other things, upon the borrower entering into a new lease with Alliance Parking Garage or otherwise reletting all of the space encumbered by the lease to a new tenant.

A “Specified Tenant” means, as applicable, (i) PetSmart, (ii) Alliance Parking Garage, (iii) PM Pediatrics and (iv) any other lessee(s) of the Specified Tenant Space (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant Lease(s).

A “Specified Tenant Lease” means, collectively and/or individually, each lease at the 236 Atlantic Avenue Property with a Specified Tenant.

A “Specified Tenant Space” means that portion of the 236 Atlantic Avenue Property demised as of the origination of the 236 Atlantic Avenue Loan to the initial Specified Tenant pursuant to the initial Specified Tenant Lease.

■	Property Management. The 236 Atlantic Avenue Property is currently self managed by the related borrower sponsor. In the event that the lender determines that the 236 Atlantic Avenue Property is not being managed in accordance with generally accepted management practices for properties similar to the 236 Atlantic Avenue Property, the lender shall deliver written notice thereof to the borrower, which notice shall specify with particularity the grounds for the lender’s determination. If the lender determines that the conditions specified in the lender’s notice are not remedied to the lender’s satisfaction within thirty (30) days from receipt of such notice or that the borrower has failed to diligently undertake actions to satisfy such conditions within such thirty (30) day period, or if an event of default has occurred and is continuing, the borrower must, at the lender’s direction, engage a professional third party property manager acceptable to the lender and enter into a property management agreement acceptable to the lender with such management company. The amount of any management fee payable to any property manager may not exceed 3% of gross income generated by the 236 Atlantic Avenue Property per year.

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■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 236 Atlantic Avenue Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage (plus up to six months of extended indemnity), with no deductible in excess of $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #8: 650 SOUTH EXETER STREET

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LOAN #8: 650 SOUTH EXETER STREET

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Baltimore, Maryland	Cut-off Date Balance	$25,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF	$121.16
Size (SF)(1)(2)	206,335	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 12/31/2017	78.1%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/31/2017	78.1%	Type of Security	Fee Simple
Year Built / Latest Renovation	2007 / NAP	Mortgage Rate	4.84000%
Appraised Value(2)	$79,400,000	Original Term to Maturity (Months)	120
Appraisal Date	11/17/2017	Original Amortization Term (Months)	NAP
Borrower Sponsors(3)	William J. Paterakis and George Philippou	Original Interest Only Period (Months)	120
Property Management	Harbor East Management Group, LLC; Towne Park, Ltd.	First Payment Date	7/6/2018
Maturity Date	6/6/2028
Underwritten Revenues(2)	$8,761,439
Underwritten Expenses(2)	$4,223,027	Escrows(4)
Underwritten Net Operating Income (NOI) (2)	$4,538,413	Upfront	Monthly
Underwritten Net Cash Flow (NCF) (2)	$4,285,016	Taxes	$270,000	$22,500
Cut-off Date LTV Ratio(2)	31.5%	Insurance	$12,856	$6,428
Maturity Date LTV Ratio(2)	31.5%	Replacement Reserve	$0	$4,316
DSCR Based on Underwritten NOI / NCF(2)	3.75x / 3.54x	TI/LC(5)	$0	$17,195
Debt Yield Based on Underwritten NOI / NCF(2)	18.2% / 17.1%	Deferred Maintenance	$5,000	$0
Other(6)	$1,406,677	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,000,000	53.1%	Existing Debt	$44,249,732	94.0%
Mezzanine Loan	21,000,000	44.6	Reserves:	1,694,533	3.6
Principal’s New Cash Contribution	1,067,542	2.3	Closing Costs:	1,123,277	2.4
Total Sources	$47,067,542	100.0%	Total Uses	$47,067,542	100.0%

(1)	Size (SF) excludes 26,300 SF associated with the theater parcel.

(2)	The theater is freely releaseable and as such, the value and income from the theater were excluded from the underwriting and appraised value of the 650 South Exeter Street Loan.

(3)	Presidential Investors Limited Partnership LLLP is the non-recourse carveout guarantor. See “—The Borrower” below.

(4)	See “—Escrows” below.

(5)	The TI/LC reserve is subject to a cap of $900,000.

(6)	Other Escrow includes Laureate TI reserve ($1,033,350), Rock Springs Capital TI ($207,488), Rock Springs Capital Free Rent ($73,721) and condominium cost sharing reserve ($92,118).

■	The Mortgage Loan. The mortgage loan (the “650 South Exeter Street Loan”) is a fixed rate loan with an original principal balance of $25,000,000 that is secured by a first priority mortgage encumbering the borrower’s fee simple interest in the 206,335 SF office and garage portion of a 12-story, urban mixed-use building located in Baltimore, Maryland (the “650 South Exeter Street Property”). The 650 South Exeter Street Loan was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) on May 21, 2018 and represents 3.7% of the Initial Pool Balance. The 650 South Exeter Street Loan has an interest rate of 4.84000% per annum. The proceeds of the 650 South Exeter Street Loan, along with a $21,000,000 mezzanine loan (the “650 South Exeter Street Mezzanine Loan”) and approximately $1.1 million of borrower sponsor equity were primarily used to refinance the existing debt on the 650 South Exeter Street Property, fund reserves and pay origination costs.

The 650 South Exeter Street Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 650 South Exeter Street Loan requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the 650 South Exeter Street Loan is the due date in June 2028. At any time after the earlier of the second anniversary of the securitization Closing Date and July 6, 2022, the 650 South Exeter Street Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations that are “government securities” permitted under the 650 South Exeter Street Loan documents. Voluntary prepayment of the 650 South Exeter Street Loan is permitted on or after the due date occurring in April 2028 without payment of any prepayment premium.

■	The Mortgaged Property. The 650 South Exeter Street Property consists of 206,335 SF of office space (the “Office Collateral”), and 565 parking spaces (the “Garage Collateral”) in a 769-space parking garage and a 26,300 SF theater (the “Theater Collateral”) that is located in a 12-story, urban mixed use building located in the Harbor East Neighborhood of Baltimore, Maryland. Under the 650 South Exeter Street Loan documents, the Theater Collateral is freely releaseable. See “—Release of Collateral” below.

Constructed in 2007, the 650 South Exeter Street Property collectively comprises the “commercial” condominium unit in a mixed use building that also includes a retail unit (not collateral) and a residential sub-condominium (not collateral) that includes the remaining parking spaces in the garage. The condominium is part of a larger mixed-use project (the “Project”), which also includes a hotel and a separate residential condominium, which Project is subject to a cost sharing agreement governing the obligations of the parties with respect to the common areas of the Project (the

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LOAN #8: 650 SOUTH EXETER STREET

“Cost Sharing Agreement”). The condominium units largely operate pursuant to the Cost Sharing Agreement rather than the condominium documents. Pursuant to the Cost Sharing Agreement, the owner of the 650 South Exeter Street Property is obligated to maintain the common areas of the Project and pay certain expenses for the Project, subject to reimbursement by the other parcel owners.

The Office Collateral is located on floors 7-12 and the parking garage is located on floors 3-6. The Theater Collateral consists of a separate 7-screen movie theater, which is operated by Landmark Theaters, a theater chain co-owned by Mark Cuban. The 650 South Exeter Street Loan documents permit the free release of the Theater Collateral, subject to certain conditions in the 650 South Exeter Street Loan documents. As such, the SF, value and income from the Theater Collateral were excluded from the underwriting of the 650 South Exeter Street Loan. See “—Release of Collateral” below.

The 650 South Exeter Street Property was 78.1% leased as of December 31, 2017 to five tenants. The 650 South Exeter Street Property has maintained an average occupancy of 94.3% since the completion of construction in 2007.

The largest tenant, Laureate Education Inc. (“Laureate”) (NYSE: LAUR, rated NR/Caa1/B by Fitch/Moody’s/S&P), leases 103,355 SF (50.1% of the net rentable area) and in September 2016, renewed its lease through June 2027. In connection with the early lease renewal, Laureate vacated one floor, reducing the 650 South Exeter Street Property occupancy rate from 99.8% to 78.1%. Laureate has two, five year renewal options and has a one-time right to terminate its lease on June 30, 2022 upon 15 months’ notice. Laureate has been a tenant at the 650 South Exeter Street Property since 2007.

Founded in 1989 and headquartered at the 650 South Exeter Street Property, Laureate is the largest global network of degree-granting higher education institutions, with more than one million students enrolled at over 60 institutions in more than 20 countries, and on more than 200 campuses. As of year-end 2017, Laureate reported revenues of approximately $4.4 billion.

The second largest tenant at the 650 South Exeter Street Property is Morgan Stanley Smith Barney (“Morgan Stanley”) (NYSE: MS, rated A/A3/BBB+ by Fitch/Moody’s/S&P). Morgan Stanley leases 38,637 SF (18.7% of the net rentable area) with a lease expiration of September 2022.

The following table presents certain information relating to the major tenants at the 650 South Exeter Street Property:

Five Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Laureate (6)	NR/Caa1/B	103,335	50.1%	$3,262,028	61.8%	$31.57	6/30/2027(3)	2, 5-year options
Morgan Stanley	A/A3/BBB+	38,637	18.7	$1,314,388	24.9	$34.02	9/30/2022	2, 5-year options
Rock Springs Capital(4)	NR/NR/NR	8,664	4.2	$312,620	5.9	$36.08	10/31/2024	1, 5-year option
Fund Management Services	NR/NR/NR	7,610	3.7	$287,021	5.4	$37.72	4/30/2020	1, 5-year option
Greenhouse Funds	NR/NR/NR	2,846	1.4	$100,040	1.9	$35.15	5/31/2022(5)	1, 5-year option
Five Largest Owned Tenants		161,092	78.1%	$5,276,096	100.0%	$32.75
Remaining Tenants(6)		0	0	0	0	0
Vacant		45,243	21.9%	$0	0.0%	$0.00
Total / Wtd. Avg. All Tenants		206,335	100.0%	$5,276,096	100.0%	$32.75

(1)	Information is based on the underwritten rent roll dated December 31, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Laureate has a one-time option to terminate its lease on June 30, 2022 so long as, among other things, written notice is provided at least 15 months prior to such date and an early termination fee is paid.

(4)	In December 2017, Rock Springs Capital expanded its space. At loan origination, $73,721 was escrowed in connection with free rent associated with the expansion.

(5)	Greenhouse Funds has a one-time option to terminate its lease on March 31, 2020 so long as, among other things, written notice is provided 365 days prior to such date and an early termination fee is paid.

(6)	Remaining Tenants excludes 26,300 SF associated with the Theater Collateral. The Theater Collateral is freely releaseable and as such, the value and income from the Theater Collateral were excluded from the underwriting of the 650 South Exeter Street Loan.

B-71

LOAN #8: 650 SOUTH EXETER STREET

The following table presents certain information relating to the lease rollover schedule at the 650 South Exeter Street Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(4)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	7,610	3.7	3.7%	287,021	5.4	37.72	1
2021	0	0.0	3.7%	0	0.0	0.00	0
2022	41,483	20.1	23.8%	1,414,428	26.8	34.10	2
2023	0	0.0	23.8%	0	0.0	0.00	0
2024	8,664	4.2	28.0%	312,620	5.9	36.08	1
2025	0	0.0	28.0%	0	0.0	0.00	0
2026	0	0.0	28.0%	0	0.0	0.00	0
2027	103,335	50.1	78.1%	3,262,028	61.8	31.57	1
2028 & Thereafter	0	0	78.1%	0	0.0	0.00	0
Vacant	45,243	21.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	206,335	100.0%		$5,276,096	100.0%	$32.75	5

(1)	Calculated based on the approximate square footage occupied by each collateral tenant and based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the above Lease Expiration Schedule.

(3)	Excludes 26,300 SF associated with the Theater Collateral. The Theater Collateral is freely releaseable and as such, the value and income from the Theater Collateral were excluded from the underwriting of the 650 South Exeter Street Loan.

(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the 650 South Exeter Street Property:

Historical Leased %(1)

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017(2)
Owned Space	77.8%	96.7%	97.3%	97.8%	97.8%	97.8%	99.7%	95.2%	99.8%	99.8%	78.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The largest tenant, Laureate, leases 103,355 SF (50.1% of the net rentable area) and in September 2016 renewed its lease through June 2027. In connection with the early renewal, Laureate vacated one floor reducing the 650 South Exeter Street Property occupancy rate from 99.8% to 78.1%.

B-72

LOAN #8: 650 SOUTH EXETER STREET

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 650 South Exeter Street Property:

Cash Flow Analysis(1)

	2014	2015	2016	2017	Underwritten	Underwritten $ per SF
Base Rent(2)	$5,514,778	$5,749,562	$5,975,979	$5,126,988	$5,060,885	$21.75
Contractual Rent Steps(3)	0	0	0	0	215,212	0.93
Gross Up Vacancy	0	0	0	0	1,447,776	6.22
Parking Income	2,201,668	2,176,061	2,205,121	2,269,013	2,269,013	9.75
Total Reimbursement Revenue	1,413,833	1,553,094	1,390,307	1,299,267	1,171,350	5.04
Other Income	47,563	49,295	70,257	44,979	44,979	0.19
Vacancy & Credit Loss(4)	0	0	0	0	(1,447,776)	(6.22)
Effective Gross Income	$9,177,842	$9,528,012	$9,641,664	$8,740,247	$8,761,439	$37.66

Real Estate Taxes(5)	$106,819	$106,461	$106,252	$106,252	$508,547	$2.19
Insurance	33,427	31,289	30,587	31,651	61,555	0.26
Management Fee	299,103	316,296	327,128	294,030	280,864	1.21
Parking Expenses	736,500	657,173	656,247	673,899	703,305	3.02
Other Operating Expenses	2,590,043	2,716,246	2,655,000	2,668,756	2,668,756	11.47
Total Operating Expenses	$3,765,892	$3,827,465	$3,775,214	$3,774,588	$4,223,027	$18.15

Net Operating Income	$5,411,950	$5,700,547	$5,866,450	$4,965,659	$4,538,413	$19.51
TI/LC	0	0	0	0	206,870	0.89
Capital Expenditures	0	0	0	0	46,527	0.20
Net Cash Flow	$5,411,950	$5,700,547	$5,866,450	$4,965,659	$4,285,016	$18.42

Occupancy	95.2%	99.8%	99.8%	78.1%(6)	78.1%(7)
NOI Debt Yield	21.6%	22.8%	23.5%	19.9%	18.2%
NCF DSCR	4.41x	4.71x	4.85x	4.10x	3.54x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Income from the Theater Collateral is excluded from historical cash flows and the underwriting. The 650 South Exeter Street Loan documents permit the release of the Theater Collateral, subject to certain conditions in the 650 South Exeter Street Loan documents.

(3)	Contractual Rent Steps of $215,212 includes $68,451 for rent averaging for Morgan Stanley and $146,762 for contractual rent steps through December 2018 for other tenants.

(4)	Represents an underwritten economic vacancy of 14.2%, which is in-line with actual economic vacancy.

(5)	The 650 South Exeter Street Property operates with a PILOT tax program with the Baltimore County for the office and garage taxes. The agreement commenced on July 1, 2008 and expires on June 30, 2023. Underwritten taxes are based on the average of taxes through the 650 South Exeter Street Loan term.

(6)	Based on the underwritten rent roll dated December 31, 2017.

(7)	Represents physical occupancy.

■	Appraisal. According to the appraisal, the 650 South Exeter Street Property had an “as-is” appraised value of $79,400,000 as of November 17, 2017. The appraised value excludes the value from the Theater Collateral, which is freely releaseable.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$79,400,000	N/A	6.75%

■	Environmental Matters. Based on the Phase I environmental report dated December 7, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 650 South Exeter Street Property.

■	Market Overview and Competition. The 650 South Exeter Street Property is located at the intersection of Fleet Street and South Exeter Street, approximately one block from the water in the Harbor East section of downtown Baltimore. Harbor East occupies about 70 acres of downtown waterfront and is a residential and commercial waterfront community along the east side of the Inner Harbor. Major nearby arteries include the Baltimore-Washington Parkway (I-295), Interstate 95, Pulaski Highway (MD Route 40) and Jones Falls Expressway (I-83). According to the appraisal, the 2017 estimated population and estimated average household income within a one-mile radius of the 650 South Exeter Street Property was 36,199 and $98,993, respectively.

The appraisal identified the 650 South Exeter Street Property as being located within the Baltimore City East submarket. According to the appraisal as of the third quarter of 2017, the Baltimore City East submarket exhibited an office vacancy rate of 4.8% and an average asking gross rent of $28.03 per SF for Class A office space. From 2013 to the third quarter of 2017, the Baltimore City East submarket has averaged a 5.3% vacancy rate. The average in-place office gross rent at the 650 South Exeter Street Property is $31.42 per SF.

B-73

LOAN #8: 650 SOUTH EXETER STREET

The appraiser identified 11 comparable leases that had rents ranging between $28.75 and $43.25 per SF. Based on the comparable leases, the appraiser concluded a market rent of $32.00 per SF, which is in-line with the average in-place office gross rent at the 650 South Exeter Street Property of $31.42 per SF.

The following table presents certain information relating to comparable leases at the 650 South Exeter Street Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (years)	Base Rent per SF
650 South Exeter Street (Subject)	Baltimore, MD	-	-	-	-	$31.42(2)
100 East Pratt Street	Baltimore, MD	Merrill Lynch	Dec-17	31,942	5.0	$35.50
100 East Pratt Street	Baltimore, MD	PWC	May-17	36,835	12.0	$35.00
100 East Pratt Street	Baltimore, MD	Zuckerman Spaeder	Oct-15	9,915	7.0	$33.33
100 East Pratt Street	Baltimore, MD	IBM	Sep-15	3,666	5.0	$32.00
500 East Pratt Street	Baltimore, MD	Aon Corporation	Apr-17	31,692	5.3	$30.50
500 East Pratt Street	Baltimore, MD	McGuire Woods	Mar-17	24,364	10.3	$32.50
500 East Pratt Street	Baltimore, MD	Cohn Reznick	May-16	63,894	10.7	$29.25
500 East Pratt Street	Baltimore, MD	JLL	Apr-16	11,412	7.3	$31.00
Harbor Point – Exelon Tower	Baltimore, MD	Exelon	Dec-16	443,820	20.0	$43.25
Transamerica Tower	Baltimore, MD	RBC	Jun-16	10,936	5.0	$31.75
Canton Crossing	Baltimore, MD	Social Solutions Global	Aug-17	10,984	5.4	$28.75

(1)	Source: Appraisal.

(2)	Based on borrower rent roll dated December 31, 2017.

■	The Borrower. The borrower is Harbor East Parcel B-Commercial Owner, LLC, a single purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 650 South Exeter Street Loan. The non-recourse carveout guarantor for the 650 South Exeter Street Loan is Presidential Investors Limited Partnership LLLP, a Maryland limited liability limited partnership (“PILP”). PILP indirectly owns 100% of the membership interest in the borrower. The borrower sponsors of the 650 South Exeter Street Loan are William J. Paterakis and George Philippou, both of whom are executives in H&S Properties Development Corporation (“H&S Development”). H&S Development is the general partner of PILP.

Founded in 1994, H&S Development has completed over 2.0 million SF of development within the Baltimore area. Notable projects include the Legg Mason Tower, the Four Seasons Hotel Baltimore and the Thames Street Wharf office building for Morgan Stanley.

■	Escrows. On the origination date of the 650 South Exeter Street Loan, the borrower funded aggregate reserves of $1,694,533 consisting of (i) $270,000 for real estate taxes, (ii) $12,856 for insurance premiums, (iii) $5,000 for deferred maintenance, (iv) $1,033,350 for owed tenant improvements to Laureate, (v) $207,488 for owed tenant improvements to Rock Springs Capital, (vi) $73,721 for free rent associated with Rock Springs Capital and (vii) $92,118 for a cost sharing reserve that represents approximately three months of condominium shared costs.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $22,500, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, initially estimated to be $6,428, (iii) a replacement reserve in the amount of $4,316 and (iv) a TI/LC reserve in the amount of $17,195, subject to a cap of $900,000.

■	Lockbox and Cash Management. The 650 South Exeter Street Loan documents require a hard lockbox with in-place cash management. The 650 South Exeter Street Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the 650 South Exeter Street Property be deposited into such lockbox account within one business day. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and applied to all required payments and reserves as set forth in the 650 South Exeter Street Loan documents. Provided no Lease Trigger Period or Cash Trap Period is continuing, excess cash in the clearing account is required to be disbursed to the borrower in accordance with the 650 South Exeter Street Loan documents. During a Lease Trigger Period or Cash Trap Period, excess cash will be retained by the lender.

B-74

LOAN #8: 650 SOUTH EXETER STREET

A “Cash Trap Period” will commence upon the occurrence of (i) an event of default, (ii) the occurrence of any bankruptcy action of the borrower, principal, guarantor or manager or (iii) the debt service coverage ratio based on the aggregate debt service of the 650 South Exeter Street Loan and 650 South Exeter Street Mezzanine Loan (the “Combined Debt Service Coverage Ratio”), after the end of any calendar quarter, is less than 1.05x and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, with respect to any bankruptcy action of the manager, the date upon which the manager is replaced with a qualified manager or (c) with respect to clause (iii) above, the date upon which the Combined Debt Service Coverage Ratio has been at least 1.10x for two consecutive calendar quarters.

A “Lease Trigger Period” will commence upon the occurrence of (i) (1) with respect to Morgan Stanley, the date that is eleven calendar months prior to each expiration date under the Morgan Stanley lease and (2) with respect to Laureate or any other replacement tenant under the Laureate lease or Morgan Stanley lease (a “Occupancy Reserve Tenant”), the date that is the earlier of (A) twelve calendar months prior to each expiration date under such tenant’s lease, or (B) the date upon which such tenant is required to notify the landlord of its intent to either renew or terminate such lease, (ii) with respect to any Occupancy Reserve Tenant, (A) such tenant is no longer continuously operating in at least a material portion of its premises, (B) such tenant, or the guarantor of such tenant’s obligations under such tenant’s lease, is the subject of a bankruptcy action, (C) such tenant gives notice of its intent to terminate its lease or (D) such tenant’s lease terminates or expires, (iii) with respect to Laureate, (A) such tenant gives notice of its intent to sublease, unless each sublease is approved by the lender in accordance with the terms of the 650 South Exeter Street Loan documents and/or (B) any Laureate Downgrade Period has occurred.

A “Laureate Downgrade Period” will commence upon the occurrence of one or more of the following events: (i) Moody’s issues Laureate a rating below B3, (ii) S&P issues Laureate a rating below B-, (iii) if neither Moody’s nor S&P issue Laureate a rating below the ratings specified in (i) and (ii) above, but any other rating agency acceptable to lender issues Laureate a rating below the equivalent ratings specified in clauses (i) and (ii) or (iv) Laureate is no longer rated by any rating agency acceptable to lender.

■	Property Management. The 650 South Exeter Street Property is currently managed by (i) with respect to the office space, Harbor East Management Group, LLC, an affiliate of the borrower and (ii) with respect to the garage parking, Towne Park, Ltd. Pursuant to the 650 South Exeter Street Loan documents, the borrower is required, upon request of lender, to replace one or both of the property managers, as applicable, in the event (i) the combined (based on the 650 South Exeter Street Loan and the 650 South Exeter Street Mezzanine Loan) debt service coverage ratio is less than 1.00x, (ii) an event of default has occurred and is continuing under the 650 South Exeter Street Loan documents, (iii) the applicable manager is subject of a bankruptcy action or becomes insolvent, (iv) a default by the applicable property manager is continuing under the applicable management agreement beyond all notice and cure periods or (v) 50% or more of the direct or indirect ownership interest in the applicable property manager has changed or control of such property manager has change from what it was on the loan origination date.

■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrent with the funding of the 650 South Exeter Street Loan, CCRE originated the 650 South Exeter Street Mezzanine Loan in the original principal amount of $21,000,000. The 650 South Exeter Street Mezzanine Loan is secured by the membership interests in the borrower under the 650 South Exeter Street Loan. The 650 South Exeter Street Mezzanine Loan is coterminous with the 650 South Exeter Street Loan with a term of 120 months and a scheduled maturity date in June 2028. The 650 South Exeter Street Mezzanine Loan requires monthly payments based on a planned amortization schedule, which results in a mezzanine maturity balance of approximately $684,820. An intercreditor agreement is in place with respect to the 650 South Exeter Street Loan and the 650 South Exeter Street Mezzanine Loan.

B-75

LOAN #8: 650 SOUTH EXETER STREET

Based on the total combined debt of $46.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	650 South Exeter Street Loan	650 South Exeter Street Total Debt
Cut-off Date Balance	$25,000,000	$46,000,000
Cut-off Date LTV Ratio	31.5%	57.9%
Maturity Date LTV Ratio	31.5%	32.3%
DSCR Based on Underwritten NCF	3.54x	1.05x
Debt Yield Based on Underwritten NOI	18.2%	9.9%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the 650 South Exeter Street Loan documents, the borrower may obtain the release of the Theater Collateral provided, among other things, the borrower has (i) revised the condominium documents such that the Theater Collateral is a separate condominium unit, (ii) delivered an acceptable REMIC opinion with respect to the release and (iii) satisfied the applicable REMIC requirements related to the release.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy with no deductible in excess of $25,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the 650 South Exeter Street Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering up to the earlier of (i) the six months following restoration or (ii) the period of time until such income returns to the same level it was prior to the loss, whichever occurs first). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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B-77

LOAN #9: launch apartments

B-78

LOAN #9: launch apartments

B-79

LOAN #9: launch apartments

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE
Location (City/State)	West Lafayette, Indiana	Cut-off Date Balance		$24,700,000
Property Type(1)	Multifamily	Cut-off Date Balance per Unit		$52,219.87
Size (Units)(1)	473	Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 11/30/2017	99.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/30/2017	99.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	1963 / 2015-2017	Mortgage Rate		5.12550%
Appraised Value	$38,900,000	Original Term to Maturity (Months)		120
Appraisal Date	12/18/2017	Original Amortization Term (Months)		360
Borrower Sponsor	Jeffrey L. Kittle	Original Interest Only Period (Months)		24
Property Management	Campus Advantage, Inc.	First Payment Date		3/6/2018
Underwritten Revenues	$4,485,056	Maturity Date		2/6/2028
Underwritten Expenses	$2,238,268	Escrows
Underwritten Net Operating Income (NOI)	$2,246,787		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,128,537	Taxes	$227,334	$56,834
Cut-off Date LTV Ratio	63.5%	Insurance	$101,699	$12,743
Maturity Date LTV Ratio	55.1%	Replacement Reserves	$0	$9,854
DSCR Based on Underwritten NOI / NCF(2)	1.39x / 1.32x	Immediate Repairs Reserve	$199,573	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.6%	Radon Testing Reserve	$75,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,700,000	100.0%	Loan Payoff	$20,255,025	82.0%
			Principal Equity Distribution(3)	3,484,324	14.1
			Reserves	603,606	2.4
			Closing Costs	357,045	1.4
Total Sources	$24,700,000	100.0%	Total Uses	$24,700,000	100.0%

(1)	The collateral consists of a student housing property containing 473 units with a total of 729 beds.
(2)	Based on amortizing debt service payments. Based on the current interest only payments, the DSCR based on Underwritten NOI and Underwritten NCF are 1.75x and 1.66x, respectively.
(3)	The borrower sponsor purchased the Launch Apartments Property in October 2013 and subsequently invested $4.2 million through 2015-2017 in capital improvements and increased occupancy at the Launch Apartments Property from 79.9% in 2014 to 99.4% as of November 30, 2017.

■	The Mortgage Loan. The mortgage loan (the “Launch Apartments Loan”) is secured by a first mortgage encumbering the borrowers’ fee simple interest in a multifamily student housing property located in West Lafayette, Indiana (the “Launch Apartments Property”). The Launch Apartments Loan has an outstanding principal balance as of the Cut-off Date of $24,700,000 and represents approximately 3.7% of the Initial Pool Balance. The Launch Apartments Loan was originated by Cantor Commercial Real Estate Lending, L.P. on February 2, 2018. The Launch Apartments Loan has an interest rate of 5.12550% per annum. The borrower utilized the proceeds of the Launch Apartments Loan to refinance the existing debt on the Launch Apartments Property, fund reserves, pay closing costs and return equity to the borrower sponsor.

The Launch Apartments Loan had an initial term of 120 months and has a remaining term of 116 months. The Launch Apartments Loan requires interest only payments on each due date through and including February 2020, after which it requires monthly payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The scheduled maturity date is the due date in February 2028. The Launch Apartments Loan may be defeased at any time on or after July 6, 2020 and the Launch Apartments Property may be released from the lien of the mortgage by payment of an amount sufficient to purchase direct, non-callable obligations of the United States of America or other obligations which are “government securities” which produce payments at least equal to the payments required under the Launch Apartments Loan (including the unpaid principal balance of the Launch Apartments Loan at the end of the Launch Apartments Loan term). Voluntary prepayment of the Launch Apartments Loan is permitted on or after December 6, 2027 without payment of a penalty.

B-80

LOAN #9: launch apartments

■	The Mortgaged Property. The Launch Apartments Property is a multifamily student housing property totaling 473 units (729 beds), located in West Lafayette, Indiana, approximately 0.5 miles from Purdue University. The Launch Apartments Property is situated on a 31.8-acre site and was built in 1963, with recent renovations between 2015 and 2017, totaling approximately $4.2 million (approximately $8,879 per unit). The Launch Apartments Property consists of 17 three-story apartment and two-story townhouse buildings, one two-story clubhouse, and one single story maintenance building.

The Launch Apartments Property features unit types ranging from studio to three bedrooms, with an average unit size of approximately 780 SF. Unit amenities include patios/balconies, full appliance packages, air conditioning, wood flooring and new finishings. Community amenities include a lounge area, a TV room, a business center, a picnic area with barbeque grills, a conference area, tennis courts, a game room, an indoor swimming pool, laundry facilities, a fitness center and a dog park.

As of November 30, 2017, the Launch Apartments Property was 99.4% leased. As of May 14, 2018, the Launch Apartments Property was approximately 81.4% preleased for the Fall 2018 semester. Leases are primarily structured with 12 month terms, and tenants that do not meet income qualifications are required to have a guarantor. All units are rented on a per unit basis.

Historical Leased %(1)(2)

	2014	2015	2016	As of November 30, 2017
Owned Space	79.9%	92.6%	94.0%	99.4%

(1)	The borrower sponsor purchased the Launch Apartments Property in October 2013, and spent $4.2 million to renovate the property between 2015 and 2017.
(2)	Represents occupancy as of December 31 for the indicated year unless otherwise specified.

The following table presents certain information relating to the units and rent at the Launch Apartments Property:

Unit Mix

Unit Type	# of Units(1)	Average SF per Unit(1)	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit(1)	Underwritten Monthly Rent(1)	Total Underwritten Annual Rent(1)
Studio / 1 Bath	17	421	$556	$556	$9,457	$113,484
1 Bedroom / 1 Bath	224	685	654	654	146,482	1,757,783
2 Bedroom / 2 Bath	208	877	785	785	163,327	1,959,920
3 Bedroom / 3 Bath	24	1,077	1,070	1,070	25,691	308,293
Total / Wtd. Avg.	473	780	$729	$729	$344,957	$4,139,480

(1)	The Average SF per Unit, Monthly Actual Rent per Unit, Underwritten Monthly Rent, and Total Underwritten Annual Rent are based on the underwritten rent roll as of November 30, 2017. All units are rented on a per unit basis.
(2)	Source: Appraisal.

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■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Launch Apartments Property:

Cash Flow Analysis

	2017	TTM 1/31/18	Underwritten	Underwritten $ per Unit(1)
Base Rent(2)	$4,024,108	$4,044,764	$4,112,603	$8,695
Gross Up Vacancy	0	0	26,877	57
Gross Potential Rent	$4,024,108	$4,044,764	$4,139,480	$8,752
Vacancy, Credit Loss & Concession(3)	(326,388)	(314,552)	(248,369)	(525)
Net Rental Income	$3,697,720	$3,730,212	$3,891,112	$8,226
Other Income(4)	561,479	564,927	593,944	1,256
Effective Gross Income	$4,259,199	$4,295,139	$4,485,056	$9,482

Real Estate Taxes	$695,906	$697,985	$681,057	$1,440
Insurance	206,304	196,790	152,905	323
Management Fee	140,425	143,589	168,190	356
Other Expenses	1,206,750	1,207,132	1,236,117	2,613
Total Operating Expenses	$2,249,385	$2,245,496	$2,238,268	$4,732

Net Operating Income	$2,009,814	$2,049,643	$2,246,787	$4,750
Replacement Reserves	0	0	118,250	250
Net Cash Flow	$2,009,814	$2,049,643	$2,128,537	$4,500

Occupancy	95.2%	95.6%	95.0%
NOI Debt Yield	8.1%	8.3%	9.1%
NCF DSCR(5)	1.25x	1.27x	1.32x

(1)	The Launch Apartments Property contains 473 units (729 beds).
(2)	Underwritten Base Rent is based on rent roll as of November 30, 2017.
(3)	Vacancy represents 5.0% of Gross Potential Rent. Actual vacancy per the November 30, 2017 rent roll is 0.6% and the appraiser concluded a vacancy rate of 3.0%. Collection Loss is based on 1.0% credit loss, in-line with the appraisal.
(4)	Other Income consists of utility income, tenant bill-backs, late fees, laundry/vending collections and other miscellaneous fees and charges.
(5)	NCF DSCR is based on amortizing debt service.

■	Appraisal. According to the appraisal, the Launch Apartments Property had an “as-is” appraised value of $38,900,000 as of an effective date of December 18, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Discounted Cash Flow Approach	$38,900,000	N/A	6.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. The Phase I environmental report dated December 28, 2017 recommended no further action at the Launch Apartments Property other than a recommendation for an asbestos and lead-based paint operations and maintenance (O&M) plan and radon testing in certain units, for which $75,000 has been escrowed.

■	Market Overview and Competition. The Launch Apartments Property is located in West Lafayette, Indiana, which is a college town that is centered around the Purdue University, West Lafayette campus. Founded in 1869, Purdue University’s West Lafayette campus is the flagship campus of the six-campus Purdue University system, located in West Lafayette, Indiana. Purdue University’s West Lafayette campus enrolls the second largest number of students of any university in the state of Indiana and has the fourth largest international student population of any university in the United States.

Purdue University serves over 41,000 students on the West Lafayette campus, has nearly $4.6 billion of economic impact on the state, and employs over 15,000 faculty and staff. For the Fall 2017 semester, there were 41,573 students enrolled at Purdue University’s West Lafayette campus, an increase of 2.8% over the Fall 2016 semester. Purdue University provides housing for approximately 12,000 students, including 18 on-campus resident housing options, leaving approximately 29,000 students seeking off-campus housing options.

The average monthly rent at the Launch Apartments Property is $729 per unit, which is in-line with the appraiser’s market rent conclusion.

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The following table presents certain information relating to the primary competition for the Launch Apartments Property:

Competitive Set(1)

	Launch Apartments Property	University Crossing	Franklin Park	Uptown West	The Avenue at West Lafayette South	The Fairway	Peppermill Village
Distance From Campus (Miles)	0.8	2.8	4.0	1.6	4.1	4.0	4.3
Year Built	1963	1964	1981	1991	2001	1965	1981
Occupancy	99.4%	98.0%	98.0%	92.0%	95.0%	95.0%	97.0%
No. of Beds	729	762	268	76	960	204	280
No. of Units	473	434	168	52	336	167	192
Avg. SF per Unit	780	857	788	574	917	890	881
Avg. Monthly Rent per Unit	$729	$708	$756	$579	$1,289	$982	$792

(1)	Source: Appraisal.

■	The Borrower. The borrower is Williamsburg On The Wabash, LLC a single purpose, Indiana limited liability company, structured to be bankruptcy-remote, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Launch Apartments Loan. The sponsor of the borrower and the non-recourse carveout guarantor is Jeffrey L. Kittle, CEO of Herman & Kittle Properties, Inc. (“Herman Kittle”). Herman Kittle has been investing and managing real estate since it was founded in 1948 by Stanley Herman, and currently has a portfolio of over 15,000 apartment units and over 6,000 self-storage units, spanning approximately 200 properties.

■	Escrows. At origination, the borrower deposited (i) $227,334 into a tax reserve account, (ii) $101,699 into an insurance reserve account, (iii) $199,573 into an immediate repairs account, which represents approximately 125% of the cost estimated in the engineering report and (iv) $75,000 into a radon testing reserve account.

On a monthly basis, the borrower is required to deposit reserves of (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $56,834, into a tax reserve account, (ii) one-twelfth of the annual insurance premiums, which currently equates to $12,743, into an insurance reserve account and (iii) $9,854 (approximately $250 per unit annually) into a replacement reserve account, which increases to $11,825 in month 37 of the Launch Apartments Loan term. Additionally, on each due date during a Cash Trap Period (as defined below), all excess cash flow will be retained by lender in an excess cash reserve account.

■	Lockbox and Cash Management. The Launch Apartments Loan is structured with a soft lockbox and springing cash management. All rents and other payments collected by the borrower or property manager are required to be transmitted, within one business day, directly into a lender controlled lockbox account (and then transferred, within one business day to a borrower account; provided, however, during a Cash Management Period (as defined below), funds deposited into the lender controlled lockbox account will be swept, on a daily basis into a lender controlled cash management account and applied and disbursed in accordance with the Launch Apartments Loan documents.

A “Cash Management Period” will commence upon the occurrence of a Cash Trap Period, and will end upon the expiration of a Cash Trap Period.

A “Cash Trap Period” will (a) commence on the occurrence of any of the following: (i) the occurrence of an event of default under the Launch Apartments Loan documents, (ii) a bankruptcy action of the borrower, principal, guarantor or property manager, (iii) the failure by the borrower after two consecutive quarters to maintain a debt service coverage ratio of at least 1.20x, or (iv) if (A) on the payment date in February in each year of the loan term, less than 40% of the apartment units are leased for the following school year, or (B) on the payment date in May in each year of the loan term, less than 80% of the apartment units are leased for the following school year and (b) terminate: (i) in the case of the foregoing clause (a)(i), the lender accepts a cure of the event of default giving rise to such Cash Trap Period and no other event of default under the Launch Apartments Loan documents has occurred and is continuing, (ii) in the case of a bankruptcy action of the property manager only, if the borrower replaces the property manager with a qualified manager under a replacement management agreement in accordance with the Launch Apartments Loan documents, (iii) in the case of the foregoing clause (a)(iii), for two consecutive calendar quarters since the commencement of the existing Cash Trap Period, (A) no event of default has occurred under the Launch Apartments Loan documents, (B) no event that would trigger another Cash Trap Period has occurred and (C) the DSCR has been at least equal to 1.25x, or (iv) in the case of the foregoing clause (a)(iv), if 90% or more of the apartment units are leased for the applicable school year.

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During a Cash Trap Period, any excess amounts, after application of the funds pursuant to the Launch Apartment Loan documents, will be held by the lender in an excess cash reserve account, as additional collateral for the Launch Apartment Loan.

■	Property Management. The Launch Apartments Property is managed by Campus Advantage, Inc. In January 2016, the borrower sponsor retained Campus Advantage, Inc., to manage the Launch Apartments Property. Campus Advantage, Inc. based in Austin, Texas, was founded in 2003 and has grown to be the sixth largest operator of student housing in the U.S. and has acquired over $1.3 billion in student housing assets.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Future Permitted Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain comprehensive “all risk” or “special form” insurance on the Launch Apartments Property. The commercial property, business income, general liability and umbrella or excess liability insurance is required to cover perils of terrorism and acts of terrorism, so long as the lender determines that either (i) prudent owners of real estate comparable to the Launch Apartments Property are maintaining such insurance or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #10: villa del sol apartments

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	RMF
Location (City/State)	Indianapolis, Indiana	Cut-off Date Balance	$24,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit	$39,087.95
Size (Units)	614	Percentage of Initial Pool Balance	3.6%
Total Occupancy as of 3/31/2018	92.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/31/2018	92.7%	Type of Security	Fee Simple
Year Built / Latest Renovation	1968, 1972 / 2016-2018	Mortgage Rate	4.56000%
Appraised Value	$40,600,000	Original Term to Maturity (Months)	120
Appraised Date	6/1/2018	Original Amortization Term (Months)	360
Borrower Sponsor	Mark Abbott	Original Interest Only Period (Months)	60
Property Management	Self Managed	First Payment Date	5/6/2018
Maturity Date	4/6/2028

Underwritten Revenues	$4,945,934
Underwritten Expenses	$2,266,770	Escrows(1)
Underwritten Net Operating Income (NOI)	$2,679,164	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,525,664	Taxes	$0	$22,944
Cut-off Date LTV Ratio(2)	59.1%	Insurance	$97,263	$10,292
Maturity Date LTV Ratio(2)	54.2%	Replacement Reserves(3)	$0	$12,792
DSCR Based on Underwritten NOI / NCF	1.82x / 1.72x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	11.2% / 10.5%	Deferred Maintenance	$543,750	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,000,000	99.8%	Loan Payoff	$17,293,979	71.9%
Other Sources	50,000	0.2	Principal Equity Distribution	5,728,927	23.8
Upfront Reserves	641,013	2.7
Closing Costs	386,081	1.6
Total Sources	$24,050,000	100.0%	Total Uses	$24,050,000	100.0%

(1)	See “—Escrows” below.
(2)	See “—Appraisal” below.

(3)	Replacement Reserves are capped at $460,500.

■	The Mortgage Loan. The mortgage loan (the “Villa Del Sol Apartments Loan”) is evidenced by a note in the original principal amount of $24,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 614-unit multifamily garden complex located in Indianapolis, Indiana (the “Villa Del Sol Apartments Property”). The Villa Del Sol Apartments Loan was originated by Rialto Mortgage Finance, LLC on April 11, 2018. The Villa Del Sol Apartments Loan has an outstanding principal balance as of the Cut-off Date of $24,000,000 and accrues interest at an interest rate of 4.56000% per annum. The Villa Del Sol Apartments Loan represents approximately 3.6% of the Initial Pool Balance. The proceeds of the Villa Del Sol Apartments Loan were primarily used to refinance existing debt on the Villa Del Sol Apartments Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

The Villa Del Sol Apartments Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Villa Del Sol Apartments Loan requires payments of interest only for the initial 60 months, followed by monthly payments of principal and interest sufficient to amortize the Villa Del Sol Apartments Loan over a 30-year amortization schedule. The scheduled maturity date of Villa Del Sol Apartments Loan is the due date in April 2028. Voluntary prepayment of the Villa Del Sol Apartments Loan is permitted (i) on or after the due date in May 2020, provided no event of default under Villa Del Sol Apartments Loan is continuing, upon payment by the borrower of a prepayment premium equal to the (x) the yield maintenance premium of 1% of the prepaid principal amount; (y) all accrued and unpaid interest on the outstanding principal balance through and including the last day of the accrual period; and (z) all other sums due and payable under the loan documents and (ii) on or after the due date in January 2028, without payment of a yield maintenance premium.

■	The Mortgaged Property. The Villa Del Sol Apartments Property is a 614-unit multifamily garden complex located in Indianapolis, Indiana. The Villa Del Sol Apartments Property was built in 1968 and 1972 and renovated from 2016-2018. The Villa Del Sol Apartments Property consists of 47, two-story residential and townhome buildings, a clubhouse building, and a maintenance building situated on 42.093 acres. The unit mix consists of 184 one-bedroom/one-bath units, 209 two-bedroom/one-bath units, 132 two-bedroom/one and one half-bath town homes, and 89 three-bedroom/one and one half-bath town homes. Amenities at the Villa Del Sol Apartments Property include two swimming pools, tennis court, volleyball court, playgrounds and picnic areas. Since acquisition the borrower has invested approximately $11.8 million in capital expenditures which included renovation or upgrades to the unit interiors, roofs, exterior painting, doors, windows and siding, balcony and patios, parking lot, landscaping, signage, office renovation, and trash remodel. Villa Del Sol Apartments Property includes 1,235 parking spaces with a parking ratio of 2.01 spaces per unit. As of March 31, 2018, Total Occupancy and Owned Occupancy were both 92.7%.

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LOAN #10: villa del sol apartments

The following table presents certain information relating to the units and rent at the Villa Del Sol Apartments Property:

Unit Mix

Unit Type(1)	Occupied Units(1)	Vacant Units(1)	Total Units	% of Total Units	Average SF per Unit	Monthly Market Rent per Unit(2)	Monthly Actual Rent per Unit	Monthly Underwritten Rent Per Unit	Underwritten Annual Rent
1 Bedroom / 1 Bath	175	9	184	30.0%	859	$595	$559	$559	$1,173,768
2 Bedroom / 1 Bath	199	10	209	34.0	965	700	661	661	1,578,348
2 Bedroom / 1.5 Bath	114	18	132	21.5	1,052	800	799	799	1,092,456
3 Bedroom / 1.5 Bath	81	8	89	14.5	1,162	900	859	859	834,732
Total / Wtd. Avg.	569	45	614	100.0%	981	$719	$689	$689	$4,679,304

(1)	As provided by the borrower per the March 31, 2018 rent roll.
(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Villa Del Sol Apartments Property:

Historical Leased %(1)

	2016	2017	As of 3/31/2018
Owned Space	39.2%	73.9%	92.7%

(1)	As provided by the borrower which reflects average occupancy for the specified year unless otherwise indicated. The borrower sponsor acquired the Villa Del Sol Apartments Property in a distressed sale in August 2015 and has invested approximately $11.8 million in capital improvements and stabilized operations at the property.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Villa Del Sol Apartments Property:

Cash Flow Analysis(1)

	2016	2017	TTM 3/31/2018	Underwritten	Underwritten $ per Unit
Base Rent	$1,724,003	$3,504,873	$3,943,802	$4,679,304	$7,621
Gross Up Vacancy	0	0	0	407,460	664
Goss Potential Rent	$1,724,003	$3,504,873	$3,943,802	$5,086,764	$8,285
Vacancy, Credit Loss & Concessions	0	0	0	(531,217)	(865)
Total Rent Revenue	$1,724,003	$3,504,873	$3,943,802	$4,555,547	$7,419
Other Revenue(2)	244,054	370,085	390,386	390,386	636
Effective Gross Income	$1,968,058	$3,874,958	$4,334,189	$4,945,934	$8,055

Total Operating Expenses	$1,303,314	$1,680,796	$1,789,606	$2,266,770	$3,692

Net Operating Income	$664,744	$2,194,162	$2,544,583	$2,679,164	$4,363
Replacement Reserves	0	0	0	153,500	250
Net Cash Flow	$664,744	$2,194,162	$2,544,583	$2,525,664	$4,113

Occupancy(3)	39.2%	73.9%	92.7%	89.6% (4)
NOI Debt Yield	2.8%	9.1%	10.6%	11.2%
NCF DSCR	0.45x	1.49x	1.73x	1.72x

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Revenue includes application fees, cleaning and maintenance, income, collections income, convenience fee, eviction fees reimbursement, late fees, non-refundable turnover income, NSF Fee income, other income, pet rental income, repairs income, security deposit income, and vending machine income.

(3)	As provided by the borrower which reflects average occupancy for the specified year. The borrower sponsor acquired the Villa Del Sol Apartments Property in a distressed sale in August 2015 and has invested approximately $11.8 million in capital improvements and stabilized operations at the property.

(4)	Represents the economic vacancy of 10.4%.

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■	Appraisal. According to the appraisal, the Villa Del Sol Apartments Property had an “as-is” appraised value of $40,200,000 as of an effective date of March 13, 2018. The appraiser also concluded an “as complete & stabilized” appraised value of $40,600,000 as of June 1, 2018, which assumes that all the work necessary to complete repairs at the property, including repairs to the down units, can be completed for the cost estimates and within the timeframe forecasted in the appraisal. At loan origination, the borrower reserved $543,750 for deferred maintenance. The Cut-off Date LTV Ratio and the Maturity Date LTV shown herein are based on the “as complete & stabilized” appraised value as of June 1, 2018.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate(1)
Direct Capitalization Approach	$40,200,000	N/A	7.00%

(1)	Source: Appraisal.

■	Environmental Matters. According to a Phase I environmental report, dated March 21, 2018, there are no recommendations for further action at the Villa Del Sol Apartments Property other than a recommendation for an asbestos and lead-based paint operations and maintenance (O&M) plan, which is already in place.

■	Market Overview and Competition. The Villa Del Sol Apartments Property is located in Indianapolis, Marion County, Indiana in the southwest quadrant of West 38th Street and North High School Road, just east of Interstate 465 approximately 10 miles west of the Indianapolis central business district. Interstate 465 provides access to all areas of the Indianapolis metropolitan area. The immediate area surrounding the Villa Del Sol Apartments Property consists primarily of residential and retail uses. The primary retail commercial corridors include Crawfordsville Road, 10th Street, and 38th Street, and consist of a variety of neighborhood and community centers as well as neighborhood supporting businesses such as restaurants and gas stations. Retailers within the Villa Del Sol Apartments neighborhood include Target, Kroger, T.J. Maxx, Petco, TGI Fridays, Chili’s, Don Pablo’s, Cracker Barrel, McDonalds, Burger King, and Taco Bell. The Lafayette Square Mall is located at the intersection of 38th Street and Lafayette Road. The mall contains over 1.1 million SF and is anchored by Burlington Coat Factory and Shoppers World. Lafayette Square is home to more than 90 specialty stores. Indianapolis Motor Speedway is located approximately four miles southeast of the Villa Del Sol Apartments Property. The Indianapolis Motor Speedway is home to the Indianapolis 500 race and 16 other races each year. The 2018 estimated population within a one- three- and five-mile radius of the Villa Del Sol Apartments Property is 18,383, 95,532, and 205,821, respectively with an average household income within a one-, three- and five-mile radius of $47,476, $55,614, and $58,518, respectively. According to the appraisal, the Villa Del Sol Apartments Property is located within the Indianapolis multifamily market which contained 122,371 units as of fourth quarter 2017. The Indianapolis multifamily market reported a vacancy rate of 5.5% with an average quoted rental rate of $832 per unit. According to the appraisal, the Villa Del Sol Apartments Property is located in the West Indianapolis multifamily submarket which contained 15,787 units as of fourth quarter 2017. The West Indianapolis multifamily submarket reported a vacancy rate of 4.5% with an average quoted rental rate of $691 per unit.

The following table presents certain information relating to the primary competition for the Villa Del Sol Apartments Property:

Competitive Set(1)

	Villa Del Sol Apartments	Brickyard Flats	Springhill	La Perla Apartments	Scarborough Lake	Darby Court Apartments	The Legend at Speedway
Location	Indianapolis	Indianapolis	Indianapolis	Indianapolis	Indianapolis	Indianapolis	Indianapolis
Year Built	1968, 1972	1968	1972	1964	1974	1998	1969
Occupancy	92.7%(2)	88.0%	94.0%	98.0%	96.0%	93.0%	90.0%
No. of Units	614	410	304	228	653	352	772
Avg. Quoted Rents $/SF	$689	$675	$696	$546	$658	$859	$673
Distance	-	1.3 miles	1.9 miles	1.4 miles	1.9 miles	2.7 miles	2.6 miles

(1)	Source: Appraisal.
(2)	Occupancy as of March 31, 2018.

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LOAN #10: villa del sol apartments

■	The Borrower. The borrower is Indianapolis Apartment Group LLC, a single-purpose, single-asset entity. The non-recourse carve-out guarantor is Mark Abbott.

■	Escrows. On the origination date of the Villa Del Sol Apartments Loan, the borrower funded escrow reserves of $97,263 for insurance and $543,750 for deferred maintenance.

On each due date, the borrower is required to fund the following reserves with respect to the Villa Del Sol Apartments Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding twelve month period; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period; and (iii) a replacement reserve in an amount equal to $12,792 subject to a $460,500 cap.

■	Lockbox and Cash Management. The Villa Del Sol Apartments Loan is structured with a springing lockbox and springing cash management, each of which will be established upon written notification from the lender to the lockbox bank that a Cash Management Trigger Event (as defined below) has occurred. Upon the occurrence of a Cash Management Trigger Event, the Villa Del Sol Apartments Loan documents require the borrower to set up the account for the sole and exclusive benefit of the lender into which the borrower is required to deposit or cause to be deposited all revenue generated by the Villa Del Sol Apartments Property within two business days of receipt. During the continuation of a Cash Management Trigger Event, the funds on deposit in the lockbox account are required to be transferred the next business day to the cash management to be applied in the following order of priority: (i) real estate taxes; (ii) insurance; (iii) monthly debt service payment; (iv) fees and expenses in accordance with the cash management agreement; (v) monthly capital expenditure reserves; (vi) funds sufficient to pay any interest accruing at the default rate with respect to any event of default that has occurred; (vii) funds sufficient to pay the operating expenses set forth in the annual operating budget following a Cash Sweep Event (as defined below); (viii) funds sufficient to pay for extraordinary or other operating expenses not included in the approved annual budget if any, following a Cash Sweep Event; and (ix) any excess cash will be deposited (1) if a Cash Sweep Event is in effect, to the lender controlled excess cash flow account or (2) if a Cash Sweep Event is not in effect, to a borrower-controlled account.

A “Cash Management Trigger Event” means the occurrence of (i) an event of default; (ii) the borrower’s second late debt service payment in any consecutive 12 month period; or (iii) any bankruptcy action of the borrower, guarantor or the property manager.

A “Cash Sweep Event” means the occurrence of (i) an event of default; or (ii) any bankruptcy action of the borrower, guarantor or the property manager. A Cash Sweep Event will continue until, in regard to clause (i) above, such event of default has been cured or waived, in regard to clause (ii) above, such bankruptcy petition has been discharged, stayed or dismissed within 30 days of such filing, among other conditions, for the borrower or the guarantor, or within 120 days for the property manager.

■	Property Management. The Villa Del Sol Apartments Property is currently managed by the borrower. In the event that the borrower hires a property manager, the Villa Del Sol Apartments Loan documents provide that lender consent is required for the borrower to terminate the property manager or consent to the assignment of the property manager’s rights under the management agreement provided that borrower may, without lender’s consent, replace the property manager with a Qualified Manager (as defined in the Villa Del Sol Apartments Loan documents). Notwithstanding the foregoing, the borrower is required, at lender’s request, to replace the property manager with a Qualified Manager (i) if an event of default under the Villa Del Sol Apartments Loan documents has occurred and is continuing; (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) if the property manager becomes insolvent or a debtor in any bankruptcy action; (iv) at any time the property manager has engaged in negligence, fraud, willful misconduct or misappropriation of funds; and/or (v) at any time the debt service coverage ratio (based upon the trailing twelve month period immediately preceding the date of such determination) is less than 1.05x to 1.00x.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Mezzanine debt is permitted with the consent of the lender, provided, among other things, (i) based on the combined Villa Del Sol Apartments Loan and the permitted mezzanine loan, (A) the combined debt service coverage ratio equal to or greater than 1.72x; (B) the aggregate loan-to-value ratio does not exceed 59.1%; (C) the debt yield is not less than 10.5% on the date the permitted mezzanine

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LOAN #10: villa del sol apartments

debt is incurred; (ii) the mezzanine lender (A) is an institutional lender; (B) has executed and delivered an acceptable intercreditor and standstill agreement; (iii) the permitted mezzanine debt is subordinate to the Villa Del Sol Apartments Loan; (iv) the permitted mezzanine debt is not cross-defaulted or cross-collateralized with any other properties or loans; (v) the terms, conditions and structure of the permitted mezzanine debt are approved by the lender; (vi) a rating agency confirmation has been obtained; (vii) a hard lockbox and active cash management is in place; and (viii) the permitted mezzanine debt stated maturity date is not prior to the Villa Del Sol Apartments Loan stated maturity date.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of Villa Del Sol Apartments Property, plus 18 months of business interruption coverage as calculated under loan documents (with an additional extended period of indemnity as reasonably required by the lender) in an amount equal to 100% of the projected gross income from Villa Del Sol Apartments Property (on an actual loss sustained basis) for a period continuing until the restoration of Villa Del Sol Apartments Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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B-93

LOAN #11: DIAMOND FOREST APARTMENTS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Farmington Hills, Michigan	Cut-off Date Balance		$21,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$79,545.45
Size (Units)	264	Percentage of Initial Pool Balance		3.1%
Total Occupancy as of 3/12/2018	93.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/12/2018	93.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1985 / 2015-2017	Mortgage Rate		4.46000%
Appraised Value	$38,800,000	Original Term to Maturity (Months)		120
Appraisal Date	2/21/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	Andrew Hayman	Original Interest Only Period (Months)		120
Property Management	The Hayman Company	First Payment Date		5/6/2018
		Maturity Date		4/6/2028

Underwritten Revenues	$3,795,555
Underwritten Expenses	$1,499,169	Escrows
Underwritten Net Operating Income (NOI)	$2,296,386		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,230,386	Taxes	$0	$0
Cut-off Date LTV Ratio	54.1%	Insurance	$0	$0
Maturity Date LTV Ratio	54.1%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	2.42x / 2.35x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	10.9% / 10.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$21,000,000	100.0%	Loan Payoff	$16,193,548	77.1%
			Principal Equity Distribution	4,445,011	21.2
			Closing Costs	361,441	1.7
Total Sources	$21,000,000	100.0%	Total Uses	$21,000,000	100.0%

(1)	There is no separate recourse carve-out guarantor other than the borrower, Farmington Diamond Associates LLC.

The following table presents certain information relating to the unit mix at the Diamond Forest Apartments Property:

Unit Mix(1)(2)

Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Market Rent per Month	In-Place Average Rent per Month
1 BR / 1 BA	48	18.2%	45	93.8%	880	$1,090	$1,048
2 BR / 2 BA	40	15.2	38	95.0%	1,200	$1,325	$1,253
2 BR / 2 BA	144	54.5	135	93.8%	1,250	$1,300	$1,257
2 BR / 2 BA	32	12.1	29	90.6%	1,300	$1,350	$1,330
Total / Wtd. Avg.	264	100.0%	247	93.6%	1,181	$1,272	$1,227

(1)	Based on the underwritten rent roll dated March 12, 2018.

(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Diamond Forest Apartments Property:

Historical Leased %(1)

	2014	2015	2016	2017	As of 3/12/2018
Owned Space	92.3%	94.2%	94.4%	92.7%	93.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

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LOAN #11: DIAMOND FOREST APARTMENTS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Diamond Forest Apartments Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 2/28/2018	Underwritten	Underwritten $ per Unit
Base Rent	$3,395,908	$3,618,905	$3,792,675	$3,823,681	$3,636,888	$13,776
Potential Income from Vacant Units	0	0	0	0	275,640	1,044
Vacancy & Credit Loss	(260,731)	(258,266)	(267,768)	(304,989)	(393,836)	(1,492)
Other Income	236,659	261,702	271,332	276,864	276,864	1,049
Effective Gross Income	$3,371,836	$3,622,341	$3,796,239	$3,795,555	$3,795,555	$14,377

Management Fee	$101,155	$108,670	$113,887	$113,867	$113,867	$431
Payroll & Benefits	311,156	319,674	326,768	342,739	342,739	1,298
Repairs & Maintenance	247,047	292,864	235,380	245,540	245,540	930
Utilities	172,457	175,618	185,688	187,568	187,568	710
Advertising & Marketing	60,525	62,271	70,649	71,934	83,804	317
General & Administrative	47,673	70,994	82,018	80,595	80,595	305
Legal & Professional	12,230	16,784	13,134	12,946	12,538	47
Insurance	79,611	85,506	84,988	87,520	95,773	363
Real Estate Taxes	312,214	326,180	327,749	328,355	336,745	1,276
Total Operating Expenses	$1,344,068	$1,458,561	$1,440,260	$1,471,064	$1,499,169	$5,679

Net Operating Income	$2,027,768	$2,163,780	$2,355,979	$2,324,491	$2,296,386	$8,698
Replacement Reserves	0	0	0	0	66,000	250
Net Cash Flow	$2,027,768	$2,163,780	$2,355,979	$2,324,491	$2,230,386	$8,448

Occupancy	94.2%	94.4%	92.7%	93.6%(2)	89.9%(3)
NOI Debt Yield	9.7%	10.3%	11.2%	11.1%	10.9%
NCF DSCR	2.14x	2.28x	2.48x	2.45x	2.35x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Occupancy is as of March 12, 2018.

(3)	Represents an underwritten economic vacancy of 10.1%.

B-95

LOAN #12 & 13: HILTON BRANSON CROSSED PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		LCF
Location (City/State)	Branson, Missouri	Cut-off Date Balance(1)(5)		$18,711,804
Property Type	Hospitality	Cut-off Date Balance per Room(1)(2)(4)		$101,584.17
Size (Rooms)(1)(2)	307	Percentage of Initial Pool Balance		2.8%
Occupancy as of 12/31/2017	58.1%	Number of Related Mortgage Loans		2
		Type of Security(6)		Leasehold
Year Built / Latest Renovation	2007 / Various	Mortgage Rate		5.51000%
Appraised Value(1)	$60,500,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		360
Borrower Sponsors(3)	Various	Original Interest Only Period (Months)		NAP
Property Management	Pillar Hotels and Resorts, LLC	First Payment Date		5/6/2018
		Maturity Date		4/6/2028

Underwritten Revenues(1)(2)	$21,348,742
Underwritten Expenses(1)(2)	$16,774,337	Escrows
Underwritten Net Operating Income (NOI) (1)(2)	$4,574,405
Underwritten Net Cash Flow (NCF) (1)(2)	$4,018,695		Upfront	Monthly
Cut-off Date LTV Ratio(1)(4)	51.5%	Taxes	$183,497	$36,699
Maturity Date LTV Ratio(1)	43.2%	Insurance	$117,321	$9,777
DSCR Based on Underwritten NOI / NCF(1)(2)(4)	2.15x / 1.89x	FF&E(7)	$2,486,943	(7)
Debt Yield Based on Underwritten NOI / NCF(1)(2)(4)	14.7% / 12.9%	Other(8)	$36,417	(8)

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$31,250,000	91.4%	Loan Payoff(9)	$30,751,756	89.9%
Principal’s New Cash Contribution	2,954,327	8.6	Reserves	2,824,178	8.3
			Closing Costs	628,393	1.8

Total Sources	$34,204,327	100.0%	Total Uses	$34,204,327	100.0%

(1)	The Hilton Branson Convention Center mortgage loan and the Hilton Branson Promenade mortgage loan (collectively, the “Hilton Branson Crossed Portfolio”) are cross-collateralized and cross-defaulted with one another. All information herein represents the Hilton Branson Convention Center mortgage loan and the Hilton Branson Promenade mortgage loan presented in the aggregate, except as otherwise specified below. With respect to each of the Hilton Branson Convention Center mortgage loan and the Hilton Branson Promenade mortgage loan, the applicable Cut-off Date LTV Ratio, DSCR Based on Underwritten NOI/NCF and Debt Yield Based on Underwritten NOI/NCF for each such mortgage loan is based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by both mortgage loans. On an individual basis, without regard to the cross-collateralization feature, a related mortgage loan may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein.

(2)	Size (Rooms) and Cut-off Date Balance per Room does not include 228 un-owned condo units. Including the condo units there are 535 rooms and the Cut-off Date Balance per Room would be $58,292 per room. Revenue and expenses associated with the 228 un-owned condo units are included in the underwritten cash flows.

(3)	Richard E. Huffman, Marc L. Williams, Santo M. Catanese, Evergreen/Branson Landing, L.L.C. and Evergreen/Branson Landing Hotel, L.L.C. are the guarantors of the non-recourse carveouts under the Hilton Branson Crossed Portfolio.

(4)	Calculated based on the aggregate outstanding balance as of the Cut-off Date of the Hilton Branson Crossed Portfolio Loan Combination.

(5)	The Cut-off Date Balance of $18,711,804 represents the aggregate of (i) the controlling note A-1 of a loan combination (the “Hilton Branson Convention Center Loan Combination”) evidenced by two pari pasu notes; and (ii) the controlling note A-1 of a loan combination (the “Hilton Branson Promenade Loan Combination” and, together with the Hilton Branson Convention Center Loan Combination, the “Hilton Branson Crossed Portfolio Loan Combination”) evidenced by two pari passu notes. The Hilton Branson Crossed Portfolio Loan Combination has an aggregate outstanding principal balance as of the Cut-off Date of $31,186,340. Each of the Hilton Branson Convention Center Loan Combination and the Hilton Branson Promenade Loan Combination has a companion loan evidenced by a non-controlling note A-2. The related companion loans have an aggregate outstanding principal balance as of the Cut-off Date of $12,474,536 and are expected to be contributed to the UBS 2018-C10 securitization transaction.

(6)	The Hilton Branson Convention Center property (together with the Hilton Branson Promenade property, the “Hilton Branson Crossed Portfolio Properties”) is subject to a ground lease with the City of Branson, Missouri, as the ground lessor, which commenced on January 15, 2006, that has an expiration of January 15, 2105 with no extension options. The annual rent due under the ground lease is $5,000 per year through January 2, 2020 and on January 2, 2021, percentage rent equal to 0.25% of gross sales provided that the aggregate amount of the annual base rent and percentage rent shall be limited to a cumulative amount not exceeding $100,000 per year. The Hilton Branson Promenade property is subject to a ground lease with the City of Branson, Missouri, as the ground lessor, which commenced on July 5, 2005, that has an expiration of July 5, 2104 with no extension options. The annual rent due under the ground lease is $1 per year as base rent with no percentage rent due.

(7)	Monthly FF&E reserve deposits are 1/12 of 4.0% of annual gross revenues (initially estimated at $71,162).

(8)	For the Hilton Branson Convention Center property, the borrower deposited $36,000 at origination into a seasonality reserve. Ongoing seasonality payments will be deposited on each payment date from June through November except August. For the Hilton Branson Promenade property, ongoing seasonality payments will be deposited on each payment date from June through December. The borrower also deposited $417 upfront for ground rent.

(9)	Loan payoff includes $19,050,747 for the Hilton Branson Convention Center mortgage loan and $11,701,009 for the Hilton Branson Promenade mortgage loan.

The following table presents certain information relating to the 2017 demand analysis with respect to the Hilton Branson Crossed Portfolio Properties based on market segmentation, as provided in the appraisals for the Hilton Branson Crossed Portfolio Properties.

Hilton Branson Convention Center 2017 Accommodated Room Night Demand(1)

Leisure	Group	Corporate Individual
60%	30%	10%

(1)	Source: Appraisal.

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LOAN #12 & 13: HILTON BRANSON CROSSED PORTFOLIO

Hilton Branson Promenade 2017 Accommodated Room Night Demand(1)

Leisure	Group	Corporate Individual
60%	30%	10%

(1)	Source: Appraisal.

The following tables present certain information relating to historical occupancy, ADR and RevPAR at the Hilton Branson Crossed Portfolio Properties and their competitive sets, as provided in a market report:

Hilton Branson Convention Center Historical Statistics(1)

	Hilton Branson Convention Center			Competitive Set			Penetration
	12/31/2015	12/31/2016	12/31/2017	12/31/2015	12/31/2016	12/31/2017	12/31/2015	12/31/2016	12/31/2017
Occupancy	56.2%	55.3%	56.7%	55.6%	57.0%	55.8%	101.0%	97.0%	101.6%
ADR	$138.36	$141.31	$143.61	$160.45	$164.10	$168.67	86.2%	86.1%	85.1%
RevPAR	$77.72	$78.15	$81.36	$89.22	$93.55	$94.06	87.1%	83.5%	86.5%

(1)	Source: January 2018 travel research report.

Hilton Branson Promenade Historical Statistics(1)

	Hilton Branson Promenade			Competitive Set			Penetration
	12/31/2015	12/31/2016	12/31/2017	12/31/2015	12/31/2016	12/31/2017	12/31/2015	12/31/2016	12/31/2017
Occupancy	57.1%	58.3%	59.7%	58.1%	59.4%	58.5%	98.3%	98.1%	102.1%
ADR	$156.12	$162.09	$165.16	$163.54	$167.49	$170.92	95.5%	96.8%	96.6%
RevPAR	$89.14	$94.47	$98.64	$95.04	$99.47	$99.96	93.8%	95.0%	98.7%

(1)	Source: January 2018 travel research report.

■	Operating History and Underwritten Flow. The following tables present certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hilton Branson Crossed Portfolio Properties:

Hilton Branson Convention Center Cash Flow Analysis(1)

	2015	2016	2017	Underwritten	Underwritten $ per Room
Room Revenue(2)	$8,255,553	$8,310,484	$8,692,565	$8,695,593	$42,418
Other Revenue	2,912,751	2,651,993	2,816,371	2,820,952	13,761
Total Revenue	$11,168,305	$10,962,477	$11,508,936	$11,516,544	$56,178

Room Expense(2)	$3,230,453	$3,163,475	$3,249,505	$3,250,637	$15,857
Other Expense	1,917,802	1,838,334	1,884,355	1,887,419	9,207
Total Departmental Expense	$5,148,256	$5,001,809	$5,133,859	$5,138,056	$25,064
Total Undistributed Expense	3,313,284	3,366,466	3,572,245	3,570,184	17,416
Total Fixed Charges	367,729	356,905	388,272	388,376	1,895
Total Operating Expenses	$8,829,268	$8,725,180	$9,094,376	$9,096,616	$44,374

Net Operating Income	$2,339,036	$2,237,297	$2,414,561	$2,419,928	$11,805
FF&E	231,263	229,693	357,933	360,657	1,759
Net Cash Flow	$2,107,773	$2,007,605	$2,056,627	$2,059,272	$10,045

Occupancy	56.3%	55.4%	56.7%	56.8%
NOI Debt Yield	13.2%	12.6%	13.6%	13.7%
NCF DSCR	1.74x	1.66x	1.70x	1.70x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Room Revenue and Room Expense includes traditional rooms-related revenue and expenses as well as profit sharing for 88 condo units.

B-97

LOAN #12 & 13: HILTON BRANSON CROSSED PORTFOLIO

Hilton Branson Promenade Cash Flow Analysis(1)

	2015	2016	2017	Underwritten	Underwritten $ per Room
Room Revenue(2)	$7,814,754	$8,302,650	$8,716,126	$8,719,562	$85,486
Other Revenue	1,003,423	1,161,911	1,112,369	1,112,636	10,908
Total Revenue	$8,818,178	$9,464,562	$9,828,495	$9,832,198	$96,394

Room Expense(2)	$3,678,116	$3,859,454	$4,088,669	$4,090,281	$40,101
Other Expense	286,171	313,628	234,558	234,614	2,300
Total Departmental Expense	$3,964,287	$4,173,082	$4,323,227	$4,324,895	$42,401
Total Undistributed Expense	2,799,362	2,889,586	3,022,587	2,991,224	29,326
Total Fixed Charges	369,684	367,737	386,659	361,602	3,545
Total Operating Expenses	$7,133,333	$7,430,405	$7,732,472	$7,677,721	$75,272

Net Operating Income	$1,684,845	$2,034,157	$2,096,023	$2,154,477	$21,122
FF&E	140,302	147,214	195,193	195,054	1,912
Net Cash Flow	$1,544,543	$1,886,943	$1,900,830	$1,959,423	$19,210

Occupancy	57.4%	58.5%	59.8%	59.8%
NOI Debt Yield	12.5%	15.1%	15.6%	16.0%
NCF DSCR	1.68x	2.05x	2.06x	2.13x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Room Revenue and Room Expense includes traditional rooms-related revenue and expenses as well as profit sharing for 140 condo units.

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B-99

LOAN #14: SANTA FE SPRINGS MARKETPLACE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	LCF
Location (City/State)	Santa Fe Springs, California	Cut-off Date Balance	$18,500,000
Property Type	Retail	Cut-off Date Balance per SF	$184.52
Size (SF)	100,258	Percentage of Initial Pool Balance	2.8%
Total Occupancy as of 4/16/2018	99.0%	Number of Related Mortgage Loans	None
Total Owned Occupancy as of 4/16/2018	99.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1988 / NAP	Mortgage Rate	5.13500%
Appraised Value	$28,500,000	Original Term to Maturity (Months)	120
Appraisal Date	3/21/2018	Original Amortization Term (Months)	NAP
Borrower Sponsor(1)	Frank Dabby	Original Interest Only Period (Months)	120
Property Management	America West Properties, Inc.	First Payment Date	7/6/2018
Maturity Date	6/6/2028

Underwritten Revenues	$2,518,598
Underwritten Expenses	$794,079	Escrows
Underwritten Net Operating Income (NOI)	$1,724,520	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,566,253	Taxes	$99,567	$33,189
Cut-off Date LTV Ratio	64.9%	Insurance	$14,191	$1,183
Maturity Date LTV Ratio	64.9%	Replacement Reserve	$0	$1,671
DSCR Based on Underwritten NOI / NCF	1.79x / 1.63x	TI/LC(2)	$0	$11,518
Debt Yield Based on Underwritten NOI / NCF	9.3% / 8.5%	Other	$0	(2)

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$18,500,000	63.9%	Purchase Price	$28,488,000	98.5%
Principal New Cash Contribution	10,435,691	36.1	Closing Costs	333,934	1.2
Reserves	113,758	0.4

Total Sources	$28,935,691	100.0%	Total Uses	$28,935,691	100.0%

(1)	Frank Dabby and Frank and Karen Dabby, as trustees of the Dabby 1990 Family Trust Dated August 16, 1990 are the non-recourse carveout guarantors under the Santa Fe Springs Marketplace loan documents.

(2)	The TI/LC reserve is capped at $325,000. During the first year of the Santa Fe Springs Marketplace loan term, additional TI/LC reserves will be collected equaling the difference between the hypothetical amortizing payments based upon a 30 year amortizing schedule, which is approximately $100,844 and interest only debt service payments (approximately $20,580 per month), which will be contributed to a separate TI/LC reserve associated with the Rite Aid space. Upon renewal or re-tenanting of the Rite Aid lease/space, any remaining funds in this reserve will be disbursed to the general TI/LC reserve.

The following table presents certain information relating to the major tenants at the Santa Fe Springs Marketplace Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extensions Options
O’Reilly Auto Parts	NR / Baa1 / BBB	18,014	18.0%	$117,901	6.5%	$6.54	12/31/2020	1, 5-year option
Rite Aid	B / B3 / B	17,880	17.8	130,000	7.1	$7.27	5/31/2019	2, 5-year options
DaVita	NR / NR / NR	10,000	10.0	207,635	11.4	$20.76	1/31/2022	1, 5-year option
Dollar Super Store	NR / NR / NR	5,762	5.7	98,069	5.4	$17.02	6/30/2021	NA
Rent-A-Center	NR / B3 / CCC+	5,400	5.4	88,974	4.9	$16.48	2/29/2020	NA
Phenix Salon Suites	NR / NR / NR	5,273	5.3	136,043	7.5	$25.80	6/23/2026	2, 5-year options
IHOP	NR / NR / NR	4,500	4.5	196,992	10.8	$43.78	1/31/2026	2, 5-year options
The Sherwin Williams Companies	BBB / Baa3 / BBB	4,130	4.1	80,280	4.4	$19.44	4/30/2022	2, 5-year options
Fashion Q	NR / NR / NR	3,782	3.8	30,000	1.6	$7.93	MTM	NA
Forest Lawn	NR / NR / NR	2,914	2.9	68,013	3.7	$23.34	7/31/2021	NA
Ten Largest Owned Tenants		77,655	77.5%	$1,153,907	63.3%	$14.86
Remaining Owned Tenants		21,553	21.5	669,920	36.7	$31.08
Vacant Spaces (Owned Space)		1,050	1.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		100,258	100.0%	$1,823,827	100.0%	$18.38

(1)	Based on the underwritten rent roll dated April 16, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through December 1, 2018, totaling $5,847.

B-100

LOAN #14: SANTA FE SPRINGS MARKETPLACE

The following table presents certain information relating to the lease rollover schedule at the Santa Fe Springs Marketplace Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	7,846	7.8%	7.8%	$128,662	7.1%	$16.40	4
2018	0	0.0	7.8%	0	0.0	$0.00	0
2019	20,664	20.6	28.4%	284,000	15.6	$13.74	2
2020	25,664	25.6	54.0%	273,560	15.0	$10.66	4
2021	11,076	11.0	65.1%	228,376	12.5	$20.62	3
2022	19,070	19.0	84.1%	424,630	23.3	$22.27	5
2023	2,590	2.6	86.7%	47,723	2.6	$18.43	2
2024	0	0.0	86.7%	0	0.0	$0.00	0
2025	2,525	2.5	89.2%	103,840	5.7	$41.12	1
2026	9,773	9.7	99.0%	333,035	18.3	$34.08	2
2027	0	0.0	99.0%	0	0.0	$0.00	0
2028	0	0.0	99.0%	0	0.0	$0.00	0
2029 & Thereafter	0	0.0	99.0%	0	0.0	$0.00	0
Vacant	1,050	1.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	100,258	100.0%		$1,823,827	100.0%	$18.38	23

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through December 1, 2018 totaling $5,847.

The following table presents certain information relating to historical leasing at the Santa Fe Springs Marketplace Property:

Historical Leased %(1)

	2015	2016	2017	As of 4/16/2018(2)
Owned Space	86.4%	95.4%	99.0%	99.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated April 16, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Santa Fe Springs Marketplace Property:

Cash Flow Analysis(1)

	2015	2016	2017	3/31/2018	Underwritten	Underwritten $ per SF
Base Rent(2)	$1,393,161	$1,450,373	$1,694,511	$1,724,845	$1,823,827	$18.19
Gross Up Vacancy	0	0	0	0	26,250	0.26
Reimbursements	492,791	561,507	559,956	580,276	786,403	7.84
Other Income(3)	14,783	7,066	8,239	8,696	14,218	0.14
Vacancy & Credit Loss	0	0	0	0	(132,100)	(1.32)
Effective Gross Income	$1,900,735	$2,018,946	$2,262,706	$2,313,817	$2,518,598	$25.12

Real Estate Taxes	$214,444	$218,515	$223,262	$223,270	$398,267	$3.97
Insurance	41,389	44,917	38,509	40,503	14,191	0.14
Management Fee	60,953	61,757	75,507	75,440	75,558	0.75
Other Operating Expenses	278,506	303,042	304,509	306,063	306,063	3.05
Total Operating Expenses	$595,292	$628,231	$641,787	$645,276	$794,079	$7.92

Net Operating Income	$1,305,443	$1,390,715	$1,620,919	$1,668,541	$1,724,520	$17.20
TI/LC	0	0	0	0	138,215	1.38
Capital Expenditures	0	0	0	0	20,052	0.20
Net Cash Flow	$1,305,443	$1,390,715	$1,620,919	$1,668,541	$1,566,253	$15.62

Occupancy	87.0%	87.7%	97.3%	97.9%	95.0%
NOI Debt Yield	7.1%	7.5%	8.8%	9.0%	9.3%
NCF DSCR	1.36x	1.44x	1.68x	1.73x	1.63x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.

(2)	Underwritten Base Rent and Underwritten Base Rent $ per SF include contractual rent steps through December 1, 2018, totaling $5,847.

(3)	Other Income consists of percentage rent and miscellaneous items

B-101

LOAN #15: Triangle Shopping Center

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		LCF
Location (City/State)	Ramsey, New Jersey	Cut-off Date Balance		$16,100,000
Property Type	Retail	Cut-off Date Balance per SF		$176.86
Size (SF)	91,035	Percentage of Initial Pool Balance		2.4%
Total Occupancy as of 3/1/2018	100.0%	Number of Related Mortgage Loans		None
Total Owned Occupancy as of 3/1/2018	100.0%	Type of Security(2)		Fee Simple
Year Built / Latest Renovation	1985 / 2016	Mortgage Rate		4.88700%
Appraised Value	$27,500,000	Original Term to Maturity (Months)		120
Appraisal Date	3/19/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	Ben Ashkenazy	Original Interest Only Period (Months)		120
Property Management	Self Managed	First Payment Date		6/6/2018
		Maturity Date		5/6/2028

Underwritten Revenues	$2,218,533
Underwritten Expenses	$778,672	Escrows
Underwritten Net Operating Income (NOI)	$1,439,861		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,380,688	Taxes	$43,870	$21,935
Cut-off Date LTV Ratio	58.5%	Environmental Reserve(3)	$172,500	$0
Maturity Date LTV Ratio	58.5%	Replacement Reserve	$0	$1,138
DSCR Based on Underwritten NOI / NCF	1.80x / 1.73x	TI/LC(4)	$0	$3,793
Debt Yield Based on Underwritten NOI / NCF	8.9% / 8.6%	Other(5)	$93,889	$2,083

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$16,100,000	100.0%	Loan Payoff	$12,602,706	78.3%
			Principal Equity Distribution	2,539,021	15.8
			Closing Costs	648,014	4.0
			Reserves	310,259	1.9
Total Sources	$16,100,000	100.0%	Total Uses	$16,100,000	100.0%

(1)	Ben Ashkenazy is the non-recourse carveout guarantor under the Triangle Shopping Center loan documents.
(2)	There is a ground lease (“Ground Lease”) in place on a small portion of the parking, which comprises 31 parking spaces. There is an initial maturity of October 16, 2040 with an extension option until 2055. The current rent is $25,000 per annum.
(3)	There is a $172,500 Environmental upfront reserve that will be used to complete remediation work for ground water contamination concerns at the Triangle Shopping Center Property.
(4)	The TI/LC reserve is capped at $185,000.
(5)	The Other Upfront reserve consists of $80,000 for ongoing environmental screening at 24 Hour Fitness USA Inc. and $13,889 for leasing commissions. The Other Monthly reserve consists of $2,083 for ground rent related to the Ground Lease.

The following table presents certain information relating to the major tenants at the Triangle Shopping Center Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extensions Options
Uncle Giuseppe’s Ramsey Inc	NR / NR / NR	50,100	55.0%	$815,238	49.0%	$16.27	11/30/2031	2, 5-year options
24 Hour Fitness USA Inc.	NR / Caa1 / B	38,832	42.7	747,516	44.9	$19.25	12/31/2032	3, 5-year options
Triangle Cleaners LLC	NR / NR / NR	2,103	2.3	101,302	6.1	$48.17	11/30/2022	NAP
Largest Owned Tenants		91,035	100.0%	$1,664,055	100.0%	$18.28
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		91,035	100.0%	$1,664,055	100.0%	$18.28

(1)	Based on the underwritten rent roll dated March 1, 2018.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps to November 2018, totaling $2,956.

B-102

LOAN #15: Triangle Shopping Center

The following table presents certain information relating to the lease rollover schedule at the Triangle Shopping Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	2,103	2.3	2.3%	101,302	6.1	$48.17	1
2023	0	0.0	2.3%	0	0.0	$0.00	0
2024	0	0.0	2.3%	0	0.0	$0.00	0
2025	0	0.0	2.3%	0	0.0	$0.00	0
2026	0	0.0	2.3%	0	0.0	$0.00	0
2027	0	0.0	2.3%	0	0.0	$0.00	0
2028	0	0.0	2.3%	0	0.0	$0.00	0
2029 & Thereafter	88,932	97.7	100.0%	1,562,754	93.9	$17.57	2
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	91,035	100.0%		$1,664,055	100.0%	$18.28	3

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through November 2018, totaling $2,956.

The following table presents certain information relating to historical leasing at the Triangle Shopping Center Property:

Historical Leased %(1)

	2014	2015	2016	2017(2)	As of 3/1/2018(3)
Owned Space	57.6%	57.6%	57.6%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	24 Hour Fitness USA Inc. opened in January 2017 at the Triangle Shopping Center Property.
(3)	Based on the underwritten rent roll dated March 1, 2018.

B-103

LOAN #15: Triangle Shopping Center

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Triangle Shopping Center Property:

Cash Flow Analysis(1)

	2014	2015	2016(2)	2017(2)	Underwritten	Underwritten $ per SF
Base Rent	$824,300	$817,025	$816,971	$1,637,025	$1,664,055 (3)	$18.28 (3)
Reimbursements	388,274	385,977	329,078	773,273	671,243	7.37
Other Income(4)	149,330	0	238,021	116,607	0	0.00
Vacancy & Credit Loss	0	0	0	0	(116,765)	(1.28)
Effective Gross Income	$1,361,904	$1,203,002	$1,384,070	$2,526,905	$2,218,533	$24.37

Real Estate Taxes	$344,933	$349,849	$206,280	$454,110	$399,840	$4.39
Insurance	49,420	67,215	38,501	39,875	46,033	0.51
Management Fee	36,678	36,235	34,207	55,186	66,556	0.73
Other Operating Expenses	625,404	588,934	438,675	301,322	266,243	2.92
Total Operating Expenses	$1,056,435	$1,042,233	$717,663	$850,492	$778,672	$8.55

Net Operating Income	$305,469	$160,769	$666,407	$1,676,412	$1,439,861	$15.82
TI/LC	0	0	0	0	45,518	0.50
Capital Expenditures	0	0	0	0	13,655	0.15
Net Cash Flow	$305,469	$160,769	$666,407	$1,676,412	$1,380,688	$15.17

Occupancy	57.6%	57.6%	57.6%	100.0%	95.0%
NOI Debt Yield	1.9%	1.0%	4.1%	10.4%	8.9%
NCF DSCR	0.38x	0.20x	0.84x	2.10x	1.73x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were not considered for the underwritten cash flow.
(2)	The increase from 2016 Net Operating Income to 2017 Net Operating Income is mainly driven by a lease signed at the Triangle Shopping Center Property by 24 Hour Fitness USA Inc. in January 2017.
(3)	Underwritten Base Rent and Underwritten $ per SF Base Rent include contractual rent steps to November 2018, totaling $2,956.
(4)	Other Income consists of nonrecurring interest income.

B-104

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B-105

LOAN #16: oak portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		CREFI
Location (City/State)(1)	Various / Various	Cut-off Date Balance(6)		$15,614,105
Property Type	Office	Cut-off Date Balance per SF(5)		$57.22
Size (SF)	708,252	Percentage of Initial Pool Balance		2.3%
Total Occupancy as of 1/1/2018(2)	81.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/1/2018(2)	81.5%	Type of Security		Fee Simple
Year Built / Latest Renovation(3)	Various / Various	Mortgage Rate		4.80000%
Appraised Value	$57,850,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		360
Borrower Sponsors(4)	Raymond Massa	Original Interest Only Period (Months)		NAP
Property Management	Colliers International Asset and Property Management Services, LLC and Cushman & Wakefield U.S., Inc.	First Payment Date		4/6/2018
		Maturity Date		3/6/2028

Underwritten Revenues	$10,379,031
Underwritten Expenses	$4,977,557	Escrows
Underwritten Net Operating Income (NOI)	$5,401,474		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,481,127	Taxes	$959,012	$119,877
Cut-off Date LTV Ratio(5)	70.1%	Insurance	$0	$0
Maturity Date LTV Ratio(5)	57.4%	Replacement Reserve	$0	$18,269
DSCR Based on Underwritten NOI / NCF(5)	2.11x / 1.75x	TI/LC(7)	$2,250,000	$73,761
Debt Yield Based on Underwritten NOI / NCF(5)	13.3% / 11.1%	Other(8)	$3,537,860	$0

Sources and Uses(9)
Sources	$	%	Uses	$	%
Loan Combination Amount	$40,668,750	69.2%	Purchase Price	$44,025,000	74.9%
Principal’s New Cash Contribution	16,136,166	27.5	Loan Payoff	6,832,338	11.6
Other Sources(10)	1,937,008	3.3	Reserves	6,746,872	11.5
			Closing Costs	1,137,713	1.9

Total Sources	$58,741,924	100.0%	Total Uses	$58,741,924	100.0%

(1)	The Oak Creek Center property is located in Lombard, Illinois, the Oakmont Center property is located in Westmont, Illinois, and the Park Fletcher I & II property is located in Indianapolis, Indiana.
(2)	Please see the “Oak Portfolio Summary” table below for each respective property’s underwritten rent roll date.
(3)	The Oak Creek Center property was built in phases between 1982 and 2008, the Oakmont Center property was built in 1990 and the Park Fletcher I & II property was built in 1981 and 1986. The 500 Waters Edge building (part of the Oak Creek Center property) was renovated in 2007.
(4)	Raymond Massa is the non-recourse carveout guarantor under the Oak Portfolio Loan Combination (as defined below).
(5)	Calculated based on the outstanding principal balance as of the Cut-off Date of the Oak Portfolio Loan Combination.
(6)	The Oak Portfolio loan has a Cut-off Date Balance of $15,614,105 and represents the non-controlling note A-2 of a loan combination (the “Oak Portfolio Loan Combination”) evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $40,526,917. The controlling note A-1, with an outstanding principal balance as of the Cut-off Date of $24,912,812, was contributed to the Benchmark 2018-B3 securitization transaction.
(7)	The TI/LC reserve is capped at $3,000,000. If the TI/LC reserve cap is met, and the reserve balance subsequently falls below $1,500,000, the borrower sponsor is required to replenish the TI/LC reserve by making monthly deposits equal to $73,761 until the cap of $3,000,000 is met again.
(8)	Other Upfront reserves consist of $2,332,602 for unfunded landlord obligations and $1,205,258 for deferred maintenance.
(9)	The related borrower sponsor used the loan proceeds to acquire the Oak Creek Center and Oakmont Center properties and recapitalize their interest in the Park Fletcher I & II property.
(10)	Other Sources consists of various purchaser credits related to the acquisition of the Oak Creek Center and Oakmont Center properties such as tenant security deposits, tenant improvements, and rent abatement credits.

The following table presents certain information relating to the individual Oak Portfolio Properties:

Oak Portfolio Summary

Property Name	Year Built	Building GLA	Property Occupancy	Underwritten Rent Roll Date	Allocated Loan Combination Cut-off Date Balance	% Allocated Loan Combination Cut-off Date Balance	Appraised Value	% Appraised Value	UW NCF
Oak Creek Center	1982-2008	427,449	83.7%	1/22/2018	$26,077,486	64.3%	$34,400,000	59.5%	$3,042,261
Oakmont Center	1990	117,882	90.6%	1/25/2018	9,466,869	23.4	13,300,000	23.0	996,687
Park Fletcher I & II	1981, 1986	162,921	69.2%	1/1/2018	4,982,562	12.3	10,150,000	17.5	442,179
Total / Wtd. Avg.		708,252	81.5%		$40,526,917	100.0%	$57,850,000	100.0%	$4,481,127

B-106

LOAN #16: oak portfolio

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Oak Portfolio Properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Property Name	Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration
Oakmont Center	JP Morgan Chase Bank, NA(4)	A+ / A3 / A-	40,420	5.7%	$843,485	9.2%	$20.87	4/30/2024
Oak Creek Center	Vita’s Healthcare	NR / NR / NR	28,285	4.0	565,700	6.1%	20.00	12/31/2022
Oak Creek Center	Global Eagle Entertainment, Inc.	NR / NR / NR	23,320	3.3	419,760	4.6%	18.00	2/28/2025
Park Fletcher I & II	Belcan Engineering Group, Inc.(5)	NR / NR / NR	26,730	3.8	414,315	4.5%	15.50	8/31/2018
Oakmont Center	Gamma Technologies, LLC	NR / NR / NR	27,243	3.8	409,319	4.4%	15.02	6/30/2022
Oak Creek Center	Cinch Connectors, Inc.	NR / NR / NR	22,915	3.2	297,895	3.2%	13.00	12/31/2022
Oak Creek Center	Scientel Solutions	NR / NR / NR	18,257	2.6	264,727	2.9%	14.50	6/30/2020
Oak Creek Center	Power Wellness Management, LLC	NR / NR / NR	19,924	2.8	246,261	2.7%	12.36	2/29/2024
Oak Creek Center	EHS Home Health Care Service	NR / NR / NR	14,426	2.0	238,029	2.6%	16.50	1/31/2024
Park Fletcher I & II	Cummins Crosspoint, LLC	NR / NR / NR	11,668	1.6	208,530	2.3%	17.87	2/28/2019
	Ten Largest Owned Tenants		233,188	32.9%	$3,908,021	42.4%	$16.76
	Other		343,931	48.6	5,300,549	57.6	15.41
	Vacant		131,133	18.5	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants			708,252	100.0%	$9,208,570	100.0%	$15.96

(1)	Based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($92,669) taken through September 2018 and the present value of rent steps for credit tenants ($67,701).
(4)	JP Morgan Chase Bank, NA has the right to terminate the lease, effective April 30, 2021, by providing advance notice to the borrower by April 30, 2020 and payment of a termination fee. Global Eagle Entertainment, Inc. has the right to terminate its lease effective as of June 30, 2022 by providing notice to the borrower on or before June 30, 2021 and payment of a termination fee. Gamma Technologies, LLC has the one-time right to terminate its leases, effective May 31, 2020, by providing advance notice to the borrower by May 31, 2019 and payment of a termination fee.
(5)	Belcan Engineering Group, Inc. has executed a lease renewal through November 2023 for 25,653 SF. As part of the lease renewal, Belcan Engineering Group, Inc. will vacate the 1,077 SF it currently occupies in Suite 105 of the Park Fletcher I & II property by June 30, 2018. Rent per SF for the Belcan Engineering Group, Inc. lease renewal begins at $15.00 per SF in 2018 and increases by $0.25 per SF on an annual basis through the end of the lease term.

The following table presents certain information relating to the lease rollover schedule at the Oak Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)		# of Expiring Tenants(3)
MTM(5)	3,712	0.5%	0.5%	$12,000	0.1%	$123.71	(5)	5
2018(6)	42,295	6.0	6.5%	644,164	7.0	$15.23		6
2019	52,258	7.4	13.9%	894,046	9.7	$17.11		8
2020	71,268	10.1	23.9%	1,180,894	12.8	$16.57		12
2021	52,741	7.4	31.4%	918,697	10.0	$17.42		8
2022	121,277	17.1	48.5%	1,986,681	21.6	$16.38		11
2023	82,481	11.6	60.2%	1,120,018	12.2	$13.58		11
2024	117,536	16.6	76.7%	1,906,981	20.7	$16.22		7
2025	23,320	3.3	80.0%	419,760	4.6	$18.00		1
2026	0	0.0	80.0%	0	0.0	$0.00		0
2027	0	0.0	80.0%	0	0.0	$0.00		0
2028	10,231	1.4	81.5%	125,330	1.4	$12.25		1
2029 & Thereafter	0	0.0	81.5%	0	0.0	$0.00		0
Vacant	131,133	18.5	100.0%	NAP	NAP	NAP		NAP
Total / Wtd. Avg.	708,252	100.0%		$9,208,570	100.0%	$15.96		70

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($92,669) taken through September 2018 and the present value of rent steps for credit tenants ($67,701).
(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.
(5)	MTM UW Base Rent $ per SF is calculated based on the 97 parking spaces (no SF was attributed to the parking spaces in the underwritten rent roll) that LQ Management, LLC leases for $12,000 per annum. The 3,712 SF shown above consists of common space such as conference rooms, a kitchen, and property management offices across the three properties that do not pay rent.
(6)	Belcan Engineering Group, Inc. has executed a lease renewal through November 2023 for 25,653 SF. As part of the lease renewal, Belcan Engineering Group, Inc. will vacate the 1,077 SF it currently occupies in Suite 105 of the Park Fletcher I & II property by June 30, 2018. Rent per SF for the Belcan Engineering Group, Inc. lease renewal begins at $15.00 per SF in 2018 and increases by $0.25 per SF on an annual basis through the end of the lease term.

B-107

LOAN #16: oak portfolio

The following table presents certain information relating to historical leasing at the Oak Portfolio Properties:

Historical Leased %(1)

Property Name	2015	2016	2017	As of January 2018(2)
Oak Creek Center	83.1%	81.9%	79.0%	83.7%
Oakmont Center	92.5%	98.0%	99.0%(3)	90.6%
Park Fletcher I & II	71.7%	73.5%	65.2%	69.2%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent rolls dated January 22, 2018, January 25, 2018, and January 1, 2018 for the Oak Creek Center, Oakmont Center, and Park Fletcher I & II properties, respectively.
(3)	Due to the nature and timing of the acquisition of the Oakmont Center property, the 2017 occupancy figure represents the Q1 2017 occupancy.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Oak Portfolio Properties:

Cash Flow Analysis

	2015	2016	2017(1)	Underwritten(1)	Underwritten $ per SF
Base Rent	$9,338,780	$9,139,970	$8,267,470	$9,048,200	$12.78
Contractual Rent Steps(2)	0	0	0	160,370	0.23
Gross Up Vacancy	0	0	0	2,277,747	3.22
Reimbursements	1,107,756	876,731	1,118,359	1,464,681	2.07
Other Income(3)	54,206	37,818	20,087	20,087	0.03
Vacancy & Credit Loss	(20,496)	14,753	(14,514)	(2,592,053)	(3.66)
Effective Gross Income	$10,480,246	$10,069,272	$9,391,402	$10,379,031	$14.65

Real Estate Taxes	$1,405,109	$1,368,913	$1,417,355	$1,463,675	2.07
Insurance	$139,477	111,834	85,936	110,805	0.16
Management Fee	289,013	265,665	251,749	311,371	0.44
Other Operating Expenses	3,240,552	3,122,364	3,066,743	3,091,707	4.37
Total Operating Expenses	$5,074,150	$4,868,777	$4,821,782	$4,977,557	$7.03

Net Operating Income	$5,406,096	$5,200,495	$4,569,620	$5,401,474	$7.63
TI/LC	0	0	0	698,005	0.99
Capital Expenditures	0	0	0	222,342	0.31
Net Cash Flow	$5,406,096	$5,200,495	$4,569,620	$4,481,127	$6.33

Occupancy(4)	81.5%	82.7%	N/A(5)	80.0% (6)
NOI Debt Yield(7)	13.3%	12.8%	11.3%	13.3%
NCF DSCR(7)	2.11x	2.03x	1.78x	1.75x

(1)	The increase from 2017 Net Operating Income to Underwritten Net Operating Income is mainly driven by the recent leasing across the Oak Portfolio properties and rent steps through September 2018. The Oak Portfolio properties had seven leases commence on or after June 1, 2017 which accounted for an aggregate underwritten base rent of $620,669.
(2)	Contractual Rent Steps include rent steps ($92,669) taken through September 2018 and the present value of rent steps for credit tenants ($67,701).
(3)	Other Income includes parking garage, storage and tenant billback income.
(4)	Based on the underwritten rent rolls dated January 22, 2018, January 25, 2018, and January 1, 2018 for the Oak Creek Center, Oakmont Center, and Park Fletcher I & II properties, respectively.
(5)	The weighted average occupancy is not available on a portfolio level basis for 2017. Due to the timing of the acquisition of the Oakmont Center property, full year occupancy was not available for the Oakmont Center property.
(6)	Represents an underwritten economic vacancy of 20.0%.
(7)	Calculated based on the outstanding principal balance of the Oak Portfolio Loan Combination.

B-108

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Loan Purpose	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
Refinance	25	$504,647,876	75.5%	$20,185,915	2.03x	4.832%	119	53.4%	51.0%
Acquisition	14	147,976,400	22.1	$10,569,743	2.71x	4.430%	102	58.5%	52.3%
Acquisition/Recapitalization	1	15,614,105	2.3	$15,614,105	1.75x	4.800%	117	70.1%	57.4%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

Distribution of Amortization Types(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Amortization Type	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
Interest Only	14	$305,700,000	45.7%	$21,835,714	2.20x	4.912%	119	48.6%	48.6%
Interest Only, Then Amortizing(2)	12	169,562,500	25.4	$14,130,208	1.43x	5.020%	118	66.2%	58.6%
Interest Only - ARD	2	102,000,000	15.3	$51,000,000	3.81x	3.429%	96	47.0%	47.0%
Amortizing (30 Years)	11	82,665,881	12.4	$7,515,080	1.64x	5.083%	116	63.5%	52.7%
Amortizing (25 Years)	1	8,310,000	1.2	$8,310,000	1.78x	5.549%	120	67.6%	51.5%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Cut-off Balances ($)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
2,619,239 - 4,999,999	5	$14,866,282	2.2%	$2,973,256	1.39x	5.372%	108	66.7%	58.9%
5,000,000 - 9,999,999	14	106,691,200	16.0	$7,620,800	1.69x	5.116%	119	60.7%	53.3%
10,000,000 - 19,999,999	10	139,480,900	20.9	$13,948,090	1.68x	4.994%	119	63.7%	57.4%
20,000,000 - 29,999,999	5	119,700,000	17.9	$23,940,000	2.06x	4.780%	118	53.2%	50.5%
30,000,000 - 39,999,999	3	103,500,000	15.5	$34,500,000	3.20x	4.150%	96	52.9%	50.8%
40,000,000 - 49,999,999	0	0	0.0	$0	0.00x	0.000%	0	0.0%	0.0%
50,000,000 - 59,999,999	1	59,000,000	8.8	$59,000,000	1.90x	5.090%	119	52.0%	52.0%
60,000,000 - 65,000,000	2	125,000,000	18.7	$62,500,000	2.63x	4.356%	119	43.5%	43.5%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

	Min	$2,619,239
	Max	$65,000,000
	Average	$16,705,960

Distribution of Underwritten Debt Service Coverage Ratios(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
Range of Underwritten Debt Service	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Coverage Ratios (x)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
1.27 - 1.50	17	$201,323,806	30.1%	$11,842,577	1.37x	5.056%	117	66.1%	59.1%
1.51 - 2.00	15	232,780,266	34.8	$15,518,684	1.76x	5.079%	119	58.5%	55.0%
2.01 - 2.50	4	101,634,309	15.2	$25,408,577	2.34x	4.252%	119	55.1%	54.4%
2.51 - 3.00	1	60,000,000	9.0	$60,000,000	2.89x	4.662%	118	29.8%	29.8%
3.01 - 6.31	3	72,500,000	10.8	$24,166,667	4.92x	3.540%	86	32.9%	32.9%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.27x
Max	6.31x
Weighted Avg.	2.17x

Distribution of Mortgage Interest Rates

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Mortgage Interest Rates (%)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
2.298 - 4.000	1	$37,000,000	5.5%	$37,000,000	6.31x	2.298%	54	31.0%	31.0%
4.001 - 4.500	2	86,000,000	12.9	$43,000,000	2.38x	4.168%	120	55.6%	55.6%
4.501 - 5.000	16	272,474,523	40.8	$17,029,658	2.14x	4.781%	118	51.6%	48.0%
5.001 - 5.500	15	234,010,013	35.0	$15,600,668	1.56x	5.155%	119	61.6%	57.8%
5.501 - 5.965	6	38,753,845	5.8	$6,458,974	1.76x	5.580%	114	58.7%	48.2%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

	Min	2.298%
	Max	5.965%
	Weighted Avg.	4.742%

Distribution of Cut-off Date LTV Ratios(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
29.8 - 39.9	3	$122,000,000	18.3%	$40,666,667	4.06x	3.981%	99	30.5%	30.5%
40.0 - 49.9	2	19,650,000	2.9	$9,825,000	2.80x	4.778%	120	45.1%	45.1%
50.0 - 59.9	12	255,046,113	38.2	$21,253,843	1.96x	4.709%	119	55.3%	53.9%
60.0 - 69.9	18	230,925,663	34.6	$12,829,203	1.48x	5.136%	118	65.5%	58.8%
70.0 - 74.8	5	40,616,606	6.1	$8,123,321	1.51x	4.974%	118	71.0%	60.2%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 15.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date LTV Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “as complete” value which assumes the related property improvements have been completed, (iii) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, or (iv) with respect to each pair of mortgage loans (identified on Annex A to the Prospectus as a Crossed Group) that are cross-collateralized and cross-defaulted with each other, the Cut-off Date LTV Ratio is presented in the aggregate. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any of the adjustments described above is 55.1%.

Min	29.8%
Max	74.8%
Weighted Avg.	54.9%

Distribution of Maturity Date/ARD LTV Ratios(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Range of Maturity Date/ARD LTV Ratios (%)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
29.8 - 39.9	3	$122,000,000	18.3%	$40,666,667	4.06x	3.981%	99	30.5%	30.5%
40.0 - 49.9	6	51,183,613	7.7	$8,530,602	2.24x	5.143%	119	51.0%	45.1%
50.0 - 59.9	18	326,307,726	48.8	$18,128,207	1.82x	4.768%	119	58.6%	55.0%
60.0 - 64.9	13	168,747,043	25.3	$12,980,542	1.47x	5.120%	118	66.7%	61.8%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, the Maturity Date/ARD LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 15.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD LTV Ratio was calculated using either the (i) “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “as complete” value which assumes the related property improvements have been completed, (iii) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, or (iv) with respect to each pair of mortgage loans (identified on Annex A to the Prospectus as a Crossed Group) that are cross-collateralized and cross-defaulted with each other, the Maturity Date/ARD LTV Ratio is presented in the aggregate. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making the adjustment described above is 51.6%.

Min	29.8%
Max	64.9%
Weighted Avg.	51.5%

Distribution of Original Terms to Maturity/ARD (1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Original Term to Maturity/ARD (Mos)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
60	2	$39,744,542	5.9%	$19,872,271	5.96x	2.528%	54	33.3%	33.0%
120	38	628,493,840	94.1	$16,539,312	1.94x	4.882%	119	56.3%	52.6%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date

Min	60 months
Max	120 months
Weighted Avg.	116 months

Distribution of Remaining Terms to Maturity/ARD (1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
Range of Remaining Terms to Maturity/ARD	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
(Mos)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
54 - 60	2	$39,744,542	5.9%	$19,872,271	5.96x	2.528%	54	33.3%	33.0%
116 - 120	38	628,493,840	94.1	$16,539,312	1.94x	4.882%	119	56.3%	52.6%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	54 months
Max	120 months
Weighted Avg.	115 months

Distribution of Original Amortization Terms(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Original Amortization Terms (Mos)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
Interest Only	16	$407,700,000	61.0%	$25,481,250	2.60x	4.541%	113	48.2%	48.2%
300	2	14,647,500	2.2	$7,323,750	1.77x	5.591%	119	64.3%	49.9%
360	22	245,890,881	36.8	$11,176,858	1.50x	5.025%	117	65.4%	56.9%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	300 months
Max	360 months
Weighted Avg.	357 months

Distribution of Remaining Amortization Terms(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
Range of Remaining Amortization Terms	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
(Mos)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
Interest Only	16	$407,700,000	61.0%	$25,481,250	2.60x	4.541%	113	48.2%	48.2%
300	2	14,647,500	2.2	$7,323,750	1.77x	5.591%	119	64.3%	49.9%
357 - 360	22	245,890,881	36.8	$11,176,858	1.50x	5.025%	117	65.4%	56.9%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	300 months
Max	360 months
Average	356 months

Mortgage Loans with Original Partial Interest Only Periods

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Original Partial Interest Only Periods (Mos)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
12	2	$14,962,500	2.2%	$7,481,250	1.59x	5.450%	119	63.1%	52.3%
24	3	39,425,000	5.9%	$13,141,667	1.35x	5.112%	117	65.2%	56.6%
36	4	46,075,000	6.9%	$11,518,750	1.40x	4.982%	118	69.2%	61.2%
48	2	45,100,000	6.7%	$22,550,000	1.33x	5.079%	119	68.8%	62.3%
60	1	$24,000,000	3.6%	$24,000,000	1.72x	4.560%	118	59.1%	54.2%

Distribution of Prepayment Provisions

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Prepayment Provision	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
Defeasance	37	$634,388,381	94.9%	$17,145,632	2.20x	4.743%	115	54.6%	51.2%
Yield Maintenance	3	33,850,000	5.1	$11,283,333	1.74x	4.720%	118	60.4%	56.0%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
Range of Debt Yields on Underwritten Net	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Operating Income (%)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
7.1 - 7.9	2	$32,500,000	4.9%	$16,250,000	1.38x	4.957%	118	58.3%	58.3%
8.0 - 8.9	7	128,825,000	19.3	$18,403,571	1.48x	5.074%	119	64.4%	60.6%
9.0 - 9.9	10	144,635,533	21.6	$14,463,553	1.61x	5.101%	117	60.1%	55.8%
10.0 - 10.9	7	129,438,273	19.4	$18,491,182	2.15x	4.431%	119	57.6%	55.9%
11.0 - 18.2	14	232,839,575	34.8	$16,631,398	3.03x	4.478%	108	44.5%	40.3%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan or group of cross collateralized mortgage loans; provided, with respect to one mortgage loan, representing approximately 0.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	7.1%
Max	18.2%
Weighted Avg.	11.1%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

							Weighted
					Weighted		Average
					Average Debt	Weighted	Remaining		Weighted
			% of Initial		Service	Average	Terms to	Weighted	Average
Range of Debt Yields on Underwritten Net	Number of Mortgage	Cut-off Date	Pool	Average Cut-off	Coverage	Mortgage	Maturity/ARD	Average Cut-	Maturity/ARD
Cash Flow (%)	Loans	Balance	Balance	Date Balance	Ratio	Interest Rate	(Mos)	off Date LTV	Date LTV
6.9 - 7.9	2	$32,500,000	4.9%	$16,250,000	1.38x	4.957%	118	58.3%	58.3%
8.0 - 8.9	11	190,840,992	28.6	$17,349,181	1.46x	5.066%	119	64.7%	59.8%
9.0 - 9.9	12	190,532,814	28.5	$15,877,735	1.93x	4.760%	118	58.2%	55.6%
10.0 - 10.9	5	66,406,857	9.9	$13,281,371	1.96x	4.625%	118	57.5%	53.5%
11.0 - 17.1	10	187,957,718	28.1	$18,795,772	3.36x	4.399%	106	40.2%	36.8%
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan or group of cross collateralized mortgage loans; provided, with respect to one mortgage loan, representing approximately 0.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	6.9%
Max	17.1%
Weighted Avg.	10.6%

Distribution of Lockbox Types

			% of Initial
	Number of Mortgage	Cut-off Date	Pool
Lockbox Type	Loans	Balance	Balance
Hard	12	$277,213,527	41.5%
Springing	22	237,199,854	35.5
Soft	5	93,825,000	14.0
Retail (Hard); Residential (Soft)	1	60,000,000	9.0
Total/Avg./Wtd.Avg.	40	$668,238,381	100.0%

Distribution of Escrows

			% of Initial
	Number of Mortgage	Cut-off Date	Pool
Escrow Type	Loans	Balance	Balance
Real Estate Tax	36	$538,038,381	80.5%
Replacement Reserves(1)	36	543,038,381	81.3%
Insurance	31	498,741,547	74.6%
TI/LC(2)	19	$359,272,726	82.6%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, mixed use and one multifamily property with commercial tenants.

Distribution of Property Types

							Weighted
					Weighted	Weighted	Average
					Average Debt	Average	Remaining	Weighted	Weighted
			% of Initial		Service	Mortgage	Terms to	Average Cut-	Average
	Number of Mortgaged	Cut-off Date	Pool	Average Cut-off	Coverage	Interest	Maturity/ARD	off Date	Maturity/ARD
Property Type / Detail	Properties	Balance(1)	Balance	Date Balance	Ratio(2)	Rate(2)	(Mos)(2)	LTV(2)	Date LTV(2)
Multifamily	9	$220,152,501	32.9%	$24,461,389	1.94x	4.903%	118	53.5%	50.5%
Garden	8	160,152,501	24.0%	20,019,063	1.58x	4.993%	118	62.4%	58.3%
High Rise	1	60,000,000	9.0%	60,000,000	2.89x	4.662%	118	29.8%	29.8%
Office	8	$145,964,105	21.8%	18,245,513	3.27x	3.880%	103	51.8%	49.5%
CBD	2	75,500,000	11.3%	37,750,000	2.52x	4.177%	120	54.3%	54.3%
Suburban	6	70,464,105	10.5%	11,744,017	4.07x	3.562%	84	49.2%	44.3%
Retail	13	$119,992,930	18.0%	9,230,225	1.60x	4.985%	119	63.4%	57.3%
Anchored	4	48,813,491	7.3%	12,203,373	1.51x	4.963%	119	64.6%	57.4%
Unanchored	4	28,010,200	4.2%	7,002,550	1.63x	4.992%	118	64.2%	53.9%
Shadow Anchored	3	27,219,239	4.1%	9,073,080	1.57x	5.150%	120	64.9%	61.9%
Single Tenant Retail	2	15,950,000	2.4%	7,975,000	1.84x	4.759%	118	55.4%	55.4%
Mixed Use	3	$109,000,000	16.3%	36,333,333	2.16x	4.980%	119	48.8%	48.8%
Multifamily/Retail	1	59,000,000	8.8%	59,000,000	1.90x	5.090%	119	52.0%	52.0%
Parking/Retail	1	25,000,000	3.7%	25,000,000	1.39x	4.860%	118	58.5%	58.5%
Office/Parking	1	25,000,000	3.7%	25,000,000	3.54x	4.840%	120	31.5%	31.5%
Self Storage	8	$39,769,542	6.0%	4,971,193	1.55x	4.954%	115	63.2%	57.9%
Hospitality	3	$27,021,804	4.0%	9,007,268	1.86x	5.522%	119	56.5%	45.8%
Full Service	2	18,711,804	2.8%	9,355,902	1.89x	5.510%	118	51.5%	43.2%
Limited Service	1	8,310,000	1.2%	8,310,000	1.78x	5.549%	120	67.6%	51.5%
Manufactured Housing	1	$6,337,500	0.9%	6,337,500	1.75x	5.647%	118	60.0%	47.7%
Total/Avg./Wtd.Avg.(3)	45	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 45 mortgaged properties in the CGCMT 2018-C5 trust.

Geographic Distribution

							Weighted
					Weighted	Weighted	Average
					Average Debt	Average	Remaining	Weighted	Weighted
			% of Initial		Service	Mortgage	Terms to	Average Cut-	Average
	Number of Mortgaged	Cut-off Date	Pool	Average Cut-off	Coverage	Interest	Maturity/ARD	off Date	Maturity/ARD
Property Location	Properties	Balance(1)	Balance	Date Balance	Ratio(2)	Rate(2)	(Mos)(2)	LTV(2)	Date LTV(2)
New York	4	$105,234,309	15.7%	$26,308,577	2.08x	4.353%	119	56.4%	55.8%
Ohio	3	87,300,000	13.1	29,100,000	1.74x	5.089%	119	56.9%	54.7%
New Jersey	3	81,488,273	12.2	27,162,758	2.56x	4.742%	118	37.5%	36.9%
California	5	75,650,000	11.3	15,130,000	3.95x	3.714%	88	45.0%	45.0%
Indiana	4	57,119,669	8.5	14,279,917	1.52x	4.890%	117	62.4%	55.4%
Texas	4	54,087,500	8.1	13,521,875	1.56x	5.307%	119	62.1%	58.6%
North Carolina	2	34,744,542	5.2	17,372,271	1.34x	5.059%	114	69.5%	63.0%
Michigan	3	32,977,501	4.9	10,992,500	2.02x	4.744%	119	59.1%	55.3%
Maryland	1	25,000,000	3.7	25,000,000	3.54x	4.840%	120	31.5%	31.5%
Missouri	2	18,711,804	2.8	9,355,902	1.89x	5.510%	118	51.5%	43.2%
Illinois	3	16,313,675	2.4	5,437,892	1.71x	4.858%	117	69.8%	57.3%
Arizona	1	15,463,491	2.3	15,463,491	1.37x	4.820%	118	66.9%	54.8%
Colorado	2	15,160,000	2.3	7,580,000	1.57x	5.278%	120	68.6%	56.2%
Vermont	1	10,500,000	1.6	10,500,000	3.32x	4.820%	120	43.0%	43.0%
Alabama	1	9,637,619	1.4	9,637,619	1.60x	4.900%	118	67.4%	55.4%
Florida	2	8,850,000	1.3	4,425,000	1.34x	5.226%	119	71.1%	62.0%
Georgia	1	8,625,000	1.3	8,625,000	1.40x	5.020%	119	71.3%	61.7%
Nebraska	1	7,200,000	1.1	7,200,000	1.98x	4.795%	119	60.2%	60.2%
Tennessee	1	2,475,000	0.4	2,475,000	1.37x	4.910%	118	70.5%	62.3%
Pennsylvania	1	1,700,000	0.3	1,700,000	1.37x	4.910%	118	70.5%	62.3%
Total/Avg./Wtd.Avg.(3)	45	$668,238,381	100.0%	$16,705,960	2.17x	4.742%	115	54.9%	51.5%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 45 mortgaged properties in the CGCMT 2018-C5 trust.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2018-C5 Commercial Mortgage Pass-Through Certificates Series 2018-C5

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7

Operating Advisor / Asset	Pentalpha Surveillance LLC	Mortgage Loan Detail	11
Representations Reviewer
		NOI Detail	12

		Delinquency Loan Detail	13
Trustee / Custodian	Wilmington Trust, National Association
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	KeyBank National Association
		Specially Serviced Loan Detail	19

Certificate Administrator	Citibank, N.A.	Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2018-C5 Commercial Mortgage Pass-Through Certificates Series 2018-C5

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2018-C5 Commercial Mortgage Pass-Through Certificates Series 2018-C5

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2018-C5 Commercial Mortgage Pass-Through Certificates Series 2018-C5

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2018-C5 Commercial Mortgage Pass-Through Certificates Series 2018-C5

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2018-C5 Commercial Mortgage Pass-Through Certificates Series 2018-C5

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-C5

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-C5 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-C5 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-C5 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-C5 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-C5 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2018 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2018-C5
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-C5 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2018 Citigroup

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each of CREFI, LCF, CCRE Lending and Rialto (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

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Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way,

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easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each, a “Cross-Collateralized Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Cross-Collateralized Mortgage Loan; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Cross-Collateralized Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

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(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than 13 months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from

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Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or related Loan Combination) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its

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successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller (except that any ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related Anticipated Repayment Date).

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire,

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improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the

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Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. The Loan Documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial

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statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) of this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1, or future permitted mezzanine debt as set forth on Schedule E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Cross-Collateralized Mortgage Loan as set forth on Schedule E-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

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(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Cross-Collateralized Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or

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other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an Actual/360 Basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion

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of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination and, as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth

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of Puerto Rico. Except with respect to any Cross-Collateralized Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than

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as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE E-1 to ANNEX E-1

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	Rialto Mortgage Loans	CCRE Mortgage Loans	LCF Mortgage Loans
5		The Retreat by Watermark
8			650 South Exeter Street

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SCHEDULE E-2 to ANNEX E-1

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	Rialto Mortgage Loans	CCRE Mortgage Loans	LCF Mortgage Loans
1	636 11th Avenue
10		Villa Del Sol Apartments
11	Diamond Forest Apartments

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SCHEDULE E-3 to ANNEX E-1

Cross-Collateralized Mortgage LOANS

Loan No.	CREFI Mortgage Loans	Rialto Mortgage Loans	CCRE Mortgage Loans	LCF Mortgage Loans
12				Hilton Branson Convention Center
13				Hilton Branson Promenade

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ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	65 Bay Street (Loan No. 2)	Any lien for assessments imposed by the condominiums in place at the Mortgaged Property are superior to the lien of the Mortgage. The Mortgaged Property is subject to two condominium regimes. One creates a condominium of two units (the “Master Condo”), of which one unit is wholly owned by the Mortgagor and contains a residential tower, retail space, and a portion of a parking garage, and the second unit (the “West Unit”) contains the remainder of the parking garage, retail spaces, and residential units. The West Unit is subject to a second condominium regime (the “Sub Condo”). The Mortgagor’s units in the Sub-Condo consist of the garage unit and three retail units. The Sub-Condo also consists of six non-collateral retail units and 444 non-collateral residential units. The Mortgagor has no control over the Sub Condo and cannot block decisions made by the unit owners of the Sub Condo. The Mortgagor does not control the Master Condo but, as decisions of the Master Condo require unanimity, the Mortgagor may block decisions made by the Master Condo.
(8) Assignment of Leases and Rents	65 Bay Street (Loan No. 2)	The Sub Condo (defined above) requires that all leases of the property subject to the Sub Condo expressly assign to the Sub Condo association all rents due under such lease (and that such rents are payable directly to the Sub Condo association) in the event of any delinquency in payment of common assessments or other condominium charges that continue for more than thirty days.
(16) Insurance	All CREFI Loans (Loan Nos. 1, 2, 7, 11, 16, 17, 19, 21, 22, 23, 24, 32, 37, 38 and 40)	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(16) Insurance	636 11th Street (Loan No. 1)	The Mortgage Loan documents require proceeds to be disbursed to the related Mortgagor during restoration following a casualty at the Mortgaged Property in the event that the lease of the single tenant at the Mortgaged Property requires the related Mortgagor to undertake or complete the restoration in a manner other than as provided in the related Mortgage Loan documents.
(16) Insurance	65 Bay Street (Loan No. 2)

Insurance maintained on the common elements of the Mortgaged Property is maintained by the condominium boards. Common elements of the Master Condo include, but are not limited to, common walls and floors and subsurface structural supports supporting more than one unit. Common elements of the Sub Condo include, but are not limited to, structural supports, walls, roofing, hallways, stairways, elevators, entrances, and lobbies. The Sub Condo board is required to maintain insurance coverage for 100% the replacement value of the common elements, but there are no restrictions (including with respect to ratings) on the carriers from which the Sub Condo board may obtain such coverage.

Following a casualty, the common elements of the Master Condo will be restored by the Master Condo association unless (i) the insurance proceeds are inadequate by a substantial amount to cover the estimated cost of restoration of an essential improvement or common element; (ii) the damage constitutes “substantially total destruction” of the condominium property or of one or more buildings comprising the condominium property, or (iii) 75% of the affected unit owners determine not to repair or restore. If the common elements not restored, the Master Condo board collects the insurance proceeds and salvage value of the damaged portion and divides the proceeds among the unit owners in proportion to their respective

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
shares of the common elements. The Sub-Condo also requires that the common elements thereunder be restored following a casualty for which the loss is $5,000,000 or less. If the insurance proceeds from a casualty are greater than $5,000,000, proceeds are required to be paid to an insurance trustee designated by the Sub Condo board. In the event of a casualty for which the proceeds are insufficient to cover the costs of restoration, the property will not be restored (i) in the event the damage is to a vital improvement or other common element and the shortfall is substantial, (ii) if the property is substantially totally destroyed, or (iii) if 80% of the unit owners vote not to restore. In such event, proceeds and the salvage value of the property are distributed to unit owners according to each unit owner’s fair market value immediately prior to the casualty, which is determined by an appraiser selected by the Sub Condo board. The Sub-Condo declaration provided that any proceeds attributable to a unit owner as a result of such owner’s interest in the common elements are to be paid to such unit owner’s mortgagee. The Mortgagor does not have the right to block decisions pertaining to non-restoration, the appraiser, the insurance trustee, or assessments under the Sub Condo.

(26) Recourse Obligations	Diamond Forest Apartments (Loan No. 11)	The Mortgage Loan is recourse to the related Mortgagor and guarantor for losses only as set forth in the related Environmental Indemnity Agreement (the “EIA”). In the event that the related Mortgagor obtains an environmental insurance policy acceptable to the related lender and in accordance with the terms set forth in the EIA, the related guarantor is released from liability under the EIA.
(29) Acts of Terrorism Exclusion	65 Bay Street (Loan No. 2)	Insurance maintained on the common elements of the Mortgaged Property is maintained by the condominium boards. Common elements of the Master Condo include, but are not limited to, common walls and floors and subsurface structural supports supporting more than one unit. Common elements of the Sub Condo include, but are not limited to, structural supports, walls, roofing, hallways, stairways, elevators, entrances, and lobbies. The Sub Condo board is required to maintain insurance coverage for 100% the replacement value of the common elements, but there are no restrictions (including with respect to ratings) on the carriers from which the Sub Condo board may obtain such coverage.
(31) Single-Purpose Entity	Diamond Forest Apartments (Loan No. 11)	No non-consolidation opinion was obtained in connection with the origination of the Mortgage Loan.
(39) Organization of Mortgagor	CityLine Storage Masters Portfolio (Loan No. 19) CityLine Storage Portfolio (Loan No. 22)	The related Mortgagors are affiliates.

E-2-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Rialto Mortgage Finance, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Flats at East Bank (Loan No. 3)	The Mortgaged Property is subject to an overlapping fee and leasehold security interest. The leasehold estate was created in connection with a transfer of the fee estate to the Cleveland-Cuyahoga Port Authority (the “Port Authority”) related to a sales tax savings plan with respect to construction costs. The Port Authority signed the Mortgage as fee owner. The Mortgagor has an option to purchase the fee interest on or after April 1, 2019 for $100 (plus all of the Port Authority’s costs associated with the termination of the ground lease).
(6) Permitted Liens; Title Insurance	Flats at East Bank (Loan No. 3)	See exception to Representation and Warranty #5 above.
(7) Junior Liens	Flats at East Bank (Loan No. 3)	The Mortgagor is an obligor on a $17,000,000 loan from Cuyahoga County, which loan was made in April 2014 to finance the development of the Mortgaged Property (the “Development Loan”). The Development Loan, which was made from the proceeds of Cuyahoga County’s issuance of bonds (the “IRB Bonds”). The IRB Bonds are allocated into three tranches of approximately $3.78M (at 4.5%), $8.865M (at 5.5%), and $6.355M (at 6.0%) and expire in 2024, 2033 and 2038, respectively. The Development Loan is secured by a subordinate mortgage on the Mortgaged Property (subject to a subordination agreement with the trustee for the holders of the IRB Bonds).
(10) Condition of Property	Villa Del Sol Apartments (Loan No. 10)	Six (6) apartment units at the Mortgaged Property (out of a total of 614 units) were damaged due to a fire that occurred on or about December 29, 2017. The fire rendered these six units uninhabitable.
(17) Access; Utilities; Separate Tax Lots	Flats at East Bank (Loan No. 3)	The Mortgaged Property does not have direct legal access to any public roads for ingress and egress. A wholly-owned subsidiary of the Mortgagor (the “Access Lease Tenant”) leases the necessary access roadways from the City of Cleveland (the “City”) pursuant to a 99-year lease expiring on October 1, 2114 (the “Access Lease”). The Access Lease requires that the roadways will remain at all times free and open to the general public as public roadways and sidewalks. Because the Access Lease is not assignable without the City’s consent, the Mortgagor pledged its equity in the Access Lease Tenant as additional collateral for the Mortgage Loan. In addition, the Access Lease Tenant has entered into a recorded estoppel and agreement with respect to the Access Lease for the benefit of Mortgagor and the lender, wherein the Access Lease Tenant agrees to maintain and use the access area as an open public roadway and ensure continuous access, as well as use commercially reasonable efforts to obtain an access easement from the City for the benefit of the Mortgaged Property as provided for in the Access Lease.
(24) Local Law Compliance	Villa Del Sol Apartments (Loan No. 10)	At Mortgage Loan origination, certain fire code violations existed related to smoke alarms and fire extinguishers and enclosures surrounding trash dumpsters. The Mortgagor is required to bring the Mortgaged Property into compliance with fire code requirements and have the fire code violations removed of record.
(31) Single-Purpose Entity	Flats at East Bank (Loan No. 3)	The Mortgagor also (i) owns an interest in, and is the sole member of, the Access Lease Tenant and (ii) is the obligor under the subordinate Development Loan that is secured by a subordinate mortgage on the Mortgaged Property.
(31) Single-Purpose Entity	Villa Del Sol Apartments (Loan No. 10)	A non-consolidation opinion was not delivered at closing of the Mortgage Loan.

E-2-3

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(39) Organization of Mortgagor	The Retreat by Watermark (Loan No. 5) Geist Landing Retail Center (Loan No. 31)	The Mortgagors under each of the related Mortgage Loans are affiliates of each other.

E-2-4

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Cantor Commercial Real Estate Lending, L.P.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(4) Mortgage Status; Waivers and Modifications.	Launch Apartments (Loan No. 9)	On the payment date in May 2018, a “Cash Trap Period” under the Mortgage Loan documents was triggered because the Mortgaged Property was less than 80% pre-leased for the following school year. As of May 14, 2018, the Launch Apartments Property was 81.4% pre-leased for the following school year. The Mortgagee granted a one-time waiver for such Cash Trap Period.
(6) Permitted Liens; Title Insurance	DreamWorks Campus (Loan No. 4)	The sole tenant, DreamWorks, has a right of first refusal to purchase the Mortgaged Property or the equity interests in the Mortgagor. This right was waived when the Mortgagor purchased the Mortgaged Property and will not apply in connection with a foreclosure or similar proceeding.
(6) Permitted Liens; Title Insurance	Hy-Vee Omaha (Loan No. 30)	The sole tenant, HyVee, Inc. (Hy-Vee Corporate Parent), has a right of first refusal to purchase the Mortgaged Property in the event the Mortgagor elects to sell the Mortgaged Property to any third party. Such right of first refusal will not apply to a successor mortgagor in connection with a foreclosure, deed-in-lieu of foreclosure or similar proceeding under the related Mortgage and, following such transfer, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.
(16) Insurance	DreamWorks Campus (Loan No. 4)	The DreamWorks lease requires, to the extent that the lease is not terminated as a result of a casualty, that casualty insurance proceeds be (A) payable to the tenant if the estimated cost of restoration is less than or equal to $2.5 million or (B) paid to a trustee for the benefit of the lender and made available to the tenant for restoration if the estimated cost is more than $2.5 million.
(26) Recourse Obligations	DreamWorks Campus (Loan No. 4)	There is no separate nonrecourse carve-out guarantor and no environmental indemnitor other than the Mortgagor.
(30) Due on Sale or Encumbrance	650 South Exeter Street (Loan No. 8)	William J. Paterakis, a borrower sponsor and the son of John Paterakis (“John”), is a defendant in ongoing litigation brought by Roula Paterakis (“Roula”), the widow of John (whose estate includes the controlling interest in the guarantor). Roula elected against John’s will and filed a complaint seeking to unwind certain inter vivos transfers of John to various trusts, and to have the related properties placed in the probate estate. In the event Roula prevails, John’s inter vivos transfers to the foregoing trusts would be unwound and the property would be part of his probate estate. By virtue of her election against John’s will, Roula seeks to inherit one-third of that property (including an interest in the guarantor with respect to the Mortgaged Property). Such transfer to Roula could result in an invalid transfer and an event of default under the Mortgage Loan documents.

E-2-5

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Ladder Capital Finance LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Hilton Branson Convention Center (Loan No. 12) Hilton Branson Promenade (Loan No. 13)	Certain condominium units that are included in the hotel rental pool are owned by third parties but managed by the Mortgagor. The Mortgagor has assigned its rights under the unit management agreements to Mortgagee as additional collateral for the Mortgage Loan.
(6) Permitted Liens; Title Insurance	All Mortgage Loans transferred by LCF (Loan Nos. 12, 13, 14, 15, 20, 26, 27, 28, 33 and 36)	The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
(6) Permitted Liens; Title Insurance	Hilton Branson Convention Center (Loan No. 12) Hilton Branson Promenade (Loan No. 13)

Certain condominium units that are included in the hotel rental pool are owned by third parties but managed by the Mortgagor. The Mortgagor has assigned its rights under the unit management agreements to Mortgagee as additional collateral for the Mortgage Loan.

In addition: (i) The related franchisor has a right of first offer to purchase either of the related Mortgaged Properties in the event of a proposed sale of such Mortgaged Properties or a controlling interest in the related Mortgagor. Neither right of first offer applies to a transfer of the Mortgaged Properties in connection with a foreclosure or deed-in-lieu of foreclosure. (ii) The related ground lessor has rights of first refusal or offer to purchase the Mortgagor’s leasehold interest in either Mortgaged Property in the event of a proposed sale of such Mortgaged Properties during the term of the related ground leases. Such rights or first refusal or offer do not apply to any transfer of either Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

(13) Actions Concerning Mortgage Loan	Hilton Branson Promenade (Loan No. 13)

The collateral for the Mortgage Loan also includes the Mortgagor’s interest, as a tenant, in a parking lease covering the first floor of a parking garage adjacent to the related Mortgaged Property.  A portion of the land on which the parking garage is situated is subject to pending litigation concerning a title dispute regarding the chain of ownership and adverse possession claims with respect to such land.

(16) Insurance	All Mortgage Loans transferred by LCF (Loan Nos. 12, 13, 14, 15, 20, 26, 27, 28, 33 and 36)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 16, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statue is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage

E-2-6

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

for other catastrophe perils such as flood, windstorm and earthquake) either at the time of the origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Even if any material part of the improvements, exclusive of a parking lot, located on the related Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related loan documents do not require “any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization”, provided, however, that the related loan documents do require “such greater amount as Lender shall require” in excess of the maximum amount available under the National Flood Insurance Program.

Subject to the other exceptions to Representation and Warranty No. 16, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.

(17) Access; Utilities; Separate Tax Lots	Triangle Shopping Center (Loan No. 15)

A portion of the Mortgaged Property improved by a parking lot (the “Leasehold Parcel”) consists of the Mortgagor’s leasehold interest in a parcel that is part of a tax lot that includes property that is not part of the Mortgaged Property, but which property is assessed taxes together with the Leasehold Parcel.  Under the related ground lease, the ground lessor is responsible for the payment of any property taxes related to the Leasehold Parcel.  The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender in the event the ground lessor fails to make such payments.

(24) Local Law Compliance	Santa Fe Springs Marketplace (Loan No. 14)

The related zoning consultant was unable to determine whether any building code violations exist at the Mortgaged Property; however, the Mortgagor represented to the lender that no building code violations exist at the Mortgaged Property as of the origination date.

(24) Local Law Compliance	Triangle Shopping Center (Loan No. 15)

The Mortgaged Property is non-conforming with respect to parking due to a deficiency of one parking space.  Under the Mortgage Loan documents, the Mortgagor is required to re-strip and/or reconfigure the related parking lot at the Mortgaged Property to assure compliance with a site plan approved by the Borough of Ramsey Planning Board in 2016 (the “Parking Work”).

(24) Local Law Compliance	American Mini Storage (Loan No. 36)

The Mortgaged Property is legal non-conforming as to use as the related zoning code no longer permits self-storage facilities.  If any non-conforming structure is involuntarily damaged or destroyed, such structure may be restored to its prior non-conforming use provided restoration is commenced within one year of the date of such damage or destruction and diligently pursued to completion.

(26) Recourse Obligations	All Mortgage Loans transferred by LCF (Loan Nos. 12, 13, 14, 15, 20, 26, 27, 28, 33 and 36)	The related Mortgage Loan documents may limit recourse for the related Mortgagor’s commission of intentional material physical waste only to the extent that there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste.
(26) Recourse Obligations	Triangle Shopping Center (Loan No. 15)

The Mortgage Loan documents (i) only provide recourse for fraud or intentional material misrepresentation to the extent such acts are in writing and (ii) only provide recourse for material physical waste to the extent such waste is committed by the Mortgagor, guarantor or any affiliate thereof.

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(27) Mortgage Releases	All Mortgage Loans transferred by LCF (Loan Nos. 12, 13, 14, 15, 20, 26, 27, 28, 33 and 36)

If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the related Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the related Mortgage Loan to fail to qualify as such.

(29) Acts of Terrorism Exclusion	All Mortgage Loans transferred by LCF (Loan Nos. 12, 13, 14, 15, 20, 26, 27, 28, 33 and 36)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 29, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statue is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of the origination of the related Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the related Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30) Due on Sale or Encumbrance	All Mortgage Loans transferred by LCF (Loan Nos. 12, 13, 14, 15, 20, 26, 27, 28, 33 and 36)

Any pledge of a direct or indirect equity interest in the related Mortgagor would be permitted if the transfer of such equity interest to the pledgee would be a permitted transfer under the terms of Representation and Warranty No. 30 or as contemplated by any other exception to Representation and Warranty No. 30 set forth herein.

In addition, with respect to clause (a)(v), mergers, acquisitions and other business combinations involving a publicly traded company may be permitted; and, for certain Mortgage Loans, transfers, sales and pledges of direct or indirect equity interests in the related Mortgagor may be permitted if such equity interests are limited partnership interests, non-managing member interests in a limited liability company or other passive equity interests.

(34) Ground Leases	Hilton Branson Convention Center (Loan No. 12)

The collateral for the Mortgage Loan also includes Mortgagor’s interest, as tenant, in a parking lease covering 295 parking spaces located in a parking garage adjacent to the Mortgaged Property.  The parking lease expires in 2105.  The parking lease does not completely satisfy the requirements of (a), (b) and (d) through (l).  However, the parking spaces demised under the parking lease serve as an amenity to the Mortgaged Property and are not required for zoning compliance purposes.  In addition, the parking garage is open to the public.  Mortgagor has agreed in the loan documents that if (a) the parking lease is ever canceled or terminated for any reason or rejected in any bankruptcy proceeding, (b) Mortgagor’s parking rights under the parking lease are lost, blocked or enjoined or materially impeded or interfered with or (c) all or any part of the parking garage is destroyed, damaged or taken and the parking garage is not promptly restored following such destruction, damage or taking, Mortgagor shall enter into and record a replacement parking agreement and deliver to Mortgagee a title endorsement that insures the rights and benefits of any replacement parking agreement.  There is loss recourse to the guarantors of the Mortgage Loan upon the occurrence of any of the events listed in (a) – (c) above.

E-2-8

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(34) Ground Leases	Hilton Branson Promenade (Loan No. 13)

The collateral for the Mortgage Loan also includes Mortgagor’s interest, as tenant, in a parking lease covering the first floor of a parking garage adjacent to the Mortgaged Property.  The parking lease expires in 2068.  The parking lease does not completely satisfy the requirements of (a), (b) and (d) through (l).  However, the parking spaces demised under the parking lease serve as an amenity to the Mortgaged Property and are not required for zoning compliance purposes.  In addition, the parking garage is open to the public.  Mortgagor has agreed in the loan documents that if (a) the parking lease is ever canceled or terminated for any reason or rejected in any bankruptcy proceeding, (b) Mortgagor’s parking rights under the parking lease are lost, blocked or enjoined or materially impeded or interfered with or (c) all or any part of the parking garage is destroyed, damaged or taken and the parking garage is not promptly restored following such destruction, damage or taking, Mortgagor shall enter into and record a replacement parking agreement and deliver to Mortgagee a title endorsement that insures the rights and benefits of any replacement parking agreement.  There is loss recourse to the guarantors of the Mortgage Loan upon the occurrence of any of the events listed in (a) – (c) above.

(34) Ground Leases	Triangle Shopping Center (Loan No. 15)

A portion of the Mortgaged Property improved by a parking lot (the related parking spaces are necessary for the Mortgaged Property to remain in compliance with zoning requirements as they relate to parking) is subject to a ground lease that does not fully satisfy the requirements of subsections (a), (b), (c), (e), (g), (h), (j), (k) and (i) of this Representation and Warranty No. 34.

(43) Cross-Collateralization	Hilton Branson Convention Center (Loan No. 12) Hilton Branson Promenade (Loan No. 13)	The Hilton Branson Convention Center Loan (Loan No. 12) is cross-collateralized and cross-defaulted with the Hilton Branson Promenade Loan (Loan No. 13).

E-2-9

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ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
6/10/2018	$23,000,000.00	5/10/2023	$22,480,842.18
7/10/2018	$23,000,000.00	6/10/2023	$22,150,101.42
8/10/2018	$23,000,000.00	7/10/2023	$21,783,474.64
9/10/2018	$23,000,000.00	8/10/2023	$21,449,695.69
10/10/2018	$23,000,000.00	9/10/2023	$21,114,462.62
11/10/2018	$23,000,000.00	10/10/2023	$20,743,469.42
12/10/2018	$23,000,000.00	11/10/2023	$20,405,159.43
1/10/2019	$23,000,000.00	12/10/2023	$20,031,175.56
2/10/2019	$23,000,000.00	1/10/2024	$19,689,762.13
3/10/2019	$23,000,000.00	2/10/2024	$19,346,861.20
4/10/2019	$23,000,000.00	3/10/2024	$18,934,363.85
5/10/2019	$23,000,000.00	4/10/2024	$18,588,171.43
6/10/2019	$23,000,000.00	5/10/2024	$18,206,526.05
7/10/2019	$23,000,000.00	6/10/2024	$17,857,162.23
8/10/2019	$23,000,000.00	7/10/2024	$17,472,434.33
9/10/2019	$23,000,000.00	8/10/2024	$17,119,871.77
10/10/2019	$23,000,000.00	9/10/2024	$16,765,772.95
11/10/2019	$23,000,000.00	10/10/2024	$16,376,442.76
12/10/2019	$23,000,000.00	11/10/2024	$16,019,104.37
1/10/2020	$23,000,000.00	12/10/2024	$15,626,625.41
2/10/2020	$23,000,000.00	1/10/2025	$15,266,019.52
3/10/2020	$23,000,000.00	2/10/2025	$14,903,842.20
4/10/2020	$23,000,000.00	3/10/2025	$14,439,806.61
5/10/2020	$23,000,000.00	4/10/2025	$14,074,028.60
6/10/2020	$23,000,000.00	5/10/2025	$13,673,346.54
7/10/2020	$23,000,000.00	6/10/2025	$13,304,228.25
8/10/2020	$23,000,000.00	7/10/2025	$12,900,299.52
9/10/2020	$23,000,000.00	8/10/2025	$12,527,812.14
10/10/2020	$23,000,000.00	9/10/2025	$12,153,701.38
11/10/2020	$23,000,000.00	10/10/2025	$11,744,920.11
12/10/2020	$23,000,000.00	11/10/2025	$11,367,397.21
1/10/2021	$23,000,000.00	12/10/2025	$10,955,299.42
2/10/2021	$23,000,000.00	1/10/2026	$10,574,334.95
3/10/2021	$23,000,000.00	2/10/2026	$10,191,710.03
4/10/2021	$23,000,000.00	3/10/2026	$9,709,124.86
5/10/2021	$23,000,000.00	4/10/2026	$9,322,728.69
6/10/2021	$23,000,000.00	5/10/2026	$8,902,006.31
7/10/2021	$23,000,000.00	6/10/2026	$8,512,092.05
8/10/2021	$23,000,000.00	7/10/2026	$8,087,950.17
9/10/2021	$23,000,000.00	8/10/2026	$7,694,487.47
10/10/2021	$23,000,000.00	9/10/2026	$7,299,309.64
11/10/2021	$23,000,000.00	10/10/2026	$6,870,051.72
12/10/2021	$23,000,000.00	11/10/2026	$6,471,280.05
1/10/2022	$23,000,000.00	12/10/2026	$6,038,529.00
2/10/2022	$23,000,000.00	1/10/2027	$5,636,132.49
3/10/2022	$23,000,000.00	2/10/2027	$5,231,981.78
4/10/2022	$23,000,000.00	3/10/2027	$4,729,868.92
5/10/2022	$23,000,000.00	4/10/2027	$4,321,767.39
6/10/2022	$23,000,000.00	5/10/2027	$3,879,947.96
7/10/2022	$23,000,000.00	6/10/2027	$3,468,141.11
8/10/2022	$23,000,000.00	7/10/2027	$3,022,720.19
9/10/2022	$23,000,000.00	8/10/2027	$2,607,176.06
10/10/2022	$23,000,000.00	9/10/2027	$2,189,820.21
11/10/2022	$23,000,000.00	10/10/2027	$1,739,005.79
12/10/2022	$23,000,000.00	11/10/2027	$1,317,864.78
1/10/2023	$23,000,000.00	12/10/2027	$863,371.28
2/10/2023	$23,000,000.00	1/10/2028	$438,412.46
3/10/2023	$23,000,000.00	2/10/2028	$0
4/10/2023	$22,844,541.17	and thereafter

 F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate summary	3
Important Notice Regarding the Offered Certificates	10
Important Notice About Information Presented in This Prospectus	10
Summary of Terms	17
Risk Factors	57
Description of the Mortgage Pool	147
Transaction Parties	231
Credit Risk Retention	279
Description of the Certificates	292
The Mortgage Loan Purchase Agreements	323
The Pooling and Servicing Agreement	333
Use of Proceeds	431
Yield, Prepayment and Maturity Considerations	431
Material Federal Income Tax Consequences	442
Certain State, Local and Other Tax Considerations	454
ERISA Considerations	454
Legal Investment	463
Certain Legal Aspects of the Mortgage Loans	464
Ratings	486
Plan of Distribution (Underwriter Conflicts of Interest)	489
Incorporation of Certain Information by Reference	491
Where You Can Find More Information	491
Financial Information	491
Legal Matters	491
Index of Certain Defined Terms	492
Annex A	–	Certain Characteristics of the Mortgage
		Loans	A-1
Annex B	–	Significant Loan Summaries	B-1
Annex C	–	Mortgage Pool Information	C-1
Annex D	–	Form of Distribution Date Statement	D-1
Annex E-1	–	Sponsor Representations and
		Warranties	E-1-1
Annex E-2	–	Exceptions to Sponsor
		Representations and Warranties	E-2-1
Annex F	–	Class A-AB Scheduled Principal
		Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$581,367,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2018-C5
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2018-C5

Class A-1	$10,000,000
Class A-2	$41,000,000
Class A-3	$185,000,000
Class A-4	$208,766,000
Class A-AB	$23,000,000
Class X-A	$523,731,000
Class A-S	$55,965,000
Class B	$28,400,000
Class C	$29,236,000

PROSPECTUS

Citigroup

Cantor Fitzgerald & Co.

Co-Lead Managers and Joint Bookrunners

The Williams Capital Group, L.P.

Co-Manager

June , 2018